     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1999
                                                        REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                              MID-STATE BANCSHARES

          CALIFORNIA                         6712                  77-0442667
 (State or other jurisdiction         (Primary Standard         (I.R.S. Employer
              of                  Industrial Classification      Identification
incorporation or organization)              Code)                     No.)

                               1026 GRAND AVENUE
                        ARROYO GRANDE, CALIFORNIA 93420
                                 (805) 473-7700

               (Address, including zip code and telephone number,
             including area code, of registrant's principal office)

                                CARROL R. PRUETT
                            CHIEF EXECUTIVE OFFICER
                               1026 GRAND AVENUE
                        ARROYO GRANDE, CALIFORNIA 93420
                                 (805) 473-7700

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

         JOHN F. STUART, ESQ.                     LOREN P. HANSEN, ESQ.
           Reitner & Stuart                          Knecht & Hansen
   1730 K Street, N.W., Suite 1100             1301 Dove Street, Suite 900
        Washington, D.C. 20006                   Newport Beach, CA 92660
            (202) 466-2818                            (949) 851-8070

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO      AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
            BE REGISTERED                  REGISTERED            UNIT*               PRICE*         REGISTRATION FEE
Common Stock, no par value...........   1,420,000 shares         $33.50           $47,570,000           $13,225

* Estimated solely for the purposes of calculating the registration fee and calculated pursuant to Rule 457 and based on the average of the high and low sale prices for registrant's common stock on June 23, 1999.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        MID-STATE BANCSHARES PROSPECTUS
        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

FORM S-4 ITEM                                                               CAPTION OR LOCATION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of Registration Statement and Outside Front
             Cover page of Prospectus...........................  Outside front cover page; facing page

       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  WHERE YOU CAN FIND MORE INFORMATION; TABLE OF
                                                                    CONTENTS

       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
             Other Information..................................  RISK FACTORS

       4.  Terms of the Transactions............................  SUMMARY; THE MERGER; COMPARISON OF MID-STATE COMMON
                                                                    STOCK AND CITY COMMERCE BANK COMMON STOCK UNAUDITED
                                                                    PRO FORMA COMBINED

       5.  Pro Forma Financial Information......................  FINANCIAL INFORMATION

       6.  Material Contracts with the Company Being Acquired...  THE MERGER

       7.  Additional Information Required for Reoffering by
             Persons and Parties Deemed to be Underwriters......

       8.  Interests of Named Experts and Counsel...............  LEGAL MATTERS; EXPERTS

       9.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  *

      10.  Information with Respect to S-3 Registrants..........  INFORMATION ABOUT MID-STATE; WHERE YOU CAN GET MORE
                                                                    INFORMATION

                                                                  WHERE YOU CAN GET MORE INFORMATION

      11.  Incorporation of Certain Information by Reference....  *

      12.  Information with Respect to S-2 or S-3 Registrants...  *

      13.  Incorporation of Certain Information by Reference....  *

      14.  Information with Respect to Registrants Other Than
             S-3 or S-2 Registrants.............................  *

      15.  Information with Respect to S-3 Companies............

      16.  Information with Respect to S-2 or S-3 Companies.....  *

      17.  Information with Respect to Companies Other Than S-2
             or S-3 Companies...................................  SUMMARY; THE MEETING; INFORMATION ABOUT CITY COMMERCE
                                                                    BANK

      18.  Information if Proxies, Consents or Authorizations
             are to be Solicited................................  THE MEETING

      19. Information if Proxies, Consents or Authorizations are not to be Solicited, or in an Exchange Offer... *

--------------------------

*   Not applicable

                               [CCB LETTER HEAD]

                                                                          , 1999

Dear Shareholder:

    You are cordially invited to attend the 1999 annual meeting of shareholders
of City Commerce Bank, which will be held at       p.m. on       ,         ,
1999.

    As you have probably read, we have signed a merger agreement with Mid-State Bancshares and its subsidiary, Mid-State Bank. In the proposed merger, you will receive a fraction of a share of Mid-State Bancshares common stock for each share of City Commerce Bank common stock that you own. You will not incur federal income tax as a result of the merger, except with respect to cash you receive instead of fractional shares.

    City Commerce Bank's common stock is traded infrequently in the over the
counter market and on             , 1999 the stock closed at $      per share.
Mid-State's common stock is traded on the Nasdaq National Market under the
symbol "MDST" and on             , 1999 the stock closed at $      per share. If
for example $      was the "average closing price" (as defined in the merger
agreement) for Mid-State common stock, you would receive for each share of City
Commerce Bank that you own Mid-State common stock with a value equal to $      .
However, the exact exchange ratio depends on the performance of Mid-State's stock in the future and can not be presently determined.

    You should review "RISK FACTORS" beginning on page    before deciding how to
vote your shares.

    The most important issue on the agenda for the annual meeting will be a shareholder vote to approve the merger and the merger agreement. We believe the merger is in your best interests as shareholders and we hope you will support it. Information about the proposed merger is included in the enclosed proxy statement/prospectus. We will also be voting on the election of eight people to City Commerce Bank's board of directors to serve until the merger is completed or until the next annual meeting.

    Please give these proxy materials your careful attention. Your board of directors has unanimously approved the merger and recommends that you vote to approve it as well.

                                          Sincerely,
                                          Carl E. Lindros
                                          Chairman of the Board

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAVE APPROVED THIS TRANSACTION OR THE SHARES OF MID-STATE COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/ PROSPECTUS OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS             , 1999, AND IS
BEING MAILED TO CITY COMMERCE BANK SHAREHOLDERS ON OR ABOUT             , 1999.

                               CITY COMMERCE BANK
                            33 EAST CARRILLO STREET
                        SANTA BARBARA, CALIFORNIA 93101

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON              , 1999

                            ------------------------

    Notice is hereby given that the annual meeting of the shareholders of City
Commerce Bank, will be held at       p.m. on         ,         , 1999, at the
Downtown Office of City Commerce Bank, 33 East Carrillo Street, Santa Barbara, California 93101.

    At the annual meeting, you will be asked to consider and vote on the following:

    1. A proposal to approve the principal terms of the Agreement to Merge and Plan of Reorganization dated as of April 19, 1999 among City Commerce Bank, Mid-State Bancshares ("Mid-State") and Mid-State Bank (the "merger agreement"). Under the merger agreement,

       - City Commerce Bank will merge into Mid-State Bank, and Mid-State Bank will continue as the surviving bank,

       - Mid-State will remain the bank holding company for the surviving bank, and

       - you will become shareholders of Mid-State in accordance with the exchange ratio set forth in the merger agreement. You will receive a fraction of a share of Mid-State for each share of City Commerce Bank that you own prior to the merger, with cash paid in lieu of issuing fractional shares. The exchange ratio depends upon the performance of Mid-State common stock shortly before the closing of the merger.

    A copy of the merger agreement is attached as Appendix A to the proxy statement/prospectus.

    2. The election of eight persons to the board of directors. The following persons have been nominated:

William J. Blythe              Carl E. Lindros
Roger P. Duncan                John R. Mackall
Betty M. Hatch                 C. Brian O'Gorman
H. Edward Heron                Eloy U. Ortega

       In order to assist City Commerce Bank in complying with the agreement,
       director             has agreed to serve as a director of Mid-State and
       Mid-State Bank after the merger, and directors [William J. Blythe, Roger
       P. Duncan, Betty M. Hatch, H. Edward Heron, Carl E. Lindros, John R. Mackall, C. Brian O'Gorman and Eloy U. Ortega] have agreed to resign as directors of City Commerce Bank, effective upon the consummation of the merger. In the event that the merger is not consummated, the aforementioned persons will continue to serve as directors of City Commerce Bank for the period elected herein.

    3. Such other business as may properly come before the City Commerce Bank annual meeting or any adjournments or postponements thereof.

    The board of directors has fixed the close of business on             , 1999
as the record date for the determination of the shareholders entitled to have notice of and to vote at the City Commerce Bank annual meeting and any adjournments or postponements thereof.

    In the election of directors, the bylaws of City Commerce Bank provides as follows:

    "Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Corporation entitled to vote for the election of directors provided that a notice of intention to make nominations is made in the form and manner specified in this paragraph. Notice of intention to make any nominations other than by the Board of Directors shall be made in writing and shall be delivered or mailed to the President of the Corporation not less than twenty-one (21) days, nor more than sixty (60) days before the date of any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days notice of the meeting is given to shareholders, such notice of intention to nominate shall be mailed or delivered to the President of the Corporation not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the person making the nomination: (a) the name and address of the proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the person making the nominations, and (e) the number of shares of capital stock of the Corporation owned by said person. Nominations not made in accordance herewith may in discretion of the Chairman of the meeting be disregarded and upon the Chairman's instructions the inspector of election shall disregard all votes cast for each such nominee. A copy of this paragraph shall be set forth in a notice to shareholders of any meeting at which Directors are to be elected."

    Your board of directors recommends a vote "FOR" the merger and "FOR" the candidates who have been nominated.

    Your vote is very important. Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the annual meeting. Your proxy will be revocable, either in writing or by voting in person at the annual meeting, at any time prior to its exercise, by following the procedure described in the proxy statement/prospectus.

    If you would like to attend the City Commerce Bank annual meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the City Commerce Bank annual meeting, you must obtain from the nominee a proxy issued in your name.

                                          By Order of the Board of Directors,
                                          [SIGNATURE]
                                          --------------------------------------
                                          Carl E. Lindros
                                          CHAIRMAN OF THE BOARD

Santa Barbara, California
            , 1999

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE
  MERGER..............................          6
SUMMARY...............................          7
SELECTED CONSOLIDATED FINANCIAL
  DATA................................         13
  Mid-State...........................         14
  City Commerce Bank..................         15
SELECTED PROFORMA COMBINED FINANCIAL
  INFORMATION.........................         17
RISK FACTORS..........................         20
THE CITY COMMERCE BANK MEETING........         25
  General.............................         25
  Record Date.........................         25
  Revocability of Proxies.............         25
  Matters to be Considered............         25
PROPOSAL 1 THE MERGER.................         26
General...............................         26
Background and Reasons for the
  Merger..............................         26
Fairness Opinion of the Findley
  Group...............................         30
Exchange Ratio........................         34
Exchange Procedures...................         35
Regulatory Approvals Required.........         35
Management and Operations of Mid-State
  after the Merger....................         36
  Management..........................         36
  Operations..........................         37
NASDAQ Listing........................         37
Resales of Mid-State Common Stock.....         37
Federal Income Tax Consequences.......         37
Accounting Treatment..................         39
Dissenters' Rights....................         39
Benefits to Certain Officers and
  Directors of City Commerce Bank.....         40
The Merger Agreement..................         41
  Structure of the Merger.............         41
  Additional Agreements...............         42
  Treatment of Stock Options..........         42
  Conditions to the Merger............         42
  Nonsolicitation.....................         44
  Expenses............................         45
  Termination.........................         45
  Representation and Warranties.......         46
  Covenants...........................         46
  Amendment and Waiver................         46
Stock Option Agreement................         48
  Exercise of Stock Option............         48
  Termination of Stock Option.........         48
  Adjustment of Number of Shares
    Subject to Option.................         50
  Repurchase of Option Shares.........         50
  Registration Rights.................         50
  Effect of Stock Option Agreement....         50
UNAUDITED PRO FORMA COMBINED FINANCIAL
  STATEMENTS..........................         51
MID-STATE STOCK.......................         59
COMPARISON OF STOCK...................         59
Classification of Board of
  Directors...........................         59
Voting Rights.........................         60
Vote on Business Combinations.........         60
Number of Directors...................         61
Dividend Restrictions.................         61
Amendments to Articles of
  Incorporation and Bylaws............         62
Dissenters' Rights....................         62
Anti-Takeover Provisions..............         62
  Board of Directors..................         63
  Cumulative Voting...................         63
  Authorized Shares...................         63
  Shareholder Vote Required...........         63
  Amendment of Articles of
    Incorporation.....................         63
  Shareholder Nominations.............         64
Purpose and Takeover Defensive
  Effects.............................         64
INFORMATION ABOUT MID-STATE...........         65
General...............................         65
Mid-State Bank........................         65
Acquisitions..........................         65
Additional Information................         65
INFORMATION ABOUT CITY COMMERCE
  BANK................................         66
General...............................         66
Business Strategy.....................         66
Properties............................         67
Employees.............................         67
Competition...........................         67
Effect of Governmental Policies.......         68
Legal Proceedings.....................         68
CITY COMMERCE BANK-- MANAGEMENT
  DISCUSSION AND ANALYSIS OF RESULTS
  OF OPERATIONS AND FINANCIAL
  CONDITION...........................         69
Introduction..........................         69
Comparision of Results of Operation...         69
Net Income............................         69
Net Interest Income...................         69

Yields Earned and Rates Paid..........         71
Provision for Loan Losses.............         72
Non-interest Income...................         72
Income Taxes..........................         73
Analysis of Financial Condition.......         73
Securities Portfolio..................         74
Loan Portfolio........................         75
Allowance for Loan Losses.............         79
Funding...............................         81
Capital Resources.....................         82
Liquidity and Interest Rate
  Sensitivity.........................         84
Year 2000 Issue.......................         85
State of Readiness of City Commerce
  Bank................................         86
Impact of New Accounting
  Pronouncements......................         87
Impact of Inflation and Changing
  Prices..............................         87
PROPOSAL 2 ELECTION OF CITY COMMERCE
  BANK DIRECTORS......................         88
Board of Directors....................         88
The Board of Directors and
  Committees..........................         89
Compensation of Non-Executive
  Directors...........................         89
Executive Officers....................         90
Security Ownership of Certain
  Beneficial Owners and Management....         91
Executive Compensation................         92
Severance Agreements..................         95
Stock Option Plan.....................         96
401(k) Plan...........................         97
Salary Continuation Agreements........         97
Certain Relationships and Related
  Transactions........................         98
Market Price and Dividend
  Information.........................         99
Relationship with Independent Public
  Accountants.........................         99
OTHER BUSINESS........................        100
LEGAL MATTERS.........................        100
EXPERTS...............................        100
MORE INFORMATION......................        100
Financial Statements of City
  Commerce............................        F-1
Agreement to Merge and Plan of
Reorganization ......................  Appendix A
Fairness Opinion of The Findley
Group ...............................  Appendix B
Chapter 13 of California General
Corporation Law .....................  Appendix C

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY IS THIS MERGER PROPOSED?

A: City Commerce Bank is proposing this merger because its board of directors has concluded that this merger is in the best interest of its shareholders in that it affords greater value and liquidity in the stock. Further, the combined companies can offer City Commerce Bank's customers a broader array of services and products than City Commerce Bank could offer on its own.

Q: WHAT WILL I RECEIVE IN THIS MERGER?

A: Under the merger agreement, you will have the right to receive a fraction of a share of Mid-State common stock for each share of City Commerce Bank common stock that you own with the exchange ratio depending on the "average closing price" of Mid-State common stock shortly before the closing of the merger. On
      , 1999, Mid-State common stock closed at $      . If $      were the
"average closing price," you would receive       of a share of Mid-State for
each share which you owned.

Q: HOW DO I VOTE?

A: Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the City Commerce Bank annual meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. It is important therefore that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the merger agreement.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the annual meeting. If your shares are held in your name you may do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to City Commerce Bank at the address at the top of the City Commerce Bank notice of annual meeting. Third, you may attend the meeting and vote in person if you tell the Secretary that you want to cancel your proxy and vote in person. Simply attending the City Commerce Bank annual meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the City Commerce Bank annual meeting.

Q: SHOULD I SEND IN MY CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q: WHEN DO YOU EXPECT THIS MERGER TO BE COMPLETED?

A: We are working toward completing this merger as quickly as possible. We currently expect to complete this merger early in the fourth quarter of 1999.

Q: WHY HAVE YOU SENT ME THIS DOCUMENT AND WHO CAN HELP ANSWER MY QUESTIONS?

A: This proxy statement/prospectus contains important information regarding this proposed merger, as well as information about Mid-State and City Commerce Bank. It also contains important information about what the City Commerce Bank board of directors and management considered in evaluating this proposed merger. We urge you to read this proxy statement/prospectus carefully, including its appendices. You may also want to review the documents listed under "WHERE YOU
CAN FIND MORE INFORMATION" on page       .

If you have more questions about the merger or the annual meeting, you should contact:

FOR MID-STATE:
Mr. James G. Stathos
Mid-State Bancshares
1026 Grand Avenue
Arroyo Grande, California 93420
(805) 473-7700

FOR CITY COMMERCE BANK:
Mr. Eloy Ortega
City Commerce Bank
33 East Carrillo Street
Santa Barbara, California 93101
(805) 963-5871

                                    SUMMARY

    This brief summary, together with the "Questions and Answers" on the preceding page, highlights selected information from the proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus and the other documents to which we refer to understand
fully the merger. See "WHERE YOU CAN FIND MORE INFORMATION" on page   . Each
item in this summary refers to the page where that subject is discussed in more detail.

THE MERGER (PAGE   AND APPENDIX A)

    We have attached the merger agreement as Appendix A at the back of this proxy statement/ prospectus. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

    In the merger, Mid-State Bank will be the surviving bank and Mid-State will remain as the bank holding company for Mid-State Bank. The separate existence of City Commerce Bank will end with the merger.

INFORMATION REGARDING THE PARTIES TO THE MERGER (PAGES   AND   )

   MID-STATE BANCSHARES
    1026 Grand Avenue
    Arroyo Grande, California 93420
    (805) 473-7700
    http://www.midstatebank.com

    Mid-State is a California corporation incorporated November 12, 1996 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Mid-State operates Mid-State Bank which is its wholly-owned subsidiary. At March 31, 1999, Mid-State had total consolidated assets of $1.22 billion, consolidated deposits of $1.07 billion, and consolidated shareholders' equity of $136.23 million.

    Mid-State Bank is a California state-chartered bank headquartered in Arroyo Grande, California, which commenced operations on June 12, 1961. Mid-State Bank currently operates 28 banking offices on the Central Coast of California.

    SEE, "INFORMATION ABOUT MID-STATE" AT PAGE   FOR ADDITIONAL INFORMATION
ABOUT MID-STATE. ALSO, SUBSTANTIAL INFORMATION ABOUT MID-STATE, INCLUDING FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS THEREOF, ARE INCLUDED IN ITS FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 AND IN ITS FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1999. THESE REPORTS ARE INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS. IF YOU WANT TO OBTAIN COPIES OF THESE DOCUMENTS OR OTHER INFORMATION CONCERNING MID-STATE, PLEASE SEE "WHERE YOU
CAN FIND MORE INFORMATION" AT PAGE   .

   CITY COMMERCE BANK
    33 East Carrillo Street
    Santa Barbara, California 93101
    (805) 563-5871

    City Commerce Bank is a California community bank headquartered in Santa Barbara, California. In addition to its headquarters, City Commerce Bank maintains three branch offices in Santa Barbara and Ventura Counties. City Commerce Bank emphasizes community-based banking, with emphasis on both business and individual customers. It serves small-to-medium size businesses, professionals, retired individuals and residents, as well as businesses and real estate owners and developers primarily throughout Santa Barbara and Ventura Counties. Most of its loans are secured by real estate. At March 31, 1999, City Commerce Bank had total assets of $149.5 million, deposits of $130.9 million, and shareholders' equity of $17.3 million.

    SUBSTANTIAL INFORMATION ABOUT CITY COMMERCE BANK, INCLUDING FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS THEREOF, ARE INCLUDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. SEE, "INFORMATION ABOUT CITY
COMMERCE BANK" AT PAGE   AND "FINANCIAL STATEMENTS OF CITY COMMERCE BANK" AT
PAGE   .

YOU WILL RECEIVE SHARES OF MID-STATE COMMON STOCK IN THE MERGER (PAGE   )

    When the merger is completed, you will receive a fraction of a share of Mid-State common stock for each share of City Commerce Bank common stock that you hold when the merger closes with the exchange ratio depending on the "average closing price" of Mid-State common stock. Cash will be paid instead of fractional shares.

    "Average closing price" means the average daily closing price of Mid-State common stock during the 20 trading days that Mid-State's stock trades ending on the fifth trading day immediately before the effective day of the merger.

    If the "average closing price" is between $26.60 and $30.91, the exchange ratio will be .7791 of a share of Mid-State common stock for each share of City Commerce Bank common stock. For example, if the "average closing price" was within that range and you hold 110 shares of City Commerce Bank common stock at the closing of the merger, you will have the right to receive 85.701 shares of Mid-State common stock in the merger. Since cash will be paid instead of fractional shares, you would only receive 85 shares of Mid-State common stock and a check in an amount equal to .701 of a share multiplied by the "average closing price" of Mid-State stock. Subject to such assumptions and based on the
number of shares of City Commerce Bank common stock outstanding on             ,
1999, Mid-State would issue approximately             shares of Mid-State common
stock in the merger, representing approximately       % of the number of shares
of Mid-State common stock that will be outstanding after the merger.

    If the "average closing price" is more than $30.91, the exchange ratio will
be reduced. YOU SHOULD BE AWARE THAT MID-STATE COMMON STOCK CLOSED AT $      ON
      , 1999. The reduced exchange ratio would be determined by:

    - dividing $30.91 by the "average closing price", and

    - multiplying such product by .7791.

For example, if the "average closing price" were $33.00, you would receive .7298 of a share of Mid-State common stock for each share of City Commerce Bank common stock, and not .7791.

    If the "average closing price" is less than $26.60, several alternatives may occur:

    - the exchange ratio may remain at .7791, or

    - Mid-State may increase the exchange ratio so that it would then be calculated by dividing $20.72 by the "average closing price", or

    - if Mid-State does not increase the exchange ratio, City Commerce Bank will have the right to terminate the merger, subject to certain rights of City Commerce Bank or Mid-State to reinstate the merger.

    Because the price of Mid-State common stock fluctuates, you will not know the value of the shares of Mid-State common stock which you will receive in the merger when you vote. The market value of Mid-State shares at the time of the merger could be higher or lower than the current market value.

COMPARATIVE MARKET PRICE DATA

    Mid-State common stock is listed and traded on the Nasdaq National Market under the symbol "MDST." City Commerce Bank common stock is traded infrequently in the over the counter market and quoted on the Electronic Bulletin Board under the symbol "CIBS." The following table sets forth historical per share market value for Mid-State common stock and City Commerce Bank common stock based on the last sales prices and the equivalent market values for City Commerce Bank common stock on:

    - April 16, 1999, the last trading day before public announcement of the merger, and

    - , the most recent date before the mailing of this proxy statement/prospectus.

                                                                HISTORICAL MARKET PRICE
                                                              ----------------------------  CITY COMMERCE EQUIVALENT
                                                               MID-STATE    CITY COMMERCE    PRO FORMA MARKET VALUE
                                                              -----------  ---------------  -------------------------
April 16, 1999..............................................   $   27.67      $   17.50             $   21.56
         1999...............................................

    Mid-State cannot assure you that actual stock prices for its common stock will be equal to or greater than the prices shown in the table at the time of the merger or at any time after the completion of the merger. In the merger, City Commerce Bank will be merged into Mid-State Bank and there will be no further public market for City Commerce Bank common stock after the merger.

LISTING OF YOUR STOCK (PAGE   )

    Mid-State will list the shares of its common stock to be issued in the merger on the Nasdaq National Market.

COMPARISON OF YOUR RIGHTS AS A SHAREHOLDER (PAGE   )

    There are differences between your rights as a shareholder of City Commerce Bank and the rights you will have as a shareholders of Mid-State. Among them are differences in:

    - a "classified" board of directors with only 1/3 of the directors being elected annually;

    - voting for directors and the right to remove directors;

    - the right and power to amend charter provisions; and

    - certain anti-takeover charter provisions.

THE MERGER WILL BE TAX-FREE TO YOU (PAGE   )

    The merger will be tax-free to City Commerce Bank shareholders for federal income tax purposes, except for taxes on cash received for a fractional share. The merger will also be tax-free to Mid-State, Mid-State Bank and City Commerce Bank for federal income tax purposes. However, because tax matters are complicated, and tax results may vary among shareholders, we urge you to contact your own tax advisor to understand fully how the merger will affect you.

DIVIDENDS AFTER THE MERGER (PAGE   )

    City Commerce Bank generally has followed a policy of paying annual stock dividends. Of course, this will cease at the conclusion of the merger since the separate existence of City Commerce Bank will end.

    Mid-State recently adopted a policy of paying quarterly cash dividends with record dates approximating the last day of the calendar quarter. The payable date for the dividend generally occurs in the month following. In January and April 1999, Mid-State paid $0.12 per share cash dividends and has announced a $0.12 per share cash dividend payable to shareholders of record on June 30, 1999. Mid-State is likely to declare a quarterly cash dividend with approximately a September 30, 1999 record date with the dividend payable in October. Because the merger will not be effective by the anticipated record date in September, the dividend will not be paid on shares of Mid-State common stock issued in the merger to City Commerce Bank shareholders. Shareholders of City Commerce Bank will first participate in the Mid-State dividend when, and if declared, at the end of December 1999.

    Mid-State expects to pay cash dividends at the same general level but may change that policy based on business conditions, its financial condition and earnings or other factors.

OUR BOARD RECOMMENDS THAT YOU APPROVE THE MERGER (PAGE   )

    City Commerce Bank's board of directors believes that the merger is in your best interest and that of City Commerce Bank. City Commerce Bank believes that it must grow in order to compete with larger, more efficient financial institutions within its marketplace. The need has become more acute with recent consolidations in the banking industry. New regulatory requirements and competition from larger banks will make the future more difficult for relatively small banks like City Commerce Bank. At this time, the board of directors believes the merger represents a better opportunity for City Commerce Bank's shareholders than pursuing a strategy of increasing the business on its own. The board of directors has unanimously approved the merger agreement and recommends that you vote:

    - FOR the merger and the merger agreement; and

    - FOR the election of all City Commerce Bank nominees as directors of City Commerce Bank.

FINANCIAL ADVISOR GIVES OPINION THAT CONSIDERATION IS FAIR TO YOU (PAGE   AND
  APPENDIX B)

    In deciding to approve the merger, City Commerce Bank's board of directors considered the opinion of its financial advisor, The Findley Group, dated as of
April 19, 1999 and confirmed on             , 1999, as to the fairness of the
merger consideration to City Commerce Bank's shareholders from a financial point of view. This opinion is attached as Appendix B to this proxy statement/ prospectus. We encourage you to read this opinion carefully. The Findley Group was paid $10,000 for providing its opinion.

ANNUAL MEETING TO BE HELD ON             , 1999 (PAGE   )

    The annual meeting of City Commerce Bank shareholders will be held at
      p.m. on             , 1999 at the Downtown Office of City Commerce Bank,
33 East Carrillo Street, Santa Barbara, California 93101. At the annual meeting, you will be asked to vote to approve the merger and to elect directors for City Commerce Bank.

RECORD DATE SET AT             , 1999; MAJORITY VOTE OF OUTSTANDING SHARES
  VOTING AT THE MEETING REQUIRED

    You may vote at the annual meeting if you owned City Commerce Bank common
stock at the close of business on             , 1999. As of that date, there
were             shares of City Commerce Bank common stock outstanding and
entitled to vote at the meeting. Approval of the merger agreement requires that a majority of the outstanding shares of City Commerce Bank common stock vote in favor.

CERTAIN SHAREHOLDERS HAVE AGREED TO VOTE IN FAVOR OF THE MERGER (PAGE   )

    The directors of City Commerce Bank, who are entitled to vote about   % of
City Commerce Bank's outstanding shares of common stock, have entered into director agreements with Mid-State. These agreements provide that the directors will vote their shares of City Commerce Bank common stock in favor of the merger.

    The directors entered into these agreements in order to induce Mid-State to enter into the merger agreement. The director agreements could discourage other companies from trying to acquire City Commerce Bank.

YOU MAY EXERCISE DISSENTERS' RIGHTS (PAGE   AND APPENDIX C)

    If you follow certain procedures, you have the right to exercise dissenters' rights in the merger and receive payment in cash of the "fair market value" of your shares of City Commerce Bank common stock. For this purpose, City Commerce Bank's board of directors has determined that "fair market value" is $17.50 per share, which was the closing price for City Commerce Bank common stock on April 16, 1999, the last trading day before the announcement of the merger. The procedures which you must follow to exercise your dissenters' rights are in Chapter 13 of the California General Corporation Law. We have attached Chapter 13 as Appendix C.

MID-STATE TO USE POOLING ACCOUNTING TREATMENT (PAGE   )

    Mid-State will account for the merger as a pooling-of-interest for financial reporting purposes.

BENEFITS TO CERTAIN OFFICERS AND DIRECTORS IN THE MERGER (PAGE   )

    When considering the recommendation of the City Commerce Bank board of directors, you should be aware that some City Commerce Bank directors and officers have interests in the merger that differ from the interests of other City Commerce Bank shareholders. These interests include:

-- one current director of City Commerce Bank will continue as a director of Mid-State and Mid-State Bank;

-- certain officers have pre-existing severance, stock option and salary continuation agreements which will become fully vested as a result of the merger; and

-- directors and officers have continuing insurance protection under the existing directors' and officers' liability insurance.

    The City Commerce Bank board of directors was aware of these interests and considered them before approving the merger agreement.

THINGS WE MUST DO FOR THE MERGER TO OCCUR (PAGE       )

    Completion of the merger is subject to various conditions, including:

    --  approval of the merger agreement by the City Commerce Bank shareholders;

    -- receipt of all governmental and other consents and approvals that are necessary to permit completion of the merger; and

    --  other usual conditions.

Certain of these conditions to the merger may be waived by Mid-State or City Commerce Bank, as applicable.

REGULATORY APPROVALS WE MUST OBTAIN FOR THE MERGER (PAGE   )

    We cannot complete the merger unless it is approved by the California Department of Financial Institutions and the Federal Deposit Insurance Corporation. Mid-State Bank has filed applications with these regulators seeking approval.

    Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

WE EXPECT THE MERGER TO OCCUR IN FOURTH QUARTER OF 1999 (PAGE       )

    The merger will occur shortly after all of the conditions to its completion have been satisfied. We currently anticipate that the merger will occur early in the fourth quarter of 1999 and probably in the month of October.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time prior to the effective time of the merger:

    --  by mutual consent of Mid-State and City Commerce Bank;

    -- by Mid-State or City Commerce Bank if any material breach or default by the other party is not cured within 20 business days after notice thereof;

    -- by Mid-State or City Commerce Bank if any governmental or regulatory consent is not obtained by September 30, 1999 or if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the merger agreement unless, within 20 business days after such denial or refusal, all parties agree to resubmit the application to the regulatory authority that has denied or refused to grant the approval, consent or qualification requested;

    -- by City Commerce Bank if any of the conditions to its performance of the merger agreement shall not have been met, or by Mid-State if any of the conditions to its performance of the merger agreement shall not have been met, by September 30, 1999, or such earlier time as it becomes apparent that such conditions shall not be met;

    -- by Mid-State if City Commerce Bank shall have failed to act or refrained from doing any "competing transaction" (as defined in the merger agreement);

    -- by Mid-State if it elects not to consummate the merger because it enters into a transaction to be acquired by another financial institution; or

    -- by City Commerce Bank if the "average closing price" is less than $26.60 and if Mid-State has failed to notify City Commerce Bank of its election to fix the purchase price at $20.72, provided, however that if City Commerce Bank elects to so terminate, Mid-State has the right to reinstate the merger agreement by adjusting the exchange ratio to provide shareholders of City Commerce Bank a price in Mid-State common stock equal to $20.72 (as a result the exchange ratio shall then be calculated by dividing $20.72 by the "average closing price").

STOCK OPTION AGREEMENT BETWEEN MID-STATE AND CITY COMMERCE BANK AND OTHER
  PAYMENTS (PAGES   AND       )

    When we signed the merger agreement we also signed a stock option agreement. Under the stock option agreement, City Commerce Bank gave Mid-State an option to purchase, under certain circumstances, up to 325,884 shares of City Commerce Bank common stock representing approximately 19.9% of the outstanding shares of City Commerce Bank common stock. Mid-State has the right to purchase the shares for $17.00 per share. Any purchase of shares pursuant to the option must be in compliance with applicable law.

    City Commerce Bank agreed to grant the option to Mid-State in order to induce Mid-State to enter into the merger agreement and to protect Mid-State if the merger is not completed. The option could have the effect of discouraging other companies from trying to acquire City Commerce Bank and, therefore, may make the merger more likely to occur.

    In addition to the stock option, certain cash payments may be made under the merger agreement in the event that a party terminates the merger agreement in certain situations.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                                  OF MID-STATE

    The following selected consolidated financial data with respect to Mid-State's consolidated statements of financial position as of December 31, 1998 and 1997 and its consolidated statements of income for the years ended December 31, 1998, 1997 and 1996, have been derived from the audited consolidated financial statement of Mid-State which are incorporated by reference into this proxy statement/prospectus. The selected consolidated financial data with respect to Mid-State's consolidated statements of financial position as of December 31, 1996, 1995 and 1994 and its consolidated statements of income for the years ended December 31, 1995 and 1994 have been derived from the audited consolidated financial statements of Mid-State which are not incorporated by reference herein.

SELECTED CONSOLIDATED FINANCIAL DATA--MID-STATE BANCSHARES

                                               YEAR-TO-DATE
                                        --------------------------
                                          MAR. 31,      MAR. 31,
(IN THOUSANDS, EXCEPT PER SHARE DATA)       1999          1998        1998       1997       1996       1995       1994
--------------------------------------  ------------  ------------  ---------  ---------  ---------  ---------  ---------
RESULTS OF OPERATIONS
Interest Income (not taxable
  equivalent).........................   $   21,315    $   21,279   $  86,960  $  82,276  $  75,416  $  74,041  $  68,533
Interest Expense......................        5,712         6,511      25,992     25,560     24,150     23,685     19,716
                                        ------------  ------------  ---------  ---------  ---------  ---------  ---------
Net Interest Income...................       15,603        14,768      60,968     56,716     51,266     50,356     48,817
Provision for Loan Losses.............           --           150         300         30        227        875      2,790
                                        ------------  ------------  ---------  ---------  ---------  ---------  ---------
Net Interest Income after provision
  for loan losses.....................       15,603        14,618      60,668     56,686     51,039     49,481     46,027
Non-interest income...................        3,710         4,168      22,881     16,460     15,819     14,720     13,338
Non-interest expense..................       11,864        12,456      55,529     50,888     53,842     60,142     66,024
                                        ------------  ------------  ---------  ---------  ---------  ---------  ---------
Income before income taxes............        7,449         6,330      28,020     22,258     13,016      4,059     (6,659)
Provision for income taxes............        2,270         2,262       9,000      4,616      5,138        210      1,475
                                        ------------  ------------  ---------  ---------  ---------  ---------  ---------
Net Income............................   $    5,179    $    4,068   $  19,020  $  17,642  $   7,878  $   3,849  $  (8,134)
                                        ------------  ------------  ---------  ---------  ---------  ---------  ---------
                                        ------------  ------------  ---------  ---------  ---------  ---------  ---------
PER SHARE:
Net Income--basic.....................   $     0.51    $     0.41   $    1.90  $    1.77  $    0.79  $    0.39  $   (0.83)
Net Income--diluted...................   $     0.51    $     0.40   $    1.88  $    1.76  $    0.79  $    0.39  $   (0.83)
Weighted average shares for Basic
  E.P.S. calculation..................       10,082         9,994      10,031      9,965      9,948      9,900      9,779
Weighted average shares for Diluted
  EPS calculation.....................       10,129        10,078      10,098     10,049      9,989      9,934      9,810
Cash dividends........................         0.12          0.09        0.31       0.18       0.10       0.03       0.09
Book value at year-end................        13.49         11.78       13.27      11.43       9.76       9.20       7.79
Ending Shares (adjusted for stock
  dividends)..........................       10,096         9,997      10,078      9,980      9,962      9,938      9,867
BALANCE SHEET (AT END OF PERIOD)
Cash and cash equivalents.............   $   60,343    $   82,839   $  66,761  $  92,180  $  91,036  $  87,631  $  91,758
Investments and Fed Funds Sold........      560,833       506,545     568,535    499,542    450,636    394,092    317,816
Loans, net of deferred fees, before
  allowance...........................      551,438       539,317     551,780    540,878    509,020    480,362    515,135
Allowance for Loan & Lease Losses.....      (12,435)      (13,459)    (12,901)   (13,366)   (13,141)   (14,144)   (15,629)
Other assets..........................       61,756        65,981      60,781     67,111     76,277     95,061    115,861
                                        ------------  ------------  ---------  ---------  ---------  ---------  ---------
  Total Assets........................   $1,221,935    $1,181,223   $1,234,956 $1,186,345 $1,113,828 $1,043,002 $1,024,941
                                        ------------  ------------  ---------  ---------  ---------  ---------  ---------
                                        ------------  ------------  ---------  ---------  ---------  ---------  ---------
Non-interest bearing deposits.........   $  201,476    $  199,841   $ 224,516  $ 212,077  $ 189,578  $ 169,938  $ 164,780
Interest bearing deposits.............      865,778       853,770     864,159    851,269    811,425    767,940    767,523
Other borrowings......................        4,715         4,456       3,049      4,494      7,424      5,589      8,992
Other liabilities.....................       13,733         5,346       9,508      4,476      8,205      8,057      6,762
Capital Accounts......................      136,233       117,810     133,724    114,029     97,196     91,478     76,884
                                        ------------  ------------  ---------  ---------  ---------  ---------  ---------
  Total Liabilities and Shareholders'
    equity............................   $1,221,935    $1,181,223   $1,234,956 $1,186,345 $1,113,828 $1,043,002 $1,024,941
                                        ------------  ------------  ---------  ---------  ---------  ---------  ---------
                                        ------------  ------------  ---------  ---------  ---------  ---------  ---------
ASSET QUALITY
  Non-accrual loans...................        1,450         1,681       1,899      3,467      4,619     14,114     26,089
  Loans past due 90 days or more......        1,686         1,066       4,399        663      2,801      2,048      5,531
  Other real estate owned.............          206         3,242         259      3,480      7,838     11,814     15,123
                                        ------------  ------------  ---------  ---------  ---------  ---------  ---------
  Total non performing assets.........        3,342         5,989       6,557      7,610     15,258     27,976     46,743
FINANCIAL RATIOS
For the year:
  Return on assets....................         1.71%         1.42%       1.59%      1.57%      0.74%      0.38%     (0.78)%
  Return on equity....................       15.56%        14.35%       15.35%     16.67%      8.35%      4.53%     (9.19)%
  Net interest margin (not taxable
    equivalent).......................        5.68%         5.74%        5.69%      5.72%      5.62%      5.94%      5.66%
  Net loan losses (recoveries) to avg.
    loans.............................        0.35%         0.01%        0.14%     (0.04%      0.30%      0.48%      1.84%
  Efficiency ratio....................        61.4%         65.8%        66.2%      69.5%      80.3%      92.4%     106.2%
At period end:
  Equity to average assets (leverage
    ratio)............................        10.8%          9.8%        10.5%       9.5%       8.6%       8.6%       8.3%
  Tier One capital to risk-adjusted
    assets............................        17.2%         15.4%        16.7%      14.9%      13.7%      13.1%      12.3%
  Total capital to risk-adjusted
    assets............................        18.5%         16.6%        17.9%      16.0%      15.0%      14.3%      13.5%
  Loan loss allowance to loans,
    gross.............................         2.3%          2.5%         2.3%       2.5%       2.6%       2.9%       3.0%
  Non-accrual loans to total loans,
    gross.............................         0.3%          0.3%         0.3%       0.6%       0.9%       2.9%       5.1%
  Non performing assets to total
    assets............................         0.3%          0.5%         0.5%       0.6%       1.4%       2.7%       4.6%
  Allowance for loan losses to non
    performing loans..................         397%          490%         205%       324%       177%        88%        49%

                   CITY COMMERCE BANK SELECTED FINANCIAL DATA

    The following table presents selected historical financial data, including per share information, for City Commerce Bank. The following financial data should be read in conjunction with the financial statements of City Commerce Bank included in this proxy statement/prospectus.

                                             PERIOD ENDED
                                              MARCH 31,                          YEAR ENDED DECEMBER 31,
                                        ----------------------  ----------------------------------------------------------
                                           1999        1998        1998        1997        1996        1995        1994
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                             (UNAUDITED)           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
RESULTS OF OPERATIONS
Interest income.......................  $    3,102  $    2,869  $   11,922  $   10,815       9,801  $   10,299  $    9,070
Interest expense......................         943         911       3,449       3,500       2,918       3,008       2,292
Net interest income...................       2,159       1,958       8,473       7,315       6,883       7,291       6,778
Provision (credit) for loan and lease
  losses..............................          15          --          --          75        (220)        150        (150)
Other income..........................         225         366       1,855       1,374       1,484       1,749       1,891
Other expenses........................       1,599       1,797       6,777       6,786       6,754       7,129       6,980
Net income............................         456         330       1,975       1,224       1,303       1,279       1,477

BALANCE SHEET (END OF PERIOD)
Total assets..........................  $  149,578  $  134,499  $  154,370  $  136,860  $  126,842  $  115,518  $  113,349
Total loans...........................     121,471      96,790     123,701     102,797      91,398      81,242      72,968
Allowance for loan and lease losses...       1,567       1,698       1,540       1,699       1,420       1,654       1,627
Nonperforming loans(1)................         136         405         129         472         716         578       1,981
Other real estate owned...............          --       1,708          --       1,708          --          --          --
Total deposits........................     130,943     115,813     135,804     118,632     111,460     101,494     100,899
Shareholders' equity..................      17,302      16,474      17,367      16,058      14,830      13,422      11,586

BALANCE SHEET (PERIOD AVERAGE)
Total assets..........................  $  148,883  $  134,384  $  134,468  $  129,876  $  118,589  $  110,176  $  110,359
Total loans...........................     120,906     100,470     100,250      94,999      80,552      75,482      71,080
Earning assets........................     136,380     122,862     122,322     118,384     107,076      98,482      97,533
Total deposits........................     129,926     116,051     115,165     105,726     103,735      96,465      98,516
Stockholders' equity..................      17,230      16,559      17,113      15,591      14,227      12,812      11,008
Average stockholders' equity/ average
  assets..............................       11.57%      12.32%      12.73%      12.00%      12.00%      11.63%       9.97%

CAPITAL RATIOS
Leverage ratio........................       11.51%      12.00%      11.17%      11.58%      11.45%      11.67%       9.97%
Tier 1 risk-based capital.............       12.36%      13.55%      12.19%      12.94%      13.17%      13.83%      13.68%
Total risk-based capital..............       13.49%      14.98%      13.28%      14.35%      14.47%      14.99%      14.93%

ASSET QUALITY RATIOS
Nonperforming loans/total loans(1)....        0.11%       0.42%       0.10%       0.46%       0.78%       0.71%       2.71%
Nonperforming assets/total
  assets(2)...........................        0.09%       1.57%       0.08%       1.59%       0.56%       0.50%       1.74%
Allowance for loan losses/
  nonperforming loans.................       1,152%        419%      1,194%        360%        198%        286%         82%
Allowance of loan losses/total
  loans...............................        1.29%       1.75%       1.24%       1.65%       1.55%       2.04%       2.23%

                                      FOR THE PERIOD
                                          ENDED
                                        MARCH 31,                          YEAR ENDED DECEMBER 31,
                                  ----------------------  ----------------------------------------------------------
                                     1999        1998        1998        1997        1996        1995        1994
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                       (UNAUDITED)           (DOLLARS IN THOUSAND, EXCEPT PER SHARE INFORMATION)
PERFORMANCE RATIOS
Return on average assets........        1.23%       0.98%       1.47%       0.94%       1.10%       1.16%       1.34%
Return on average equity........       10.53%       7.97%      11.54%       7.85%       9.16%       9.98%      13.42%
Net interest margin(3)..........        6.33%       6.37%       6.93%       6.18%       6.42%       7.11%       6.72%
Net interest spread(4)..........        5.27%       5.18%       5.72%       4.64%       5.28%       6.01%       5.96%
Average total loans to average
  deposits......................       93.06%      86.57%      87.05%      89.85%      77.65%      78.25%      72.15%
Efficiency ratio(5).............       67.06%      77.36%      67.04%      78.10%      80.72%      78.86%      80.52%

PER SHARE INFORMATION
Basic earnings(6)...............  $     0.28  $     0.19  $     1.17  $     0.73        0.80        0.79        0.92
Diluted earnings(7).............  $     0.27  $     0.19  $     1.14  $     0.68        0.77        0.78        0.92
Stock dividends declared........          --          --       10.00%       5.00%      10.00%      10.00%      10.00%
Dividend payout ratio(8)........          --          --          --          --          --          --          --
Common shares outstanding at
  period end(9).................   1,633,301   1,546,110   1,663,795   1,505,543   1,430,870   1,272,501   1,149,823
Weighted average common shares
  outstanding
  --Basic.......................   1,646,749   1,696,834   1,689,724   1,671,076   1,638,253   1,609,765   1,606,935
Weighted average common shares
  outstanding
  --Diluted.....................   1,693,084   1,763,389   1,735,302   1,791,465   1,684,884   1,646,687   1,607,420

------------------------

(1) Nonperforming loans consist of loans on nonaccrual and loans past due 90 days or more.

(2) Nonperforming assets consist of nonperforming loans and other real estate owned.

(3) Net interest margin is net interest income expressed as a percentage of average total interest-earning assets.

(4) Net interest spread is the difference between the yield on average total interest-earning assets and cost of average total interest-bearing liabilities.

(5) The efficiency ratio is the ratio of noninterest expense to the sum of net interest income before provision for loan losses and total noninterest income.

(6) Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period.

(7) Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into the common stock or resulted in the issuance of common stock that then shared in earnings.

(8) The dividend payout ratio consists of the cash dividends declared per share of common stock divided by basic earnings per share of common stock.

(9) Based on shares outstanding at period end, excluding shares issuable upon exercise of outstanding options. Shares outstanding at period end do not reflect adjustment for subsequent stock dividends.

                SELECTED PROFORMA COMBINED FINANCIAL INFORMATION

    The following selected unaudited pro forma combined financial information has been prepared to reflect the effects of the merger on the historical results of Mid-State. The pro forma combined financial information set forth below is unaudited and not necessarily indicative of the results that will occur in the future. The information has been prepared in anticipation of the merger being accounted for as a pooling-of-interest under generally accepted accounting principles. Consequently, the financial information of City Commerce Bank and Mid-State have been combined as if they were historically one unit. Weighted average shares outstanding of the pro forma combined institution assume an exchange ratio of 0.7791 shares of Mid-State common stock for each share of City Commerce Bank common stock. THE ACTUAL EXCHANGE RATIO MAY BE HIGHER OR LOWER.

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                                                AT OR FOR THE PERIOD
                                                  ENDED, MARCH 31,              AT OR FOR THE YEAR ENDED,
                                             --------------------------  ----------------------------------------
                                                 1999          1998          1998          1997          1996
                                             ------------  ------------  ------------  ------------  ------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
Interest income............................  $     24,417  $     24,148  $     98,882  $     93,091  $     85,217
Interest expense...........................         6,655         7,422        29,441        29,060        27,068
                                             ------------  ------------  ------------  ------------  ------------
Net interest income........................        17,762        16,726        69,441        64,031        58,149
Provision for loan losses..................            15           150           300           105             7
                                             ------------  ------------  ------------  ------------  ------------
Net interest income after provision for
  loan losses..............................        17,747        16,576        69,141        63,926        58,142
Non-interest income........................         3,935         4,534        24,736        17,834        17,303
Non-interest expense.......................        13,463        14,253        62,306        57,674        60,596
                                             ------------  ------------  ------------  ------------  ------------
Income before income taxes.................         8,219         6,857        31,571        24,086        14,849
Provision for income taxes.................         2,584         2,459        10,576         5,220         5,668
                                             ------------  ------------  ------------  ------------  ------------
Net income.................................  $      5,635  $      4,398  $     20,995  $     18,866  $      9,181
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Net income per share--basic................  $       0.50  $       0.39  $       1.85  $       1.67  $       0.82

Net income per share--diluted..............  $       0.49  $       0.38  $       1.83  $       1.65  $       0.81
Weighted average shares
  outstanding--basic.......................        11,365        11,316        11,348        11,267        11,224

Weighted average shares
  outstanding--diluted.....................        11,448        11,452        11,450        11,444        11,303

BALANCE AT PERIOD END:
Total assets...............................     1,371,513     1,315,722     1,389,326     1,323,205     1,240,670
Total loans, net...........................       658,907       620,950       661,040       628,610       585,857
Total deposits.............................     1,198,197     1,169,424     1,224,479     1,181,978     1,112,463
Other borrowings...........................         4,715         4,456         3,049         4,495         7,424
Total Shareholders' equity.................       151,441       134,284       151,091       130,087       112,026

Book value per share at period-end.........  $      13.20  $      11.65  $      13.17  $      11.50  $       9.99
Shares assumed outstanding for book
  value....................................        11,470        11,525        11,474        11,308        11,217

SELECTED STATISTICS:
Return on average total assets.............          1.66%         1.38%         1.58%         1.50%         0.78%
Return on average common shareholders
  equity...................................         15.11%        13.49%        14.93%        15.58%         8.46%
Average equity to average total assets.....          11.0%         10.2%         10.6%          9.6%          9.2%

REGULATORY CAPITAL RATIOS:
Leverage ratio.............................          10.9%         10.0%         10.7%          9.7%          8.9%
Tier 1 risk based capital ratio............          16.5%         15.2%         16.1%         14.7%         13.7%
Total risk based capital ratio.............          17.8%         16.4%         17.4%         15.8%         15.0%

                                                                                    MID-        CITY       PRO FORMA
PER COMMON SHARE                                                                    STATE     COMMERCE     COMBINED
--------------------------------------------------------------------------------  ---------  -----------  -----------
NET INCOME
  For the quarter ended March 31,
  1999 - Basic..................................................................  $    0.51   $    0.28    $    0.50
        Diluted.................................................................  $    0.51   $    0.27    $    0.49
  1998 - Basic..................................................................  $    0.41   $    0.19    $    0.39
        Diluted.................................................................  $    0.40   $    0.19    $    0.38
  For the year ended December 31,
  1998 - Basic..................................................................  $    1.90   $    1.17    $    1.85
        Diluted.................................................................  $    1.88   $    1.14    $    1.83
  1997 - Basic..................................................................  $    1.77   $    0.73    $    1.67
        Diluted.................................................................  $    1.76   $    0.68    $    1.65
  1996 - Basic..................................................................  $    0.79   $    0.80    $    0.82
        Diluted.................................................................  $    0.79   $    0.77    $    0.81

CASH DIVIDENDS
  For the quarter ended March 31,
  1999 -........................................................................  $    0.12   $      --    $    0.11
  1998 -........................................................................  $    0.09   $      --    $    0.08
  For the year ended December 31,
  1998 -........................................................................  $    0.31   $      --    $    0.28
  1997 -........................................................................  $    0.18   $      --    $    0.16
  1996 -........................................................................  $    0.10   $      --    $    0.09

BOOK VALUE
  As of March 31, 1999..........................................................  $   13.49   $   10.57    $   13.20
  As of March 31, 1998..........................................................  $   11.78   $   10.66    $   11.65
  As of December 31, 1998.......................................................  $   13.27   $   10.44    $   13.17
  As of December 31, 1997.......................................................  $   11.43   $   10.67    $   11.50
  As of December 31, 1996.......................................................  $    9.76   $   10.36    $    9.99

                                  RISK FACTORS

    IN DECIDING HOW TO VOTE YOUR SHARES AT THE MEETING, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE INFORMATION AND OTHER MATTERS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS.

    FORWARD LOOKING STATEMENTS MAY NOT PROVE ACCURATE. Certain statements contained in this proxy statement/prospectus or in documents incorporated herein by reference, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements, including those found in "THE MERGER--Management and Operations of Mid-State after the Merger--Operations," involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Mid-State or City Commerce Bank to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:

    - general economic and business conditions in those areas in which Mid-State or City Commerce Bank operate;

    - demographic changes;

    - competition;

    - fluctuations in interest rates;

    - changes in business strategy or development plans;

    - changes in governmental regulation;

    - credit quality;

    - the availability of capital to fund the expansion of Mid-State's or City Commerce Bank's business;

    - and other factors referenced in this proxy statement/prospectus or the documents incorporated herein by reference.

    Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. Mid-State and City Commerce Bank disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

    MID-STATE MAY BE UNABLE TO INTEGRATE SUCCESSFULLY OPERATIONS OR TO ACHIEVE EXPECTED COST SAVINGS. The earnings, financial condition and prospects of Mid-State after the merger will depend in part on Mid-State's ability to integrate successfully the operations and management of City Commerce Bank and to continue to implement its own business plan. We cannot assure you that Mid-State will be able to effectively and profitably integrate the operations and management of City Commerce Bank, or that Mid-State will be able to continue to profitably implement its own business plan. Among the issues which Mid-State could face are:

    - unexpected problems with risks, operations, personnel, technology or credit;

    - loss of customers and employees of City Commerce Bank;

    - difficulty in working with City Commerce Bank's employees and customers;

    - the assimilation of new operations, sites and personnel could divert resources from regular banking operations;

    - Mid-State's new offices acquired in the merger may not generate enough revenue to offset acquisition costs; and

    - instituting and maintaining uniform standards, controls, procedures and policies.

    Further, although Mid-State's board of directors and City Commerce Bank's board of directors do anticipate cost savings as a result of the merger to be meaningful, Mid-State may be unable to fully realize any of the potential cost savings expected. Finally, any cost savings which are realized may be offset by losses in revenues or other charges to earnings.

    THE COMBINED LOAN PORTFOLIOS MAY NOT PERFORM AS EXPECTED. Mid-State's performance and prospects after the merger will be dependent to a significant extent on the performance of the combined loan portfolios of City Commerce Bank and Mid-State and ultimately on the financial condition of City Commerce Bank's and Mid-State's borrowers and other customers. The existing loan portfolios of City Commerce Bank and Mid-State differ to some extent in the types of borrowers, industries and credits represented. In addition, there are differences in the documentation, classifications, credit ratings and management of the portfolios. As a result, Mid-State's overall loan portfolio after the merger will have a different risk profile than the loan portfolio of either City Commerce Bank or Mid-State before the merger. The performance of the combined loan portfolio will be adversely affected if any of such factors is worse than currently anticipated. In addition, to the extent that present customers are not retained by the surviving bank or additional expenses are incurred in retaining them, there could be adverse effects on future results of operations of Mid-State following the merger. Realization of improvement in profitability is dependent, in part, on the extent to which the revenues of Mid-State are maintained and enhanced.

    A DOWNTURN IN THE REAL ESTATE MARKET COULD NEGATIVELY IMPACT MID-STATE'S BUSINESS. As of March 31, 1999, approximately 67% of the value of Mid-State's loan portfolio and 52% of the value of City Commerce Bank's loan portfolio consisted of loans secured by various types of real estate. Most of Mid-State and City Commerce Bank's real property collateral is located in their market areas. If real estate values decline significantly, especially in California, higher vacancies and other factors could harm the financial condition of borrowers, and the collateral for loans which would provide less security and Mid-State would be more likely to suffer losses on defaulted loans.

    THE MARKET PRICE OF MID-STATE COMMON STOCK AFTER THE MERGER IS
UNCERTAIN. The number of shares of Mid-State common stock which will be issued to City Commerce Bank shareholders in the merger is determined by the "average closing price" (as defined in the merger agreement) of Mid-State common stock. The market price of Mid-State common stock on or after consummation of the merger may not approximate the "average closing price" of Mid-State prior to the merger.

    YEAR 2000 ISSUES MAY CAUSE COMPUTER RELATED DISRUPTIONS. Like all financial institutions, Mid-State Bank relies heavily on its computer and software programs to accurately process and keep track of customer financial records and transactions. Year 2000 related failure of this hardware or software, especially if for an extended period of time, could pose a significant risk to the viability of Mid-State. Management believes that its Year 2000 plan, especially as it relates to its recent computer hardware and software conversion, fully mitigates this direct risk from the Year 2000 problem. However, while Mid-State has back-up generating capacity for its main-frame computer system and a contingency plan for its implementation, an extensive and protracted power outage throughout the Bank's system could prove difficult to mitigate.

    Mid-State began implementation of its Year 2000 Plan in 1997. It has complied with all time-frames associated with that Plan and is on schedule to meet all remaining deadlines. The most significant component of that plan was the replacement of Mid-State's mainframe computer and software system with a Year 2000 compliant system. That task was completed in July 1998. Other systems are also being assessed including in-house applications, outside vendor applications, environmental systems and parties with whom Mid-State exchanges information. This process has been actively underway for some time, and while no assurance can be given that all systems will be addressed, the management feels that it has addressed all "Mission Critical" processes in a timely matter. Testing of "Mission Critical" systems and implementations of compliant systems was substantially complete by early 1999.

    Mid-State has also been mailing, and received a number of positive responses to, its Request for Compliance Assessment Letters to certain of its credit customers. Mid-State has also issued Compliance Acknowledgment Questionnaires to new credit customers. No assurance can be given that the Year 2000 problem could not negatively effect certain of Mid-State's credit customers. This in turn could negatively affect Mid-State. Management feels that it has proactively addressed the Year 2000 issue as it may affect its customers and potential customers. Credit risks associated with the difficulties incurred by Mid-State's customers which may have problems resulting from Year 2000 issues are considered low to moderate.

    Risks associated with the Year 2000 readiness status of Mid-State's vendors have also been reviewed. A due diligence process has been initially completed with the 313 initially identified vendors serving Mid-State. Responses from these vendors have been reviewed and assessed. Alternate arrangements will be made where appropriate, but no major concerns exist at this point. Mid-State has since reduced the number of vendors it is tracking to 222.

    The total capital cost of the new mainframe, software, terminals and ATM's associated with Mid-State's conversion to date have totaled approximately $7.2 million, all of which has been capitalized and will be amortized over their expected useful lives. It is expected that additional purchases of certain equipment will be necessary, but Mid-State does not expect that the total cost, when allowing for additional charges, will exceed $7.5 million. Amortizing these capitalized costs over their expected useful lives, management would expect monthly depreciation expense of approximately $125 thousand. A majority of this expected amount did begin impacting Mid-State's income statement in August of 1998. The costs associated with the mailings, questionnaires, seminars and other activities related to Year 2000 is not expected to have a material effect on the financial position or results of operations of Mid-State.

    SHARES AVAILABLE FOR FUTURE SALE MAY DILUTE VALUE AND HAVE POSSIBLE ANTI-TAKEOVER EFFECT. Shares of Mid-State common stock eligible for future sale, including in future acquisitions, could have a dilutive effect on the market for Mid-State common stock and could adversely affect market prices. As
of June   , 1999, the articles of incorporation of Mid-State authorize
50,000,000 shares of Mid-State common stock, of which             shares were
outstanding, and approximately             additional shares of Mid-State common
stock are anticipated to be issued in the merger to shareholders of City Commerce Bank. The Mid-State articles of incorporation also authorize the issuance of 25,000,000 shares of preferred stock of which none are currently outstanding. Any new series of preferred stock could have rights, preferences and privileges senior to those of Mid-State common stock.

    Mid-State expects to continue to take advantage of the consolidation of the financial services industry by developing its franchise through the acquisition of financial institutions and related businesses. Such acquisitions may entail the payment by Mid-State of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of Mid-State stock or the incurring of indebtedness by Mid-State, and could have a dilutive effect on the per share earnings or book value of Mid-State common stock. Moreover, such acquisitions sometimes result in a significant front-end charge against earnings, although costs savings, especially incident to in-market acquisitions, also are anticipated.

    The shares of Mid-State common and preferred stocks were authorized in these amounts to provide Mid-State's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of Mid-State.

    CHANGING INTEREST RATES MAY REDUCE MID-STATE'S NET INTEREST INCOME. Banking companies' earnings depend largely on the relationship between the cost of funds, primarily deposits, and the yield on earning assets. This relationship, known as the interest rate spread, is subject to fluctuation and is affected by economic and competitive factors which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. Fluctuations in interest rates affect the demand of customers for Mid-State's and City Commerce Bank's products and services. Mid-State and City Commerce Bank are subject to interest rate risk to the degree that their interest-bearing liabilities reprice or mature more slowly or more rapidly or on a different basis than their interest-earning assets. Given Mid-State's and City Commerce Bank's current volume and mix of interest-bearing liabilities and interest-earning assets, Mid-State's and City Commerce Bank's interest rate spread could be expected to increase during times of rising interest rates and, conversely, to decline during times of falling interest rates. Therefore, significant fluctuations in interest rates may have an adverse effect on Mid-State's results of operations.

    CHANGING ECONOMIC CONDITIONS AND GEOGRAPHIC CONCENTRATION IN ONE MARKET MAY UNFAVORABLY IMPACT MID-STATE. The operations of Mid-State and City Commerce Bank are located on the California Central Coast and concentrated in San Luis Obispo and Santa Barbara Counties. As a result of this geographic concentration, Mid-State's and City Commerce Bank's results depend largely upon economic conditions in these areas. A deterioration in economic conditions in these market areas could:

    - increase loan delinquencies,

    - increase problem assets and foreclosures,

    - increase claims and lawsuits,

    - decrease the demand for Mid-State's products and services, and

    - decrease the value of collateral for loans, especially real estate, in turn reducing customers' borrowing power, the value of assets associated with problem loans and collateral coverage.

    CHANGES IN GOVERNMENT REGULATION AND MONETARY POLICY MAY UNFAVORABLY IMPACT MID-STATE. The banking industry is subject to extensive federal and state supervision and regulation. Such regulation limits the manner in which Mid-State and City Commerce Bank conduct their respective businesses, undertake new investments and activities and obtain financing. This regulation is designed primarily for the protection of the deposit insurance funds and consumers, and not to benefit holders of Mid-State's or City Commerce Bank's common stocks. Financial institution regulation has been the subject of significant legislation in recent years, and may be the subject of further significant legislation in the future, none of which is in the control of Mid-State or City Commerce Bank. Significant new laws or changes in, or repeal of, existing laws may cause Mid-State's or City Commerce Bank's results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for financial institutions, primarily through open market operations in United States government securities, the discount rate for bank borrowings and bank reserve requirements. Any material change in these conditions would be likely to have a material impact on Mid-State's and City Commerce Bank's respective results of operations.

    INTENSE COMPETITION EXISTS FOR LOANS AND DEPOSITS. The banking and financial services business in California generally, and in Mid-State's and City Commerce Bank's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. City Commerce Bank and Mid-State compete for loans, deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than City Commerce Bank or Mid-State. There can be no assurance that Mid-State will be able to compete effectively in its markets, and the results of operations of Mid-State and City Commerce Bank could be adversely affected if circumstances affecting the nature or level of competition change.

    LENDING RISK MAY LEAD TO LOSSES AND IMPAIRED CREDIT QUALITY. A significant source of risk for financial institutions such as City Commerce Bank and Mid-State arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. Mid-State and City Commerce Bank have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that each company's respective management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying the respective credit portfolios. Such policies and procedures, however, may not prevent unexpected losses that could materially adversely affect the results of operations. In addition, since real estate is an essential part of both Mid-State's and City Commerce Bank's loan businesses, a downturn in the real estate market could hurt Mid-State's business.

                    THE ANNUAL MEETING OF CITY COMMERCE BANK

GENERAL

    An annual meeting of the shareholders of City Commerce Bank will be held at the Downtown Office, 33 East Carrillo Street, Santa Barbara, California 93101 on
      ,            , 1999 at     p.m., local time.

    At the annual meeting, the holders of the common stock of City Commerce Bank will vote on

    - the approval of the merger agreement;

    - the election of eight persons to serve as directors until the 2000 annual meeting or until the merger is completed; and

    - such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

RECORD DATE; SOLICITATION OF PROXIES

    The close of business on            , 1999 has been selected as the record
date for the determination of shareholders entitled to notice of, and to vote
at, the annual meeting. At that date, there were       outstanding shares of
City Commerce Bank common stock entitled to vote at the annual meeting.

    In addition to soliciting proxies by mail, officers, directors and employees of City Commerce Bank, without receiving any additional compensation, may solicit proxies by telephone, fax, in person or by other means. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of City Commerce Bank common stock held of record by such persons, and City Commerce Bank will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of pocket expenses incurred by them in connection therewith. Mid-State will pay all expenses related to printing and filing this proxy statement/ prospectus, including all filing fees of the Securities and Exchange Commission.

    The required quorum for the transaction of business at the annual meeting is a majority of the shares of City Commerce Bank common stock entitled to vote at the annual meeting. Shares voted in a matter are treated as being present for purposes of establishing a quorum. Abstentions and broker nonvotes will be counted for determining a quorum, but will not be counted for purposes of determining the number of votes cast "FOR" or "AGAINST" any matter.

REVOCABILITY OF PROXIES

    Any holder of City Commerce Bank common stock may revoke a proxy at any time before it is voted by filing with the secretary of City Commerce Bank an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. Any such filing should be made to the attention of the Secretary, City Commerce Bank, 33 East Carrillo Street, Santa Barbara, California 93101. Attendance at the annual meeting will not by itself constitute revocation of a proxy.

MATTERS TO BE CONSIDERED AT THE MEETING

    PROPOSAL NO. 1--APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. At the annual meeting, you will be asked to approve the merger and the merger agreement. A vote of a majority of the outstanding shares of City Commerce Bank common stock entitled to be cast at the annual meeting is required to approve the merger and the merger agreement. AFTER CAREFUL CONSIDERATION, CITY COMMERCE BANK'S BOARD OF DIRECTORS, BY UNANIMOUS VOTE OF THE DIRECTORS, HAS DETERMINED THAT THE MERGER IS FAIR TO AND

IN THE BEST INTERESTS OF THE SHAREHOLDERS OF CITY COMMERCE BANK. ACCORDINGLY, THE CITY COMMERCE BANK BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

    PROPOSAL NO. 2--ELECTION OF DIRECTORS. At the annual meeting you will also be asked to elect eight persons to serve as directors.

    The board of directors has nominated the following persons to serve as directors:

William J. Blythe                           Carl E. Lindros
Roger P. Duncan                             John R. Mackall
Betty M. Hatch                              C. Brian O'Gorman
H. Edward Heron                             Eloy U. Ortega

    In the election of directors, shareholders may vote their shares cumulatively if, prior to the voting, a shareholder present and voting at the annual meeting gives notice to the chairman of the meeting that he or she intends to vote cumulatively. If any shareholder of City Commerce Bank gives such notice, then all shareholders will be entitled to cumulate their votes. Cumulative voting allows a shareholder to cast a number of votes equal to the number of shares held in his or her name as of the record date, multiplied by the number of directors to be elected. This total number of votes may be cast for one nominee, or distributed among as many nominees or in whatever proportion as the shareholder chooses. If cumulative voting is declared at the meeting, the proxy holders will have discretion to cumulate the votes represented by any proxy delivered under this proxy statement/prospectus, and vote them in accordance with the recommendations of the City Commerce Bank's management.

                                   PROPOSAL 1
                                   THE MERGER

GENERAL

    The board of directors of City Commerce Bank has approved the merger agreement, which provides for the merger of City Commerce Bank with and into Mid-State Bank, the banking subsidiary of Mid-State. Upon completion of the merger, the separate corporate existence of City Commerce Bank will end. This section of the proxy statement/prospectus describes certain aspects of the merger, including the background of the merger and City Commerce Bank's reasons for the merger.

BACKGROUND AND REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

    City Commerce Bank, based in Santa Barbara County, California, has conducted general banking operations to serve individuals and small- to medium-sized businesses since September 11, 1978. In serving individuals, small businesses and mid-market corporations, City Commerce Bank historically has focused on a community-based approach to banking.

    In early 1998, the board of directors evaluated the banking marketplace, the economic cycle and the historically high acquisition prices being paid for banks of City Commerce Bank's size. The board of directors was concerned about the rapid changes occurring in the banking industry in central and southern California. Tremendous consolidation had taken place, especially in 1996, 1997 and 1998. To effectively compete with other, more efficient financial institutions, City Commerce Bank's board of directors and management knew that they had to continue to increase its core deposit base as well as its loan portfolio, or substantially modify their business practices to a less costly process. Although the board believed that City Commerce Bank was in a position to do this, because of the particularly high

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
acquisition prices seen during the first three quarters of 1998, the board agreed to entertain offers for purchasing the bank as well as looking at possible acquisitions.

    From time to time in 1998 and early in 1999, City Commerce Bank had meetings and discussions with respect to potential acquisitions and business combinations. The institutions discussing certain business combinations with City Commerce Bank were only those institutions that focused on the community-based approach to banking and were located in markets that would provide City Commerce Bank with both strategic and synergistic benefits. One of the institutions with which City Commerce Bank had discussions was Mid-State.

    After several informal discussions, the board of directors saw the advantages of a potential business combination with Mid-State. At the same time, City Commerce Bank recognized the opportunity to participate in a larger regional, independent financial institution in the Santa Barbara county market.

    In the first quarter of 1999, the principals of City Commerce Bank and Mid-State met several times to have preliminary discussions regarding the possible synergies between the companies. City Commerce Bank and Mid-State thereafter discussed a possible combination of the companies. In early March 1999, a confidentiality agreement was executed to facilitate mutual due diligence and transfers of information. Both City Commerce Bank and Mid-State conducted due diligence during various periods in March 1999. Also in early March 1999, Mid-State presented an offer to City Commerce Bank that provided for a financial structure of a tax-free exchange of stock to be accounted for on a pooling-of-interest basis, and such offer was thereafter thoroughly discussed with the City Commerce Bank board of directors. At meetings over the following several weeks, the principals of City Commerce Bank and Mid-State further discussed a proposed merger involving City Commerce Bank, Mid-State and Mid-State Bank. The City Commerce Bank board of directors also authorized management to select appropriate legal counsel and a financial advisor to advise it on the strategic alternatives available to City Commerce Bank. Thereafter, City Commerce Bank retained Knecht & Hansen as its legal counsel and The Findley Companies as its financial advisor to issue a fairness opinion in connection with City Commerce Bank's consideration of the merger proposal from Mid-State.

    At the April 5, 1999, meeting of the City Commerce Bank board of directors, Mr. Ortega described the results of the due diligence and the operations of the Mid-State and Mid-State Bank. The members of the board of directors and advisors to City Commerce Bank discussed in detail the proposed merger terms and plans for City Commerce Bank's officers and staff following the proposed merger. The City Commerce Bank board considered this information and then authorized representatives of City Commerce Bank to continue negotiating a tentative merger agreement between City Commerce Bank, Mid-State and Mid-State Bank.

    Negotiations continued between the representatives of City Commerce Bank and Mid-State, and on April 15, 1999, the City Commerce Bank board deliberated at length concerning the transaction. The City Commerce Bank board reviewed the merger agreement and related documents, its strategic alternatives, the competitive banking environment in California, and the prospects for City Commerce Bank if it remained independent. At this meeting, Findley discussed with the City Commerce Bank board its analysis of the merger and delivered to the City Commerce Bank board its opinion that the consideration to be received in the merger was fair to the City Commerce Bank shareholders from a financial point of view. Thereafter, the City Commerce Bank board unanimously approved, and authorized the execution of, the merger agreement.

    The City Commerce Bank board believes that the terms of the merger are fair, and are in the best interests of City Commerce Bank and its shareholders and recommends that the shareholders of City Commerce Bank vote FOR approval of the merger and the merger agreement.

    In reaching its conclusion, the City Commerce Bank board considered information provided at meetings of its board of directors in March 1999 and April 1999, including, among other things:

    - information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, due diligence review of the loan portfolio, material contracts, contingent liabilities, Year 2000 preparedness, management, and prospects of Mid-State and Mid-State Bank;

    - the structure of the transaction, including the fact that the City Commerce Bank shareholders would receive approximately 11.33% of the common stock of Mid-State;

    - the fact that one member of the board of City Commerce Bank would be appointed to the boards of Mid-State and Mid-State Bank at the effective time of the merger, and that the total number of directors of Mid-Sate and Mid-State Bank would total eleven;

    - the terms of the merger agreement and other documents to be executed in connection with the merger, including the substantial premium over book value and the substantial multiple over earnings of City Commerce Bank;

    - the presentation of Findley and the opinion of Findley that the merger is fair to the shareholders of City Commerce Bank from a financial point of view;

    - the positive results of City Commerce Bank's due diligence examination of Mid-State and Mid-State Bank;

    - the prices paid and the terms of other recent comparable combinations of banks and bank holding companies, which were on average less than the price to be paid to the shareholders of City Commerce Bank;

    - the City Commerce Bank board's review with its legal and financial advisors of alternatives to the merger, the range of possible values to City Commerce Bank shareholders obtainable through implementation of alternatives and the timing and likelihood of the same;

    - the current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing community banks;

    - the pro forma financial statements of the combined companies and the capitalization of the combined companies;

    - the City Commerce Bank board's review with its legal and financial advisors of potential merger targets;

    - the compatibility of City Commerce Bank with Mid-State and Mid-State Bank and the complementary lines of business;

    - the geographic distribution of Mid-State Bank offices vis-a-vis City Commerce Bank's banking offices and strategic plan;

    - the advantages of being part of a larger entity, including the potential for operating efficiencies, the effect of a higher lending limit on City Commerce Bank's customers and prospective customers, and the generally higher trading multiples of larger financial institutions;

    - the business strategies, the strength and depth of management of the combined entity and the extent of their interest in continuing the City Commerce Bank's significant business relationships in Santa Barbara and Ventura counties;

    - the ability of a larger institution to compete in the banking environment and to leverage overhead costs;

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
    - the anticipated positive effect of the merger on existing shareholders, employees, officers and customers of City Commerce Bank;

    - information concerning the ability of City Commerce Bank and Mid-State Bank to achieve operating efficiencies;

    - the anticipated positive impact on the communities served by City Commerce Bank and Mid-State Bank in the merger, and the increased ability to serve the communities through the larger branch network;

    - the unprecedented consolidation currently underway in the banking industry and increased competition from larger independent banks in California;

    - the value of the consideration offered by Mid-State compared to the value of the consideration offered in other acquisitions of financial institutions in California in 1996, 1997 and 1998, and the prospects for enhanced value of the combined entity in the future;

    - the tax-free nature of the Mid-State offer;

    - the Mid-State common stock to be issued in the merger to the City Commerce Bank shareholders will be listed on Nasdaq's National Market and the future liquidity of the Mid-State common stock; and

    - the prospect for City Commerce Bank on a stand alone basis and on the basis of alternative stand alone strategies, such as dividends, share repurchases, restructurings and growth through acquisitions.

    In addition to the advantages, discussed in the previous paragraph, of a merger with a larger financial institution, the board of directors and management of City Commerce Bank also discussed the various risks of combining with Mid-State and Mid-State Bank, including

    - the disadvantages of being part of a larger entity, including substantially reduced voting power for the board of directors of Mid-State and the potential for decreased customer service;

    - the integration of City Commerce Bank and Mid-State Bank will divert the combined entities' management from other activities; and

    - since City Commerce Bank's market area is located generally in Santa Barbara and Ventura counties, with generally little geographical overlap in the market areas of City Commerce Bank and Mid-State Bank, the merger will introduce the combined entity to new markets and cultures, and no assurance can be given that the combined entities' policies, procedures and products will prove successful in the combined market areas and in a combined commercial and consumer culture.

    However, after weighing the advantages and disadvantages of a merger with Mid-State and Mid-State Bank, the City Commerce Bank board of directors determined that the advantages clearly outweighed the disadvantages. For example,

    - the substantially larger lending limits of the combined entity will better serve customers and prospective customers of City Commerce Bank;

    - the prospects of the combined entity are substantially greater than the prospects of City Commerce Bank on a stand alone basis;

    - the liquidity of the Mid-State stock to be received by the City Commerce Bank shareholders would be substantially greater than the current liquidity of City Commerce Bank stock; and

    - the substantial premium over book and the substantial multiple over earnings being paid by Mid-State in the merger.

    The managements of City Commerce Bank and Mid-State also saw opportunities for increased operating efficiencies. In particular, the managements believe that cost savings can be achieved as a result of economies of scale, the consolidation of executive management and elimination of certain redundant staff, the consolidation of data processing and operations activities and the elimination of duplicative administrative functions. There can be no assurance that Mid-State and Mid-State Bank will be able to realize fully the increased operating efficiencies or that such operating efficiencies will be realized in a timely manner. See "Management and Operations of Mid-State after the Merger-- Operations."

    The managements of City Commerce Bank and Mid-State Bank also believe that each complements each other both in their community-based approach to banking and in terms of geographic service areas. Consequently, City Commerce Bank and Mid-State believe that by combining forces, City Commerce Bank and Mid-State will be able to more effectively compete and successfully to take advantage of banking opportunities in the central California market.

    The foregoing discussion of the information and factors considered by the City Commerce Bank board of directors is not intended to be exhaustive, but constitutes the material factors considered by the City Commerce Bank board of directors. In reaching its determination to approve and recommend the principal terms of the merger, the City Commerce Bank board did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

    For the reasons set forth above, the City Commerce Bank board of directors has unanimously approved the merger agreement as in the best interest of City Commerce Bank and its shareholders and unanimously recommends that the City Commerce Bank shareholders approve the principal terms of the merger.

FAIRNESS OPINION OF THE FINDLEY GROUP

    City Commerce Bank has retained The Findley Group ("Findley") to act as its financial advisor in connection with the merger pursuant to an engagement letter dated March 8, 1998. Findley has rendered to the board of directors of City Commerce Bank its written opinion dated April 19, 1999, as affirmed on
           , 1999, pursuant to the terms of the merger agreement that, subject to the assumptions and limitations set forth therein, the exchange ratio is fair, from a financial point of view, to the holders of the shares of City Commerce Bank Stock. A copy of the opinion dated April 19, 1999 of Findley is attached as Appendix B to this proxy statement/prospectus and should be read in its entirety. The following summary is qualified in its entirety by reference to the full text of the opinion. This opinion is addressed to the board of directors of City Commerce Bank and does not constitute a recommendation to any shareholder of City Commerce Bank as to how such shareholder should vote at the City Commerce Bank meeting.

    In connection with its fairness opinion, Findley, among other things:

    - reviewed certain publicly available financial and other data with respect to City Commerce Bank and Mid-State, including the consolidated financial statements for recent years and interim periods to March 31, 1999, and certain other relevant financial and operating data relating to City Commerce Bank and Mid-State made available to Findley from published sources and from the internal records of City Commerce Bank;

    - reviewed the merger agreement;

    - reviewed certain historical market prices and trading volumes of City Commerce Bank and Mid-State common stocks;

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
    - compared City Commerce Bank and Mid-State from a financial point of view with certain other banks and bank holding companies that Findley deemed to be relevant;

    - considered the financial terms, to the extent publicly available, of selected recent business combinations of banks and bank holding companies that Findley deemed to be comparable, in whole or in part, to the merger;

    - reviewed and discussed with representatives of the management of City Commerce Bank certain information of a business and financial nature regarding City Commerce Bank and Mid-State furnished to Findley by City Commerce Bank, including financial forecasts and related assumptions of City Commerce Bank and Mid-State;

    - made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with City Commerce Bank's counsel; and

    - performed such other analyses and examinations as Findley deemed appropriate.

For its evaluation Findley used an exchange ratio under the terms of the merger agreement of 0.7791, which is based upon Mid-State having an "average closing price" (as defined in the merger agreement) of between $26.60 and $30.91.

    CONTRIBUTION ANALYSIS. Findley analyzed the contribution of each City Commerce Bank and Mid-State to, among other things, common equity and net income of the pro forma combined companies for the period ending December 31, 1998. This analysis showed, among other things, that based on pro forma combined balance sheets and income statements for City Commerce Bank and Mid-State as of December 31, 1998, City Commerce Bank would have contributed approximately 11.07% of the deposits, 11.6% of the shareholder equity of the combined companies (before costs savings and revenue enhancements), 18.47% of net loans and 9.30% of 1998 net income. Based upon the stock consideration to be paid in the merger as provided in the merger agreement, the City Commerce Bank shareholders would own approximately 11.33% of the combined company before giving effect to all outstanding options.

    DISCOUNTED CASH FLOW ANALYSIS. Findley examined the results of a discounted cash flow analysis designed to compare the exchange ratio with the present value, under certain assumptions, that would be attained if City Commerce Bank remained independent through 2002, at which time City Commerce Bank was acquired by a larger financial institution. The cash flows for the combined companies assumed that the exchange ratio equals 0.7791 shares of Mid-State common stock for each share of City Commerce Bank common stock. The results produced in the analyses did not purport to be indicative of actual values or expected values of City Commerce Bank or the combined companies at such future date. All cases were analyzed assuming realization of operating cost savings, estimated by the parties, in the amounts and time periods forecasted by the parties.

    The discount rates used ranged from 10% to 14%. For the City Commerce Bank stand alone analysis, the terminal price multiples applied to the 2002 estimated earnings per share ranged from 12.0 to 20.0. The lower levels of the price to earnings values multiples range reflected an estimated future trading range of City Commerce Bank or the combined companies, while the higher levels of the price to earnings value multiples range were more indicative of a future sale of City Commerce Bank or the combined companies to a larger financial institution.

    For the City Commerce Bank stand alone analysis, the cash flows were comprised of the projected stand alone dividends of $0.48 per share in years 1999 through 2002 plus the terminal value of City Commerce Bank common stock at the year-end 2002 (calculated by applying each one of the assumed terminal price to earnings value multiples as stated above to the 2002 projected City Commerce Bank earnings per share). A similar analysis was done for the Mid-State using no cash dividend rates for the combined companies. The discount rates described above were then applied to these cash flows to obtain the present values per share of City Commerce Bank common stock.

    Under a most likely scenario, the Findley analysis assumed that projected earnings, among other things, would be achieved; that projected operating cost savings and revenue enhancements are a minimum of $1,000,000 realized (for the combined companies case) a present value discount rate of 12% and a terminal price to earnings value multiple of 20.0. Assuming City Commerce Bank remains independent through 2002 and is then acquired by a larger financial institution, at an earnings value multiple of 20.0 a holder of one share of City Commerce Bank common stock today would receive cash flows with a present value of $28.05. Assuming the merger is consummated and that combined companies remain independent through 2002 and is then acquired by a larger financial institution, a holder of one share of City Commerce Bank common stock today would receive cash flows with a present value of at least $33.40. In comparison to these ranges of value, the value for Mid-State common stock on April 16, 1999, the last trading day before the announcement of the merger, was its closing price of $27.625 per share. Based upon a exchange ratio of 0.7791, the equivalent value
was $21.52. On            , 1999, the closing price for a share of Mid-State
common stock was $      . Based upon a exchange ratio of 0.7791 the equivalent
value was $      . These analyses do not purport to be indicative of actual values or expected values of the shares of City Commerce Bank common stock. Discounted present value analysis is a widely used valuation methodology which relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis showed that use of a higher (lower) level of projected earnings raised (lowered) the resulting present value for a given level of City Commerce Bank earnings, on a pro forma combined basis. The analysis also showed that use of a lower (higher) discount rate or a higher (lower) terminal price-to-earnings per share multiple raised (lowered) the calculated present values.

    ANALYSIS OF SELECTED BANK MERGER TRANSACTIONS. Findley reviewed the consideration paid in recently completed transactions whereby certain banks and bank holding companies were acquired. Specifically, Findley reviewed 88 transactions involving acquisitions of selected banks in California completed since January 1, 1996 (the "California Acquisitions"). For each bank acquired in such transactions, Findley compiled figures illustrating, among other things, the ratio of the premium (I.E., purchase price in excess of book value) to deposits, purchase price to book value, and purchase price to previous year's earnings.

    The figures for all banks acquired in the California Acquisitions produced:
(a) a median percentage of premium to deposits of 6.93%; (b) a median ratio of purchase price to book value of 1.68; and (c) a median ratio of purchase price to previous year's earnings of 16.95. Findley analyzed California bank merger and acquisition transactions where the total target asset size was $50 million and less than $250 million for the period January 1, 1998 to December 31, 1998. The transactions analyzed were: Harbor Bancorp and City National Corporation, California Community Bancshares Corp and Sierra West Bancorp, DNB Financial Corp and BYL Bancorp, Republic Bank and First Banks Inc., Bank of Los Angeles and Western Bancorp, First Sate Bank of Southern California and Popular Inc., Downey Bancorp and California Financial Bancorp, Channel Islands Bank and Americorp, PNB Financial Group Inc. and Western Bancorp and The Bank of Orange County and California Financial Bancorp. The figures for these 10 banks acquired in California in 1998 produced: (a) a median percentage of premium to deposits of 11.45%; (b) a median ratio of purchase price to book value of 2.18; and (c) a median ratio of purchase price to previous year's earnings of 21.17.

    In comparison, assuming that the exchange ratio to be paid in the merger equals $22.20 per share (using a value for Mid-State of $28.50 per share), Findley determined that the exchange ratio in the merger based upon December 31, 1998 information and including City Commerce Bank stock options represented a percentage of premium to deposits of 14.25%, a ratio of purchase price to book value of 2.16 and a ratio of purchase price to 1998 earnings of 18.66.

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
    No other company or transaction used in the above analysis as a comparison is identical to City Commerce Bank, Mid-State or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which City Commerce Bank, Mid-State and the merger are being compared.

    COMPARABLE COMPANY ANALYSIS. Using public and other available information, Findley compared certain financial ratios of City Commerce Bank and Mid-State (including the ratio of net income to average total assets ["return on average assets"], the ratio of net income to average total equity ["return on average equity"], the ratio of average equity to average assets and certain credit ratios) for the years ending December 31, 1997 and December 31, 1998 to a peer group consisting of 20 selected banks and bank holding companies located in California. No company used in the analysis is identical to City Commerce Bank or Mid-State. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The results of this analysis indicated that Mid-State performed ahead of peer group level on the basis of profitability in 1997 and 1998 and City Commerce Bank performed at peer group levels on the basis of profitability in 1997 and 1998. City Commerce Bank's return on average assets and return on average equity for 1997 and 1998 were similar to peer group levels, inclusive of its interest spread factors (interest earned on assets minus interest paid on liabilities). City Commerce Bank's and Mid-State's performances in 1997 and 1998, showed better than peer group levels concerning non-performing assets. City Commerce Bank's non-interest expense, inclusive of payroll expense, quarters expense and other related non-interest expenses were lower than peer group level. Mid-State's return on average assets, return on average equity for 1997 and 1998 was ahead of peer group levels.

    The foregoing summarizes the material portions of Findley's report, but does not purport to be a complete description of the presentation by Findley to City Commerce Bank's board of directors or of the analyses performed by Findley. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Findley believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and of the factors considered, without considering all analyses and factors would create an incomplete view of the process underlying the analyses set forth in its presentation to the City Commerce Bank board of directors.

    In performing its analyses, Findley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Mid-State or City Commerce Bank. The analyses performed by Findley are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Findley's analysis of the fairness, from a financial standpoint, of the merger to City Commerce Bank's shareholders and were provided to the City Commerce Bank board of directors in connection with the delivery of Findley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. Findley used in its analyses various projections of future performance prepared by the management of City Commerce Bank. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

    In rendering its fairness opinion, Findley relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information reviewed by Findley for purposes of its opinion. Findley did not make an independent evaluation or appraisal of the assets and liabilities of Mid-State, City Commerce Bank or any of their respective subsidiaries. City Commerce Bank did not impose any limitations or restrictions with respect to the scope of Findley's investigation or the procedures or methods it followed, or with regard to any other matters relating to

Findley's rendering of the opinion regarding the fairness of the merger. Findley did not participate in negotiations regarding the merger agreement.

    City Commerce Bank's board of directors selected and instructed Findley to render an opinion with respect to the fairness of the merger to City Commerce Bank's shareholders from a financial point of view based on its belief that Findley is experienced and qualified in such matters. Findley has extensive experience in the evaluation of banks in connection with mergers and acquisitions, and valuations for corporate and other purposes. In over 40 years of bank consulting, Findley has been involved in the creating, developing, merging and acquisition of hundreds of financial institutions.

    Pursuant to the engagement letter, City Commerce Bank agreed to pay Findley a fee of $10,000 for Findley's services rendered to City Commerce Bank in connection with the fairness opinion plus time and expenses. City Commerce Bank has agreed to indemnify Findley against certain liabilities and expenses in connection with its services as financial advisor to City Commerce Bank.

EXCHANGE RATIO

    When the merger is completed, you will receive a fraction of a share of Mid-State common stock for each share of City Commerce Bank common stock that you hold when the merger closes with the exchange ratio depending on the "average closing price" of Mid-State common stock. Cash will be paid instead of fractional shares.

    "Average closing price" means the average daily closing price of Mid-State common stock during the 20 trading days that Mid-State's stock trades ending on the fifth trading day immediately before the effective day of the merger.

    If the "average closing price" is between $26.60 and $30.91, the exchange ratio will be .7791 of a share of Mid-State common stock for each share of City Commerce Bank common stock. For example, if the "average closing price" was within that range and you hold 110 shares of City Commerce Bank common stock at the closing of the merger, you will have the right to receive 85.701 shares of Mid-State common stock in the merger. Since cash will be paid instead of fractional shares, you would only receive 85 shares of Mid-State common stock and a check in an amount equal to .701 of a share multiplied by the "average closing price" of Mid-State stock. Subject to such assumptions and based on the
number of shares of City Commerce Bank common stock outstanding on            ,
1999, Mid-State would issue approximately       shares of Mid-State common stock
in the merger, representing approximately       % of the number of shares of
Mid-State common stock that will be outstanding after the merger.

    If the "average closing price" is more than $30.91, the exchange ratio will
be reduced. YOU SHOULD BE AWARE THAT MID-STATE COMMON STOCK CLOSED AT $      ON
           , 1999. The reduced exchange ratio would be determined by:

    - dividing $30.91 by the "average closing price", and

    - multiplying such product by .7791.

For example, if the "average closing price" were $33.00, you would receive .7298 of a share of Mid-State common stock for each share of City Commerce Bank common stock, and not .7791.

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
    If the "average closing price" is less than $26.60, several alternatives may occur:

    - the exchange ratio may remain at .7791, or

    - Mid-State may increase the exchange ratio so that it would then be calculated by dividing $20.72 by the "average closing price", or

    - if Mid-State does not increase the exchange ratio, City Commerce Bank will have the right to terminate the merger, subject to certain rights of City Commerce Bank or Mid-State to reinstate the merger.

    Specifically, if the "average closing price" is below $26.60 AND Mid-State does not increase the exchange ratio, City Commerce Bank may (but will not be required) to terminate the merger agreement at any time during the two day period following the calculation of the "average closing price" by giving written notice to Mid-State. City Commerce Bank could withdraw such notice at any time during such two day period. Mid-State may reinstate the merger agreement within two days of receipt of any such notice of termination by City Commerce Bank by adjusting the exchange ratio to provide shareholders of City Commerce Bank a price in Mid-State common stock equal to $20.72 (as a result the exchange ratio shall then be calculated by dividing $20.72 by the "average closing price").

    Because the price of Mid-State common stock fluctuates, you will not know the value of the shares of Mid-State common stock which you will receive in the merger when you vote. The market value of Mid-State shares at the time of the merger could be higher or lower than the current market value.

EXCHANGE PROCEDURES

    As soon as practicable after the effective time of the merger, ChaseMellon Shareholder Services (the exchange agent designated pursuant to the merger agreement) will mail to each holder of record of outstanding shares of City Commerce Bank common stock a letter of transmittal which is to be used by each City Commerce Bank shareholder to return to the exchange agent the stock certificates representing the City Commerce Bank common stock owned by him, which certificates should be duly endorsed in blank by such the shareholder. As soon as practicable after receiving such certificates from a shareholder together with the duly executed letter of transmittal and any other items specified by the letter of transmittal, the exchange agent will deliver to such shareholder new certificates representing the appropriate number of shares of Mid-State common stock, together with a check for payment of cash in lieu of fractional shares. No dividends or other distributions that are declared on Mid-State common stock will be paid to persons otherwise entitled to receive the same until the City Commerce Bank certificates have been surrendered in exchange for the Mid-State certificates, but upon such surrender, such dividends or other distributions, from and after the effective time of the merger, will be paid to such persons in accordance with the terms of Mid-State common stock. No interest will be paid to the City Commerce Bank shareholders on the cash or the value of the Mid-State common stock into which their shares of City Commerce Bank common stock will be exchanged.

    YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

REGULATORY APPROVALS REQUIRED

    Bank holding companies, such as Mid-State, and banks, such as City Commerce Bank and Mid-State Bank, are highly regulated institutions with numerous federal and state laws and regulations governing their activities. Among these laws and regulations are requirements of prior approval by applicable government regulatory authorities in connection with acquisition and merger transactions such as the merger. In addition, these institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Detailed discussion of such ongoing regulatory oversight and the laws and regulations under which it is carried

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out can be found in the Form 10-K of Mid-State for the year ended December 31,
1998 incorporated by reference into this proxy statement/prospectus. See "WHERE
YOU CAN FIND MORE INFORMATION" on page   .

    Consummation of the merger is subject to various conditions, including, among others, receipt of the prior approvals of the California Department of Financial Institutions and the Federal Deposit Insurance Corporation.

    The merger agreement provides that the obligations of the parties to consummate the merger are conditioned upon all regulatory approvals having been granted by September 30, 1999 without the imposition of conditions which, in the opinion of Mid-State, would materially adversely effect the financial condition or operations of any party or otherwise would be burdensome.

    Applications for regulatory review and approval of the merger and the related transactions have been filed. There can be no assurance that the California Department of Financial Institutions and the Federal Deposit Insurance Corporation will approve or take other required action with respect to the merger and the related transactions or as to the date of such approvals or action.

    In determining whether to approve the merger, the California Department of Financial Institutions will consider factors such as

    - the effects of the merger on competition;

    - the effects of the merger on the convenience and needs of the communities to be served;

    - the financial condition of Mid-State and Mid-State Bank;

    - whether the merger is fair and reasonable to the depositors, creditors and shareholders of City Commerce Bank and Mid-State Bank;

    - the competence, experience and integrity of Mid-State's management; and

    - whether the merger is fair, just and equitable.

    In determining whether to approve the merger, the Federal Deposit Insurance Corporation will consider factors such as (1) the financial condition of Mid-State and the competence, experience and integrity of Mid-State's management; and (2) the effect of the merger on competition. The Federal Deposit Insurance Corporation must also take into account the record of performance of Mid-State Bank in meeting the credit needs of the entire community served by the Bank pursuant to the Community Reinvestment Act of 1977. The Federal Deposit Insurance Corporation frequently receives, in merger transactions, protests from community groups and others regarding various aspects of the proposal and, in particular, the extent to which the applicants are complying with the Community Reinvestment Act. Mid-State has received a "satisfactory" rating in its most recent Community Reinvestment Act examination by the Federal Deposit Insurance Corporation.

MANAGEMENT AND OPERATIONS OF MID-STATE AFTER THE MERGER

    MANAGEMENT

    Immediately prior to the effective time of the merger, the number of
directors of Mid-State and Mid-State Bank will be increased to 11.             ,
a current director of City Commerce Bank, will be added to the board of directors of Mid-State and Mid-State Bank at that time.

    The principal executive officers of Mid-State and Mid-State Bank immediately prior to the effective time of the merger will continue as the principal executive officers following the merger.

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    OPERATIONS

    Although we cannot assure you that any specific level of cost savings will be achieved or as to the timing thereof, Mid-State currently expects cost reductions for the calendar year 2000 to total approximately $1.5 million. Savings in salaries and benefits will provide approximately $1.1 million of this total. Depreciation expense is expected to decrease by about $100,000. The remaining $300,000 will reflect reduced operating expenses in the areas of marketing, accounting, insurance and directors' fees.

    It is also estimated that one-time, merger related restructuring charges will total about $2.7 million pre-tax, or $2.1 million after tax. These charges will be recognized as incurred. It is expected that substantially all of such charges will be recognized in the fourth quarter of 1999. Approximately $1.0 million of these pre-tax charges will relate to severance and benefits of displaced employees. Another $1.0 million will relate to investment banking fees, attorneys' fee, accountants' charges and filing fees. The remaining cost will relate to computer equipment write-downs and marketing and advertising expenses.

    This information should be read in conjunction with the historical consolidated financial statements of City Commerce Bank and Mid-State, including the respective notes thereto, included in this proxy statement/prospectus or incorporated herein, and in conjunction with the combined condensed historical selected financial data and other pro forma combined financial information appearing elsewhere in this proxy statement/prospectus.

    The statements contained in this section constitute "forward looking statements" and actual results, which are dependent on a number of factors, many of which are beyond the control of Mid-State and City Commerce Bank, may differ materially. See "RISK FACTORS--Forward Looking Statements May Not Prove Accurate." The cost savings and restructuring charges reflected above and in this proxy statement/prospectus may not be indicative of the results that may be achieved in the future. Assuming consummation of the merger, the actual cost savings and restructuring charges that may be realized in the merger may differ, perhaps significantly, from the amounts reflected above and in this proxy statement/prospectus due to a variety of factors, including expected growth of the combined bank.

NASDAQ LISTING

    The shares of Mid-State common stock to be issued in the merger will be listed on the Nasdaq National Market.

RESALES OF MID-STATE COMMON STOCK

    The shares of Mid-State common stock to be issued to shareholders of City Commerce Bank in the merger have been registered under the Securities Act of 1933. Such shares will be freely transferable under such Act, except for shares issued to any person who may be deemed to be an "affiliate" of City Commerce Bank within the meaning of Rule 145 under the Securities Act of 1933.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a summary of the opinion of Arthur Andersen LLP, Mid-State's independent public accountants, that Mid-State and City Commerce Bank received concerning the material federal income tax consequences to holders of City Commerce Bank common stock resulting from the merger. However, it is not a complete description of all of the federal tax consequences of the merger nor of any other tax laws, including applicable state, local, and foreign tax laws. In addition, the following discussion is not applicable to any City Commerce Bank common stock shareholder that has a special status, including (without limitation) insurance companies; financial institutions; broker-dealers; foreign corporations; estates and trusts not subject to U.S. federal income tax on their income

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regardless of source; persons who are not citizens or residents of the United
States; and persons who acquired stock as the result of the exercise of a compensatory stock option, pursuant to an employee stock purchase plan, or otherwise as compensation.

    DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, IT IS RECOMMENDED THAT YOU CONSULT YOUR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).

    In the opinion of Arthur Andersen LLP,

    - The merger will qualify as a reorganization under Section 368(a)(1)(A) and
      (a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). Mid-State, Mid-State Bank and City Commerce Bank each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

    - City Commerce Bank will recognize no gain or loss on the transfer of its assets, subject to liabilities, to Mid-State Bank solely in exchange for Mid-State common stock and cash in lieu of fractional shares of Mid-State (Sections 361(a)). In addition, City Commerce Bank will recognize no gain or loss on the distribution to its shareholders of the Mid-State stock and cash in lieu of fractional share interests (Section 361(c)).

    - The tax basis of the City Commerce Bank assets in the hands of Mid-State Bank will be the same as the tax basis of those assets in the hands of City Commerce Bank immediately prior to the merger (Section 362(b)).

    - The holding period of the assets of City Commerce Bank in the hands of Mid-State Bank will include the period during which such assets were held by City Commerce Bank (Section 1223(2)).

    - No gain or loss will be recognized to either Mid-State Bank or Mid-State on the receipt of the assets of City Commerce Bank in the merger (Section 1032 and Treas. Reg. Section1.1032-2).

    - No gain or loss will be recognized by a shareholder of City Commerce Bank on the receipt solely of Mid-State common stock in exchange for their shares of City Commerce Bank common stock (Section 354(a)(1)).

    - The payment of cash to shareholders of City Commerce Bank in lieu of fractional share interests of Mid-State common stock will be treated as if the fractional shares actually were distributed as part of the exchange and then redeemed by Mid-State. These cash payments will be treated as having been received as a distribution in redemption of that fractional share interest subject to the conditions and limitations of Section 302 of the Code. If a fractional share interest in Mid-State common stock would have constituted a capital asset in the hands of a redeeming shareholder, and the actual receipt and redemption of such fractional interest would have qualified for sale or exchange treatment, any resulting gain or loss should be characterized as capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

    - The tax basis of the shares of Mid-State common stock to be received by shareholders of City Commerce Bank pursuant to the merger will be the same as the basis of the shares of City Commerce Bank common stock surrendered in exchange therefor, decreased by the amount of basis allocated to any fractional share of Mid-State common stock that is constructively received by the City Commerce Bank shareholder and immediately redeemed for cash (Section 358(a)).

    - The holding period of the shares of Mid-State common stock to be received by shareholders of City Commerce Bank pursuant to the merger will include the holding period of shares of City Commerce Bank common stock exchanged therefor, provided that the shares of City Commerce Bank common stock are held as capital assets on the effective date of the merger (Section 1223(1)).

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    - No gain or loss will be recognized for federal income tax purposes by the holders of outstanding stock options granted under City Commerce Bank's stock option plan as a result of the granting, pursuant to the merger, of substitute options pursuant to Mid-State's stock option plan.

    - The granting of any substitute incentive stock option under the Mid-State stock option plan, to a holder of a City Commerce Bank stock option, under the City Commerce Bank stock option plan, will not be deemed a "modification" of City Commerce Bank's existing incentive stock option plan under Code Section 424(h)(3), provided the requirements of Section 424(a)(1) and (2) are satisfied.

    The opinion summarized above is not binding on the Internal Revenue Service, which could take positions contrary to the conclusions in such opinion. The parties have not requested a ruling from the Internal Revenue Service in connection with the merger.

    Receipt by Mid-State and City Commerce Bank of such opinion prior to the date of this proxy statement/prospectus and Arthur Andersen LLP's not withdrawing or modifying such opinion prior to the effective time of the merger are both conditions to the merger.

    The exchange of City Commerce Bank common stock for cash pursuant to the exercise of dissenters' rights will be a taxable transaction. If you are considering the exercise of dissenters' rights, you should consult your own tax advisers as to the tax treatment in your particular circumstances. See "Dissenting Shareholders' Rights."

ACCOUNTING TREATMENT

    It is anticipated that the merger will be accounted for as a pooling-of-interest transaction under generally accepted accounting principles. Under such accounting method, holders of City Commerce Bank common stock will be deemed to have combined their existing voting common stock interest with that of holders of Mid-State common stock by exchanging their shares for shares of Mid-State common stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of City Commerce Bank, as reported on its balance sheet, will be carried over to the consolidated balance sheet of Mid-State, and no goodwill will be created. Mid-State will be able to include in its consolidated income the income of City Commerce Bank for the entire fiscal year in which the merger occurs; however, certain expenses incurred to effect the merger must be treated by Mid-State as current charges against income rather than adjustments to its balance sheet. The unaudited pro form financial information contained in this proxy statement/prospectus has been prepared using the pooling-of-interest method of accounting. If the merger does not qualify for pooling-of-interest accounting treatment in the opinion of Arthur Andersen LLP, City Commerce Bank and/or Mid-State may terminate the merger.

DISSENTERS' RIGHTS

    If you do not vote such shares in favor of the proposal to approve the merger and you remain a holder of City Commerce Bank common stock at the effective time of the merger, you will, by complying with the procedures set forth in Chapter 13 of the California General Corporation Law, be entitled to receive an amount equal to the fair market value of your shares as of April 16, 1999 the day before the public announcement of the merger. The final closing price for City Commerce Bank common stock on April 16, 1999 was $17.50 per share. A copy of Chapter 13 of the California General Corporation Law is attached hereto as Appendix C and you should read it for more complete information concerning dissenters' rights. The discussion in this section is qualified in its entirety by reference to Appendix C. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST.

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
    In order to be entitled to exercise dissenters' rights, you must not vote "FOR" the merger. Thus, if you wish to dissent and you execute and return a proxy in the accompanying form, you must specify that your shares are to be either voted "AGAINST" or "ABSTAIN" on Proposal 1. If you return a proxy without voting instructions or with instructions to vote "FOR" the Proposal 1, your shares will automatically be voted in favor of the merger and you will lose your dissenters' rights.

    If the merger is approved by the shareholders, City Commerce Bank will have 10 days after the approval to send to those shareholders who did not vote in favor of the merger written notice of such approval accompanied by

    - a copy of Chapter 13 of the California General Corporation Law,

    - a statement of the price determined to represent the fair market value of the dissenting shares as of April 16, 1999 and

    - a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights.

    Within 30 days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder must make written demand upon City Commerce Bank for the purchase of dissenting shares and payment to such shareholder of their fair market value, specifying the number of shares held of record by such shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of April 16, 1999, and must surrender, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of City Commerce Bank common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

    If City Commerce Bank and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Subject to the restrictions imposed under California law on the ability of a California corporation to purchase its outstanding shares, payment of the fair value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

    If City Commerce Bank denies that the shares surrendered are dissenting shares or City Commerce Bank and the dissenting shareholder fail to agree upon a fair market value of such shares, then the dissenting shareholder must, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter's rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

    A dissenting shareholder may not withdraw his or her dissent or demand for payment unless City Commerce Bank consents to such withdrawal.

    The merger is not directly conditioned upon only a limited number of shareholders of City Commerce Bank having voted against the merger or otherwise having perfected dissenters' rights. Nevertheless, the payment of a significant amount of cash pursuant to the exercise of dissenters' rights would effect the ability of the merger to be accounted for as a "pooling-of-interest." The merger is conditioned upon Arthur Andersen LLP confirming in writing that the accounting treatment for the merger is a pooling-of-interest (see "--Accounting Treatment").

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
BENEFITS TO CERTAIN OFFICERS AND DIRECTORS OF CITY COMMERCE BANK IN THE MERGER

    The officers and employees of City Commerce Bank at the effective time will become officers and employees of Mid-State Bank, will be entitled to participate in all employee benefits and benefit programs of Mid-State on the same basis as similarly situated employees of Mid-State and will be credited for eligibility, participation and vesting purposes with their respective years of past service with City Commerce Bank. Mid-State has adopted a severance policy by which all employees of City Commerce Bank who are not offered employment or who are terminated within 12 months following the effective time of the merger who satisfy the requirement of the severance plan will receive severance benefits of two weeks for every year of service.

    Eloy Ortega, C. G. Kum and Peggy Shoemaker have entered into severance agreements with City Commerce Bank that upon consummation of the merger with Mid-State and if such individuals are terminated, they would be entitled to severance benefits of $202,500, $166,950 and $43,488, respectively.

    Messrs. Ortega and Kum have also entered into salary continuation agreements that would provide each individual an annual sum of $62,500 in equal monthly installments over a 15 year period upon reaching retirement age at 65. If either is involuntarily terminated, they will receive the present value of the amount accrued in the year of termination in one lump sum, unless either elects to have the amount paid commencing on his 65(th) birthday over 15 years.

    At and as of the effective time of the merger, Mid-State will grant substitute stock options pursuant to its stock option plan to each person who has at the effective time of the merger an outstanding option to purchase shares of City Commerce Bank common stock.

    The discovery periods for City Commerce Bank's policies of directors' and officers' liability insurance will be extend for 48 months with respect to all matters arising from facts or events which occurred before the effective time of the merger for which City Commerce Bank would have had an obligation to indemnify its directors and officers.

                , a current director of City Commerce Bank, will be added to the board of directors of Mid-State and Mid-State Bank at the effective time of the merger.

THE MERGER AGREEMENT

    STRUCTURE OF THE MERGER; EFFECTIVE TIME

    The merger agreement contemplates the merger of City Commerce Bank with and into Mid-State Bank, the banking subsidiary of Mid-State. Mid-State Bank will be the surviving bank in the merger and the separate corporate existence of City Commerce Bank will end.

    The effective time of the merger shall occur on the day that the agreement of merger (which is Exhibit A to the merger agreement) is filed with the California Department of Financial Institutions after having been previously filed with the California Secretary of State with the Department of Financial Institution's approval endorsed thereon in accordance with the provisions of the California Financial Code. The effective time of the merger shall occur following the last to occur of (1) receipt of all necessary regulatory approvals with the expiration of any applicable regulatory waiting periods and (2) satisfaction of the other conditions precedent set forth in the merger agreement.

    We currently anticipate that the merger will occur early in the fourth quarter of 1999 and probably in the month of October.

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
    ADDITIONAL AGREEMENTS

    As a condition to the merger, each of the directors of City Commerce Bank has entered into an agreement with Mid-State whereby each has agreed to

    - vote his or her shares of City Commerce Bank common stock in favor of approving the principal terms of the merger agreement and the transactions contemplated thereby,

    - recommend, subject to his or her fiduciary duty, to City Commerce Bank shareholders to vote in favor of the merger agreement,

    - not dispose, subject to certain exceptions, of his or her shares of City Commerce Bank common stock,

    - except for Mr. Ortega, for a two year period, not to compete with Mid-State or solicit anyone who was a customer of Mid-State or City Commerce Bank during the last three years, and

    - cooperate fully with Mid-State in connection with the merger.

    Under these agreements the respective directors of City Commerce Bank have
agreed to vote their shares (approximately       % of the outstanding shares in
the case of City Commerce Bank common stock) to approve the principal terms of the merger agreement, increasing the likelihood that the merger will be approved.

    In addition to these directors' agreements, the directors of City Commerce Bank have entered into agreements restricting such persons' ability to sell shares of Mid-State common stock which such person has acquired or may acquire in connection with the merger except in accordance with such agreements.

    TREATMENT OF STOCK OPTIONS

    At the effective time of the merger, the City Commerce Bank stock option plan will terminate and the Mid-State stock option plan will continue in effect.

    At the effective time of the merger, Mid-State will grant substitute stock options pursuant to its stock option plan to each person who has at the effective time of the merger an outstanding option to purchase shares of City Commerce Bank common stock. Each substitute stock option so granted by Mid-State pursuant to its stock option plan to replace a City Commerce Bank stock option will be 100% "vested" and will be exercisable for that number of whole shares of Mid-State common stock equal to the product of (1) the number of shares of City Commerce Bank common stock that were purchasable under such City Commerce Bank stock option immediately prior to the effective time of the merger multiplied by
(2) the exchange ratio, rounded down to the nearest whole number of shares of Mid-State common stock. Further, each and every substitute stock option so granted shall provide for a per share exercise price which shall be equal to the quotient determined by dividing (A) the exercise price per share of City Commerce Bank common stock at which such City Commerce Bank stock option was exercisable immediately prior to the effective time of the merger by (B) the exchange ratio.

    CONDITIONS TO THE MERGER

    The obligation of Mid-State and City Commerce Bank to consummate the merger is subject to the satisfaction or waiver on or before the effective time of the merger of, among other things, the following conditions:

    - the merger agreement and the transactions contemplated thereby will have received all requisite approvals of the boards of directors of Mid-State, Mid-State Bank and City Commerce Bank and of the shareholders of City Commerce Bank;

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
    - no judgment, decree, injunction, order or proceeding will be outstanding or threatened by any governmental entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside the merger substantially in the form contemplated by the merger agreement unless a favorable opinion is rendered by counsel that such judgment, decree, injunction, order or proceeding is without merit;

    - by September 30, 1999, (1) all approvals or consents of any applicable governmental agency will have been obtained or granted for the merger and the transactions contemplated for the merger agreement and the applicable waiting period under all laws will have expired and (2) no final FASB ruling is adopted prohibiting the use of pooling-of-interest accounting treatment in the merger;

    - Mid-State's registration statement shall have been declared effective by the Securities and Exchange Commission and shall not be the subject of any stop order or proceedings seeking or threatening a stop order;

    - Mid-State shall have received all state securities permits and other authorizations necessary to issue the Mid-State common stock to consummate the merger;

    - Mid-State and City Commerce Bank will have received an opinion from Arthur Andersen LLP as to federal tax effects of the merger (see "--Federal Income Tax Consequences");

    - Mid-State and City Commerce Bank will have received confirmation in writing from Arthur Andersen LLP that the merger will qualify for pooling of interests accounting treatment (see "--Accounting Treatment"); and

    - all third party consent necessary to permit the parties to consummate the merger will have been obtained except under certain specified circumstances.

    The obligations of City Commerce Bank to consummate the merger are also subject to fulfillment of certain other conditions, including the following:

    - there will not have occurred, between April 19, 1999 and the effective time of the merger, any materially adverse change in the business, financial condition, results of operations or properties of Mid-State or Mid-State Bank;

    - receipt of the fairness opinion from The Findley Group; and

    - all corporate steps necessary to effect the corporate and director changes described in "Management and Operations of Mid-State and Mid-State Bank After the Merger" will have been completed.

    The obligations of Mid-State and Mid-State Bank to consummate the merger are also subject to the fulfillment of certain other conditions, including the following:

    - there will not have occurred, between April 19, 1999 and the effective time of the merger, any material adverse change in the business, financial condition, results of operations or properties of City Commerce Bank;

    - at the month end proceeding the closing of the merger, City Commerce Bank's shareholders' equity and allowance for credit losses will not be less than $17,858,000 (including not to exceed $150,000 of legal, accounting and investment advisor fees and expenses related to the merger) and $1,600,000, respectively, and

    - all corporate steps necessary to effect the corporate and director changes described in "Management and Operations of Mid-State and Mid-State Bank After the Merger" will have been completed

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
    Additionally, the consummation of the merger is subject to the performance of covenants, the execution and delivery of certain ancillary documents, the accuracy of representations and warranties and the receipt of various legal opinions, third-party consents, officers' certificates and other documents.

    If these and other conditions are not satisfied or waived, the merger agreement may be terminated. The merger agreement may also be terminated upon the occurrence of certain other events. See "--Termination."

    NONSOLICITATION

    Under the terms of the merger agreement, City Commerce Bank has agreed not to solicit, initiate or encourage any "Competing Transaction." In addition, it has agreed (unless it determines, with advice of counsel, that its fiduciary duty requires otherwise) not to participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, any effort or attempt to effect any Competing Transaction with or involving any person other than with Mid-State, unless City Commerce Bank receives a bona fide offer from a person other than the parties to the merger agreement and subject to the fiduciary obligations of the City Commerce Bank board of directors. City Commerce Bank has agreed to promptly notify Mid-State of the terms of any proposal which it may receive in respect of any Competing Transaction. The term "Competing Transaction" means any of the following involving City Commerce Bank:

    - a merger, consolidation, share exchange or other business combination;

    - a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 10% or more of City Commerce Bank's assets;

    - a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 10% or more of the voting power of City Commerce Bank;

    - a tender offer or exchange offer for at least 10% of the outstanding shares of City Commerce Bank;

    - a solicitation of proxies in opposition to approval of the merger by City Commerce Bank's shareholders; or

    - a public announcement of an unsolicited bona fide proposal, plan or intention to do any of the foregoing.

    Any violation of these agreements by City Commerce Bank will result in Mid-State having the right to terminate the merger agreement. If the merger agreement were to be so terminated by Mid-State and City Commerce Bank enters into an agreement for a Competing Transaction prior to the termination of the merger agreement or during the 12 month period immediately following the termination, City Commerce Bank will be obligated to pay Mid-State $250,000 plus up to an additional $100,000 in documented out of pocket expenses which amounts represents (1) Mid-State's direct costs and expenses (including, but not limited to, fees and expenses of financial or other consultants, printing costs, accountants and counsel) incurred in negotiating and undertaking to carry out the transactions contemplated by the merger agreement, including Mid-State's management time devoted to negotiation and preparation for the transactions contemplated by the merger agreement; (2) Mid-State's indirect costs and expenses incurred in connection with the transactions contemplated by the merger agreement; and (3) Mid-State's loss as a result of the transactions contemplated by the merger agreement not being consummated.

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
    Any payments by City Commerce Bank would be addition to whatever rights Mid-State may have pursuant to the stock option agreement granted in connection with the execution of the merger agreement.

    EXPENSES

    If the merger agreement is terminated by City Commerce Bank because Mid-State fails to satisfy certain of its obligations under the merger agreement, Mid-State will be obligated to pay all of City Commerce Bank's expenses incurred in connection with the merger transaction, not to exceed $250,000.

    If the merger agreement is terminated by Mid-State because City Commerce Bank's shareholders fail to approve the merger, or because City Commerce Bank fails to satisfy certain of its obligations under the merger agreement, City Commerce Bank will be obligated to pay all of Mid-State's expenses incurred in connection with the merger transaction, not to exceed $250,000.

    If the merger agreement is terminated by Mid-State because it enters into a transaction to be acquired by another financial institution, Mid-State will be obligated to pay $500,000 to City Commerce Bank plus all of City Commerce Bank's expenses incurred in connection with the merger transaction, not to exceed $100,000.

    TERMINATION

    The merger agreement may be terminated at any time prior to the effective time of the merger:

    - by mutual consent of Mid-State and City Commerce Bank;

    - by Mid-State or City Commerce Bank if any material breach or default by the other party is not cured within 20 business days after notice thereof;

    - by Mid-State or City Commerce Bank if any governmental or regulatory consent is not obtained by September 30, 1999 or if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the merger agreement unless, within 20 business days after such denial or refusal, all parties agree to resubmit the application to the regulatory authority that has denied or refused to grant the approval, consent or qualification requested;

    - by City Commerce Bank if any of the conditions to its performance of the merger agreement shall not have been met, or by Mid-State if any of the conditions to its performance of the merger agreement shall not have been met, by September 30, 1999, or such earlier time as it becomes apparent that such conditions shall not be met;

    - by Mid-State if City Commerce Bank shall have failed to act or refrained from doing any "competing transaction" (as defined in the merger agreement);

    - by Mid-State if it elects not to consummate the merger because it enters into a transaction to be acquired by another financial institution; or

    - by City Commerce Bank if the "average closing price" is less than $26.60 and if Mid-State has failed to notify City Commerce Bank of its election to fix the purchase price at $20.72, provided, however that if City Commerce Bank elects to so terminate, Mid-State may reinstate the merger agreement by adjusting the exchange ratio to provide shareholders of City Commerce Bank a price in Mid-State common stock equal to $20.72 (as a result the exchange ratio shall then be calculated by dividing $20.72 by the "average closing price").

    REPRESENTATION AND WARRANTIES

    The merger agreement contains customary mutual representations and warranties by each party relating to, among other things: (1) incorporation, standing and power; (2) capitalization; (3) subsidiaries; (4) financial statements; (5) corporate authority; (6) litigation; (7) compliance with laws and regulations; (8) brokers and finders; (9) absence of material changes; (10) environmental matters; (11) Community Reinvestment Act; (12) pooling-of-interest; (13) Securities and Exchange Commission reports; (14) trust administration; (15) regulatory approvals; (16) Year 2000 readiness; (17) performance of obligations; (18) licenses and permits; (19) undisclosed liabilities; and (20) accounting records.

    In the merger agreement, City Commerce Bank also makes additional representations and warranties relating to: (1) insurance; (2) title to assets;
(3) real estate; (4) taxes; (5) employees; (6) employee benefit plans; (7) corporate records; (8) Offices and ATMs; (9) loan portfolio; (10) power of attorney; (11) operating losses; (12) derivatives; and (13) material contracts.

    The representations and warranties of the parties terminate as of the effective time of the merger.

    COVENANTS; CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME

    The merger agreement provides that, during the period from April 19, 1999 to the effective time of the merger, City Commerce Bank will conduct its business only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of Mid-State, which will not be unreasonably withheld, take any of the following actions, among others:

    - issue any security except pursuant to the exercise of options outstanding as of the date of the merger agreement;

    - declare, set aside or pay any dividend or make any other distribution upon, or purchase or redeem any shares of its stock;

    - amend its articles of incorporation or its bylaws;

    - grant any general or uniform increase in the rate of pay of employees or employee benefits except in the ordinary course of business and consistent with past practice;

    - grant any material increase in salary, incentive compensation or employee benefits or pay any bonus to any person except in the ordinary course of business and consistent with past practice or except pro rata bonuses calculated in accordance with City Commerce Bank's existing bonus compensation program;

    - make any capital expenditure in excess of $50,000, except for ordinary repairs, renewals and replacements;

    - compromise, settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court on any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

    - grant, renew or commit to grant or renew any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or principal shareholder, or to any corporation, partnership, trust or other entity controlled by any such person, except under certain circumstances;

    - make their credit underwriting policies, standards or practices less stringent than those in effect on December 31, 1998;

    - enter into or consent to any new employment agreement or other benefit arrangement, or amend or modify any employment agreement or other benefit arrangement in effect on the date of the merger agreement;

    - grant any person a power of attorney or similar authority;

    - make any material investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other person, except for investments made in the ordinary course of business consistent with past practice;

    - amend, modify or terminate, except in accordance with its terms, any material contract or enter into any material agreement or contract;

    - create or incur or suffer to exist any mortgage, lien, pledge, security interest, charge, encumbrance or restraint of any kind against or in any property or right of the respective party;

    - sell, lease or otherwise dispose of any assets or release any claims, except in the ordinary course of business consistent with past practice;

    - except as required by law, knowingly take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as tax free reorganizations under Section 368 of the Internal Revenue Code or prevent Mid-State from accounting for the business combination to be effected by the merger as a pooling-of-interests;

    - sell any investment security prior to maturity, except in the ordinary course of business; or

    - grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same person and all affiliated persons, would exceed $250,000 on an unsecured basis and $500,000 on a secured basis subject to certain exceptions.

    The merger agreement further provides that, during the period from April 19, 1999 to the effective time of the merger, Mid-State will conduct its business only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of City Commerce Bank, which will not be unreasonably withheld, take any of the following actions, among others:

    - issue any security except pursuant to the exercise of options outstanding as of the date of the merger agreement;

    - declare, set aside or pay any dividend (other than up to $0.20 per share cash dividend per quarter) or make any other distribution upon, or purchase or redeem any shares of its stock;

    - amend its articles of incorporation or bylaws; or

    - except as required by law, knowingly take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as tax free reorganizations under Section 368 of the Internal Revenue Code or prevent Mid-State from accounting for the business combination to be effected by the merger as a pooling-of-interests.

    The merger agreement also provides that each party will (1) use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement as promptly as practical; and (2) obtain the consent of the other party before it issues any press release or makes any public statement with respect to the Agreement or the transactions contemplated hereby.

    The merger agreement also provides that each party will:

    - duly and timely file all required governmental reports;

    - periodically furnish to the other party certain information, loan reports and updates of information previously provided;

    - promptly notify the other party of certain communications from tax authorities, material litigation and any event which has had or may reasonably be expected to have a materially adverse effect on the financial condition, operations, business or properties;

    - provide access to the other party of certain information; and

    - use its reasonable efforts between the date of the merger agreement and the effective time of the merger to take all actions necessary or desirable, including the filing of any regulatory applications.

    AMENDMENT AND WAIVER

    Subject to applicable law: (1) the merger agreement may be amended at any time by the action of the boards of directors of Mid-State, Mid-State Bank and City Commerce Bank without action by their shareholders pursuant to a writing signed by all parties to the merger agreement; and (2) the parties, by action of their respective boards of directors, may, at any time prior to the effective time, extend the performance of any obligation or action required by the merger agreement, waive inaccuracies in representations and warranties and waive compliance with any agreements or conditions for their respective benefit contained in the merger agreement.

                             STOCK OPTION AGREEMENT
                    BETWEEN CITY COMMERCE BANK AND MID-STATE

    Concurrently with the execution and delivery of the merger agreement, City Commerce Bank and Mid-State entered into a stock option agreement, under which City Commerce Bank granted Mid-State an option to purchase up to 325,884 shares of City Commerce Bank common stock representing approximately 19.9% of the outstanding shares of City Commerce Bank common stock at a per share price equal to $17.00. The option will only become exercisable upon the occurrence of certain events described below.

EXERCISE OF STOCK OPTION

    Mid-State may elect to exercise the option in whole or in part only after the occurrence of one of the following events (each a "Purchase Event"):

    - City Commerce Bank or any of its subsidiaries recommends to its shareholders or enters into an agreement with any person (other than Mid-State or any subsidiary of Mid-State) to effect (1) a merger, consolidation or similar transaction involving City Commerce Bank or any if its subsidiaries, (2) the disposition, by sale, lease, exchange or otherwise of all or substantially all the assets or deposits of City Commerce Bank or any of its subsidiaries, or (3) the issuance, sale, or other disposition by City Commerce Bank of securities representing 25% or more of the voting power of City Commerce Bank or any of its subsidiaries, or

    - any person or group of persons (other than Mid-State or any subsidiary of Mid-State) acquires beneficial ownership or the right to acquire beneficial ownership of 25% or more of the voting power of City Commerce Bank or any of its subsidiaries.

TERMINATION OF STOCK OPTION

    The option will terminate and be of no further force or effect upon the earliest to occur of:

    - immediately prior to the effective time of the merger,

    - termination of the merger agreement in accordance with its terms before a Purchase Event or a Preliminary Purchase Event (as defined below) occurs unless the merger agreement is terminated for certain specified events,

    - 18 months after the termination of the merger agreement following the occurrence of a Preliminary Purchase Event,

    - 12 months after the occurrence of a Purchase Event, or

    - 18 months after the termination of the merger agreement in the event Mid-State terminates as a result of certain specified events.

    Even if the option terminates, Mid-State will still be entitled to purchase those City Commerce Bank shares with respect to which it exercised the option before the termination of the option.

    A "Preliminary Purchase Event" means the occurrence of one of the following events:

    - City Commerce Bank or any of its subsidiaries recommends to its shareholders or enters into an agreement with any person (other than Mid-State or any subsidiary of Mid-State) to effect (1) a merger, consolidation or similar transaction involving City Commerce Bank or any if its subsidiaries, (2) the disposition, by sale, lease, exchange or otherwise of all or substantially all the assets or deposits of City Commerce Bank or any of its subsidiaries, or (3) the issuance, sale, or other disposition by City Commerce Bank of securities representing 10% or more of the voting power of City Commerce Bank or any of its subsidiaries (any of the foregoing is defined as an "Acquisition Transaction."),

    - any person (other than Mid-State or any subsidiary of Mid-State) acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the voting power of City Commerce Bank or any of its significant subsidiaries,

    - any person makes a bona fide proposal to City Commerce Bank or its shareholders to engage in an Acquisition Transaction or commences a tender offer or files a registration statement under the Securities Act of 1933 with respect to an exchange offer for City Commerce Bank common stock such that, upon completion of that offer, that person will own or control 10% of more of the then outstanding shares of City Commerce Bank common stock,

    - the City Commerce Bank shareholders have not approved the merger agreement, or the annual meeting of shareholders of City Commerce Bank has not been held or has been canceled, in each case after any person (other than Mid-State or any subsidiary of Mid-State) has (1) made, or disclosed an intention to make, a bona fide proposal, to engage in an Acquisition Transaction, (2) commenced a tender offer or filed a registration statement under the Securities Act of 1933 with respect to an exchange offer, or (3) filed an application (or given a notice) with a bank regulatory authority to engage in an Acquisition Transaction,

    - after a proposal is made by a third party to City Commerce Bank or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to make such a proposal if the merger agreement terminates or the option terminates, City Commerce Bank breaches any covenant or obligation contained in the merger agreement and such breach would entitle Mid-State to terminate the merger agreement,

    - any person files an application or notice with the Federal Reserve Board or other governmental authority for approval to engage in an Acquisition Transaction, or

    - City Commerce Bank's board of directors withdraws or modifies in any manner adverse to Mid-State its recommendation that the City Commerce Bank shareholders approve the merger in anticipation of an Acquisition Transaction or City Commerce Bank authorizes, recommends or proposes an agreement to engage in an Acquisition Transaction with any person other than Mid-State.

ADJUSTMENT OF NUMBER OF SHARES SUBJECT TO OPTION

    The number and type of securities subject to the option and the purchase price of shares will be adjusted for any stock split, reverse split, dividend, exchange of shares or similar transaction relating to the City Commerce Bank common stock, so that Mid-State will receive upon exercise of the option the same number and type of securities as if the option had been exercised immediately before the change in City Commerce Bank common stock. The number of shares of City Commerce Bank common stock subject to the option will also be adjusted if City Commerce Bank issues additional shares of City Commerce Bank common stock, so that the number of shares of City Commerce Bank common stock subject to the option represents 19.9% of issued and outstanding City Commerce Bank common stock. In the event of a capital reorganization, merger or consolidation of City Commerce Bank with or into another corporation, or the sale of all or substantially all of City Commerce Bank's assets to any other person, then, as a part of any such transaction, provision will be made so that Mid-State will be entitled to received and option of the succeeding corporation, any person that controls the succeeding corporation or City Commerce Bank, at the election of Mid-State.

REPURCHASE OF OPTION SHARES

    After the occurrence of a Purchase Event but prior to termination of the option, Mid-State can require City Commerce Bank to repurchase (1) the option, and (2) any shares of City Commerce Bank common stock received by Mid-State upon exercise of the option by Mid-State.

    The option will be repurchased at a price equal to the amount by which (1) the "market/offer price" exceeds (2) the option exercise price, multiplied by the number of shares of City Commerce Bank common stock for which the option could then be exercised.

    Any shares held by Mid-State resulting from the exercise of the option will be repurchased at a price equal to the "market/offer price" multiplied by the number of shares.

    The term "market/offer price" means the highest

    - price per share of City Commerce Bank common stock at which a tender offer or exchange offer therefor has been made,

    - price per share of City Commerce Bank common stock paid or to be paid by any third party pursuant to any agreement with City Commerce Bank (whether by way of merger, consolidation or otherwise), or

    - in the event of a sale of all or substantially all of City Commerce Bank's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of City Commerce Bank as determined by a nationally recognized investment banking firm mutually selected, divided by the number of shares of City Commerce Bank common stock outstanding at the time of such sale.

REGISTRATION RIGHTS

    Mid-State has certain rights to require registration of any shares of City Commerce Bank common stock purchased pursuant to the stock option agreement under the securities laws if necessary to enable Mid-State to sell such shares.

EFFECT OF STOCK OPTION AGREEMENT

    The stock option agreement is intended to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement. As a result, certain aspects of the stock option agreement may have the effect of discouraging persons who might now or before the effective time of the merger be interested in acquiring all of or a significant interest in City Commerce Bank from considering or proposing such an acquisition, even if they were prepared to offer higher consideration per share for City Commerce Bank common stock than the consideration set forth in the merger agreement.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined statement of financial position is based on the historical consolidated statement of financial position of Mid-State and the statement of financial position of City Commerce Bank, using the pooling method of accounting for business combinations, as of March 31, 1999 after giving effect to merger related adjustments described in the note herein. It should be read in conjunction with the historical financial statements and notes thereto which are included in this proxy statement/prospectus or are incorporated herein by reference.

    These pro forma financial statements are presented for illustrative purposes only and are not indicative of the operating results that would have been achieved or the financial position that would have existed had the merger been consummated on March 31, 1999 nor are they indicative of the future operating results or financial position of the combined companies. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information as necessary to comply with disclosure requirements.

          UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL POSITION
                              AS OF MARCH 31, 1999
                                    (000'S)

                                                            MID-STATE       CITY
                                                            BANCSHARES    COMMERCE   ADJUSTMENTS(1)    COMBINED
                                                           ------------  ----------  --------------  ------------
Cash and Due From Banks..................................  $     60,343  $   11,504                  $     71,847

Fed Funds Sold...........................................        64,865       3,500                        68,365

Investment Securities--Available for Sale................       459,482       9,357                       468,839
Investment Securities--Held to Maturity..................        36,486          --                        36,486
                                                           ------------  ----------       -------    ------------
Total Investment Securities..............................       495,968       9,357                       505,325

Total Loans..............................................       551,438     121,471                       672,909
Loan Loss Allowance......................................       (12,435)     (1,567)                      (14,002)
                                                           ------------  ----------       -------    ------------
Net Loans................................................       539,003     119,904                       658,907

Premises and Equipment...................................        29,656       2,872                        32,528
Accrued Interest Receivable..............................        10,866         729                        11,595
Other Real Estate Owned..................................           206          --                           206
Investments in Real Estate...............................         6,755          --                         6,755
Goodwill.................................................         1,575          --                         1,575
Other....................................................        12,698       1,712                        14,410
                                                           ------------  ----------       -------    ------------
      TOTAL ASSETS.......................................  $  1,221,935  $  149,578                     1,371,513
                                                           ------------  ----------       -------    ------------
                                                           ------------  ----------       -------    ------------

Non Interest Bearing Demand..............................  $    201,476  $   31,734                       233,210
NOW, Savings and Money Market............................       540,192      68,662                       608,854
Time Deposits--$100,000 or more..........................        91,681      21,024                       112,705
Time Deposits--Under $100,000............................       233,905       9,523                       243,428
                                                           ------------  ----------       -------    ------------
Total Deposits...........................................     1,067,254     130,943                     1,198,197

Other Liabilities........................................        18,448       1,333         2,094          21,875

Capital:
  Common Stock and Surplus...............................        43,069      15,444                        58,513
  Undivided Profits......................................        90,517       1,795        (2,094)         90,218
  Unrealized Gain on AFS Securities......................         2,647          63                         2,710
                                                           ------------  ----------       -------    ------------
  Total Shareholders' Equity.............................       136,233      17,302        (2,094)        151,441
                                                           ------------  ----------       -------    ------------
      TOTAL LIABILITIES & EQUITY.........................  $  1,221,935  $  149,578    $       --       1,371,513
                                                           ------------  ----------       -------    ------------
                                                           ------------  ----------       -------    ------------

------------------------

(1) The following table reflects all non recurring Mid-State and City Commerce Bank estimated merger-related costs as of March 31, 1999. These costs are not included on the unaudited pro forma combined income statement, but are included on the unaudited pro forma combined balance sheet as a reduction to equity capital. These costs will be charged to expense as incurred. Such estimated merger-related costs are summarized below:

Employment related......................................        956
Financial Advisory......................................        400
Professional Fees.......................................        574
Equipment write-down....................................        507
All Other...............................................        263
                                                          ---------
    Total Pre-Tax.......................................      2,700
        After-Tax.......................................      2,094

    The following unaudited pro forma combined statements of income are based on the historical consolidated statements of income of Mid-State and the statements of income of City Commerce Bank, using the pooling method of accounting for business combinations for the three month periods ending March 31, 1999 and 1998 and for the years ending December 31, 1998, 1997 and 1996. It should be read in conjunction with the historical financial statements and notes thereto which are included in this proxy statement/prospectus or are incorporated herein by reference. Weighted average shares outstanding of the pro forma combined institution are based on a .7991 exchange ratio which assumes that the Mid-State "average closing price" is between $26.60 and $30.91. THE EXCHANGE RATIO COULD BE HIGHER OR LOWER THAN .7791. The closing price of Mid-State common stock on
            , 1999 was $      .

    There pro forma financial statements are presented for illustrative purposes only and are not indicative of the operating results that would have been achieved or the financial position that would have existed had the merger been consummated on the dates indicated in the preceding paragraph nor are they indicative of the future operating results or financial position of the combined companies.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE 3 MONTHS ENDED MARCH 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              MID-STATE    CITY COMMERCE
                                                             BANCSHARES        BANK         ADJUSTMENTS    COMBINED
                                                             -----------  ---------------  -------------  -----------
Interest Income:
Interest and Fees on Loans and Leases......................   $  13,400      $   2,892                     $  16,292
Interest on Securities, Fed Funds Sold--Taxable............       7,265            166                         7,431
Interest on Securities--Tax-exempt.........................         650             44                           694
                                                             -----------        ------           -----    -----------

  TOTAL INTEREST INCOME....................................      21,315          3,102                        24,417
                                                             -----------        ------           -----    -----------
Interest Expense:
Interest on NOW, Money Market and Savings Deposits.........       1,858            580                         2,438
Interest on Time Deposits--$100,000 and over...............       1,057            255                         1,312
Interest on Time Deposits--Under $100,000..................       2,727            107                         2,834
Interest on Mortgages Payable, Other.......................          70              1                            71
                                                             -----------        ------           -----    -----------

  TOTAL INTEREST EXPENSE...................................       5,712            943                         6,655
                                                             -----------        ------           -----    -----------

Net Interest Income:
Before Provision for Possible Loan Losses..................      15,603          2,159                        17,762
Provision for Possible Loan Losses.........................          --             15                            15
                                                             -----------        ------           -----    -----------

  NET INTEREST INCOME AFTER
    PROVISION FOR POSSIBLE LOAN LOSSES.....................      15,603          2,144                        17,747
                                                             -----------        ------           -----    -----------
Other Income:
Service Charges on Deposit Accounts........................       1,505            134                         1,639
Other Income and Fees......................................       2,205             91                         2,296
                                                             -----------        ------           -----    -----------

  TOTAL OTHER INCOME.......................................       3,710            225                         3,935
                                                             -----------        ------           -----    -----------
Other Expense:
Salaries and Employee Benefits.............................       6,725            875                         7,600
Occupancy Expenses.........................................       1,787            154                         1,941
Merger Related Charges.....................................          --             --                            --
Other Operating Expenses...................................       3,352            570                         3,922
                                                             -----------        ------           -----    -----------

  TOTAL OTHER EXPENSES.....................................      11,864          1,599                        13,463
                                                             -----------        ------           -----    -----------
Income Before Taxes........................................       7,449            770                         8,219
Tax Expense................................................       2,270            314                         2,584
                                                             -----------        ------           -----    -----------

  NET INCOME...............................................   $   5,179      $     456                     $   5,635
                                                             -----------        ------           -----    -----------
                                                             -----------        ------           -----    -----------
Earnings Per Share
  --Basic..................................................   $    0.51      $    0.28                     $    0.50
  --Diluted................................................   $    0.51      $    0.27                     $    0.49
Shares used in Earnings Per Share Calculation
  --Basic..................................................      10,082          1,647            (364)       11,365
  --Diluted................................................      10,129          1,693            (374)       11,448

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE 3 MONTHS ENDED MARCH 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              MID-STATE    CITY COMMERCE
                                                             BANCSHARES        BANK         ADJUSTMENTS    COMBINED
                                                             -----------  ---------------  -------------  -----------
Interest Income:
Interest and Fees on Loans and Leases......................   $  13,676      $   2,548                     $  16,224
Interest on Securities, Fed Funds Sold--Taxable............       7,261            252                         7,513
Interest on Securities--Tax-exempt.........................         342             69                           411
                                                             -----------        ------           -----    -----------

  TOTAL INTEREST INCOME....................................      21,279          2,869                        24,148
                                                             -----------        ------           -----    -----------
Interest Expense:
Interest on NOW, Money Market and Savings Deposits.........       2,181            552                         2,733
Interest on Time Deposits--$100,000 and over...............       1,162            147                         1,309
Interest on Time Deposits--Under $100,000..................       3,101            209                         3,310
Interest on Mortgages Payable, Other.......................          67              3                            70
                                                             -----------        ------           -----    -----------

  TOTAL INTEREST EXPENSE...................................       6,511            911                         7,422
                                                             -----------        ------           -----    -----------
Net Interest Income:
Before Provision for Possible Loan Losses..................      14,768          1,958                        16,726
Provision for Possible Loan Losses.........................         150             --                           150
                                                             -----------        ------           -----    -----------

  NET INTEREST INCOME AFTER
    PROVISION FOR POSSIBLE LOAN LOSSES.....................      14,618          1,958                        16,576
                                                             -----------        ------           -----    -----------
Other Income:
Service Charges on Deposit Accounts........................       1,655            129                         1,784
Other Income and Fees......................................       2,513            237                         2,750
                                                             -----------        ------           -----    -----------

  TOTAL OTHER INCOME.......................................       4,168            366                         4,534
                                                             -----------        ------           -----    -----------
Other Expense:
Salaries and Employee Benefits.............................       6,836            985                         7,821
Occupancy Expenses.........................................       1,905            156                         2,061
Merger Related Charges.....................................          --             --                            --
Other Operating Expenses...................................       3,715            656                         4,371
                                                             -----------        ------           -----    -----------

  TOTAL OTHER EXPENSES.....................................      12,456          1,797                        14,253
                                                             -----------        ------           -----    -----------
Income Before Taxes........................................       6,330            527                         6,857
Tax Expense................................................       2,262            197                         2,459
                                                             -----------        ------           -----    -----------

  NET INCOME...............................................   $   4,068      $     330                     $   4,398
                                                             -----------        ------           -----    -----------
                                                             -----------        ------           -----    -----------
Earnings Per Share
  --Basic..................................................   $    0.41      $    0.19                     $    0.39
  --Diluted................................................   $    0.40      $    0.19                     $    0.38
Shares used in Earnings Per Share Calculation
  --Basic..................................................       9,994          1,697            (375)       11,316
  --Diluted................................................      10,078          1,763            (389)       11,452

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              MID-STATE   CITY COMMERCE
                                                             BANCSHARES        BANK         ADJUSTMENTS     COMBINED
                                                             -----------  --------------  ---------------  -----------
Interest Income:
Interest and Fees on Loans and Leases......................   $  55,064     $   10,694                      $  65,758
Interest on Securities, Fed Funds Sold--Taxable............      30,389            977                         31,366
Interest on Securities--Tax-exempt.........................       1,507            251                          1,758
                                                             -----------       -------             ---     -----------

  TOTAL INTEREST INCOME....................................      86,960         11,922                         98,882
                                                             -----------       -------             ---     -----------
Interest Expense:
Interest on NOW, Money Market and Savings Deposits.........       8,704          2,338                         11,042
Interest on Time Deposits--$100,000 and over...............       4,365            456                          4,821
Interest on Time Deposits--Under $100,000..................      12,590            648                         13,238
Interest on Mortgages Payable, Other.......................         333              7                            340
                                                             -----------       -------             ---     -----------

  TOTAL INTEREST EXPENSE...................................      25,992          3,449                         29,441
                                                             -----------       -------             ---     -----------
Net Interest Income:
Before Provision for Possible Loan Losses..................      60,968          8,473                         69,441
Provision for Possible Loan Losses.........................         300             --                            300
                                                             -----------       -------             ---     -----------

  NET INTEREST INCOME AFTER
    PROVISION FOR POSSIBLE LOAN LOSSES.....................      60,668          8,473                         69,141
                                                             -----------       -------             ---     -----------
Other Income:
Service Charges on Deposit Accounts........................       6,454            553                          7,007
Other Income and Fees......................................      16,427          1,302                         17,729
                                                             -----------       -------             ---     -----------

  TOTAL OTHER INCOME.......................................      22,881          1,855                         24,736
                                                             -----------       -------             ---     -----------
Other Expense:
Salaries and Employee Benefits.............................      26,098          3,742                         29,840
Occupancy Expenses.........................................       7,643            871                          8,514
Merger Related Charges.....................................       7,440             --                          7,440
Other Operating Expenses...................................      14,348          2,164                         16,512
                                                             -----------       -------             ---     -----------

  TOTAL OTHER EXPENSES.....................................      55,529          6,777                         62,306
                                                             -----------       -------             ---     -----------
Income Before Taxes........................................      28,020          3,551                         31,571
Tax Expense................................................       9,000          1,576                         10,576
                                                             -----------       -------             ---     -----------

  NET INCOME...............................................   $  19,020     $    1,975                      $  20,995
                                                             -----------       -------             ---     -----------
                                                             -----------       -------             ---     -----------
Earnings Per Share
  --Basic..................................................   $    1.90     $     1.17                      $    1.85
  --Diluted................................................   $    1.88     $     1.14                      $    1.83
Shares used in Earnings Per Share Calculation
  --Basic..................................................      10,031          1,690            (373)        11,348
  --Diluted................................................      10,098          1,735            (383)        11,450

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              MID-STATE    CITY COMMERCE
                                                             BANCSHARES        BANK          ADJUSTMENTS     COMBINED
                                                             -----------  ---------------  ---------------  -----------
Interest Income:
Interest and Fees on Loans and Leases......................   $  53,383      $   9,509                       $  62,892
Interest on Securities, Fed Funds Sold--Taxable............      28,099            963                          29,062
Interest on Securities--Tax-exempt.........................         794            343                           1,137
                                                             -----------        ------              ---     -----------

  TOTAL INTEREST INCOME....................................      82,276         10,815                          93,091
                                                             -----------        ------              ---     -----------
Interest Expense:
Interest on NOW, Money Market and Savings Deposits.........       8,935          2,243                          11,178
Interest on Time Deposits--$100,000 and over...............       4,363            521                           4,884
Interest on Time Deposits--Under $100,000..................      12,063            733                          12,796
Interest on Mortgages Payable, Other.......................         199              3                             202
                                                             -----------        ------              ---     -----------

  TOTAL INTEREST EXPENSE...................................      25,560          3,500                          29,060
                                                             -----------        ------              ---     -----------
Net Interest Income:
Before Provision for Possible Loan Losses..................      56,716          7,315                          64,031
Provision for Possible Loan Losses.........................          30             75                             105
                                                             -----------        ------              ---     -----------

  NET INTEREST INCOME AFTER
    PROVISION FOR POSSIBLE LOAN LOSSES.....................      56,686          7,240                          63,926
                                                             -----------        ------              ---     -----------
Other Income:
Service Charges on Deposit Accounts........................       6,813            447                           7,260
Other Income and Fees......................................       9,647            927                          10,574
                                                             -----------        ------              ---     -----------

  TOTAL OTHER INCOME.......................................      16,460          1,374                          17,834
                                                             -----------        ------              ---     -----------
Other Expense:
Salaries and Employee Benefits.............................      26,698          3,614                          30,312
Occupancy Expenses.........................................       7,871          1,002                           8,873
Merger Related Charges.....................................          --             --                              --
Other Operating Expenses...................................      16,319          2,170                          18,489
                                                             -----------        ------              ---     -----------

  TOTAL OTHER EXPENSES.....................................      50,888          6,786                          57,674
                                                             -----------        ------              ---     -----------
Income Before Taxes........................................      22,258          1,828                          24,086
Tax Expense................................................       4,616            604                           5,220
                                                             -----------        ------              ---     -----------

  NET INCOME...............................................   $  17,642      $   1,224                       $  18,866
                                                             -----------        ------              ---     -----------
                                                             -----------        ------              ---     -----------
Earnings Per Share
  --Basic..................................................   $    1.77      $    0.73                       $    1.67
  --Diluted................................................   $    1.76      $    0.68                       $    1.65
Shares used in Earnings Per Share Calculation
  --Basic..................................................       9,965          1,671             (369)        11,267
  --Diluted................................................      10,049          1,791             (396)        11,444

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              MID-STATE    CITY COMMERCE
                                                             BANCSHARES        BANK        ADJUSTMENTS   COMBINED
                                                             -----------  ---------------  -----------  -----------
Interest Income:
Interest and Fees on Loans and Leases......................   $  49,789      $   8,307                   $  58,096
Interest on Securities, Fed Funds Sold--Taxable............      25,059          1,008                      26,067
Interest on Securities--Tax-exempt.........................         568            486                       1,054
                                                             -----------        ------     -----------  -----------

  TOTAL INTEREST INCOME....................................      75,416          9,801                      85,217
                                                             -----------        ------     -----------  -----------
Interest Expense:
Interest on NOW, Money Market and Savings Deposits.........       9,111          2,018                      11,129
Interest on Time Deposits--$100,000 and over...............       3,940            285                       4,225
Interest on Time Deposits--Under $100,000..................      10,922            614                      11,536
Interest on Mortgages Payable, Other.......................         177              1                         178
                                                             -----------        ------     -----------  -----------

  TOTAL INTEREST EXPENSE...................................      24,150          2,918                      27,068
                                                             -----------        ------     -----------  -----------
Net Interest Income:
Before Provision for Possible Loan Losses..................      51,266          6,883                      58,149
Provision for Possible Loan Losses.........................         227           (220)                          7
                                                             -----------        ------     -----------  -----------

  NET INTEREST INCOME AFTER
    PROVISION FOR POSSIBLE LOAN LOSSES.....................      51,039          7,103                      58,142
                                                             -----------        ------     -----------  -----------
Other Income:
Service Charges on Deposit Accounts........................       6,470            474                       6,944
Other Income and Fees......................................       9,349          1,010                      10,359
                                                             -----------        ------     -----------  -----------

  TOTAL OTHER INCOME.......................................      15,819          1,484                      17,303
                                                             -----------        ------     -----------  -----------
Other Expense:
Salaries and Employee Benefits.............................      24,768          3,461                      28,229
Occupancy Expenses.........................................       7,738          1,087                       8,825
Merger Related Charges.....................................          --             --                          --
Other Operating Expenses...................................      21,336          2,206                      23,542
                                                             -----------        ------     -----------  -----------

  TOTAL OTHER EXPENSES.....................................      53,842          6,754                      60,596
                                                             -----------        ------     -----------  -----------
Income Before Taxes........................................      13,016          1,833                      14,849
Tax Expense................................................       5,138            530                       5,668
                                                             -----------        ------     -----------  -----------

  NET INCOME...............................................   $   7,878      $   1,303                   $   9,181
                                                             -----------        ------     -----------  -----------
                                                             -----------        ------     -----------  -----------
Earnings Per Share
  --Basic..................................................   $    0.79      $    0.80                   $    0.82
  --Diluted................................................   $    0.79      $    0.77                   $    0.81
Shares used in Earnings Per Share Calculation
  --Basic..................................................       9,948          1,638           (362)      11,224
  --Diluted................................................       9,989          1,685           (372)      11,303

                                MID-STATE STOCK

    Mid-State is authorized by its articles of incorporation to issue 50,000,000 shares of no par value common stock and 25,000,000 shares of preferred stock. As
of June   , 1999,             shares of common stock were issued and outstanding
and no shares of preferred stock were issued and outstanding. Holders of Mid-State common stock are entitled to one vote, in person or by proxy, for each share of stock held of record in the shareholder's name on the books of Mid-State as of the record date on any matter submitted to the vote of the shareholders. Shares of Mid-State common stock may not be voted cumulatively in connection with the election of directors.

    Each share of Mid-State stock has the same rights, privileges and preferences as every other share and will share equally in Mid-State's net assets upon liquidation or dissolution. Mid-State stock has no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of Mid-State common stock are fully paid and nonassessable.

    Mid-State shareholders are entitled to dividends when, as and if declared by Mid-State's board of directors out of funds legally available therefor and after satisfaction of the prior rights of holders of outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the General Corporation Law of California).

    The transfer agent and registrar for Mid-State common stock is ChaseMellon Financial Services.

    In connection with the 25,000,000 shares of preferred stock authorized in the articles of incorporation, the Mid-State board of directors has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences.

                      COMPARISON OF MID-STATE COMMON STOCK
                      AND CITY COMMERCE BANK COMMON STOCK

    City Commerce Bank is a California banking corporation and the rights of its shareholders are governed by the California Financial Code, the California General Corporation Law, and its articles of incorporation and bylaws. As shareholders of Mid-State, you will have, in some cases, different rights since the rights of Mid-State shareholders are governed by the California General Corporation Law and Mid-State's articles of incorporation and bylaws.

    The following subsections discuss certain differences between rights of holders of Mid-State common stock and City Commerce Bank common stock.

CLASSIFICATION OF BOARD OF DIRECTORS AND FILING VACANCIES

    City Commerce Bank's articles of incorporation do not permit its board of directors to be divided into classes with any class having a term of office of longer than one year. Each director of City Commerce Bank must be elected annually. City Commerce Bank's bylaws also provide that any vacancy occurring in the board, except in the case of removal, may be filled by a majority of the remaining directors. The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, including a vacancy created by removal, at a meeting of shareholders or otherwise by their unanimous written consent.

    Upon Mid-State becoming a "listed corporation" on Nasdaq's National Market, it became eligible to "classify" its board of directors. The board of directors of Mid-State was divided at its annual meeting in May of this year into three classes, each of which contains approximately one-third of the whole number of the members of the board. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors are elected each year. Mid-State's articles of incorporation also provide that any vacancy occurring in the board, including a vacancy created by an increase in the number of directors, shall be filled by a vote of two-thirds of the directors then in office and any director so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires.

VOTING RIGHTS

    Holders of City Commerce Bank common stock are entitled to one vote, in person or by proxy, for each share of stock held of record in the shareholder's name on the books of City Commerce Bank as of the record date on any matter submitted to the vote of the shareholders. In connection with the election of directors, shares of City Commerce Bank common stock are entitled to be voted cumulatively if a candidate's or candidates' name(s) have been properly placed in nomination prior to the voting and a shareholder present at the shareholders' meeting has given notice of his or her intention to vote his or her shares cumulatively. If a shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares of City Commerce Bank common stock owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate.

    Holders of Mid-State common stock are also entitled to one vote for each share of stock held. However, cumulative voting does not apply in connection with the election of Mid-State directors and the candidates receiving the highest number of affirmative votes up to the number of directors to be elected will be elected.

VOTE ON BUSINESS COMBINATIONS

    Under California law, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock and any other affected class of stock.

    This majority vote requirement applies to (1) any business combination involving City Commerce Bank and (2) any business combination involving Mid-State which does not involve a "Related Person."

    Mid-State's articles of incorporation change the majority vote requirement and require the approval of the holders of at least 66 2/3% of Mid-State's outstanding shares of voting stock to approve certain "Business Combinations" (as defined in the articles of incorporation) involving a "Related Person" (as defined in the articles of incorporation) except in cases where the proposed transaction has been approved in advance by a majority of those members of Mid-State's board of directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person. The term "Related Person" is defined to include any individual, corporation, partnership or other entity (other than Mid-State or Mid-State
Bank) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Mid-State or an affiliate of such person or entity. This provision of Mid-State's articles of incorporation applies to any "Business Combination," which is defined to include:

    - any merger or consolidation of Mid-State with or into any Related Person;

    - any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of Mid-State or combined assets of Mid-State and its subsidiaries to a Related Person;

    - any merger or consolidation of a Related Person with or into Mid-State or a subsidiary of Mid-State;

    - any sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of a Related Person to Mid-State or a subsidiary of Mid-State;

    - the issuance of any securities of Mid-State or a subsidiary of Mid-State to a Related Person;

    - the acquisition by Mid-State or a subsidiary of Mid-State of any securities of a Related Person;

    - any reclassification of common stock of Mid-State or any recapitalization involving the common stock of Mid-State; or

    - any agreement or other arrangement providing for any of the foregoing.

NUMBER OF DIRECTORS

    Although the Corporations Code does not require Mid-State or City Commerce Bank to maintain any specific range of number of directors, the number of directors of Mid-State and City Commerce Bank may not be less than a stated minimum nor more than a stated maximum (which in no case shall be greater than two times the stated minimum minus one) with the exact number of directors to be fixed, within the limits specified. The City Commerce Bank bylaws currently provide that the number of directors on its board of directors may not be fewer than seven nor more than 10, and the current number of members on the board of directors has been fixed at eight. Mid-State's bylaws currently provide that the number of directors on its board of directors may not be fewer than nine nor more than 12, and the current number of members on Mid-State's board of directors has been fixed at 10.

    At the effective time of the merger, the number of directors for Mid-State
will be increased to 11 and (ii)             (a current member of the board of
directors of City Commerce Bank) will be added to the Mid-State and Mid-State Bank boards of directors.

DIVIDEND RESTRICTIONS

    Since City Commerce Bank is a state-chartered bank, its ability to pay dividends or make distributions to its shareholders is subject to restrictions set forth in the California Financial Code. The California Financial Code provides that neither a bank nor any majority-owned subsidiary of a bank may make a distribution to its shareholders in an amount which exceeds the lesser of

    - the bank's retained earnings; or

    - the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period.

    Notwithstanding the previous provision, a bank may, with the prior approval of the Commissioner of Financial Institutions make a distribution to the shareholders of the bank in an amount not exceeding the greatest of (1) its retained earnings; (2) its net income for its last fiscal year; or (3) the net income of the bank for its current fiscal year. If the Commissioner finds that the shareholders' equity of a bank is inadequate or that the making of a distribution by a bank would be unsafe or unsound, the Commissioner may order the bank to refrain from making a proposed distribution.

    The ability of Mid-State to pay cash dividends is limited by the provisions of Section 500 of the California General Corporation Law, which prohibits the payment of dividends unless

    - the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution;

    - the assets of the corporation exceed 1 1/4 times its liabilities; or

    - the current assets of the corporation exceed its current liabilities, but if the average pre-tax earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

    The ability of Mid-State to pay cash dividends is almost wholly dependent on the ability of Mid-State Bank to pay dividends to Mid-State. The ability of Mid-State Bank to pay dividends is subject to the same California Financial Code provisions as are applicable to City Commerce Bank.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

    Amendments to the articles of incorporation of City Commerce Bank, in general, require the approval of the board of directors and a majority of the outstanding voting shares. Amendments to the bylaws may be adopted by the board of directors or the shareholders.

    Mid-State's articles of incorporation provide that amendments to Mid-State's articles must be approved by a majority vote of its board of directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 66 2/3% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of Mid-State's articles, including the provisions relating to approval of certain business combinations, the number and classification of directors, director and officer indemnification by Mid-State and amendment of Mid-State's bylaws and Mid-State's articles. Mid-State bylaws may be amended by its board of directors, or by a vote of 66 2/3% of the total votes eligible to be voted at a duly constituted meeting of shareholders.

DISSENTERS' RIGHTS

    Pursuant to the General Corporation Law of California, holders of City Commerce Bank common stock would be entitled, subject to the provisions of Chapter 13, to dissenters' rights in connection with any transaction which constitutes a reorganization (as defined in Section 181 of the General Corporation Law) except to the extent limited by the California Financial Code.

    The California General Corporation Law generally does not require dissenters' rights with respect to shares which, immediately prior to the merger are:

    - listed on any national securities exchange certified by the California Commissioner of Corporations, or

    - listed on the list of over-the-counter margin stock issued by the Board of Governors of the Federal Reserve System.

Mid-State common stock is listed on the list of over-the-counter margin stock issued by the Board of Governors of the Federal Reserve System. However, dissenters' right could apply in future "reorganizations" involving Mid-State if holders of five percent or more of the outstanding shares make a written demand on Mid-State in accordance with Chapter 13.

ANTI-TAKEOVER PROVISIONS IN MID-STATE'S ARTICLES OF INCORPORATION AND BYLAWS

    Mid-State's articles of incorporation and bylaws contain certain provisions that deal with matters of corporate governance and certain rights of shareholders which are different from those of City Commerce Bank inasmuch as they might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual Mid-State shareholders may deem to be in their best interest or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, Mid-State shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of an incumbent board of directors or management of Mid-State more difficult.

    The following description of certain of the provisions of the articles of incorporation and bylaws of Mid-State is necessarily general, and reference should be made in each case to such documents, which are contained as exhibits to Mid-State's previous filings with the Securities and Exchange Commission.

See "HOW YOU CAN OBTAIN FURTHER INFORMATION" as to how to obtain a copy of these documents.

    BOARD OF DIRECTORS

    As discussed in "Classification of Board of Directors and Vacancies," Mid-State has a "classified" board of directors divided into three classes so that approximately one-third of the total number of directors are elected each year. The classified board of directors is intended to provide for continuity of the Mid-State board of directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without consent of the incumbent board of directors of Mid-State.

    CUMULATIVE VOTING

    Mid-State's articles of incorporation no longer permit cumulative voting in the election of directors. Cumulative voting may assist a shareholder or group of shareholders to elect a representative or representatives to the board of directors in order to express their views.

    AUTHORIZED SHARES

    Mid-State's articles of incorporation authorize the issuance of 50,000,000 shares of common stock and 25,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized to provide Mid-State's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of Mid-State. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duties to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of Mid-State, and thereby assist members of management to retain their positions. Mid-State's board has no present plans for the issuance of additional shares, other than the issuance of shares of Mid-State common stock upon exercise of stock options and in the merger.

    SHAREHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATION WITH PRINCIPAL
     SHAREHOLDERS

    As discussed above, Mid-State's articles of incorporation require the approval of the holders of at least 66 2/3% of Mid-State's outstanding shares of voting stock to approve certain "Business Combinations" involving a "Related Person" except in cases where the proposed transaction has been approved in advance by a majority of those members of Mid-State's board of directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person, as described more fully above. The increased shareholder vote required to approve this kind of business combination may have the effect of foreclosing mergers and other business combinations which a majority of shareholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of shareholders.

    AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

    Amendments to Mid-State articles of incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 66 2/3% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the articles, including the provisions relating to approval of certain business combinations, the number and classification of directors, director and officer indemnification by Mid-State and amendment of Mid-State's bylaws and articles of incorporation. Mid-State bylaws may be amended by its Board of Directors, or by a vote of 66 2/3% of the total votes eligible to be voted at a duly constituted meeting of shareholders.

    SHAREHOLDER NOMINATIONS

    Mid-State's bylaws require a shareholder who intends to nominate a candidate for election to the board of directors to give not less than 10 days' advance notice to the Secretary of Mid-State.

PURPOSE AND TAKEOVER DEFENSIVE EFFECTS OF MID-STATE'S ARTICLES OF INCORPORATION

    The board of directors of Mid-State believes that the provisions described above are prudent and will reduce Mid-State's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its board of directors. The board of directors believes these provisions are in the best interest of Mid-State and its shareholders. In the judgment of the board of directors, Mid-State's board will be in the best position to determine the true value of Mid-State and to negotiate more effectively for what may be in the best interest of its shareholders. Accordingly, the board of directors believes that it is in the best interest of Mid-State and its shareholders to encourage potential acquirors to negotiate directly with the board of directors of Mid-State and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Mid-State and which is in the best interest of all shareholders.

    Attempts to acquire control of financial institutions have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the board of directors present to shareholders the risks of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Mid-State and its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Mid-State's assets.

    An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to incur great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining shareholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive Mid-State's remaining shareholders of benefits of certain protective provisions of the Securities Exchange Act of 1934, if the number of beneficial owners became less than the 300 thereby allowing for Exchange Act deregistration.

    Despite the belief of Mid-State as to the benefits to shareholders of these provisions of Mid-State's articles of incorporation, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by Mid-State's board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of Mid-State's board of directors and of management more difficult. The board of directors of Mid-State, however, has concluded that the potential benefits outweigh the possible disadvantages.

                          INFORMATION ABOUT MID-STATE

GENERAL

    Mid-State Bancshares is a California corporation incorporated November 12, 1996 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, Mid-State is allowed to acquire or invest in the securities of companies that are engaged in banking or in activities closely related to banking as authorized by the Board of Governors of the Federal Reserve System.

    Mid-State's principal asset is all of the issued and outstanding shares of Mid-State Bank. At March 31, 1999, Mid-State had total consolidated assets of $1.22 billion, consolidated deposits of $1.07 billion, and consolidated shareholders' equity of $136.23 million.

MID-STATE BANK

    Mid-State Bank was founded in 1961 and operates a full service commercial banking business serving its customers on the Central Coast of California. It is headquartered in Arroyo Grande and operates 28 offices in communities throughout San Luis Obispo and Santa Barbara counties. Based on data supplied by banks in its trade area, Mid-State Bank is the 2nd largest bank in terms of total assets of the 12 independent banks headquartered in these counties. Mid-State Bank operates two wholly owned subsidiaries--MSB Properties and Mid Coast Land Company.

ACQUISITIONS

    On January 29, 1998, Mid-State Bank entered into an Agreement to Merge and Plan of Reorganization with BSM Bancorp and its wholly owned subsidiary Bank of Santa Maria, Santa Maria, California pursuant to which, among other things,

    - Bank of Santa Maria was merged with and into Mid-State Bank,

    - BSM Bancorp became the bank holding company for Mid-State Bank and changed its name to Mid-State Bancshares, and

    - the shareholders of Mid-State Bank became shareholders of Mid-State Bancshares (as renamed) in accordance with the exchange ratio set forth in the agreement.

The merger closed on July 10, 1998 and at such date the former shareholders of Mid-State Bank owned approximately 69.54% of the outstanding common stock of Mid-State Bancshares. The merger was accounted for on a pooling-of-interest basis and, as a result, prior periods were combined and restated as if the two banks were historically one unit.

    Mid-State expects to continue to take advantage of the consolidation of the financial services industry by developing its franchise through the acquisition of financial institutions and related businesses. Such acquisitions may entail the payment by Mid-State of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of Mid-State stock or the incurring of indebtedness by Mid-State, and could have a dilutive effect on the per share earnings or book value of Mid-State common stock. Moreover, such acquisitions sometimes result in a significant front-end charge against earnings, although costs savings, especially incident to in-market acquisitions, also may be anticipated.

ADDITIONAL INFORMATION CONCERNING MID-STATE

    Information concerning:

    - directors and executive officers,

    - executive compensation,

    - principal stockholders,

    - certain relationships and related transactions,

    - and other related matters concerning Mid-State

is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1998. Additionally, financial statements and information as well as management's discussion and analysis thereof are included in the Form 10-K for the year ended December 31, 1998 and in the Form 10-Q for the quarter ended March 31, 1999. These reports are incorporated by reference into this proxy statement/prospectus. If you want to obtain copies of these documents or other information concerning Mid-State, please see "WHERE YOU CAN
FIND MORE INFORMATION" at page   .

                      INFORMATION ABOUT CITY COMMERCE BANK

GENERAL

    City Commerce Bank is a California community bank located in Santa Barbara, California. In addition to its headquarters, City Commerce Bank maintains three branches and an Operations Center in Santa Barbara and Ventura counties. City Commerce Bank commenced operations as a California state chartered bank on September 11, 1978. City Commerce Bank is licensed by the California Department of Financial Institutions. Its deposits are insured up to the maximum legal limits by the FDIC. As with many state-chartered banks of its size in California, it is not a member of the Federal Reserve System. City Commerce Bank is also subject to certain other federal laws and regulations. As of March 31, 1999, City Commerce Bank had total assets of approximately $149.6 million, total deposits of $131 million, and total stockholders' equity of $17.3 million.

    City Commerce Bank conducts a general commercial banking business that serves individuals, professionals and small to medium-sized businesses. City Commerce Bank offers a full range of lending activities, including commercial loans, various types of consumer and real estate loans, term loans, construction financing, and asset based lending and leasing activities. In the area of deposit services, City Commerce Bank offers checking and savings deposits, money market accounts and time deposits, and other non-deposit banking services, including merchant processing services, ACH origination and Electronic Cash Management services.

    City Commerce Bank's main office and administrative headquarters are both located at the Downtown Office, 33 East Carrillo Street, Santa Barbara, California 93101, and its telephone number is (805) 963-5871. City Commerce Bank maintains three additional branch offices: the Cottage office, located at 2222 Bath Street, Santa Barbara, California 93105; the Goleta Valley Office, located at 5340 Hollister Avenue, Santa Barbara, California 93111; and the Ventura Regional Office, located at 445 Esplanade Drive, Suite 110, Oxnard, California 93030. City Commerce Bank also maintains a facility housing its Data Processing, Finance, Human Resources, and Card Services Departments located at 911 Olive Street, Santa Barbara, California 93101.

BUSINESS STRATEGY

    City Commerce Bank's business strategy is to support the banking needs of small businesses, mainly in the Santa Barbara and Ventura county areas served by its offices. To this end, City Commerce Bank offers an array of business lending services including SBA and other government guaranteed loans, term loans, commercial notes, commercial real estate financing, construction loans, domestic letters of credit, and business checking, savings, money market and time deposit accounts. City Commerce Bank has focused on marketing efforts to implement its business strategy of continuing to increase its core deposits through business development efforts, diversifying its customer base, enhancing its product lines and providing superior customer service.

    These efforts include obtaining increased loan and deposit business from existing customers, word-of-mouth referrals, a focused direct mail marketing program and personal solicitation of customers by officers and directors. Management assigns responsibility to all loan and business development officers to make regular calls on potential customers and obtain referrals from existing customers. City Commerce Bank directs promotional efforts toward professionals and small-to-medium sized businesses.

    City Commerce Bank has not engaged in any material research activities relating to the development of new services or the improvement of existing City Commerce Bank services.

    There has been no significant change in the types of services offered by City Commerce Bank since its inception, except in connection with new types of accounts allowed by statute or regulation in recent years. City Commerce Bank has no present plans regarding "a new line of business" requiring the investment of a material amount of total assets.

    Most of City Commerce Bank's business originates from Santa Barbara and Ventura counties, and there is no emphasis on foreign sources and application of funds. City Commerce Bank's business, based upon performance to date, does not appear to be seasonal. Except as described above, a material portion of City Commerce Bank's loans is not concentrated within a single industry or group of related industries, nor is City Commerce Bank dependent upon a single customer or group of related customers for a material portion of its deposits. Management of City Commerce Bank is unaware of any material effect upon City Commerce Bank's capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulation.

    City Commerce Bank holds no patents, licenses (other than licenses obtained from regulatory authorities), franchises or concessions.

PROPERTIES

    The following table sets forth information about City Commerce Bank's banking offices.

LOCATION                                                          TYPE        OWNED/LEASED       SIZE         SINCE
-----------------------------------------------------------  ---------------  -------------  -------------  ---------
33 East Carrillo Street, SB................................  Main Branch            Owned     13,970 sq/ft       1984
2222 Bath Street, SB.......................................  Branch                 Owned      1,488 sq/ft       1980
5340 Hollister Avenue, SB..................................  Branch                Leased      4,972 sq/ft       1986
445 Esplanade Dr, Oxnard...................................  Branch                Leased       2223 sq/ft       1995
911 Olive Street, SB.......................................  Operations            Leased       9607 sq/ft       1993

    Aggregate annual rental for City Commerce Bank for leased premises was $230,252 for the year ended December 31, 1998. City Commerce Bank considers its present facilities to be more than sufficient for its current operations.

EMPLOYEES

    As of March 31, 1999, City Commerce Bank had a total of 68 full-time employees and 14 part-time employees. The management of City Commerce Bank believes that its employee relations are satisfactory.

COMPETITION

    The banking and financial services business is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major banks which have many offices operating over wide geographic areas. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial service providers.

    City Commerce Bank competes for loans and deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Among the advantages certain of these institutions have over City Commerce Bank are their ability to finance extensive advertising campaigns, to allocate their investment assets to regions of highest yield and demand, and to allocate significant resources to improved technology. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than City Commerce Bank.

    In order to compete with the other financial service providers, City Commerce Bank principally relies upon local promotional activities, direct mail, personal relationships established by officers, directors and employees with its customers, and personalized services tailored to meet its customers' needs. For clients whose loan demands exceed City Commerce Bank's lending limits, City Commerce Bank attempts to arrange for these loans on a participation basis with other banks and financial institutions.

EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION

    Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by City Commerce Bank on its deposits and other borrowings, and the interest rate received on loans extended to its customers and securities held in City Commerce Bank's portfolio comprise the major portion of City Commerce Bank's earnings. These rates are highly sensitive to many factors that are beyond the control of City Commerce Bank. Accordingly, the earnings and growth of City Commerce Bank are influenced by domestic and foreign economic conditions, including inflation, recession and unemployment.

    The commercial banking business is not only affected by general economic conditions, but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) via its open-market operations in United States Government securities. This is accomplished by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of City Commerce Bank loans, investment and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

    From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies.

LEGAL PROCEEDINGS

    City Commerce Bank is, from time to time, subject to various pending and threatened legal actions arising out of the normal course of its business. In the opinion of management, no such pending or threatened litigation is likely to have a material adverse effect on City Commerce Bank's financial condition or results of operations.

            CITY COMMERCE BANK--MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

INTRODUCTION

    In the following pages, management presents an analysis of the City Commerce Bank's (the "Bank") financial condition and results of operations as of December 31, 1998 and 1997, and for the years then ended, and as of March 31, 1999 and for the three-month periods ended March 31, 1999 and 1998. This discussion is designed to provide stockholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the financial statements and related footnotes and the selected financial data included elsewhere in this document.

COMPARISION OF RESULTS OF OPERATIONS

NET INCOME

    Net income for the year ended December 31, 1998 totaled $1,975,000, increasing $751,000, or 61.4% over the year ended December 31, 1997 net income of $1,224,000. Similarly, basic and diluted earnings per share, restated to reflect stock dividends, increased $0.44 and $0.46 from $0.73 and $0.68 in 1997 to $1.17 and $1.14 in 1998. Return on average assets was 1.47% and 0.94% for 1998 and 1997, while return on average equity was 11.54% and 7.85% over the same two years. The increase in net income in 1998 was due to an increase in net interest income and other income. The components of these changes are discussed in more detail later in this analysis.

    Net income for the three-months ended March 31, 1999 was $456,000 an increase of $126,000, or 38.2%, over net income of $330,000 for the three-months ended March 31, 1998. This increase was due to the combination of increased net interest income and reduced non-interest expenses, partly offset by a decrease in non-interest income. Basic and diluted earnings per share totaled $0.28 and $0.27 for the three months ended March 31, 1999 compared to $0.19 and $0.19 for the three months ended March 31, 1998.

NET INTEREST INCOME

    Net interest income represents the amount by which interest income on interest-earning assets exceeds interest paid on interest-bearing liabilities. Net interest income is the largest component of the Bank's income and is affected by the interest rate environment and the volume and composition of interest-earning assets and interest-bearing liabilities.

    Net interest income was $8,473,000 for the year ended December 31, 1998 compared to $7,315,000 for the year ended December 31, 1997. The $1,158,000 increase in 1998 over 1997 was the result of an increase in the average yield earned on a higher average balance of interest-earning assets combined with a decrease in the average yield paid on interest-bearing liabilities. Despite the aforementioned changes, growth in net interest income was partly constrained as the ratio of average interest-earning assets to average interest-bearing liabilities decreased from 152.2% in 1997 to 143.03% in 1998. The average yield earned on interest-earning assets increased as a larger proportion of average earning assets were invested in higher yielding loans rather than securities and federal funds sold as was the case in the prior year. The yields earned on such investments may be limited in the foreseeable future due to a 50 basis point reduction in the discount rate by the Board of Governors of the Federal Reserve System during the fourth quarter.

    As a result of the aforementioned shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in market interest rates, the Bank's net interest margin, which is calculated by dividing net interest income by average interest-earning assets, increased from 6.18% in 1997 to 6.93% in 1998.

    Net interest income increased $201,000 from $1,958,000 for the three months ended March 31, 1998 to $2,159,000 for the three months ended March 31, 1999. The increase was due to an increase in the average level of interest-earning assets partially offset by an increase in the average level of interest-bearing liabilities. The average yield earned on interest-earning assets decreased over the comparable periods as a result of a general decline in market rates. The average rate paid on interest-bearing liabilities also decreased due to a general decline in market rates combined with a shift in the make-up of the interest-bearing deposit portfolio. During the three months ended March 31, 1999, lower yielding savings, NOW and money market accounts made up a larger average proportion of the portfolio compared to the same period in 1998. The Bank's net interest margin remained fairly stable over the comparable three month periods decreasing from 6.37% for the three months ended March 31, 1998 to 6.33% for the three months ended March 31, 1999.

YIELDS EARNED AND RATES PAID

    The following table sets forth certain information relating to the Bank's average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, for the periods presented. Average balances are derived from daily balances, which include nonaccruing loans in the loan portfolio (dollars in thousands):

                                                                                                                   DECEMBER
                                               MARCH 31, 1999                        DECEMBER 31, 1998             31, 1997
                                    -------------------------------------  -------------------------------------  -----------
                                      AVERAGE                   AVERAGE      AVERAGE                   AVERAGE      AVERAGE
                                      BALANCE     INTEREST       YIELD       BALANCE     INTEREST       YIELD       BALANCE
                                    -----------  -----------  -----------  -----------  -----------  -----------  -----------
Interest-earning assets:
  Securities(2)
    Taxable.......................       6,253           90         5.76%      10,122          560         5.53%      10,513
    Tax-exempt(4).................       2,842           44         6.19%       4,009          251         6.26%       5,324
  Federal funds sold..............       3,710           40         4.31%       6,963          360         5.17%       7,195
  Interest-bearing deposits.......       2,669           36         5.40%         979           57         5.82%         353
  Loans(1)........................     120,906        2,892         9.57%     100,250       10,694        10.67%      94,999
                                    -----------       -----                -----------  -----------               -----------
    Total interest-earning
      assets......................     136,380        3,102         9.10%     122,323       11,922         9.75%     118,384
Non-interest-earning assets.......      12,053                                 12,145                                 11,492
                                    -----------                            -----------                            -----------

    Total assets..................     148,883                                134,468                                129,876

Interest-bearing liabilities
  Savings deposits(3).............      70,337          580         3.30%      65,606        2,338         3.56%      62,799
  Time deposits...................      28,166          362         5.14%      19,790        1,104         5.58%      14,948
  Short-term borrowings...........          89            1         4.49%         127            7         5.51%          47
                                    -----------       -----                -----------  -----------               -----------
    Total interest-bearing
      liabilities.................      98,592          943         3.83%      85,523        3,449         4.03%      77,794
                                                      -----                             -----------
Non-interest-bearing
  liabilities.....................      33,061                                 31,832                                 36,491
                                    -----------                            -----------                            -----------
    Total liabilities.............     131,653                                117,355                                114,285
Stockholders' equity..............      17,230                                 17,113                                 15,591
                                    -----------                            -----------                            -----------

    Total liabilities and
      stockholders' equity........     148,883                                134,468                                129,876

Net interest income...............                    2,159                                  8,473

Interest rate spread(5)...........                                  5.27%                                  5.72%

Net interest margin(6)............                                  6.33%                                  6.93%

Average interest-earning assets/
  average interest-bearing
  liabilities.....................                                138.33%                                143.03%


                                                   AVERAGE
                                     INTEREST       YIELD
                                    -----------  -----------
Interest-earning assets:
  Securities(2)
    Taxable.......................         555         5.28%
    Tax-exempt(4).................         343         6.44%
  Federal funds sold..............         390         5.42%
  Interest-bearing deposits.......          18         5.10%
  Loans(1)........................       9,509        10.01%
                                    -----------
    Total interest-earning
      assets......................      10,815         9.14%
Non-interest-earning assets.......

    Total assets..................
Interest-bearing liabilities
  Savings deposits(3).............       2,243         3.57%
  Time deposits...................       1,254         8.39%
  Short-term borrowings...........           3         6.38%
                                    -----------
    Total interest-bearing
      liabilities.................       3,500         4.50%
                                    -----------
Non-interest-bearing
  liabilities.....................

    Total liabilities.............
Stockholders' equity..............

    Total liabilities and
      stockholders' equity........
Net interest income...............       7,315
Interest rate spread(5)...........                     4.64%
Net interest margin(6)............                     6.18%
Average interest-earning assets/
  average interest-bearing
  liabilities.....................                   152.18%

------------------------------

(1) Average loans are calculated net of unearned income and allowance for loan losses and include non-accrual loans.

(2) Average balance includes unrealized gains and losses while yield is based on amortized cost.

(3) Savings deposits includes savings, NOW, and money market deposit accounts.

(4) Interest on tax-exempt securities is reported on a historical basis without tax-equivalent adjustment. Interest on tax exempt securities on a tax-equivalent basis was $75 for the three months ended March 31, 1998, $427 for 1998 and $583 for 1997.

(5) Net interest rate spread is the difference between the yield on interest-earning assets and interest-bearing liabilities.

(6) Net interest margin is net interest income divided by average interest earning assets.

    The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (multiplied by prior year rate); (2) changes in rate (multiplied by prior year volume); and, (3) total changes in rate and volume. Changes not solely attributable to rate or volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each (dollars in thousands):

                                                                                                                   YEAR ENDED
                                                                                                                    DECEMBER
                                                                                                                    31, 1997
                                                                                                                     VERSUS
                                                                                           YEAR ENDED              YEAR ENDED
                                                   THREE MONTHS ENDED                   DECEMBER 31, 1998           DECEMBER
                                                  MARCH 31, 1999 VERSUS                      VERSUS                 31, 1996
                                                   THREE MONTHS ENDED                      YEAR ENDED              -----------
                                                     MARCH 31, 1998                     DECEMBER 31, 1997
                                           -----------------------------------  ---------------------------------   INCREASE
                                                                                                                   (DECREASE)
                                                   INCREASE (DECREASE)                 INCREASE (DECREASE)           DUE TO
                                                    DUE TO CHANGE IN                    DUE TO CHANGE IN            CHANGE IN
                                           -----------------------------------  ---------------------------------  -----------
                                             RATE       VOLUME        TOTAL       RATE       VOLUME       TOTAL       RATE
                                           ---------  -----------     -----     ---------  -----------  ---------     -----
INTEREST-EARNING ASSETS:
Securities:
  Taxable................................        254        (331)         (77)         26         (21)          5           3
  Tax-exempt.............................         68         (93)         (25)         (9)        (83)        (92)        (14)
Federal funds sold.......................         37         (64)         (27)        (18)        (12)        (30)         16
Interest-bearing deposits................        (74)         92           18           3          36          39      --
Loans....................................     (1,637)      1,981          344         644         541       1,185        (250)
                                           ---------       -----          ---   ---------         ---   ---------         ---
  Total interest income..................     (1,352)      1,585          233         646         461       1,107        (245)

INTEREST-BEARING LIABILITIES:
Savings deposits.........................       (259)        287           28          (5)        100          95        (299)
Time deposits............................       (132)        138            6        (489)        339        (150)        412
Short-term borrowings                              2          (4)          (2)         --           4           4          --
                                           ---------       -----          ---   ---------         ---   ---------         ---
  Total interest expense.................       (389)        421           32        (494)        443         (51)        114
                                           ---------       -----          ---   ---------         ---   ---------         ---

  Net-interest income....................       (963)      1,164          201       1,140          18       1,158        (359)
                                           ---------       -----          ---   ---------         ---   ---------         ---
                                           ---------       -----          ---   ---------         ---   ---------         ---


                                             VOLUME       TOTAL
                                           -----------  ---------
INTEREST-EARNING ASSETS:
Securities:
  Taxable................................          17          20
  Tax-exempt.............................        (129)       (143)
Federal funds sold.......................         (99)        (83)
Interest-bearing deposits................          18          18
Loans....................................       1,452       1,202
                                                -----   ---------
  Total interest income..................       1,259       1,014
INTEREST-BEARING LIABILITIES:
Savings deposits.........................         524         225
Time deposits............................         (58)        355
Short-term borrowings                               2           2
                                                -----   ---------
  Total interest expense.................         468         582
                                                -----   ---------
  Net-interest income....................         791         432
                                                -----   ---------
                                                -----   ---------

PROVISION FOR LOAN LOSSES

    The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which is considered adequate to absorb losses inherent in the loan portfolio. The amount of the provision is based on management's regular review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio and specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral.

    The provision for loan losses totaled $75,000 in 1997, while no provision for loan losses was recorded in 1998. The decrease resulted as management believes that despite the growth in loans, the quality of the loan portfolio has improved over the comparable years as a result of sound underwriting policies and procedures. See "Allowance for Loan Losses" for further information.

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

    Total non-interest income increased $481,000, or 35.0%, in 1998 compared to 1997. The increase was primarily due to a $1,004,000 nonrecurring gain realized on the sale of a parcel of real estate owned in 1998. This gain was somewhat offset by $440,000 in net realized losses on securities sold in 1998. The majority of this loss was due to the liquidation of a $5.0 million equity investment. Card services income decreased $190,000 as the Bank outsourced its merchant card processing. Due to the outsourcing of this process the Bank began to recognize fees on a net basis as opposed to the prior method of recognizing gross card service fee income and the off-setting gross card servicing expense. Service charges and other fees increased $106,000 as a result of an overall increase in the deposit base.

    Total non-interest income decreased $141,000 from $366,000 for the three month period ending March 31, 1998 to $225,000 for the same period in 1999. This decrease resulted primarily from the outsourcing of merchant card processing as discussed above.

    Non-interest expense totaled $6,777,000 for 1998 compared to $6,786,000 for 1997. Despite remaining fairly stable over the comparable periods, the components of non-interest expense experienced fluctuation. Increases in salaries and employee benefits and advertising and promotion expense were offset by decreases in occupancy and card services expense. Salaries and employee benefits increased as a result of normal, annual merit increases while advertising and promotion expense increased as a result of the implementation of an expanded comprehensive advertising campaign. Occupancy expense decreased as a result of favorable negotiation of lease renewals, while card services expense decreased as a result of the outsourcing of the card processing function as discussed above.

    Non-interest expense for the three month period ending March 31, 1999 was $1,599,000, decreasing $198,000 from $1,797,000 for the same period in 1998. A decrease in salaries and benefits, related to staff reductions, accounted for $110,000 of this decrease. The Bank also experienced a $142,000 in card services expense, related to the outsourcing of the card processing function as discussed above. Advertising and promotion expense increased $51,000 as the continuing result of the advertising campaign discussed above. Other changes in non-interest expense were not significant.

INCOME TAXES

    The change in income tax expense is primarily attributable to the change in income before income taxes. The Bank's income tax provisions were $1,576,000 for 1998 and $604,000 for 1997 resulting in effective tax rates of 44.5% in 1998 and 33.1% in 1997.

    Income tax provisions were $314,000 for the three months ended March 31, 1999 and $197,000 for the three months ended March 31, 1998 resulting in effective tax rates of 40.8% and 37.4%, respectively.

ANALYSIS OF FINANCIAL CONDITION

    The Bank's assets totaled $154.4 million at December 31, 1998 compared to $136.9 million on December 31, 1997, an increase of $17.5 million, or 12.8%. The growth in assets was the result of increased deposits that were invested in loans. The Bank also reinvested a portion of the funds provided from sales and principal repayments of securities into higher yielding loans.

    Cash and due from banks and federal funds sold increased from $11.9 million at December 31, 1997 to $17.8 million at December 31, 1998 as a result of reduced balances in investment securities with proceeds redirected into short-term bank certificates of deposit and non-interest bearing deposits with other financial institutions. On December 31, 1998, a large portion of funds were held in one of the Bank's non-interest bearing correspondent bank accounts in order to meet the minimum account balance requirements and minimize account charges. Subsequent to year-end, the funds were invested in federal funds sold.

    The Bank's assets totaled at $149.6 million at March 31, 1999 compared to $154.4 million at December 31, 1998, a decrease of $4.8 million or 3.1%. The decrease was the result of decreases in loans and excess liquidity which were used to fund a $4.8 million outflow of deposits during the quarter.

SECURITIES PORTFOLIO

    The following is a schedule of the carrying value of securities as of the dates indicated:

                                                                                 DECEMBER 31,
                                                                 MARCH 31,   --------------------
(DOLLARS IN THOUSANDS)                                             1999        1998       1997
--------------------------------------------------------------  -----------  ---------  ---------
Securities available for sale (at fair value)
U.S. Treasury and Government agencies.........................   $   6,447   $   6,495  $   8,005
States and political subdivisions.............................       2,910       3,004      4,614
                                                                -----------  ---------  ---------
  Total debt securities.......................................       9,357       9,499     12,619
Mutual funds..................................................      --          --          4,578
                                                                -----------  ---------  ---------
    Total.....................................................   $   9,357   $   9,499  $  17,197
                                                                -----------  ---------  ---------
                                                                -----------  ---------  ---------

    Total securities decreased $7.7 million, or 44.8%, from December 31, 1997 to December 31, 1998 primarily due to the Bank's liquidation of its mutual fund investment and the call of numerous municipal securities during 1998. The mutual fund investment was sold because management believed that although there was limited credit risk, the market risk had reached an unacceptable level and wanted to preclude further market value deterioration.. The Bank invests primarily in U.S. Treasury notes, Obligations of U.S. Government agencies and municipal bonds. Management classifies securities as available for sale to provide the Bank with the flexibility to move funds into loans as demand warrants. The Bank held no derivative securities or structured notes during any period presented.

    Total securities remained fairly stable, with little change in the composition of the portfolio, during the period from December 31, 1998 and March 31, 1999.

    Excluding holdings of U.S. Treasury securities and other agencies and corporations of the U.S. Government, there were no investments in securities of any one issuer exceeding 10% of the Bank's stockholders' equity at March 31, 1999, December 31, 1998 or December 31, 1997. The Bank's mutual fund investment held as of December 31, 1997 was invested in U.S. Government agency securities.

    Securities may be pledged to meet security requirements imposed as a condition to receipt of deposits of public funds and other purposes. At December 31, 1998 and 1997, and at March 31, 1999 the carrying values of securities pledged to secure public deposits and other purposes were $3,032,000, $3,954,000 and $2,992,000, respectively.

    The following is a schedule of maturities for each category of debt securities and the related weighted-average yield of such securities as of the dates indicated: (dollars in thousands):

                                                                                            MARCH 31, 1999
                                                                    ---------------------------------------------------------------
                                                                                          AVAILABLE FOR SALE
                                                                    ---------------------------------------------------------------
                                                                                                                        AFTER FIVE
                                                                                                   AFTER ONE BUT            BUT
                                                                           WITHIN ONE               WITHIN FIVE         WITHIN TEN
                                                                              YEAR                     YEARS               YEARS
                                                                    ------------------------  ------------------------  -----------
                                                                      AMOUNT        YIELD       AMOUNT        YIELD       AMOUNT
                                                                    -----------     -----     -----------     -----     -----------
U.S. Treasury and Government agencies.............................          --            0%       6,447         5.92%          --
States and political Subdivisions.................................       1,159         6.42%       1,127         6.63%         624
                                                                         -----                     -----                       ---
Total.............................................................       1,159         6.42%       7,574         6.27%         624


                                                                       YIELD
                                                                       -----
U.S. Treasury and Government agencies.............................           0%
States and political Subdivisions.................................        4.91%

Total.............................................................        4.91%

                                                                                        DECEMBER 31, 1998
                                                                 ---------------------------------------------------------------
                                                                                       AVAILABLE FOR SALE
                                                                 ---------------------------------------------------------------
                                                                                                                     AFTER FIVE
                                                                                                AFTER ONE BUT            BUT
                                                                        WITHIN ONE               WITHIN FIVE         WITHIN TEN
                                                                           YEAR                     YEARS               YEARS
                                                                 ------------------------  ------------------------  -----------
                                                                   AMOUNT        YIELD       AMOUNT        YIELD       AMOUNT
                                                                 -----------     -----     -----------     -----     -----------
U.S. Treasury and Government agencies..........................         500         5.01%       5,995         5.85%          --
States and political Subdivisions..............................       1,104         4.86%       1,273         6.30%         627
                                                                      -----                     -----                       ---
Total..........................................................       1,604         4.93%       7,268         6.07%         627


                                                                    YIELD
                                                                    -----
U.S. Treasury and Government agencies..........................           0%
States and political Subdivisions..............................        5.08%

Total..........................................................        5.08%

    The weighted-average yields are calculated using amortized cost of securities and are based on coupon rates for securities purchased at par value and on effective interest rates considering amortization or accretion if the securities were purchased at a premium or discount. The weighted-average yield on tax-exempt obligations is presented without tax-equivalent adjustment.

LOAN PORTFOLIO

    The following table set forth the components of total loans outstanding in each category as of the dates indicated (dollars in thousands):

                                                  MARCH 31,    DECEMBER 31,    DECEMBER 31,
                                                    1999           1998            1997
                                                 -----------  --------------  --------------
TYPES OF LOANS

Commercial and industrial......................   $  42,104     $   43,737      $   35,879
Real estate construction.......................      15,097         19,920           5,358
Real estate mortgage...........................      43,454         37,267          51,148
Installment and other consumer loans...........      20,137         22,077          10,278
Lease financing................................         679            700             134
                                                 -----------  --------------  --------------
  Total loans..................................   $ 121,471     $  123,701      $  102,797
                                                 -----------  --------------  --------------
                                                 -----------  --------------  --------------

    At December 31, 1998 and March 31, 1999, there were no concentrations of loans greater than 10% of total loans which are not otherwise disclosed as a category of loans in the table above.

    Total loans increased $20.9 million, or 20.3%, from December 31, 1997 to December 31, 1998. Total loans decreased $2.2 million, or 1.8%, from December 31, 1998 to March 31, 1999. The components of these changes are discussed below.

    Certain risks are involved in granting loans, primarily related to the borrowers' ability and willingness to repay the debt. Before the Bank extends a new loan to a customer, these risks are assessed through a review of the borrower's cash flow, past and current credit history, the collateral being used to secure the transaction in case the customer does not repay the debt, the borrower's character and other factors. Once the decision has been made to extend credit, the Bank's loan review function and responsible credit officer monitors these factors throughout the life of the loan. Any loan identified as a problem credit by management or during the loan review is assigned to the Bank's "watch loan list," and is subject to ongoing monitoring by the loan review function to ensure appropriate action is taken if deterioration has occurred.

    Commercial and industrial loans increased $7.9 million, or 21.9%, as a result of a focused effort in business development targeting to this type of customer. The decrease from December 31, 1998 to March 31, 1999 is attributed to construction project completion and related repayments. Commercial and industrial loans consist of credit lines for operating needs, loans for equipment purchases and working capital, and various other business purposes. Such loans are made to small businesses primarily based on their ability to repay the loan from the business's cash flow. Such loans are typically secured by business assets such as equipment and inventory. When the borrower is not an individual, the Bank generally obtains the personal guarantee of the business owner. As compared to consumer lending, which includes single-family residence, personal installment loans and automobile loans, commercial lending entails significant additional risks. These loans typically involve larger loan balances and are generally dependent on the business's cash flow and, thus, may be subject to adverse conditions in the general economy or in a specific industry. Management reviews the borrower's cash flows when deciding whether to grant the credit to evaluate whether estimated future cash flows will be adequate to service principal and interest of the new obligation in addition to existing obligations.

    Real estate construction loans increased 271.8% from December 31, 1997 to December 31, 1998 as a result of the dedication of a lender with specific construction loan background and focus. This was in response to the aggressive expansion taking place in Santa Barbara and Ventura County. This also led to the rapid absorption of space as construction was completed, which resulted in significant construction loan repayments during the first quarter of 1999. Real estate construction loans are generally composed of commitments to customers within the Bank's market area for construction of custom, semi-custom single family residences, and industrial buildings. Construction loans are secured by residential and business real estate, generally occupied by the borrower on completion. The Bank's construction lending program is established in a manner to minimize risk of this type of lending by not making a significant amount of loans on speculative projects. While not contractually required to do so, the Bank frequently provides the permanent loan at the end of the construction phase. Construction loans also are generally made in amounts of 65% or less of the value of collateral on commercial projects and 70% or less of the value of collateral on residential projects.

    Real estate mortgage loans decreased 27.1% from December 31, 1997 to December 31, 1998 as a result of the significant drop in market rates and the aggressive financing competition from conduit lenders. During the first quarter of 1999, many of these markets have retreated, which resulted in renewed strength in the real estate mortgage program with the Bank. Real estate mortgage loans, which consist primarily of loans to the Bank's depositors secured by trust deeds on commercial and residential real estate. Commercial real estate loans are generally originated with a loan-to-value ratio of 65% or less. Management performs much the same analysis when deciding whether to grant a commercial real estate loan as a commercial loan, but with additional emphasis on rental stability and stand-alone repayment ability of the project on income properties. Residential real estate loans are made based on the borrower's ability to make repayment from employment and other income. Management assesses the borrower's ability to repay the debt through review of credit history and ratings, verification of employment and other income, review of debt-to-income ratios and other measures of repayment ability. The Bank generally makes these loans in amounts of 70% or less of the value of collateral. An appraisal is obtained from a qualified real estate appraiser for substantially all loans secured by real estate.

    Installment and other consumer loans increased $11.8 million, or 114.8%, as a result of the purchase of a second mortgage portfolio from a Los Angeles based financial institution in December of 1998. The reductions during the first quarter of 1999 is primarily related to early repayments against the purchased portfolio due to the low real estate rates available. Installment and other consumer loans include a range of traditional consumer loan products offered by the Bank such as home equity and personal lines of credit and loans to finance purchases of autos, boats, recreational vehicles, and various other consumer items. This type of credit is not a major component of the business lines offered by the Bank. As such, the Bank does not generally have standard product offerings, but generally customizes the financing as an accommodation to existing business customers. Overdraft protection loans are unsecured personal lines of credit to individuals of demonstrated good credit character with reasonably assured sources of income and satisfactory credit histories. Installment and other consumer loans generally involve more risk than residential mortgage loans because of the type and nature of collateral and, in certain types of consumer loans, the absence of collateral. Since these loans are generally repaid from ordinary income of an individual or family unit, repayment may be adversely affected by job loss, divorce, ill health or by general decline in economic conditions. The Bank assesses the borrower's ability to make repayment through a review of credit history, credit ratings, debt-to-income ratios and other measures of repayment ability.

    Another way the Bank meets the needs of its customers is through its lease-financing program. The Bank's leasing program involves leasing equipment to individuals and businesses. The Bank provides only finance leases, thereby eliminating the risk of residual values.

    The following tables schedule maturities of commercial and industrial and real estate construction loans based on contractual terms and assuming no amortization or prepayments as of March 31, 1999 and December 31, 1998. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

                                                                       MARCH 31, 1999
                                                                          MATURING
                                                       ----------------------------------------------
                                                       ONE YEAR   ONE THROUGH  AFTER FIVE
                                                        OR LESS   FIVE YEARS      YEARS       TOTAL
                                                       ---------  -----------  -----------  ---------
                                                                   (DOLLARS IN THOUSANDS)
FIXED RATE
Commercial and industrial............................  $   2,574   $   5,004    $     154   $   7,732
Real estate construction.............................         --          --           --          --
                                                       ---------  -----------  -----------  ---------
  Total..............................................  $   2,574   $   5,004    $     154   $   7,732
                                                       ---------  -----------  -----------  ---------
                                                       ---------  -----------  -----------  ---------

VARIABLE RATE
Commercial and industrial............................  $  20,129   $   6,794    $   7,449   $  34,372
Real estate construction.............................     10,511       4,586           --      15,097
                                                       ---------  -----------  -----------  ---------
  Total..............................................  $  30,640   $  11,380    $   7,449   $  49,469
                                                       ---------  -----------  -----------  ---------
                                                       ---------  -----------  -----------  ---------

                                                                     DECEMBER 31, 1998
                                                                          MATURING
                                                       ----------------------------------------------
                                                       ONE YEAR   ONE THROUGH  AFTER FIVE
                                                        OR LESS   FIVE YEARS      YEARS       TOTAL
                                                       ---------  -----------  -----------  ---------
                                                                   (DOLLARS IN THOUSANDS)
FIXED RATE
Commercial and industrial............................  $   2,455   $   4,435    $      --   $   6,890
Real estate construction.............................         --          --           --          --
                                                       ---------  -----------  -----------  ---------

  Total..............................................  $   2,455   $   4,435    $      --   $   6,890
                                                       ---------  -----------  -----------  ---------
                                                       ---------  -----------  -----------  ---------

VARIABLE RATE
Commercial and industrial............................  $  23,806   $   8,640    $   4,401   $  36,847
Real estate construction.............................     16,212       3,708           --      19,920
                                                       ---------  -----------  -----------  ---------

  Total..............................................  $  40,018   $  12,348    $   4,401   $  56,767
                                                       ---------  -----------  -----------  ---------
                                                       ---------  -----------  -----------  ---------

NON-PERFORMING ASSETS

    The following schedule summarizes nonaccrual, past due and restructured loans as of the dates indicated (dollars in thousands).

                                                                                                          DECEMBER 31,
                                                                                          MARCH 31,   --------------------
                                                                                            1999        1998       1997
                                                                                         -----------  ---------  ---------
Non-accrual loans......................................................................   $     114   $     120  $     472
Accruing loans more than 90 days past due..............................................          22           9         --
Troubled debt restructurings...........................................................          --          --         --
                                                                                              -----   ---------  ---------
                                                                                          $     136   $     129  $     472
                                                                                              -----   ---------  ---------
                                                                                              -----   ---------  ---------

    The accrual of interest on loans is ceased when management believes that collection of interest is doubtful or when loans are past due as to principal and interest 90 days or more, except that in certain circumstances interest accruals are continued on loans deemed by management to be fully collectible.

In such cases, loans are individually evaluated in order to determine whether to continue income recognition after 90 days beyond the due dates. When loans are placed on non-accrual, any accrued interest is charged against interest income.

    Interest income foregone on non-accrual loans was approximately $97,000 in 1998 and $110,000 in 1997. No payments received on non-accrual loans were included in interest income during the three months ended March 31, 1999.

    Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage and construction loans secured by one- to four-family residences and consumer loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. Loans are classified as impaired when analysis of borrower operating results and financial condition indicates that borrower's underlying cash flows are not adequate to meet its debt service requirements. Impaired loans are carried at the present value of expected cash flows, discounted at the loan's effective interest rate or at fair value of collateral, if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

    Loans considered impaired under SFAS No. 114 totaled $120,000 at December 31, 1998, $472,000 at December 31, 1997 and $114,000 at March 31, 1999, which are included as non-accrual loans above. Such impaired loans had a valuation allowance of $120,000 on December 31, 1998, $395,000 on December 31, 1997 and $114,000 on March 31, 1999. The Bank recognized no interest on impaired loans in 1998 or 1997 or during the three months ended March 31, 1999.

    At December 31, 1998 and March 31, 1999, no loans were identified which management has serious doubts about the borrowers' ability to comply with present loan repayment terms and which are not included in the above table.

    Real estate acquired, or deemed acquired, by the Bank as a result of foreclosure proceedings is classified as real estate owned ("REO") until it is sold. When property is so acquired, or deemed to have been acquired, it is initially recorded by the Bank at the fair value of the real estate, less estimated costs to sell. Interest accrual, if any, ceases no later than the date of acquisition of the real estate. Any reduction in fair value is reflected in a valuation allowance account established by a charge to income. Costs incurred to carry other real estate are charged to expense. The Bank did not hold any other real estate owned at March 31, 1999 or December 31, 1998. Other real estate owned totaled $1.7 million at December 31, 1997.

ALLOWANCE FOR LOAN AND LEASE LOSSES

    The allowance for loan and lease losses is a valuation allowance, increased by the provision for loan and lease losses and decreased by charge-offs, less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. In making this judgment, management reviews selected large loans as well as impaired loans, other delinquent, non-accrual and problem loans and loans to industries experiencing economic difficulties. The collectibility of these loans is evaluated after considering current operating results and financial position of the borrower, estimated market value of collateral, guarantees and the Bank's collateral position versus other creditors. Judgments, which are necessarily subjective, as to probability and amount of loss are formed on these loans, as well as other loans taken together. In addition, both Federal and state regulators, as an integral part of their examination process, periodically review the Bank's allowance for loan and lease losses and may recommend additions based upon their evaluation of the portfolio at the time of their examination. The allowance for loan and lease losses is reviewed monthly by management and the Board of Directors. While the Board of Directors believes that it uses the best information available to determine the allowance for loan and lease losses, unforeseen market conditions could result in material adjustments, and net earnings could be significantly adversely affected, if circumstances differ substantially from the assumptions used in making the final determination.

    The allowance for loan and lease losses decreased from $1,699,000 at December 31, 1997 to $1,540,000 at December 31, 1998 and $1,567,000 at March 31,
1999. The allowance as a percent of gross loans and leases was 1.65%, 1.24% and 1.29% at those same dates. Nonperforming loans, defined as loans on nonaccrual status plus accruing loans past due 90 days or more, were $129,000, or 0.10% of gross loans, at December 31, 1998 compared to $472,000, or 0.46% of gross loans, at December 31, 1997. At March 31, 1999, such loans totaled $136,000, or 0.11% of gross loans. Nonperforming loans have been considered in management's analysis of the allowance for loan and losses. The allowance was 1,152%, 1,194% and 360% of nonperforming loans at March 31, 1999 and December 31, 1998 and 1997, respectively. Management believes the allowance for loan and lease losses is currently at an adequate level to provide for potential losses in the Bank's loan portfolio as the quality of the loan portfolio has improved considerably as a result of sound underwriting policies and procedures.

    The following table summarizes, for the years indicated, changes in the allowances for loan losses arising from loans charged-off, recoveries on loans previously charged-off, and additions to the allowance which have been charged to operating expenses and certain ratios relating to the allowance for loan and lease losses (dollar amounts in thousands):

                                                                               DECEMBER 31,
                                                                MARCH 31,  --------------------
                                                                  1999       1998       1997
                                                                ---------  ---------  ---------
Loans and Leases Outstanding, Period End(1)...................  $ 121,471  $ 123,701  $ 102,797
Average Amount of Loans and Leases Outstanding(1).............  $ 120,906  $ 100,250  $  94,999
Allowance for Loans and Lease Losses Balance,
  Beginning of Period.........................................  $   1,540  $   1,699  $   1,420
    Charge-offs
      Domestic
        Commercial, financial & agricultural..................         --       (135)        --
        Real estate--construction.............................         --         --         --
        Real estate--mortgage.................................         --         --         --
        Consumer loans........................................        (13)       (58)       (86)
        Lease financing.......................................         --         --         --
                                                                ---------  ---------  ---------
                                                                      (13)      (193)       (86)

    Recoveries
      Domestic
        Commercial, financial & agricultural..................         10         24        273
        Real estate--construction.............................         --         --         --
        Real estate--mortgage.................................         --         --         --
        Consumer loans........................................         15         10         17
        Lease financing.......................................         --         --         --
                                                                ---------  ---------  ---------
                                                                       25         34        290
                                                                ---------  ---------  ---------
Net (charge-offs)/Recoveries..................................         12       (159)       204
Provision for Loan and Lease Losses...........................         15         --         75
                                                                ---------  ---------  ---------
Allowance for Loan and Lease Losses Balance at Period End.....      1,567      1,540      1,699
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Ratio of Net Charge-offs/(Recoveries) During the Year to
  Average Loans and Leases Outstanding During the Period......      (0.01)%      0.16%     (0.21)%
Ratio of Allowance for Loan and Lease Losses to Loans and
  Leases at Period End........................................       1.29%      1.24%      1.65%

------------------------

(1) Loans, net of unearned income

    The following table summarizes the allocation of the allowance for loan losses by loan type for the years indicated and the percent of loans in each category to total loans. While management's periodic analysis of the adequacy of allowance for loan losses may allocate portions of the allowance for specific problem-loan situations, the entire allowance is available for any loan charge-offs that occur. (dollars in thousands):

                                                                                                               DECEMBER 31,
                                                    MARCH 31, 1999                  DECEMBER 31, 1998              1997
                                           --------------------------------  --------------------------------  -------------
                                                             PERCENT OF                        PERCENT OF
                                                            LOANS IN EACH                     LOANS IN EACH
                                             ALLOWANCE       CATEGORY TO       ALLOWANCE       CATEGORY TO       ALLOWANCE
                                              AMOUNT         TOTAL LOANS        AMOUNT         TOTAL LOANS        AMOUNT
                                           -------------  -----------------  -------------  -----------------  -------------
Commercial and industrial................          549             34.7%             297             35.4%             265
Real estate construction.................           99             12.4%             149             16.1%              39
Real estate..............................          331             35.8%             317             30.1%             627
Installment, other consumer loans and
  leases.................................          229             17.1%             282             18.4%             230
Unallocated..............................          359              N/A              496              N/A              538
                                                 -----            -----            -----            -----            -----

  Total..................................        1,567            100.0%           1,540            100.0%           1,699
                                                 -----            -----            -----            -----            -----
                                                 -----            -----            -----            -----            -----


                                              PERCENT OF
                                             LOANS IN EACH
                                              CATEGORY TO
                                              TOTAL LOANS
                                           -----------------
Commercial and industrial................           34.9%
Real estate construction.................            5.2%
Real estate..............................           49.8%
Installment, other consumer loans and
  leases.................................           10.1%
Unallocated..............................            N/A
                                                   -----
  Total..................................          100.0%
                                                   -----
                                                   -----

FUNDING

    Deposits are the Bank's primary source of funds. Total deposits increased $17.2 million, or 14.5%, from $118.6 million at December 31, 1997 to $135.8 million at December 31, 1998. Noninterest-bearing deposits increased $2.9 million, or 9.3%, while interest-bearing deposits increased $14.3 million, or 16.4%. The majority of the growth was in savings, Now and money market accounts which increased $12.9 million. The increase was the result of aggressive deposit pricing for local deposits, but primarily from the acquisition of a block of brokered deposits to match fund the purchase of the second mortgage portfolio purchased in December of 1998. At December 31, 1998, $13.4 million in deposits were obtained from outside the Bank's traditional market area through financial intermediaries. As such, these deposits are not considered "core" deposits and create a degree of liquidity risk as such deposits tend to migrate based on interest rates offered by other financial institutions. If interest rates rise, management may have to increase the rates offered by the Bank to retain these deposits. Doing so would have a negative impact on the Bank's net interest margin.

    Total deposits decreased $4.9 million, or 3.6%, from $135.8 million at December 31, 1998 to $130.9 million at March 31, 1998. The Bank's deposit mix included 48.3% in time and savings deposits, 27.4% in money market and NOW deposits, and 24.3% in non-interest-bearing demand deposits at March 31, 1999. Changes in deposit balances over the period were consistent with seasonal fluctuations typical of the first quarter of the year.

    The Bank also uses federal funds purchased from time to time as an additional source of funding. On March 31, 1999, December 31, 1998 and December 31, 1997, there were no federal funds purchased outstanding.

    The following table summarizes the distribution of average deposits and the average rates paid for the years indicated:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                           ------------------------------------------------
                                                     FOR PERIOD ENDED
                                                      MARCH 31, 1999                1998                     1997
                                                  -----------------------  -----------------------  -----------------------
                                                   AVERAGE      AVERAGE     AVERAGE      AVERAGE     AVERAGE      AVERAGE
                                                   BALANCE       RATE       BALANCE       RATE       BALANCE       RATE
                                                  ----------  -----------  ----------  -----------  ----------  -----------
                                                                           (DOLLARS IN THOUSANDS)
Non-interest bearing demand deposits............  $   31,407          --   $   29,769          --   $   27,979          --
Savings deposits(1).............................  $   70,337        3.30%  $   65,606        3.56%  $   62,799        3.57%
Time deposits...................................  $   28,182        5.14%  $   19,790        5.58%  $   14,948        8.39%
                                                  ----------               ----------               ----------
    Total deposits..............................  $  129,926        2.90%  $  115,165        2.99%  $  105,726        3.31%
                                                  ----------               ----------               ----------
                                                  ----------               ----------               ----------

------------------------

(1) Savings deposits include Savings, NOW, and Money Market deposit accounts.

    The scheduled maturity distribution of the Bank's time deposits of $100,000 or greater, as of the dates indicated, were as follows:

                                                                                           MARCH 31,   DECEMBER 31,
                                                                                             1999          1998
                                                                                          -----------  ------------
                                                                                           (DOLLARS IN THOUSANDS)
Three months or less....................................................................   $   5,195    $    2,740
Over three through six..................................................................       1,874         2,051
Over six through twelve months..........................................................       6,566         1,150
Over twelve months......................................................................       7,389        11,891
                                                                                          -----------  ------------
                                                                                           $  21,024    $   17,832
                                                                                          -----------  ------------
                                                                                          -----------  ------------

CAPITAL RESOURCES

    Stockholder's equity increased by $1,309,000, or 8.2%, from $16,058,000 at December 31, 1997 to $17,367,000 at December 31, 1998, primarily through the retention of earnings. It is the objective of management to maintain adequate capital for future growth through retention of earnings. In 1998, City Commerce Bank paid a 10% stock dividend payable in the fourth quarter of 1998, and in 1997, City Commerce Bank paid a 5% stock dividend also payable in the fourth quarter of 1997.

    Stockholders' equity was $17,310,000 on March 31, 1999, a $117,000, or 0.67%, decrease from the December 31,1998. This reduction in equity is the result of the continuation of the Bank's stock repurchase plan, partially off-set by the normal retention of earnings.

    In January, 1998, the Bank began a stock repurchase plan as a means to reduce excess capital. Under the Bank's stock repurchase plan, the number of shares purchased and the price paid depends upon the availability of shares, the prevailing market prices and any other considerations which may, in the opinion of the Bank's Board of Directors or management, affect the advisability of purchasing shares. Once purchased, the shares are retired. The cost of shares repurchased and retired was $399,479 during the three months ended March 31, 1999 and $1.5 million during the year ended December 31, 1998.

    The Bank is subject to regulations issued by the Department of Financial Institutions and the FDIC which require maintenance of a certain level of capital. These regulations impose two capital standards: a risk-based capital standard and a leverage capital standard.

    Under the risk-based capital guidelines, assets reported on an institution's balance sheet and certain off-balance items are assigned to risk categories, each of which has an assigned risk weight. Capital ratios are calculated by dividing the institution's qualifying capital by its period-end risk-weighted assets. The guidelines establish two categories of qualifying capital: Tier 1 Capital (defined to include common stockholders' equity and noncumulative perpetual preferred stock) and Tier 2 Capital defined to include limited life (and in the case of bank, cumulative) preferred stock, mandatory convertible securities, subordinated debt, and a limited amount of reserves for loan and lease losses. Each institution is required to maintain a risk-based capital ratio (including Tier 1 and Tier 2 capital) of 8%, of which at least half must be Tier 1 capital.

    Under the leverage capital standard an institution is required to maintain a minimum ratio of Tier 1 capital to the sum of its quarterly average total assets and quarterly average reserve for loan losses, less intangibles not included in Tier 1 capital. Period-end assets may be used in place of quarterly average total assets on a case-by-case basis. A minimum leverage ratio of 3% is required for institutions which have been determined to be in the highest of five categories used by regulators to rate financial institutions and which are not experiencing or anticipating significant growth. All other organizations are required to maintain leverage ratios of at least 100 to 200 basis points above the 3% minimum. The following table indicates the requirement is 4.0% because that is the level that the prompt corrective action regulations require to be considered adequately capitalized.

    The table below represents the capital and leverage ratios of City Commerce Bank as of March 31, 1999, December 31, 1998 and December 31, 1997:

                                                                                                CAPITAL NEEDED
                                                                                  ------------------------------------------
                                                                                                             TO BE WELL
                                                                                      FOR CAPITAL        CAPITALIZED UNDER
                                                                                   ADEQUACY PURPOSES     PROMPT CORRECTIVE
                                                                   ACTUAL                                    PROVISIONS
                                                            --------------------  --------------------  --------------------
                                                             AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT      RATIO
                                                            ---------  ---------  ---------  ---------  ---------  ---------
As of March 31, 1999
  Total capital to risk-weighted assets...................  $  18,806      13.49% $  11,136        8.0% $  13,920       10.0%
  Tier 1 capital to risk-weighted assets..................     17,205      12.36%     5,568        4.0%     8,352        6.0%
  Tier 1 capital to average assets........................     17,205      11.51%     5,979        4.0%     7,474        5.0%

As of December 31, 1998
  Total capital to risk-weighted assets...................  $  18,807      13.28% $  11,307        8.0% $  14,134       10.0%
  Tier 1 capital to risk-weighted assets..................     17,227      12.19%     5,654        4.0%     8,480        6.0%
  Tier 1 capital to average assets........................     17,227      11.17%     6,168        4.0%     7,710        5.0%

As of December 31, 1997
  Total capital to risk-weighted assets...................  $  17,427      14.35% $   9,715        8.0% $  12,144       10.0%
  Tier 1 capital to risk-weighted assets..................     15,713      12.94%     4,858        4.0%     7,286        6.0%
  Tier 1 capital to average assets........................     15,713      11.58%     5,432        4.0%     6,789        5.0%

    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revises banking regulation and establishes a framework for determination of capital adequacy of financial institutions. Under the FDICIA, financial institutions are placed into one of five capital adequacy categories as follows: (1) "well capitalized" consisting of institutions with a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based ratio of 6% or greater and a leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive; (2) "adequately capitalized" consisting of institutions with a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and a leverage ratio of 4% or greater, and the institution does not meet the definition of a "well-capitalized" institution;
(3) "under capitalized" consisting of institutions with a total risk-based ration of less than 4%; (4) "significantly undercapitalized" consisting of institutions with a total risk-based capital ratio of less than 6%, Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%; and (5) "critically undercapitalized" consisting of an institution with a ratio of tangible equity to total assets that is equal to or less than 2%.

    Financial institutions classified as under capitalized or below are subject to various limitations including, among other matters, certain supervisory actions by bank regulatory authorities and restrictions relating to (i) growth of assets, (ii) payment of interest on subordinated indebtedness, (iii) payment of dividends or other capital distributions, and (vi) payment of management fees to a parent holding company. The FDICIA requires regulatory authorities to initiate corrective action regarding financial institutions, which fail to meet minimum capital requirements. Such actions may, among other matters, require that the financial institution augment capital and reduce total assets. Critically undercapitalized financial institutions may also be subject to appointment of a receiver or conservator unless the financial institution submits an adequate capitalization plan.

LIQUIDITY AND INTEREST RATE SENSITIVITY

    LIQUIDITY. Liquidity is the ability of the Bank to fund customers' needs for borrowing and deposit withdrawals. The purpose of liquidity management is to assure sufficient cash flow to meet all of the financial commitments and to capitalize on opportunities for business expansion. This ability depends on the institution's financial strength, asset quality and types of deposit and investment instruments offered by the Bank to its customers. The Bank's principal sources of funds are deposits, loan and securities repayments, maturities of securities, sales of securities available for sale and other funds provided by operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows are more influenced by interest rates, general economic conditions and competition. The Bank maintains investments in liquid assets based upon management's assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the Bank's asset/liability management program. Management assesses the likelihood of projected funding requirements by reviewing historical funding patterns, current and forecasted economic conditions and individual client funding needs. Commitments to fund loans and outstanding letters of credit were $48.4 million at March 31, 1999, $47.3 million at December 31, 1998, and $34.8 million at December 31, 1997. Such commitments relate primarily to revolving lines of credit, construction loans, and other commercial loans.

    City Commerce Bank's sources of liquidity consist of its deposits with other banks, overnight funds sold to correspondent banks and unpledged short-term, marketable investments. On December 31, 1998, liquid assets totaled $21.6 million or 14.0% of total assets as compared to $14.0 million or 10.3% of total assets on December 31, 1997. On March 31, 1999 liquid assets totaled $15.3 million or 10.2% of total assets. In addition to liquid assets, City Commerce Bank maintains lines of credit with correspondent banks available on a short-term basis. Informal agreements are also in place with various other banks to purchase participations in loans, if necessary.

    As summarized in the Statements of Cash Flows, the most significant transactions which affected the Bank's level of cash and cash equivalents, cash flows and liquidity during 1998 were the net increase in loans of $20.7 million; the receipt of proceeds from sales, maturities and repayments of securities of $16.2 million; securities purchases of $8.7 million and the net increase in deposits of $15.8 million.

    INTEREST RATE SENSITIVITY. Interest rate sensitivity is a measure of the exposure to fluctuations in the Bank's future earnings caused by fluctuation in interest rates. Such fluctuations result from the mismatch in repricing characteristics of assets and liabilities at a specific point in time. This mismatch, or interest rate sensitivity gap, represents the potential mismatch in the change in the rate of accrual of interest revenue and interest expense from a change in market interest rates. Mismatches in interest rate repricing among assets and liabilities arise primarily from the interaction of various customer businesses (i.e. types of loans versus the types of deposits maintained) and from management's discretionary investment and funds gathering activities. The Bank attempts to manage its exposure to interest rate sensitivity, but due to its size and direct competition from the major banks, it must offer products which are competitive in the market place, even if less than optimum with respect to its interest rate exposure.

    The table below sets forth the interest rate sensitivity of the Bank's interest-earning assets and interest-bearing liabilities as of December 31, 1998, using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate sensitive with a specified period when it can be repriced or matures within it contractual terms (dollars in thousands):

                                                                        DECEMBER 31, 1998
                                            --------------------------------------------------------------------------
                                              THREE    OVER THREE    OVER ONE
                                             MONTHS      THROUGH      THROUGH     OVER FIVE   NON-INTEREST
                                             OR LESS    12 MONTHS   FIVE YEARS      YEARS        BEARING       TOTAL
                                            ---------  -----------  -----------  -----------  -------------  ---------
ASSETS
Interest-bearing deposits in banks........      2,573          99           --           --            --        2,672
Federal funds sold........................         --          --           --           --            --           --
Investment securities.....................      1,268       3,918        4,043          270            --        9,499
Net loans and leases......................     81,710       2,794       26,393       11,264            --      122,161
Non-interest-bearing assets...............         --          --           --           --        20,038       20,038
                                            ---------  -----------  -----------  -----------       ------    ---------
Total assets..............................     85,551       6,811       30,436       11,534        20,038      154,370
                                                                                                   ------    ---------
                                                                                                   ------    ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Non-interest-bearing deposits.............         --          --           --           --        34,113       34,113
Interest-bearing deposits.................     83,538      10,178        7,975           --            --      101,691
Other liabilities.........................         --          --           --           --         1,199        1,199
Stockholders' Equity......................         --          --           --           --        17,367       17,367
                                            ---------  -----------  -----------  -----------       ------    ---------
Total Liabilities and Stockholders'
  Equity..................................     83,538      10,178        7,975           --        52,679      154,370
                                            ---------  -----------  -----------  -----------       ------    ---------
                                                                                                   ------    ---------
Interest Rate Sensitivity Gap.............  $   2,013   $  (3,367)   $  22,461    $  11,534
                                            ---------  -----------  -----------  -----------
                                            ---------  -----------  -----------  -----------
Cumulative Interest Rate Sensitivity
  Gap.....................................  $   2,013   $  (1,354)   $  21,107    $  32,641

    Management attempts to maintain the short-term (up to 18 months) Gap fairly neutral. Historically this has been accomplished with a deposit mix that is heavily skewed to non-interest bearing deposits and personal and business savings products. Similarly, with the exception of fixed rate real estate mortgage loans, loan terms are generally provided on a floating or variable rate basis.

    Management believes no events have occurred since December 31, 1998 which would significantly change the Bank's interest rate sensitivity gap ratio at March 31, 1999 over each of the various repricing periods shown on the above table.

YEAR 2000 ISSUE

    OVERVIEW. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, date-sensitive software and/or hardware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or other disruption of operations and impede normal business activities.

    In June 1996, the Federal Financial Institutions Examination Council ("FFIEC") alerted the banking industry of the serious challenges that would be encountered with Year 2000 issues. The Federal Deposit Insurance Corporation ("FDIC") has also implemented a plan to require compliance with Year 2000 issues and regularly examines our progress.

STATE OF READINESS OF CITY COMMERCE BANK.

    OVERALL PLAN. City Commerce Bank has initiated an enterprise-wide program to prepare the bank's computer systems and applications for the year 2000. The bank has examined its primary integrated bank operating system, ITI's Premier and Premier II and has been advised by the vendor that the software is year 2000 compliant. This advice was validated with test results conducted by the Information Services Department. Y2K Regulatory and Technical Consultants reviewed the test results on November 24, 1998.

    VENDORS. City Commerce Bank relies exclusively on outside vendors to provide the hardware and software used in its computer operations. To determine the readiness of vendors, City Commerce Bank has sent a letter to each vendor inquiring about its compliance with Year 2000. Many of the vendors have responded that they are Year 2000 compliant. City Commerce Bank has determined that some vendors will not have a material impact on the bank's operations, whether or not they are Year 2000 compliant. In these two situations, no further work is performed. For those vendors that have responded they are working towards Year 2000 compliance and that City Commerce Bank has determined to be significant, the bank is following up on a regular basis through 1999. Most of these vendors have advised City Commerce Bank that they expect to be Year 2000 compliant prior to December 31, 1999. If critical vendors do not demonstrate compliance by a certain date, City Commerce Bank will seek other alternatives in accordance with its contingency plan. This may include seeking replacement vendors.

    CUSTOMERS. To determine the readiness of customers, City Commerce Bank has personally met with, and interviewed by way of a questionnaire, each of its significant borrowers and depositors to determine the extent of risk created by any failure by them to remediate their own Year 2000 issues. Each borrower and depositor is categorized as to its level of readiness and risk based on its response to the questionnaire. New borrowers and large depositors are screened utilizing the same questionnaire approach. In August, and November of 1998 and March of 1999, City Commerce Bank communicated by letter, to each of its depositors and borrowers, information about Year 2000 issues and problems, and furnished sources of information that they might utilize to address these issues and problems. Additional written communication is planned for 1999. Management and staff of City Commerce Bank have also served as speakers at community forums to raise the level of awareness of Year 2000 issues.

    COSTS TO ADDRESS YEAR 2000 ISSUES FOR CITY COMMERCE BANK. Some of City Commerce Bank's computer hardware and software applications were modified or replaced in order to maintain their functionality as the year 2000 approaches. City Commerce Bank has spent approximately $357,496 as of December 31, 1998 to address Year 2000 issues and estimates its total costs over the three-year period 1998 - 2000 to be approximately $500,000. In addition, staff time of approximately 1,560 hours has been devoted to these matters, with an additional 300 hours of time expected during the remainder of 1999. These costs have been paid for out of general operating funds. City Commerce Bank does not anticipate that any of these costs will materially impact its results of operations in any one reporting period.

    RISKS OF YEAR 2000 ISSUES FOR CITY COMMERCE BANK. Ultimately, the potential impact of the Year 2000 issue on City Commerce Bank will depend on a series of complex factors, including the following:

    - the corrective measures undertaken by City Commerce Bank itself;

    - the measures undertaken by third-party vendors to become Year 2000 compliant;

    - the accuracy of representations made by third-party vendors to City Commerce Bank concerning their state of readiness;

    - the degree of compliance by governmental agencies, businesses (including telephone companies), and other entities which engage in essential communications with City Commerce Bank; and

    - the degree of compliance of customers.

    At worst, City Commerce Bank's customers and vendors will face severe Year 2000 issues. In this case, City Commerce Bank may be unable to service its customers, and borrowers may become unable to pay back their loans. City Commerce Bank may also be required to replace non-compliant vendors with more expensive Year 2000-compliant vendors. At this time City Commerce Bank cannot determine the financial effect on it if significant customer or vendor remediation efforts are not resolved in a timely manner.

    CONTINGENCY PLANS OF CITY COMMERCE BANK. City Commerce Bank has developed a business continuation contingency plan to provide service to customers should there be an environment in which electrical and communication services may not be available for a brief period of time after the century date change. The bank's data processing system and other mission critical systems have been tested and are Year 2000 compliant. In the event its computer system or other mission critical system should fail, City Commerce Bank has alternate procedures to achieve a successful resumption of business. These alternative procedures include reverting to manual systems for processing some forms of work as well as contractual arrangements with Year 2000 compliant outside vendors for data processing.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

    SFAS NO. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING
ACTIVITIES" --SFAS 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS 133 does not allow hedging of a security which is classified as held to maturity, accordingly, upon adoption of SFAS 133, companies may reclassify any security from held to maturity to available for sale if they wish to be able to hedge the security in the future. This statement currently has an effective date of January 1, 2000, however there is currently a one year deferral being considered. Management does not expect the adoption SFAS 133 to have a significant impact on the Bank's financial statements.

    SFAS NO. 134 "ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE" --SFAS 134 changes the way companies involved in mortgage banking account for certain securities and other interests they retain after securitizing mortgage loans that were held for sale. SFAS 134 allows any retained mortgage-backed securities after a securitization of mortgage loans held for sale to be classified based on holding intent in accordance with SFAS 115 except in cases where the retained mortgage-backed security is committed to be sold before or during the securitization process in which case it must be classified as trading. Previously, all retained mortgage-backed securities were required to be classified as trading. SFAS 134 became effective on January 1, 1999, however, the Bank does not currently engage in mortgage banking operations.

IMPACT OF INFLATION AND CHANGING PRICES

    The financial statements and notes included herein have been prepared in accordance with generally accepted accounting principles ("GAAP"). Presently, GAAP requires the Bank to measure financial position and operating results primarily in terms of historic dollars. Changes in the relative value of money due to inflation or recession are generally not considered.

    In management's opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as on changes in monetary and fiscal policies.

                                   PROPOSAL 2
                    ELECTION OF CITY COMMERCE BANK DIRECTORS

BOARD OF DIRECTORS

    The persons named below, all of who are present members of the board of directors of City Commerce Bank, will be nominated for election to serve until the earlier of (1) the closing of the merger or (2) the next annual meeting of shareholders and until their successors are elected and have qualified. Votes will be cast pursuant to the enclosed proxy in such a way as to effect the election of said eight (8) nominees, or as many thereof as possible under applicable voting rules. In the event that any of the nominees should be unable to serve as a director, it is intended that the proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the board of directors. Management has no reason to believe that any nominee will become unavailable to serve as a director of City Commerce Bank.

    At the effective time of the merger, Mid-State and Mid-State Bank will elect of one (1) member of the current City Commerce Bank board to the boards of directors of Mid-State and Mid-State Bank.

    The table below sets forth certain information, as of             , 1999,
with respect to members of the board of directors of City Commerce Bank.

                                                     DIRECTOR OF
NAME AND POSITION                                    BANK SINCE        AGE       PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
--------------------------------------------------  -------------      ---      -------------------------------------------
William J. Blythe, Director.......................         1978            65   Dentist

Roger P. Duncan, Director.........................         1996            62   President, Rusty's Pizza Parlors, Inc.

Betty M. Hatch, Director..........................         1996            61   Executive, La Belle Foundation

H. Edward Heron, Director.........................         1996            59   Vice President, Coldwell Banker-- John
                                                                                Douglas Company

Carl E. Lindros, Director, Chairman...............         1979            63   President and Chief Executive Officer,
                                                                                Santa Barbara Securities, Inc.

John R. Mackall, Director;........................         1996            50   Attorney, Seed, Mackall & Cole, LLP

C. Brian O'Gorman, Director.......................         1978            58   Attorney, O'Gorman & O'Gorman

Eloy U. Ortega, President, Chief Executive Officer
  and Director....................................         1998            49   Banker(1)

------------------------

(1) Mr. Ortega has been the President and Chief Executive Officer of City Commerce Bank since 1998. Mr. Ortega replaced Mr. Terry Downard, who resigned for personal reasons. Prior to that time, Mr. Ortega served as Executive Vice President and Chief Financial Officer of City Commerce Bank from 1996 until 1998. Mr. Ortega previously served as Senior Vice President and Senior Operations Officer of City Commerce Bank from 1993 to 1996, Mr. Ortega has served City Commerce Bank as an officer since 1991, and Mr. Ortega has over 27 years of banking experience.

    None of the directors or executive officers of City Commerce Bank were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of City Commerce Bank, acting within their capacities as such. There are no family relationships between the directors and executive officers of City Commerce Bank, and none of the directors or executive officers of City Commerce Bank serve as directors of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934 or any investment company registered under the Investment Company Act of 1940, as amended.

    None of the directors or executive officers of City Commerce Bank have, during the last five years, been involved in any legal proceedings that are material to an evaluation of the ability or integrity of any director or executive officer of City Commerce Bank.

THE BOARD OF DIRECTORS AND COMMITTEES

    City Commerce Bank has, among other committees, a standing Loan and Investment Committee composed of Messrs. Blythe, Heron, O'Gorman, Ortega, Kum and Glass. During the fiscal year ended December 31, 1998, the Loan and Investment Committee held a total of forty six (46) meetings. The purpose of the Loan and Investment Committee is to establish loan limits for lending personnel, approve all loan in excess of those limits, and to review reports of all loans made. In addition, the committee reviews liquidity, deposit, loan and investment pricing, and investment sales and purchases.

    During the fiscal year ended December 31, 1998, the Audit Committee held a total of three (3) meetings and its members are Messrs. Mackall, Duncan and Heron. The purpose of the Audit Committee is to employ outside auditors of City Commerce Bank in order to fulfill the legal and technical requirements necessary to adequately protect the directors, shareholders, employees and depositors of City Commerce Bank. The Audit Committee also meets with City Commerce Bank's internal auditor to review City Commerce Bank's internal auditing program. It is also the responsibility of the Audit Committee to recommend to the Board of Directors the selection of independent accountants and to make certain that the independent accountants have the necessary freedom and independence to freely examine all City Commerce Bank records.

    City Commerce Bank also has a standing Personnel Committee, a Strategic Planning Committee, and a Sales Incentive Compensation Committee. City Commerce Bank does not have a Standing Nominating Committee; however, the procedures for nominating directors, other than by the Board of Directors itself, are set forth in the bylaws and in the notice of annual meeting of shareholders.

    During the fiscal year ended December 31, 1998, the Board of Directors held a total of sixteen (16) meetings. Each incumbent director of City Commerce Bank who was a director during 1998 attended at least 75% of the aggregate of (1) the total number of such board meetings and (2) the total number of meetings held by all committees of the board on which such director served during 1998.

COMPENSATION OF NON-EXECUTIVE DIRECTORS

    Directors who were not executive officers of City Commerce Bank were paid the following in 1998:

    (a) For each board meeting attended, the Chairman of the Board was paid $1,600 and the other Directors were each paid $1,000;

    (b) For each committee meeting attended, the Committee Chairman was paid $275 and the other Committee members were each paid $200.

    No additional compensation was paid to executive officers of City Commerce Bank for attendance at board or committee meetings. For the fiscal year ended December 31, 1998, the total paid to all other Directors for board and committee meetings attended was $162,575.

    On February 15, 1996, City Commerce Bank executed four retired director's compensation agreements with four directors who were retiring. Such agreements provided for payments to such retired director for a period of ten years. However, the payments would cease upon the death of such director, the director's resumption of a position as a director of City Commerce Bank, or a change of control. The proposed transaction with Mid-State qualifies as a change of control and payments will cease upon the completion of the merger. The following chart provides the name of such retired director and the amount of the monthly payment.

NAME                                                                      MONTHLY PAYMENT
------------------------------------------------------------------------  ----------------
Jerry Harwin............................................................     $   300.00
Harry Heron.............................................................     $   800.00
Willard W. McEwen, Jr...................................................     $   300.00
Syble Roberts...........................................................     $   300.00

EXECUTIVE OFFICERS

    The following table sets forth as to each of the persons who are currently
executive officers of City Commerce Bank, such person's age as of             ,
1999, and the principal occupation during the past five (5) years.

                                                                    BUSINESS EXPERIENCE              YEAR FIRST APPOINTED
NAME                                            AGE                DURING PAST FIVE YEARS            AS EXECUTIVE OFFICER
------------------------------------------      ---      ------------------------------------------  ---------------------
Eloy U. Ortega............................          49   President and Chief Executive Officer(1)               1993

C. G. Kum.................................          45   Executive Vice President and Chief Credit              1993
                                                         Officer(2)

Peggy K. Shoemaker........................          43   Senior Vice President and Senior                       1998
                                                         Operations Officer(3)

------------------------

(1) Mr. Ortega has been the President and Chief Executive Officer of City Commerce Bank since 1998. Mr. Ortega replaced Mr. Terry Downard, who resigned for personal reasons. Prior to that time, Mr. Ortega served as Executive Vice President and Chief Financial Officer of City Commerce Bank from 1996 until 1998. Mr. Ortega previously served as Senior Vice President and Senior Operations Officer of City Commerce Bank from 1993 to 1996. Mr. Ortega has served City Commerce Bank as an officer since 1991, and Mr. Ortega has over 27 years of banking experience.

(2) Mr. Kum has been the Executive Vice President and Chief Credit Officer of City Commerce Bank since February 1996. Mr. Kum previously served as Senior Vice President and Credit Administrator of City Commerce Bank from May 1993 to February 1996 and Mr. Kum has over 20 years of banking experience.

(3) Ms. Shoemaker has been the Senior Vice President and Senior Operations Officer of City Commerce Bank since 1998. Ms. Shoemaker was the Vice President, Operations Supervisor of City Commerce Bank from 1996 to 1998. Ms. Shoemaker was a Customer Service Assistant of City Commerce Bank from 1990 to 1996, and Ms. Shoemaker has over 21 years of banking experience.

(4) As used throughout this Proxy Statement/Prospectus the term "executive officer" means the President and Chief Executive Officer, the Executive Vice President and Chief Credit Officer, and the Senior Vice President and Senior Operations Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following tables set forth information as of             , 1999
pertaining to beneficial ownership (as defined below) of City Commerce Bank's no par value common stock, by (i) persons known to City Commerce Bank to own more than 5% of its common stock, and (ii) individually, each of the executive officers(4) (as defined below) of City Commerce Bank, its current directors and nominees for the office of director, and (iii) all directors and executive officers of City Commerce Bank as a group. The information contained herein has been obtained from City Commerce Bank's records and from information furnished to City Commerce Bank by each individual or entity. Management knows of no persons who own, beneficially or of record, either individually or with associates, more than five percent of City Commerce Bank's common stock, except as set forth below.

    The number of shares "beneficially owned" by a given shareholder are determined under Securities and Exchange Commission Rules, and the designation of ownership set forth below is not necessarily indicative of ownership for any other purpose. In general, the beneficial ownership as set forth below includes shares over which a director, director nominee, principal shareholder or executive officer has sole or shared voting or investment power and certain shares which such person has a vested right to acquire, under the stock options or otherwise, within 60 days of the date hereof.

                        SECURITY OWNERSHIP OF MANAGEMENT

                                                                        AMOUNT OF BENEFICIAL
NAME & ADDRESS OF BENEFICIAL OWNER                                          OWNERSHIP(1)            PERCENT OF CLASS
----------------------------------------------------------------  --------------------------------  -----------------

William J. Blythe, Director(2)..................................                 85,693                      5.24%

Roger P. Duncan, Director(2)....................................                 16,127                      0.99%

Betty M. Hatch, Director(2).....................................                  2,541                      0.00%

H. Edward Heron, Director(2)....................................                 34,064(3)                   2.08%

Carl E. Lindros, Director(2)....................................                164,521                     10.05%

John R. Mackall Director(2).....................................                  2,000                      0.00%

C. Brian O'Gorman, Director(2)..................................                 38,619                      2.36%

Eloy U. Ortega, President and Chief Executive Officer,
  Director(2)...................................................                 12,782(4)                   0.78%

C. G. Kum, Executive Vice President and Chief Credit
  Officer(2)....................................................                 17,396(5)                   1.06%

Peggy Shoemaker, Senior Vice President and Senior Operations
  Officer(2)....................................................                  2,460(6)                   0.00%

All Directors and Executive Officers(7) as a group (10
  persons)......................................................                376,203(8)                  22.95%

------------------------

(1) Includes shares beneficially owned by the named shareholder, together with "associates" (as defined under applicable law), subject to community property laws and shared voting and investment power with a spouse, if applicable. The persons listed have sole voting and investment power unless otherwise noted.

(2) The address of this individual is 33 East Carrillo Street, Santa Barbara, California 93102.

(3) Of the 34,064 shares of City Commerce Bank stock beneficially owned, Mr. Heron has sole voting and investment power of 20,369 shares, and shared voting and investment power of 13,695 shares with Mary Shea Heron.

(4) Includes 11,384 vested option shares of 18,041 total option shares granted under the 1989 Stock Option Plan.

(5) Includes 17,396 vested option shares of 35,394 total option shares granted under the 1989 Stock Option Plan.

(6) Includes 682 vested option shares of 2,255 total option shares granted under the 1989 Stock Option Plan.

(7) As used through this proxy statement/prospectus, the term "executive officer" means and President and Chief Executive Officer, the Executive Vice President and Chief Credit Officer, and the Senior Vice President and Senior Operations Officer.

(8) Includes 29,462 vested option shares of 55,690 total option shares granted under the 1989 Stock Option Plan.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                                             AMOUNT AND NATURE OF
                                              NAME AND ADDRESS OF                 BENEFICIAL
TITLE OF CLASS                                  BENEFICIAL OWNER                 OWNERSHIP(1)       PERCENT OF CLASS
------------------------------------  ------------------------------------  ----------------------  -----------------
Common Stock........................  Harry Heron                                    181,709                11.10%
                                      c/o P.O. Box 1560
                                      Santa Barbara, CA
Common Stock........................  James O. Birchfield                            142,949                 8.74%
                                      c/o P.O. Box 1560
                                      Santa Barbara, CA

(1) Includes shares beneficially owned by the named shareholder, together with "associates" (as defined under applicable law), subject to community property laws and shared voting and investment power with a spouse, if applicable. The persons listed have sole voting power unless otherwise noted.

EXECUTIVE COMPENSATION

    Any executive officer serving as a director of City Commerce Bank does not receive additional compensation for attending board and committee meetings, and such attendance is remunerated by the compensation of such person in his or her capacity as an executive officer of City Commerce Bank. For the fiscal year ended December 31, 1998, the aggregate cash compensation paid to or accrued for all executive officers of City Commerce Bank, as a group (3 persons), for services rendered to City Commerce Bank in all capacities was $333,496.

    The following table sets forth the cash compensation of the executive officers of City Commerce Bank that had cash compensation in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG-TERM
                                                                    ANNUAL COMPENSATION             COMPENSATION
                                                          ----------------------------------------  -------------    ALL OTHER
                                                 (B)                                    (E)            AWARDS      COMPENSATION
                    (A)                        FISCAL        (C)         (D)       OTHER ANNUAL         STOCK      -------------
NAME & PRINCIPAL POSITION                       YEAR      SALARY($)   BONUS($)    COMPENSATION($)     OPTIONS #         ($)
-------------------------------------------  -----------  ----------  ---------  -----------------  -------------  -------------
Eloy U. Ortega(1)..........................        1998   $  116,850  $  83,928              0                0      $  35,566(2)
  President and                                    1997   $  106,200  $  12,240              0                0      $  29,381(3)
  Chief Executive Officer                          1996   $   98,014  $  10,026              0           10,000      $  15,429(4)

C. G. Kum..................................        1998   $  111,300  $  83,928         24,000           10,000      $  27,175(5)
  Executive Vice President                         1997   $  106,000  $  12,240              0                0      $  21,520(6)
  and Chief Credit Officer                         1996   $   98,519  $  10,026              0           15,000      $   7,860(7)

------------------------

(C) Total base salary paid for fiscal years 1998, 1997 and 1996 for City Commerce Bank.

(D) The chart reflects the following bonuses earned in 1996 and paid in 1997:
    Mr. Kum ($10,026). In 1996, Mr. Ortega was provided with a pre-paid bonus ($75,000) which was to be earned over the following three to five year period. Therefore, Mr. Ortega did not receive calculated bonus payments for 1996 and 1997, and only a partial payment ($39,215) in 1998. The chart also reflects the following bonuses earned in 1997 and paid in 1998: Mr. Kum ($12,240). The following bonuses were earned in 1998 and paid in 1999: Mr. Ortega ($39,215) and Mr. Kum ($83,928). In addition, in 1998 Mr. Kum was provided with a pre-paid guaranteed retention bonus ($45,000) that will be earned equally in 1999, 2000 and 2001.

(E) Represents the dollar value of other annual compensation not properly categorized as salary or bonus; including (i) perquisites and other personal benefits, securities or property unless the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer in columns (C) and
    (D); (ii) above-market or preferential earnings on restricted stock, options, stock appreciation rights ("SARs") or deferred compensation paid during the fiscal year or payable during that period but deferred at the election of the named executive officer; (iii) earnings on long-term incentive plan ("LTIP") compensation paid during the fiscal year or payable during that period but deferred at the election of the named executive officer; (iv) amounts reimbursed during the fiscal year for the payment of taxes; and (v) the dollar value of the difference between the price paid by a named executive officer for any security of City Commerce Bank purchased from City Commerce Bank (through deferral of salary or bonus, or otherwise), and the fair market value of such security at the date of purchase, unless that discount is available generally, either to all security holders or to all salaried employees of the registrant. Except for Mr. Kum, none of the named officers had other annual compensation in excess of 10% of the total annual salary and bonus reported for any of the last three fiscal years. In 1998, Mr. Kum received a cash payment ($24,000) in lieu of certain executive perquisites that was granted as part of his retention agreement in 1998.

(1) Mr. Ortega has been the President and Chief Executive Officer of City Commerce Bank since 1998. Mr. Ortega replaced Mr. Terry Downard, who resigned for personal reasons. Prior to that time, Mr. Ortega served as Executive Vice President and Chief Financial Officer of City Commerce Bank from 1996 until 1998. Mr. Ortega previously served as Senior Vice President and Senior Operations Officer of City Commerce Bank from 1993 to 1996, Mr. Ortega has served City Commerce Bank as an officer since 1991, and Mr. Ortega has over 27 years of banking experience.

(2) Includes $14,976 received from City Commerce Bank as salary continuation agreement accruals, $8,657 in health, dental, and life insurance premiums, $5,258 in matching 401(k) contributions, and $6,675 in automobile allowance.

(3) Includes $13,896 received from City Commerce Bank as salary continuation agreement accruals, $8,254 in health, dental, and life insurance premiums, $3,031 in matching 401(k) contributions, and $4,200 in automobile allowance.

(4) Includes $0 received from City Commerce Bank as salary continuation agreement accruals, $8,145 in health, dental, and life insurance premiums, $3,084 in matching 401(k) contributions, and $4,200 in automobile allowance.

(5) Includes $10,260 received from City Commerce Bank as salary continuation agreement accruals, $5,356 in health, dental, and life insurance premiums, $5,559 in matching 401(k) contributions, and $6,000 in automobile allowance.

(6) Includes $9,516 received from City Commerce Bank as salary continuation agreement accruals, $5,440 in health and life insurance premiums, $1,149 in matching 401(k) contributions, and $5,415 in automobile allowance.

(7) Includes $0 received from City Commerce Bank as salary continuation agreement accruals, $5,466 in health, dental, and life insurance premiums, $1,074 in matching 401(k) contributions, and $1,320 in automobile allowance.

INCENTIVE COMPENSATION PROGRAMS

    City Commerce Bank has established certain incentive compensation programs in connection with the compensation of its executive officers, its calling officers and its other non-officers, selected officers and supervisors.

    In connection with the City Commerce Bank's executive incentive plan, which includes Mr. Ortega, Mr. Kum and Ms. Shoemaker, the executive bonus pool is established based upon overall bank performance against the standard goal performance incentive program objectives. City Commerce Bank's net after tax earnings are multiplied by the bonus factor established for each participant in the program. For fiscal year 1999, if the Bank achieves between 80% to 100% of the goal performance incentive program objectives, then the President will receive 2.4% to 3% of the net after tax earnings, the Chief Credit Officer will receive between 1.6% to 2% of net after tax earnings, and the Senior Operations Officer will receive between 0.6% to 0.75% of the net after tax earnings. If earnings exceed 100% of the goal performance incentive program objectives, then additional bonus dollars will be awarded and the President will receive 10% of earnings in excess of such goal, the Chief Credit Officer will receive 5% of earnings in excess of the goal, and the Senior Operations Officer will receive 2.5% of earnings in excess of the goal. All participants must be an employee of City Commerce Bank at the time of the bonus payment. In 1998, only Mr. Ortega and Mr. Kum participated in the executive bonus pool which was calculated at 3% of net after tax earnings after adjustment to eliminate certain extraordinary income and expense items, plus additional monies as described below. Ms. Shoemaker participated in the standard officer goal performance plan in 1996, 1997, and 1998. In 1997, the Bank failed to meet the earnings goal pursuant to the executive incentive plan, however, Mr. Ortega and Mr. Kum were granted a discretionary bonus of $12,240 each. An additional $12,240 each was placed in the 1998 executive incentive pool with the understanding that should the Bank reach 120% of the 1998 earnings goal, that Mr. Ortega and Mr. Kum would be paid the additional $12,240 each in addition to the calculated incentive payment. In 1996, Mr. Kum participated in the standard officer goal performance plan and Mr. Ortega was provided with a discretionary pre-paid incentive to be earned over 1996, 1997, and 1998.

    The board of directors has also approved an incentive program for business development officers of the Bank. Participating officers are paid a bonus calculated at 2% of earnings up to their cumulative minimum production goal, plus a bonus calculated at 20% of earnings in excess of the accumulative minimum production goal. Participants must be in the employee of City Commerce Bank at the time of the bonus payment. During 1998, the Bank paid $110,386 pursuant to this incentive program.

    The City Commerce Bank has also established a goal performance compensation program for all non-officers, selected officers and supervisors who are not active participants in other incentive programs. Incentive compensation under this program is based on two factors applied to a given percentage of an individual's salary level as of December 31 of the program year. A bonus pool is established based upon a defined percentage of the participants' annual salaries. This percentage is based upon achievement of 100% of the goal. For nonexempt employees, the defined percentage is 5%, and for exempt employees the defined percentage is 10%. At the beginning of each year, the board of directors establishes an earnings goal against which the Bank's results will be measured. Funding of all incentive payments is based upon a graduated percentage of this benchmark. Minimum funding will occur at 80% of this factor and will increase to 120% of the pre-established goal. The net income figure used will be net income after bonus accruals and taxes. Partial funding begins at 80% of this goal and will be calculated on a linear basis up to 120% of the pre-established goal. The second factor is based upon an employee's last performance evaluation. By applying this factor to an individual's performance, the bonus is also linked to personal achievements as well as to City Commerce Bank's performance. An individual must be actively employed for benefits to accrue under this plan. For 1998, $160,607.41 in bonus payments under this program were made to participants.

SEVERANCE AGREEMENTS

    As of January 1, 1999, Eloy Ortega, C. G. Kum and Peggy Shoemaker entered into agreements with City Commerce Bank that generally provides that if a change of control of City Commerce Bank should occur while the executive is an employee of the Bank, and the executive is terminated as defined in the agreement within two years of the public announcement of the signing of an agreement for a change of control or eighteen (18) months from consummation thereof, executive shall be entitled to an amount equal to executive's monthly based salary at the highest rate in effect during the twelve month period immediately preceding the date of termination, multiplied by 18. Under the terms of such agreements, the merger with Mid-State will result in a change in control of City Commerce Bank. If Mr. Ortega is terminated pursuant to the agreement, he will be entitled to a severance payment of $202,500. If Mr. Kum is terminated pursuant to the agreement, Mr. Kum will be entitled to a severance payment in the amount of $166,950. If Ms. Shoemaker is terminated pursuant to the terms of her severance agreement, then Ms. Shoemaker will be entitled to a severance payment in the amount of $43,488.

    The executive will also be entitled to such payments if the executive's employment is terminated for "good reason." A "good reason" may mean any of the following:

    - The assignment to the executive of any duties inconsistent with or a diminution of executive's positions with City Commerce Bank, or a change in executive's titles or offices as in effect immediately prior to a change in control of City Commerce Bank, or any removal of the executive from, or any failure to reelect executive to, any of such positions;

    - A reduction by City Commerce Bank in the executive's base salary in effect immediately prior to the change in control of City Commerce Bank;

    - Failure by City Commerce Bank to continue in effect any pension, life insurance, health or accident or disability plan in which executive is participating or is eligible to participate at the time of a change of control of City Commerce Bank;

    - The failure by City Commerce Bank to pay executive an award under any cash or stock incentive compensation plan or arrangement similar in nature to that last paid to executive under any said plan prior to a change of control of City Commerce Bank;

    - The relocation of executive's office to, or require an executive to be based in, a location which is more than 50 miles from City Commerce Bank's principal executive office, or, in the event executive consents to any such relocation, the failure by City Commerce Bank to pay all reasonable moving expenses incurred by executive relating to a change of executive's principal residence;

    - Any material breach by City Commerce Bank of any provision of the agreement; and

    - Any purported termination of executive's employment by City Commerce Bank which is not effective pursuant to a notice of termination set aside in the requirements contained in the agreement.

STOCK OPTION PLAN

    The 1989 Stock Option Plan of City Commerce Bank adopted by the Board of Directors on March 23, 1989 and approved by the shareholders on April 18, 1989 (the "1989 Plan"), was intended to advance the interests of City Commerce Bank by encouraging stock ownership on the part of its officers and directors. According to its terms, the 1989 Plan terminated on April 18, 1999.

    Since the term of the 1989 Plan expired on April 18, 1999, stock options may no longer be granted under the 1989 Plan. However, options previously granted and not exercised as of April 18, 1999 may not have expired on that date.

    The 1989 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified options, which are options not intended to qualify as incentive stock options. Under the 1989 Plan, options for the acquisition of shares of City Commerce Bank's common stock may be granted to directors, officers and employees of City Commerce Bank. Incentive stock options may not be granted to non-employee directors. The 1989 Plan was administered by the full board of directors acting as the Stock Option Committee which has sole discretion and authority, consistent with the provisions of the 1989 Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the applicable 1989 Plan.

    During fiscal year 1998, 22,750 options were granted to officers of City Commerce Bank at an average weighted exercise price of $17.83. During the same period, 85,160 shares were exercised by officers at an average weighted exercise price of $6.63. At December 31, 1998, 128,248 option shares were outstanding, 43,187 shares were exercisable and 31,937 shares were available for grant under the 1989 Plan. At December 31, 1998, the range of exercise prices and weighted average remaining contractual life of outstanding options was $5.37--$16.36 and
2.89 years, respectively. The options that were exercisable as of December 31, 1998 had a weighted average exercise price of $9.32.

               AGGREGATED OPTION(1) EXERCISES IN FISCAL YEAR 1998
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                         VALUE OF UNEXERCISED
                                                                            NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS
                                               SHARES                       OPTIONS AT 12/31/98(#)        AT 12/31/98 ($)(2)
                                             ACQUIRED ON       VALUE      --------------------------  --------------------------
NAME                                         EXERCISE(#)    REALIZED($)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------------------------------  -------------  -------------  -----------  -------------  -----------  -------------
Eloy U Ortega.............................        1,398            N/A        11,384         6,657     $  98,731    $    71,625
C. G. Kum.................................            0            N/A        17,396        17,998     $ 131,193    $    83,805

------------------------

(1) City Commerce Bank has no plans pursuant to which stock appreciation rights may be granted.

(2) Value of unexercised "in-the-money" options is the difference between the fair market value of the securities underlying the options and the exercise or base price of the options at exercise or fiscal year-end, respectively.

401(K) PLAN

    In 1987, City Commerce Bank's Board adopted a 401(k) Plan (the "401(k) Plan"), which is a defined contribution plan. The 401(k) Plan is a "qualified" pension plan (as defined in the Employee Retirement Income Security Act of 1974) for the exclusive benefit of eligible employees and their beneficiaries. The 401(k) Plan is intended to provide death, disability or retirement income to participating employees and their beneficiaries. Under the 401(k) Plan, an employee must complete a minimum of one year of service and attain the age of eighteen (18) years before he or she is eligible to participate in the 401(k) Plan. Eligible employees may elect to defer not more than 15% of their annual salary. City Commerce Bank makes matching contributions equal to 50% of the employee share on employee deferrals up to a maximum 3% of their eligible compensation. These matching contributions are monthly, discretionary amounts which may vary from month to month. The annual expense to City Commerce Bank of its contributions to the Plan was $94,712 in 1998 and $42,704 in 1997.

    In 1998, City Commerce Bank modified the employer match levels, entry date and vesting schedules to the 401(k) Plan. Under the modified 401(k) Plan, all employees who work 20 or more hours a week may participate in the 401(k) Plan at the first entry date following their date of hire. Entry dates into the Plan are the first day of each calendar quarter. City Commerce Bank will match 100% of the employees' contribution up to 3% of their eligible compensation and 50% of the employees contribution from 3% to 6% of eligible compensation. All employees hired to January 1, 1998 are 100% vested in any employer contribution. Employees hired on or after January 1, 1998 are subjected to the following schedule:

COMPLETED YEARS OF SERVICE                                                PERCENTAGE VESTED
------------------------------------------------------------------------  -----------------
Less than 1 year........................................................             0%
1 year..................................................................             0%
2 years.................................................................            25%
3 years.................................................................            50%
4 years.................................................................            75%
5 years.................................................................           100%

SALARY CONTINUATION AGREEMENTS

    On January 16, 1997, City Commerce Bank approved a salary continuation agreement for Mr. Ortega and Mr. Kum effective January 16, 1997 that would each provide an annual sum of $62,500 in equal monthly installments over a fifteen
(15) year period upon his retirement at age 65. City

Commerce Bank has purchased single premium life insurance to cover the retirement benefits. City Commerce Bank must accrue increasing amounts every year in order to fund various provisions of the salary continuation agreement, including provisions regarding death after retirement, death prior to retirement, and disability prior to retirement provisions. In 1998, City Commerce Bank accrued $14,976 for Mr. Ortega's benefit, and City Commerce Bank has accrued a total of $28,872 through December 31, 1998 for Mr. Ortega's benefit. In 1998, City Commerce Bank accrued $10,260 for Mr. Kum's benefit, and City Commerce Bank has accrued a total of $19,776 through December 31, 1998 for Mr. Kum's benefit. If Mr. Ortega and/or Mr. Kum voluntarily terminate their employment, Mr. Ortega and/or Mr. Kum will receive the accrued amount under the Agreement. If Mr. Ortega and/or Mr. Kum are involuntarily terminated as defined in the agreement, Mr. Ortega and/or Mr. Kum will receive the present value of the amount accrued in the year of termination in one lump sum on February 1 of the calendar year following the year in which Mr. Ortega and/or Mr. Kum was involuntarily terminated, unless Mr. Ortega and/or Mr. Kum elects to have the amount paid commencing on his 65th birthday over 15 years. Mr. Ortega and/or Mr. Kum will receive no benefits under the agreement if Mr. Ortega's and/or Mr. Kum's employment is terminated for cause.

    As a means to fund the current and future liabilities under these agreements, City Commerce Bank has purchased various life insurance policies, the cash surrender value of which is included in the reported balance of other assets at December 31, 1998 and 1997. Related to these agreements, City Commerce Bank has accrued liabilities in the amount of $112,501 for the year ended December 31, 1998 and $80,649 for the year ended December 31, 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Some of the City Commerce Bank's directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, City Commerce Bank in the ordinary course of City Commerce Bank's business, and City Commerce Bank expects to have banking transactions with such persons in the future. In management's opinion, all loans and commitments to lend included in such transactions were made in the ordinary course of business, in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of repayment or presented other unfavorable features. The total amount of indebtedness owed to City Commerce Bank by the principal officers and current directors of City Commerce Bank (including associated companies) as of December 31, 1998 was approximately $2,327,837.

    Directors C. Brian O'Gorman and John R. Mackall, attorneys, have rendered certain legal services to the Bank from time to time. It is the opinion of management of City Commerce Bank that the fees charged and paid for such services were no less favorable to the Bank than those which would have been charged for comparable legal services by non-affiliated persons. In 1998, the City Commerce Bank paid legal fees of approximately $48,964 to the law firms with which the directors are affiliated.

MARKET PRICE AND DIVIDEND INFORMATION

    The common stock of City Commerce Bank is not listed on any national stock exchange or with Nasdaq. Trading in the stock has not been extensive and such trades which have occurred would not constitute an active trading market. As of March 31, 1999, there were approximately 300 shareholders. The management of City Commerce Bank is aware of one securities dealer who maintains an inventory and makes a market in City Commerce Bank common stock--Sutro & Co., Big Bear Lake, California.

    The following quarterly summary of market activity is furnished by Sutro. These quotes do not necessarily include retail markups, markdowns, or commissions and may not necessarily represent actual transactions. Additionally, there may have been transactions at prices other than those shown below:

                                                                                    CITY COMMERCE BANK
                                                                                       COMMON STOCK
                                                                        ------------------------------------------
                                                                                BID                   ASK
                                                                        --------------------  --------------------
                                                                          HIGH        LOW       HIGH        LOW
                                                                        ---------  ---------  ---------  ---------
1st Quarter 1997......................................................  $  14.125  $   13.00  $  14.875  $  13.875
2nd Quarter 1997......................................................  $   16.25  $   14.00  $   17.25  $  14.625
3rd Quarter 1997......................................................  $  16.375  $   16.00  $  17.375  $   17.00
4th Quarter 1997......................................................  $  17.875  $   16.50  $   19.00  $   17.50
1st Quarter 1998......................................................  $   18.75  $  17.375  $  19.375  $   17.75
2nd Quarter 1998......................................................  $  19.125  $   18.50  $   20.00  $   19.00
3rd Quarter 1998......................................................  $   19.50  $   17.00  $   20.00  $   18.00
4th Quarter 1998......................................................  $   18.50  $   17.00  $   20.00  $  17.375
1st Quarter 1999......................................................  $   17.00  $  16.375  $   18.00  $   17.75

    On April 16, 1999, the last trading day before the announcement of the merger, the closing bid price for a share of City Commerce Bank stock was $17.00 bid/$18.00 ask.

    Since 1990, and except for 1993, City Commerce Bank has consistently paid either a 5% or 10% annual stock dividend to its shareholders. The following table sets forth information concerning all annual stock dividends paid since January 1, 1990. As part of the agreement with Mid-State Bancshares and Mid-State Bank, City Commerce Bank is prohibited from paying cash or stock dividends.

YEAR                                                                          STOCK DIVIDEND
--------------------------------------------------------------------------  -------------------
1990......................................................................               5%
1991......................................................................              10%
1992......................................................................              10%
1994......................................................................              10%
1995......................................................................              10%
1996......................................................................              10%
1997......................................................................               5%
1998......................................................................              10%

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    City Commerce Bank has not yet selected its independent public accountants for the fiscal year ending December 31, 1999. KPMG LLP audited City Commerce Bank's financial statements for the year ended December 31, 1998. It is anticipated that a representative of KPMG LLP will be present at the annual meeting and will be available to respond to appropriate questions from shareholders. All professional services rendered by KPMG LLP during 1998 were furnished at customary rates and terms.

                                 OTHER BUSINESS

    We are not aware of any business to come before the annual meeting other than those matters described in this proxy statement/prospectus. However, if any other matters should properly come before the annual meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

                                 LEGAL MATTERS

    Certain legal matters with respect to Mid-State, including the validity of the shares of Mid-State common stock to be issued in connection with the merger, will be passed upon for Mid-State by Reitner & Stuart, San Luis Obispo, California. As of the date of this proxy statement/prospectus, members of
Reitner & Stuart owned an aggregate of approximately       shares of Mid-State
common stock.

                                    EXPERTS

    The consolidated balance sheets of Mid-State as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ending December 31, 1998 incorporated in this proxy statement/prospectus by reference from Mid-State's annual report on Form 10-K for the year ended December 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of City Commerce Bank as of December 31, 1998 and 1997, and for each of the years in the two-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Mid-State files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Mid-State files at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. The Commission also maintains an Internet World Wide Web site at "http://www.sec.gov" at which reports, proxy and information statements and other information regarding Mid-State are available. In addition, reports, proxy statements and other information concerning Mid-State also may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, Washington, D.C. 20006.

    Mid-State has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 relating to the shares of Mid-State common stock to be issued in connection with the merger. This proxy statement/prospectus also constitutes the prospectus of Mid-State filed as part of the registration statement but does not contain all the information set forth in the registration statement and exhibits thereto. You may copy and read the registration statement and its exhibits at the public reference facilities maintained by the Securities and Exchange Commission at the address set forth above.

    The Securities and Exchange Commission allows Mid-State to "incorporate by reference" information into this proxy statement/prospectus, which means that Mid-State can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Mid-State has previously filed with the Commission. These documents contain important information about Mid-State and its financial condition.

MID-STATE COMMISSION FILINGS
(FILE NO. 333-16951)                                                 PERIOD
-----------------------------------------------------  -----------------------------------
Annual Report on Form 10-K...........................  Year ended December 31, 1998
Quarterly Report on Form 10-Q........................  Quarter ended March 31, 1999
Current Reports on Form 8-K..........................  Dated: November 17, 1998
                                                       February 18, 1999
                                                       April 27, 1999
Proxy Statement......................................  Dated: April 23, 1999
Registration Statement on Form 8-A...................  Dated: March 18, 1998

    Mid-State incorporates by reference any additional documents that it may file with the Commission between the date of this proxy statement/prospectus and the date of the meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

    Mid-State has supplied all information contained or incorporated by reference in the proxy statement/prospectus relating to Mid-State and City Commerce Bank has supplied all such information relating to City Commerce Bank.

    This proxy statement/prospectus incorporates by reference documents relating to Mid-State which are not presented in this proxy statement/prospectus or delivered herewith. Those documents are available from Mid-State without charge, excluding all exhibits unless specifically incorporated by reference in this proxy statement/prospectus, by requesting them in writing or by telephone from:

                             Mr. James G. Stathos
                             Executive Vice President
                             Mid-State Bancshares
                             1026 Grand Avenue
                             Arroyo Grande, California 93420
                             (805) 473-7700

If you would like to request documents, please do so by             , 1999 to
receive them before the meeting.

    In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Neither Mid-State nor City Commerce Bank has authorized any person to provide you with any information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is
dated             , 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement/ prospectus nor the issuance to you of shares of Mid-State common stock will create any implication to the contrary. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy in any jurisdiction in which, or to any person to whom, it is unlawful.

                               CITY COMMERCE BANK

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
Financial Statements

                                             INTERIM FINANCIAL STATEMENTS
                                             QUARTER ENDED MARCH 31, 1999
                                                     (Unaudited)

Balance Sheets.............................................................................................        F-2

Statements of Operations...................................................................................        F-3

Condensed Statements of Changes in Stockholders' Equity and Comprehensive Income...........................        F-4

Condensed Statements of Cash Flows.........................................................................        F-5

Notes to the Condensed Financial Statements................................................................        F-6

                                                 FINANCIAL STATEMENTS
                                         YEARS ENDED DECEMBER 31, 1998 & 1997

Independent Auditors' Report...............................................................................       F-10

Balance Sheets.............................................................................................       F-11

Statements of Operations...................................................................................       F-12

Statements of Changes in Stockholders' Equity and Comprehensive Income.....................................       F-13

Statements of Cash Flows...................................................................................       F-14

Notes to the Financial Statements..........................................................................       F-15

                               CITY COMMERCE BANK

                                 BALANCE SHEETS

                                  (UNAUDITED)

                                                                                     MARCH 31,      DECEMBER 31,
                                                                                        1999            1998
                                                                                   --------------  --------------
                                                     ASSETS

Cash and due from banks..........................................................  $   11,504,192  $   17,796,099
Federal funds sold...............................................................       3,500,000              --
                                                                                   --------------  --------------
  Total cash and cash equivalents................................................      15,004,192      17,796,099
Securities available for sale, at fair value.....................................       9,356,521       9,498,842
Loans and leases, net............................................................     121,471,426     123,700,895
Less allowance for loan and lease losses.........................................      (1,567,361)     (1,540,105)
                                                                                   --------------  --------------
  Net loans and leases...........................................................     119,904,065     122,160,790
Premises and equipment, net......................................................       2,871,779       2,867,261
Accrued interest receivable and other assets.....................................       2,441,942       2,046,556
                                                                                   --------------  --------------
    Total assets.................................................................  $  149,578,499  $  154,369,548
                                                                                   --------------  --------------

                                                   LIABILITIES

Deposits
  Noninterest-bearing demand.....................................................  $   31,733,933  $   34,112,830
  Savings, NOW and money market..................................................      68,662,375      76,442,013
  Time deposits under $100,000...................................................       9,523,086       7,417,240
  Time deposits of $100,000 or more..............................................      21,024,422      17,831,650
                                                                                   --------------  --------------
    Total deposits...............................................................     130,943,816     135,803,733
Accrued interest payable and other liabilities...................................       1,333,005       1,198,435
                                                                                   --------------  --------------
    Total liabilities............................................................     132,276,821     137,002,168

                                              STOCKHOLDERS' EQUITY

Common stock, no par value, 10,000,000 shares authorized, 1,636,301 and 1,663,795 shares issued and outstanding at March 31, 1999 and December 31, 1998,
  respectively...................................................................      15,443,811      15,927,074
Undivided profits................................................................       1,795,263       1,338,905
Accumulated other comprehensive income, net of tax...............................          62,604         101,401
                                                                                   --------------  --------------
    Total stockholders' equity...................................................      17,301,678      17,367,380
                                                                                   --------------  --------------
    Total liabilities and stockholders' equity...................................  $  149,578,499  $  154,369,548
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                See notes to the condensed financial statements.

                               CITY COMMERCE BANK

                            STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                        THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                       --------------------
                                                                         1999       1998
                                                                       ---------  ---------
INTEREST INCOME
  Loans, including fees..............................................  $2,892,394 $2,548,259
  Securities.........................................................    169,755    253,803
  Federal funds sold.................................................     40,318     66,744
                                                                       ---------  ---------
    Total interest income............................................  3,102,467  2,868,806
                                                                       ---------  ---------

INTEREST EXPENSE
  Deposits...........................................................    941,961    907,797
  Borrowings.........................................................      1,118      2,553
                                                                       ---------  ---------
    Total interest expense...........................................    943,079    910,350
                                                                       ---------  ---------

NET INTEREST INCOME..................................................  2,159,388  1,958,456

Provision for loan losses............................................     15,000         --
                                                                       ---------  ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSS....................  2,144,388  1,958,456

OTHER INCOME
  Card services......................................................     78,107    221,209
  Service charges and fees...........................................    134,128    128,800
  Securities gains (losses), net.....................................         --        484
  Other..............................................................     13,011     15,115
                                                                       ---------  ---------
    Total other income...............................................    225,248    365,608

OTHER EXPENSE
  Salaries and other employee benefits...............................    875,563    985,174
  Occupancy..........................................................    154,106    156,152
  Other..............................................................    569,624    655,665
                                                                       ---------  ---------
    Total other expense..............................................  1,599,293  1,796,991
                                                                       ---------  ---------
INCOME BEFORE INCOME TAXES...........................................    770,341    527,073

Provision for income taxes...........................................    313,983    197,251
                                                                       ---------  ---------

NET INCOME...........................................................  $ 456,358  $ 329,822
                                                                       ---------  ---------
                                                                       ---------  ---------

EARNINGS PER COMMON SHARE--BASIC.....................................  $    0.28  $    0.19
                                                                       ---------  ---------

EARNINGS PER COMMON SHARE--DILUTED...................................  $    0.27  $    0.19
                                                                       ---------  ---------

                See notes to the condensed financial statements.

                               CITY COMMERCE BANK

                CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS'
                        EQUITY AND COMPREHENSIVE INCOME

                                  (UNAUDITED)

                                                                       THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                     ----------------------
                                                                        1999        1998
                                                                     ----------  ----------
Balance at beginning of period.....................................  $17,367,380 $16,057,785

Options exercised, including tax benefit of nonqualified shares,
  1,076 and 53,327 shares in 1999 and 1998 respectively............       5,950     325,872

Comprehensive income:
  Net income.......................................................     456,358     329,822
  Reclassification adjustment for amounts realized on securities sales or calls included in net income, net of tax of $(199) in
    1998...........................................................          --        (285)
  Other comprehensive income (loss), net of tax of $(26,696) in
    1999 and $(3,067) in 1998......................................     (38,797)     (3,522)
                                                                     ----------  ----------
Total comprehensive income.........................................     417,561     326,015

Stock purchased and retired, 28,570 and 12,760 shares in 1999 and
  1998, respectively...............................................    (489,213)   (221,309)
                                                                     ----------  ----------
Balance at end of period...........................................  $17,301,678 $16,488,363
                                                                     ----------  ----------
                                                                     ----------  ----------

                See notes to the condensed financial statements.

                               CITY COMMERCE BANK

                       CONDENSED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                       THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                     ----------------------
                                                                        1999        1998
                                                                     ----------  ----------
NET CASH FLOWS FROM OPERATING ACTIVITIES...........................  $  207,042  $  366,543

CASH FLOWS FROM INVESTING ACTIVITIES
  Securities available for sale
    Purchases......................................................  (1,500,000) (2,500,000)
    Maturities and repayments......................................   1,570,000   4,218,360
    Net change in loans............................................   2,379,944   6,163,234
    Premises and equipment expenditures............................    (105,713)    (25,629)
                                                                     ----------  ----------
      Net cash from investing activities...........................   2,344,231   7,855,965

Cash flows from financing activities
  Net change in deposits...........................................  (4,859,917) (2,819,093)
  Proceeds from stock options exercised, including tax benefit.....       5,950     325,872
  Purchase of bank stock for retirement............................    (489,213)   (221,309)
                                                                     ----------  ----------
    Net cash from financing activities.............................  (5,343,180) (2,714,530)
                                                                     ----------  ----------

Net change in cash and cash equivalents............................  (2,791,907)  5,507,978

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...................  17,796,099  11,879,668
                                                                     ----------  ----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD.........................  $15,004,192 $17,387,646
                                                                     ----------  ----------
                                                                     ----------  ----------

SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest...........................................  $  768,073  $  935,333
  Cash paid for income taxes.......................................          --      70,000

NONCASH TRANSACTIONS:..............................................  $       --  $       --

                See notes to the condensed financial statements.

                               CITY COMMERCE BANK

                  NOTES TO THE CONDENSED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    These interim financial statements are prepared without audit and reflect all adjustments which, in the opinion of management, are necessary to present fairly the financial position of City Commerce Bank (the "Bank") at March 31, 1999, and its results of operations and cash flows for the periods presented. All such adjustments are normal and recurring in nature. The accompanying financial statements have been prepared in accordance with the instructions of Form 10-QSB and, therefore, do not purport to contain all necessary financial disclosures required by generally accepted accounting principles that might otherwise be necessary in the circumstances, and should be read in conjunction with financial statements, and notes thereto, of the Bank for the year ended December 31, 1998, included in its 1998 annual report. Refer to the accounting policies of the Bank described in the notes to financial statements contained in the Bank's 1998 annual report. The Bank has consistently followed these policies in preparing this document.

    On April 19, 1999, the Bank's Board of Directors signed a definitive agreement to merge with Mid-State Bancshares subject to shareholder and regulatory approval. The combination is expected to be completed during the fourth quarter of 1999.

    The Bank's revenues, operating income and assets are primarily from the banking industry and internal financial information is primarily reported and aggregated solely in the line of business of banking. The Bank's market area consists primarily of the communities of Santa Barbara and Ventura. The Bank offers commercial, real estate, construction and installment loans in addition to asset based lending and leasing activities. Loan customers include a wide range of individuals, businesses and other organizations. Major portions of loans are secured by various forms of collateral including real estate, business assets, consumer property and other items. The Bank's primary funding source is deposits from customers within and outside its market area. The Bank's deposit products include demand and savings accounts as well as time deposits.

    To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect amounts reported in the financial statements and disclosures provided; future results could differ. The collectibility of loans, fair value of financial instruments and status of contingencies are particularly subject to change.

    Income tax expense is the sum of current-year income tax due or refundable and change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between carrying amounts and tax bases of assets and liabilities computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

    Comprehensive income is reported for all periods. Comprehensive income includes both net income and other comprehensive income. Other comprehensive income includes the change in unrealized gains and losses on securities available for sale.

    Basic earnings per share ("EPS") is based on net income divided by the weighted average number of shares outstanding during the period. Diluted EPS includes the dilutive effect of stock options

                               CITY COMMERCE BANK

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) granted using the treasury stock method. The weighted-average number of common shares outstanding for basic and diluted earnings per share computations were as follows:

                                                          THREE MONTHS ENDED
                                                               MARCH 31
                                                         --------------------
                                                           1999       1998
                                                         ---------  ---------
Weighted-average shares outstanding--Basic.............  1,646,749  1,696,834
Effect of stock options................................     46,335     66,555
                                                         ---------  ---------
Weighted-average shares outstanding--Diluted...........  1,693,084  1,763,389
                                                         ---------  ---------
                                                         ---------  ---------

NOTE 2--SECURITIES

    The amortized cost and estimated fair values of securities available for sale were as follows:

                                                                   MARCH 31, 1999
                                                   ----------------------------------------------
                                                                 GROSS        GROSS
                                                   AMORTIZED  UNREALIZED   UNREALIZED     FAIR
                                                     COST        GAINS       LOSSES       VALUE
                                                   ---------  -----------  -----------  ---------
U.S. Treasury securities.........................  $ 494,619   $  14,911    $      --   $ 509,530
U.S. Government and agency securities............  5,941,197      19,380      (23,547)  5,937,030
Obligations of states and political
  subdivisions...................................  2,814,318      95,643           --   2,909,961
                                                   ---------  -----------  -----------  ---------
    Total........................................  $9,250,134  $ 129,934    $ (23,547)  $9,356,521
                                                   ---------  -----------  -----------  ---------
                                                   ---------  -----------  -----------  ---------

                                                                 DECEMBER 31, 1998
                                                   ----------------------------------------------
                                                                 GROSS        GROSS
                                                   AMORTIZED  UNREALIZED   UNREALIZED     FAIR
                                                     COST        GAINS       LOSSES       VALUE
                                                   ---------  -----------  -----------  ---------
U.S. Treasury securities.........................  $ 494,308   $  29,442    $      --   $ 523,750
U.S. Government and agency securities............  5,942,797      28,726           --   5,971,523
Obligations of states and political
  subdivisions...................................  2,889,857     113,712           --   3,003,569
                                                   ---------  -----------       -----   ---------
    Total........................................  $9,326,962  $ 171,880    $      --   $9,498,842
                                                   ---------  -----------       -----   ---------
                                                   ---------  -----------       -----   ---------

    At March 31, 1999, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of stockholders' equity.

    The amortized cost and estimated fair value of debt securities at March 31, 1999, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.

                                                                     AMORTIZED        FAIR
                                                                        COST         VALUE
                                                                    ------------  ------------
Due in one year or less...........................................  $  1,140,786  $  1,159,396
Due after one through five years..................................     7,520,310     7,573,541
Due after five through ten years..................................       589,038       623,584
                                                                    ------------  ------------
    Total.........................................................  $  9,250,134  $  9,356,521
                                                                    ------------  ------------
                                                                    ------------  ------------

                               CITY COMMERCE BANK

NOTE 2--SECURITIES (CONTINUED)
    There were no sales of securities during the three months ended March 31, 1999 or 1998. The Bank realized gross gains of $484 from the call of securities during the three months ended March 31, 1998. There were no gains or losses realized on calls of securities during the three months ended March 31, 1999.

NOTE 3--LOANS AND LEASES

    Loans and leases consisted of the following:

                                                                 MARCH 31,      DECEMBER 31,
                                                                    1999            1998
                                                               --------------  --------------
Commercial...................................................  $   42,104,420  $   43,736,881
Real estate..................................................      43,454,163      37,267,036
Installment..................................................      20,136,885      22,076,945
Real estate construction.....................................      15,096,880      19,919,559
Lease financing..............................................         679,078         700,474
                                                               --------------  --------------
    Total loans..............................................  $  121,471,426  $  123,700,895
                                                               --------------  --------------
                                                               --------------  --------------

    At March 31, 1999 and December 31, 1998, unamortized net loan origination fees of $390,099 and $430,805 were included as part of the total loan balance.

    Activity in the allowance for losses on loans was as follows:

                                                        THREE MONTHS ENDED
                                                             MARCH 31
                                                       --------------------
                                                         1999       1998
                                                       ---------  ---------
Beginning balance....................................  $1,540,105 $1,699,491
Provision for loan losses............................     15,000         --
Charge-offs..........................................    (12,632)    (6,604)
Recoveries...........................................     24,888      4,817
                                                       ---------  ---------
Ending balance.......................................  $1,567,361 $1,697,704
                                                       ---------  ---------
                                                       ---------  ---------

    Loans considered impaired under the provisions of SFAS No. 114 were not material during any of the periods presented.

NOTE 4--CONCENTRATIONS OF CREDIT RISK AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    Various contingent liabilities are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

    The Bank's lending activities are conducted in the State of California. The Bank currently focuses on the origination of commercial, real estate, construction and installment loans. The largest concentration of the Bank's loan portfolio is located in Santa Barbara County. The ability of the Bank's borrowers to repay their commitments is contingent on several factors, including economic conditions in the

                               CITY COMMERCE BANK

NOTE 4--CONCENTRATIONS OF CREDIT RISK AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED) borrowers geographic region, primarily California, market interest rates and upon the individual financial condition of the borrower. Most loans are secured by specific items of collateral including business assets, consumer assets and real estate.

    The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet financing needs of its customers. The contract amount of these instruments are not included in the consolidated financial statements.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. At March 31, 1999 and December 31, 1998, the contract amount of these instruments, totaled $46,733,000 and $45,577,000. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the total commitments do not necessarily represent future cash requirements.

    Standby letters of credit are conditional commitments to guarantee a customer's performance to a third party. At March 31, 1999 and December 31, 1998, the Bank had standby letter-of-credit commitments totaling $1,642,000 and $1,737,000.

    The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans and lines and letters of credit is represented by the contractual amount of those instruments. The Bank follows the same credit policy to make such commitments as is followed for those loans recorded in the financial statements. In management's opinion, these commitments represent normal banking transactions and no material losses are expected to result therefrom. Collateral obtained upon exercise of the commitments is determined using management's credit evaluations of the borrower and may include real estate, business or consumer assets.

    The Bank was required to have $841,000 and $845,000 of cash on hand or on deposit with the Federal Reserve to meet regulatory reserve requirements at March 31, 1999 and December 31, 1998, respectively. These balances do not earn interest.

NOTE 5--OTHER EXPENSES

    Other expenses are comprised of the following:

                                                           THREE MONTHS ENDED
                                                                MARCH 31
                                                          --------------------
                                                            1999       1998
                                                          ---------  ---------
Advertising and promotion...............................  $ 131,289  $  80,493
Furniture and equipment.................................     69,175     60,119
Card services...........................................     33,416    175,748
Communications..........................................     44,240     47,849
Data processing.........................................     46,068     59,938
Regulatory assessments..................................      8,090      9,540
Directors' fees.........................................     46,406     37,852
Other...................................................    190,940    184,126
                                                          ---------  ---------
    Total...............................................  $ 569,264  $ 655,665
                                                          ---------  ---------
                                                          ---------  ---------

                               CITY COMMERCE BANK

                                 BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                     ASSETS

                                                                                        1998            1997
                                                                                   --------------  --------------
Cash and due from banks (note 2).................................................  $   17,796,099  $    9,879,668
Federal funds sold...............................................................              --       2,000,000
Securities available-for-sale (note 3)...........................................       9,498,842      17,197,192
Loans, net (notes 4 and 10)......................................................     122,160,790     101,097,976
Other real estate owned..........................................................              --       1,707,977
Premises and equipment, net (note 5).............................................       2,867,261       2,885,331
Accrued interest receivable and other assets (notes 6 and 8).....................       2,046,556       2,092,231
                                                                                   --------------  --------------
      Total assets...............................................................  $  154,369,548  $  136,860,375
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits (note 15):
    Demand.......................................................................  $   34,112,830  $   31,238,382
    Savings......................................................................      76,442,013      63,495,703
    Time deposits under $100,000.................................................       7,417,240      11,487,605
    Time deposits of $100,000 or more............................................      17,831,650      12,410,679
                                                                                   --------------  --------------
      Total deposits.............................................................     135,803,733     118,632,369
  Accrued interest payable and other liabilities (note 6)........................       1,198,435       2,170,221
                                                                                   --------------  --------------
      Total liabilities..........................................................     137,002,168     120,802,590
                                                                                   --------------  --------------
Commitments and contingencies (note 11)

Stockholders' Equity (notes 7, 9, and 13):
  Common stock, no par value; authorized 10,000,000 shares; issued and outstanding 1,663,795 and 1,505,543 shares at December 31, 1998 and 1997,
    respectively.................................................................  $   15,927,074  $   13,893,777
  Undivided profits..............................................................       1,338,905       2,299,751
  Accumulated other comprehensive income (loss):
    Net unrealized gain (loss) on securites available for sale, net of tax effect
      of $70,479, and $(94,330), respectively....................................         101,401        (135,743)
                                                                                   --------------  --------------
      Total stockholders' equity.................................................      17,367,380      16,057,785
                                                                                   --------------  --------------
      Total liabilities and stockholders' equity.................................  $  154,369,548  $  136,860,375
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                See accompanying notes to financial statements.

                               CITY COMMERCE BANK

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                         1998           1997
                                                                                     -------------  -------------
INTEREST INCOME:
  Interest and fees on loans.......................................................  $  10,694,144  $   9,508,648
  Interest on securities...........................................................        867,862        915,854
  Interest on Federal funds sold...................................................        359,707        390,414
                                                                                     -------------  -------------
    Total interest income..........................................................     11,921,713     10,814,916
                                                                                     -------------  -------------
INTEREST EXPENSE:
  Interest on savings deposits.....................................................      2,337,763      2,242,687
  Interest on time deposits under $100,000.........................................        647,277        733,802
  Interest on time deposits of $100,000 or more....................................        455,997        520,775
  Interest on other obligations....................................................          7,363          3,036
                                                                                     -------------  -------------
    Total interest expense.........................................................      3,448,400      3,500,300
                                                                                     -------------  -------------
Net interest income................................................................      8,473,313      7,314,616
  Provision for loan losses (note 4)...............................................             --         75,000
                                                                                     -------------  -------------
Net interest income after provision for loan losses................................      8,473,313      7,239,616
                                                                                     -------------  -------------
OTHER INCOME:
  Card services....................................................................        675,493        864,926
  Service charges and fees.........................................................        553,371        446,735
  Securities gains (losses), net...................................................       (440,434)         5,623
  Gain on sale of real estate owned................................................      1,003,739             --
  Other income.....................................................................         62,486         57,208
                                                                                     -------------  -------------
    Total other income.............................................................      1,854,655      1,374,492
                                                                                     -------------  -------------
OTHER EXPENSES:
  Salaries and employee benefits (note 8)..........................................      3,741,730      3,613,963
  Occupancy expense (notes 5 and 11)...............................................        870,905      1,001,887
  Other expense (notes 10 and 14)..................................................      2,164,448      2,169,748
                                                                                     -------------  -------------
    Total other expenses...........................................................      6,777,083      6,785,598
                                                                                     -------------  -------------
INCOME BEFORE INCOME TAXES.........................................................      3,550,885      1,828,510
  Income taxes expense (note 6)....................................................      1,576,349        604,476
                                                                                     -------------  -------------
NET INCOME.........................................................................  $   1,974,536  $   1,224,034
                                                                                     -------------  -------------
                                                                                     -------------  -------------
BASIC NET INCOME PER SHARE (note 9)................................................  $        1.17  $        0.73
DILUTED NET INCOME PER SHARE.......................................................  $        1.14  $        0.68
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See accompanying notes to financial statements.

                               CITY COMMERCE BANK

     STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                 COMMON STOCK                         ACCUMULATED
                                           -------------------------                     OTHER
                                             NUMBER                     UNDIVIDED    COMPREHENSIVE
                                           OF SHARES      AMOUNT         PROFITS     INCOME (LOSS)       TOTAL
                                           ----------  -------------  -------------  --------------  -------------
BALANCE, December 31, 1996...............   1,430,870  $  12,622,029  $   2,330,489   $   (122,686)  $  14,829,832
  Options exercised, gross of tax benefit
    of directors options exercised.......       3,153         20,148             --             --          20,148
  Comprehensive income
    Net income...........................                                 1,224,034                      1,224,034
    Other comprehensive income (loss)....                                                  (13,057)        (13,057)
                                                                                                     -------------
  Total comprehensive income.............                                                                1,210,977
  Stock dividend (note 7)................      71,520      1,251,600     (1,251,600)            --              --
  Cash paid for fractional shares (note
    7)...................................                                    (3,172)                        (3,172)
                                           ----------  -------------  -------------  --------------  -------------
BALANCE, December 31, 1997...............   1,505,543     13,893,777      2,299,751       (135,743)     16,057,785
  Options exercised, gross of tax benefit
    of directors options exercised.......      85,160        565,245             --             --         565,245
  Comprehensive income
    Net income...........................                                 1,974,536                      1,974,536
    Other comprehensive income (loss)....                                                  237,144         237,144
                                                                                                     -------------
  Total comprehensive income.............                                                                2,211,680
  Stock dividend (note 7)................     154,347      2,932,593     (2,932,593             --              --
  Cash paid for fractional shares (note
    7)...................................          --             --         (2,789)            --          (2,789)
  Stock repurchased and retired..........     (81,255)    (1,464,541)            --             --      (1,464,541)
                                           ----------  -------------  -------------  --------------  -------------
BALANCE, December 31, 1998...............   1,663,795  $  15,927,074  $   1,338,905   $    101,401   $  17,367,380
                                           ----------  -------------  -------------  --------------  -------------
                                           ----------  -------------  -------------  --------------  -------------

                See accompanying notes to financial statements.

                               CITY COMMERCE BANK

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                         1998           1997
                                                                                     -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.........................................................................  $   1,974,536  $   1,224,034
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses........................................................             --         75,000
  Loss on sale of available-for-sale securities....................................        444,890             --
  Gain on the call of available-for-sale-securities................................         (4,456)        (5,623)
  Gain on sale of other real estate owned..........................................     (1,003,739)            --
  Depreciation and amortization....................................................        381,402        493,099
  Amortization of net deferred loan origination fees...............................       (360,300)      (220,209)
  Amortization of bond premium.....................................................         30,156         35,951
  Deferred income taxes............................................................         23,365        (72,123)
  Changes in operating assets and liabilities:
    Interest receivable............................................................       (173,778)        13,865
    Other assets...................................................................        219,453       (536,218)
    Interest payable...............................................................         44,907         16,025
    Other liabilities..............................................................     (1,016,694)       131,452
                                                                                     -------------  -------------
Net cash provided by operating activities..........................................        559,742      1,155,253
                                                                                     -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of available-for-sale securities........................................     (8,734,765)    (4,920,896)
  Proceeds from maturities of available-for-sale securities........................      2,192,010      3,070,000
  Proceeds from call of available-for-sale securities..............................      9,490,000      1,415,000
  Proceeds from sale of available-for-sale securities..............................      4,555,110             --
  Increase in loans, net...........................................................    (20,702,514)   (11,119,878)
  Purchase of fixed assets.........................................................       (420,864)      (255,914)
  Proceeds from sale of other real estate owned....................................      2,708,433             --
                                                                                     -------------  -------------
Net cash used in investing activities..............................................    (10,912,590)   (11,811,688)
                                                                                     -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in demand and savings deposits, net.....................................     15,820,758      6,392,273
  Decrease in certificates of deposit under $100,000...............................     (4,070,365)    (3,765,784)
  Increase in certificates of deposit of $100,000 or more..........................      5,420,971      4,545,934
  Proceeds from stock options exercised, including tax benefit.....................        565,245         20,148
  Purchase of bank stock for retirement............................................     (1,464,541)            --
  Cash paid for fractional shares..................................................         (2,789)        (3,172)
                                                                                     -------------  -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES..........................................     16,269,279      7,189,399
                                                                                     -------------  -------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...................................      5,916,431     (3,467,036)
                                                                                     -------------  -------------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.....................................     11,879,668     15,346,704
                                                                                     -------------  -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR...........................................  $  17,796,099  $  11,879,668
                                                                                     -------------  -------------
                                                                                     -------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest.........................................................................  $   3,493,308  $   3,484,275
  Income taxes.....................................................................      1,590,000        606,972
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTMENT AND FINANCING ACTIVITIES:
  Transfer from loans to real estate owned and assumption of related mortgage
    liability......................................................................  $          --  $   1,707,977

                See accompanying notes to financial statements.

                               CITY COMMERCE BANK

                         NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS--City Commerce Bank (the Bank) services the Santa Barbara and Ventura communities by providing traditional banking services, including lending, deposit taking, card processing and fiduciary services. The Bank offers commercial, real estate, construction, installment loans, in addition to asset based lending and leasing activities. The Bank's deposit products include demand and savings accounts as well as time deposits. The majority of the Bank's branches and customers are located in the community of Santa Barbara.

    The accounting and reporting policies of the Bank conform to generally accepted accounting principles (GAAP) and general practice within the banking industry. Certain reclassifications have been made to the 1997 balances to conform to current year presentation. Management of the Bank has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these statements in conformity with GAAP. Actual results could differ from those estimates. The following are descriptions of the more significant accounting policies.

    SECURITIES--The Bank's debt securities may be classified into three categories as follows:

        HELD-TO-MATURITY SECURITIES--Debt securities that the Bank has the positive intent and ability to hold to maturity. These securities are reported at amortized cost.

        TRADING SECURITIES--Debt and equity securities that are bought and held principally for the purpose of selling them in the near term. These securities are to be reported at fair value with unrealized gains and losses included in earnings.

        AVAILABLE-FOR-SALE SECURITIES--Debt and equity securities not classified as either held-to-maturity or trading securities. These securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity (net of tax effects).

    Gain and losses on sales of securities are determined using the specific-identification method. The Bank considers a security to be impaired when it appears that any unrealized holding losses are other than temporary. Any such impairment is recognized as a charge to earnings and the security is written down to the estimated fair value. Unrealized gains and losses, net of tax effect, on securities available for sale are reported as a separate component of other comprehensive income until realized.

    LOANS--Loans are carried at principal amounts advanced, less principal payments collected. Interest is calculated using the simple-interest method. Accrual of interest on a loan is generally discontinued when the loan becomes 90 days past due as to principal or interest (unless the loan is well secured and in the process of collection) or when, in management's opinion, the full timely collection of principal or interest becomes uncertain. When a loan is placed on nonaccrual status, all previously accrued but uncollected interest is reversed and charged to interest income on loans on the date the loan is placed on nonaccrual. Loans are returned to accrual status if brought current and after demonstrating satisfactory performance for a period of at least six months.

    Loan origination fees and certain direct loan origination costs are deferred and amortized over the life of the related loans as a yield adjustment. The unamortized net loan origination fee or cost is recorded as part of the loan balance to which it relates.

                               CITY COMMERCE BANK

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Bank considers a loan to be impaired when it is probable that a creditor will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Measurement of impairment can be based on the expected future cash flows of an impaired loan which are to be discounted at the loan's effective interest rate, or impairment, can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. The bank selects the measurement method on a loan-by-loan basis except that collateral-dependent loans, for which foreclosure is probable, are measured at the fair value of the collateral. Cash receipts on impaired loans receivable are applied to principal and interest in accordance with the terms of the loan. The Bank reviews all loans greater than $100,000 for impairment.

    ALLOWANCE FOR LOAN AND LEASE LOSSES--The allowance for loan and lease losses is established through provisions for loan and lease losses which are included in the accompanying statements of operations. Loans and leases are charged against the allowance for losses when management determines that collectibility of the principal is unlikely. Recoveries on loans and leases previously charged off are credited to the allowance. The accompanying financial statements require the use of management estimates to calculate the allowance for loan losses which depend on the outcome of inherently uncertain future events. Management's estimates are based upon previous loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, the value of collateral and other relevant factors. Regulatory examiners may require the Bank to recognize additions to the allowances based upon their judgment about information available to them at the time of their examination. Management has considered these factors in calculating the allowance for loan and lease losses and believes the level of the allowance as of December 31, 1998 and 1997 is adequate to absorb losses both known and inherent in the loan and lease portfolio.

    OTHER REAL ESTATE OWNED--Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

    CARD SERVICES INCOME--A portion of card processing fees earned and all direct costs associated with such fees are recognized upon the initial processing of the transactions. The remaining card processing fees are recognized upon the completion of the respective transaction.

    PREMISES AND EQUIPMENT--Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation expense is charged to income over the estimated useful lives of the assets by the use of the straight-line method. Leasehold improvements are amortized over the estimated useful lives of the improvements or the terms of the leases, including renewal option periods, whichever is shorter.

    The estimated useful lives of premises and equipment are as follows:

                                                                       20-40
Building and improvements.......................................       years
Furniture, fixtures and equipment...............................  3-25 years

                               CITY COMMERCE BANK

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    YEAR 2000--The Bank is aware of the issues associated with the programming code in existing computer systems as the millennium (Year 2000) approaches. The Year 2000 matter is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to "00." The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

    The Bank is utilizing both internal and external resources to identify, correct or reprogram and test its systems for the Year 2000 compliance. Bank management anticipates that all reprogramming efforts will be completed prior to the Year 2000 such that adequate time for testing will exist. To date, confirmations are being processed and received by the Bank from its primary processing vendors that plans are being developed to address processing of transactions in the Year 2000.

    This Year 2000 issue creates risks for the Bank from unforeseen problems in its own computer systems and from third parties with whom the Bank deals on financial transactions both domestically and internationally. Such failures of the Bank's and/or third parties computer systems could have a material impact on the Bank's ability to conduct its business, and especially to process and account for the transfer of funds and transactions electronically. Incomplete or untimely resolution of the Year 2000 issue represents an uncertainty that is reasonably likely to affect the future financial results of the Bank, or cause current reported financial information not to be indicative of future operating results or future financial condition. The Bank's management estimates that costs associated with achieving Year 2000 compliance will approximate $398,137. The Bank's policy is to expense all Year 2000 related costs as incurred. For the year ended December 31, 1998, the Bank recognized $52,769 in Year 2000 related expenses.

    INCOME TAXES--Under the asset and liability method utilized by the Bank, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    STOCK OPTIONS--On January 1, 1996, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and to provide disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Bank has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

    EARNINGS PER SHARE--In February 1997, Financial Accounting Standards Board
(FASB) issued SFAS No. 128, "Earnings per Share," which supersedes APB Opinion No. 15, "Earnings per Share," and specifies the computation, presentation and disclosure requirements for earnings per share (EPS)

                               CITY COMMERCE BANK

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) for entities with common stock such as the Bank. The Bank adopted SFAS No. 128 effective December 31, 1997.

    SFAS No. 128 replaces primary EPS with basic EPS and fully diluted EPS with diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in issuance of common stock that then shared in earnings. SFAS No. 128 also requires dual presentation of basic and diluted EPS on the face of the income statement and a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

RISKS ASSOCIATED WITH FINANCIAL INSTRUMENTS

    CREDIT RISK--Credit risk of a financial instrument is the possibility that a loss may result from the failure of another party to perform in accordance with the terms of the contract. The most significant credit risk associated with the Bank's financial instruments is concentrated in loans receivable. Additionally, the Bank is subject to credit risk on certain off-balance sheet financial instruments. The Bank utilizes a loan monitoring system to evaluate the level of credit risk on its loan portfolio and utilizes a similar process for Bank standby letters of credit.

    MARKET RISK--Market risk of a financial instrument is the possibility that future changes in market prices may reduce the value of a financial instrument or increase the contractual obligations of the Bank. The Bank's market risk is concentrated in its portfolios of securities available-for-sale and loans receivable. The Bank's securities available-for-sale are traded in active markets. The values of those securities are susceptible to fluctuations in the general market. When a borrower fails to meet the contractual requirements of his loan agreement, the Bank is subject to the market risk of the collateral securing the loan.

    INTEREST RATE RISK--Financial instruments are subject to interest rate risk to the extent that they reprice on a frequency, degree or basis that varies from market repricing. The Bank is subject to interest rate risk to the degree that its interest-earning assets reprice on a different frequency or schedule than its interest-bearing liabilities. The Bank closely monitors the pricing sensitivity of its financial instruments and utilizes asset/liability techniques to mitigate the impact of interest rate risk. Concentrations of Credit Risk--The Bank's lending activities are conducted in the state of California. The Bank currently focuses on the origination of commercial, real estate, and construction loans. The largest concentration of the Bank's loan portfolio is located in Santa Barbara County. The ability of the Bank's borrowers to repay their commitments is contingent on several factors, including economic conditions in the borrowers geographic region, primarily California, market interest rates and upon the individual financial condition of the borrower.

    STATEMENT OF CASH FLOWS--For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and Federal funds sold. Generally, Federal funds are sold for one-day periods.

                               CITY COMMERCE BANK

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    COMPREHENSIVE INCOME--On January 1, 1998, the Bank adopted SFAS No. 130, "Reporting Comprehensive Income" (SFAS No. 130). SFAS 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities available for sale and are presented in the accompanying statement of changes in shareholders' equity and comprehensive income. The statement requires only additional disclosures in the financial statements; it does not affect the Bank's financial position or results of operations. Prior year periods have been reclassified to conform to the requirements of SFAS No. 130.

    PENSION AND OTHER POSTRETIREMENT PLANS--Effective January 1, 1998, the Bank adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the method of accounting for such plans.

    RECENT ACCOUNTING PRONOUNCEMENTS--In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). This statement establishes accounting and reporting standards for derivative instruments and hedging activities. This statement is effective for fiscal years beginning after June 15, 1999. The Bank does not believe that the implementation will have a significant impact on the Bank's financial position, net income or comprehensive income.

(2) RESERVE REQUIREMENT

    All depository institutions are required by law to maintain reserves on transaction accounts. These reserves can be in the form of balances at the Federal Reserve Bank or in cash held by the Bank. The average reserve requirement for the Bank was $845,000 in 1998 and $801,000 in 1997.

(3) SECURITIES

    At December 31, 1998 and 1997, all securities were classified as available-for-sale. The amortized cost and fair values of securities at December 31 are as follows:

                                                                                     1998
                                                            ------------------------------------------------------
                                                                        AVAILABLE-FOR-SALE SECURITIES
                                                            ------------------------------------------------------
                                                              AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                                                COST          GAINS       LOSSES         VALUE
                                                            -------------  -----------  -----------  -------------
U.S. Treasury securities..................................  $     494,308   $  29,442            --  $     523,750
U.S. Government agency securities.........................      5,942,797      28,726            --      5,971,523
Obligations of states and political subdivisions..........      2,889,857     113,712            --      3,003,569
                                                            -------------  -----------  -----------  -------------
Total securities..........................................  $   9,326,962   $ 171,880            --  $   9,498,842
                                                            -------------  -----------  -----------  -------------
                                                            -------------  -----------  -----------  -------------

                               CITY COMMERCE BANK

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

(3) SECURITIES (CONTINUED)

                                                                                     1997
                                                            ------------------------------------------------------
                                                                        AVAILABLE-FOR-SALE SECURITIES
                                                            ------------------------------------------------------
                                                              AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                                                COST          GAINS       LOSSES         VALUE
                                                            -------------  -----------  -----------  -------------
U.S. Treasury securities..................................  $     993,211   $   7,573   $        --  $   1,000,784
U.S. Government agency securities.........................      6,998,839       4,812            --      7,003,651
Obligations of states and political subdivisions..........      4,435,215     179,169            --      4,614,384
Mutual funds (invested in U.S. Government agency
  securities).............................................      5,000,000          --      (421,627)     4,578,373
                                                            -------------  -----------  -----------  -------------
Total securities..........................................  $  17,427,265   $ 191,554   $  (421,627) $  17,197,192
                                                            -------------  -----------  -----------  -------------
                                                            -------------  -----------  -----------  -------------

    Gross realized gains from the call of securities available-for-sale were $4,456 and $5,623 for the year ended December 31, 1998 and 1997. Gross realized losses from the sales of securities were $444,890 for the year ended December 31, 1998. There were no sales of securities for the year ended December 31, 1997.

    During the year ended December 31, 1998, $13,994 of unrealized losses ($7,781 net of tax effect of $6,213) arose and are included in other comprehensive income, and $440,434 of previously unrealized losses ($244,925 net of tax effect of $195,509) were realized in net income.

    During the year ended December 31, 1997, $13,883 of unrealized losses ($9,293 net of tax effect of $4,590) arose and are included in other comprehensive income, and $5,623 of previously unrealized gains ($3,764 net of tax effect of $1,859) were realized in net income.

    Securities having an aggregate carrying value of approximately $3,031,918 and $3,953,508 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

    Securities as of December 31, 1998 mature as follows:

                                                                     AMORTIZED        FAIR
                                                                        COST         VALUE
                                                                    ------------  ------------
Due in one year or less...........................................  $  1,581,322  $  1,604,236
Due in one to five years..........................................     7,155,470     7,267,862
Due in five to ten years..........................................       590,170       626,744
                                                                    ------------  ------------
Total securities..................................................  $  9,326,962  $  9,498,842
                                                                    ------------  ------------
                                                                    ------------  ------------

                               CITY COMMERCE BANK

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

(4) LOANS

    The loan portfolio consists of the following at December 31:

                                                                    1998            1997
                                                               --------------  --------------
Commercial...................................................  $   43,736,881  $   35,879,442
Real estate..................................................      37,267,036      51,147,993
Installment..................................................      22,076,945      10,277,995
Real estate construction.....................................      19,919,559       5,358,228
Lease financing..............................................         700,474         133,809
                                                               --------------  --------------
Total loans..................................................     123,700,895     102,797,467
Allowance for loan and lease losses..........................      (1,540,105)     (1,699,491)
                                                               --------------  --------------
Loans, net...................................................  $  122,160,790  $  101,097,976
                                                               --------------  --------------
                                                               --------------  --------------

    At December 31, 1998 and 1997, unamortized net loan origination fees of $430,805 and $497,385, respectively, were included as part of the total loan balance.

    At December 31, 1998, the Bank had $14,716,000 of loans in process, $9,124,000 of which related to variable interest rate loans and $5,592,000 which related to fixed rate loans.

    Transactions in the allowance for loan and lease losses account are summarized as follows:

                                                                        1998          1997
                                                                    ------------  ------------
Balance, beginning of year........................................  $  1,699,491  $  1,419,547
Provision for loan losses.........................................            --        75,000
Loans charged off.................................................      (193,424)      (85,936)
Recoveries on loans previously charged off........................        34,038       290,880
                                                                    ------------  ------------
Balance, end of year..............................................  $  1,540,105  $  1,699,491
                                                                    ------------  ------------
                                                                    ------------  ------------

    The following is a summary of nonaccrual loans and interest that is receivable on those loans but has not been accrued in the financial statements as of December 31:

                                                                      NONACCRUAL   UNRECORDED
YEAR                                                                     LOANS      INTEREST
--------------------------------------------------------------------  -----------  -----------
1998................................................................   $ 120,375    $  96,580
1997................................................................   $ 472,106    $ 110,323

    The Bank considers all nonaccrual loans to be impaired. At December 31, 1998 and 1997, the total recorded investment in impaired loans was $120,375 and $472,106 with a related impairment allowance totaling $120,375 and $394,752, respectively. All such provisions for losses are recorded as part of the provision for loan and lease losses. During the years ended December 31, 1998 and 1997, the Bank's average investment in impaired loans was $250,350 and $1,012,211, respectively, and there was no interest income recorded on impaired loans during the years ended December 31, 1998 and 1997. There was no accrued interest related to impaired loans included in the December 31, 1998 and 1997 balances of accrued interest receivable. Payments made on impaired loans are applied first to the

                               CITY COMMERCE BANK

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

(4) LOANS (CONTINUED)
principal balance until fully recovered and then to any foregone interest. The Bank has no commitments to lend additional funds to debtors whose terms have been modified in a troubled debt restructuring.

(5) PREMISES AND EQUIPMENT

    Premises and equipment consist of the following at December 31:

                                                                      1998           1997
                                                                  -------------  -------------
Land............................................................  $     535,000  $     535,000
Building and improvements.......................................      2,887,260      2,880,214
Leasehold improvements..........................................        522,288        520,572
Furniture, fixtures and equipment...............................      2,218,217      1,900,021
Construction in progress........................................          5,860             --
                                                                  -------------  -------------
Total cost......................................................      6,168,625      5,835,807
Accumulated depreciation and amortization.......................     (3,301,364)    (2,950,476)
                                                                  -------------  -------------
Premises and equipment, net.....................................  $   2,867,261  $   2,885,331
                                                                  -------------  -------------
                                                                  -------------  -------------

    For the years ended December 31, 1998 and 1997, the Bank recognized depreciation and amortization expense of $381,402 and $493,099, respectively.

(6) INCOME TAXES

    The components of income taxes are as follows:

                                                                          1998         1997
                                                                      ------------  ----------
Current:
  Federal...........................................................  $  1,131,562  $  437,573
  State.............................................................       421,422     239,026
                                                                      ------------  ----------
Total current.......................................................     1,552,984     676,599
                                                                      ------------  ----------
Deferred:
  Federal...........................................................         8,929     (34,106)
  State.............................................................        14,436     (38,017)
                                                                      ------------  ----------
Total deferred......................................................        23,365     (72,123)
                                                                      ------------  ----------
Total income tax expense............................................  $  1,576,349  $  604,476
                                                                      ------------  ----------
                                                                      ------------  ----------

                               CITY COMMERCE BANK

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

(6) INCOME TAXES (CONTINUED)
    A reconciliation of total income taxes and the amount computed by applying the statutory Federal corporate income tax rate to earnings before income taxes follows:

                                                                           1998                         1997
                                                                ---------------------------  --------------------------
                                                                               PERCENTAGE                  PERCENTAGE
                                                                                OF PRETAX                   OF PRETAX
                                                                   AMOUNT       EARNINGS       AMOUNT       EARNINGS
                                                                ------------  -------------  -----------  -------------
Computed "expected" income taxes..............................  $  1,207,301         34.0%   $   621,704         34.0%
Increase (decrease) in tax resulting from:
  State franchise taxes, net of Federal benefit...............       255,837          7.2        130,821          7.2
  Tax-exempt bond interest....................................       (78,064)        (2.2)      (106,360)        (5.8)
  Increase (Reduction) of valuation allowance.................       183,092          5.2        (55,486)        (3.0)
  Other.......................................................         8,193          0.3         13,797           .7
                                                                ------------          ---    -----------          ---
                                                                $  1,576,349         44.5%   $   604,476         33.1%
                                                                ------------          ---    -----------          ---
                                                                ------------          ---    -----------          ---

    Deferred taxes result from temporary differences in the recognition of revenues and expenses for financial and tax reporting purposes. Principal items resulting in deferred tax assets and liabilities at December 31, 1998 and 1997 are shown below:

                                                                          1998         1997
                                                                       -----------  ----------
Assets:
  Loan loss allowance................................................  $   215,285  $  215,285
  Capital loss carryforward..........................................      183,092          --
  Unrealized loss on securities available-for-sale...................           --      94,330
  Nonaccrual interest recognized for tax.............................       39,747      45,403
  States taxes.......................................................      127,192      81,269
                                                                       -----------  ----------
    Total gross deferred tax assets..................................      565,316     436,287
Valuation allowance..................................................  $  (183,092)         --
                                                                       -----------  ----------
Deferred tax assets, net.............................................      382,224     436,287
                                                                       -----------  ----------
Liabilities:
  Depreciation.......................................................  $   277,275  $  262,761
  Unrealized gain on securities available for sale...................       70,479          --
  Prepaid expenses, expensed for tax.................................      144,755      95,844
  Other..............................................................        1,281       1,070
                                                                       -----------  ----------
    Total gross deferred tax liabilities.............................      493,790     359,675
                                                                       -----------  ----------
    Net deferred tax asset (liability)...............................  $  (111,566) $   76,612
                                                                       -----------  ----------
                                                                       -----------  ----------

    Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets.

    Other liabilities included $150,128 in income taxes payable at December 31, 1997, and other assets included $136,736 of income taxes receivable at December 31, 1998.

                               CITY COMMERCE BANK

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

(7) STOCKHOLDERS' EQUITY

    In 1998 and 1997, a stock dividend of 10% and 5%, respectively, was declared. Earnings per share data have been adjusted for all periods to give retroactive effect to the stock dividend.

    In 1989, the Bank adopted a stock option plan (the Plan) pursuant to which the Bank's Board of Directors may grant stock options to officers and key employees. At December 31, 1998, the Plan was authorized to grant options to purchase up to 160,186 shares of authorized, but unissued, common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options have a 5 1/4-year term and vest and become fully exercisable after five years from the date of grant.

    The Bank applies APB Opinion No. 25 in accounting for its Plan, and accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Bank determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Bank's net income would have been reduced by the cost measured under SFAS No. 123 (net of the related tax effect) as reflected on the pro forma amounts indicated below:

                                                                        1998          1997
                                                                    ------------  ------------
Net income as reported............................................  $  1,974,536  $  1,224,034
Pro forma net income..............................................  $  1,928,382     1,178,390
Pro forma basic net income per share..............................  $       1.14  $       0.71
Proforma dilluted net income per share............................  $       1.11  $       0.66

    Pro forma net income reflects only options granted since January 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented because compensation cost is reflected over the options' vesting period of five years and compensation cost for options granted prior to January 1, 1995 is not considered.

    The effects on the Bank's earnings of applying compensation cost based on the fair value at the date of grant for its stock options under SFAS 123 in the current and prior year may not be representative of the effects on reported net income for future years.

                               CITY COMMERCE BANK

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

(7) STOCKHOLDERS' EQUITY (CONTINUED)
    Stock option activity during the periods indicated is as follows:

                                                                                       WEIGHTED
                                                                                        AVERAGE
                                                                          NUMBER OF    EXERCISE
                                                                           SHARES        PRICE
                                                                         -----------  -----------
Balance at January 1, 1997.............................................     179,470    $    8.85
  Granted..............................................................      12,300        13.63
  Exercised............................................................      (3,153)        6.08
  Forfeited............................................................          --           --
  Expired..............................................................          --           --
  Canceled.............................................................          --           --
  Additional shares associated with stock dividend.....................       9,431           --
                                                                         -----------  -----------
Balance at January 1, 1998.............................................     198,048         8.75
  Granted..............................................................      22,750        17.83
  Exercised............................................................     (85,160)        6.63
  Forfeited............................................................     (19,050)       10.03
  Expired..............................................................          --           --
  Canceled.............................................................          --           --
  Additional shares associated with stock dividend.....................      11,660           --
                                                                         -----------  -----------
Balance at December 31, 1998...........................................     128,248    $   11.00
                                                                         -----------  -----------
                                                                         -----------  -----------

    The balance at December 31, 1998 includes 128,248 shares for incentive stock options and no shares for nonqualified stock options.

    At December 31, 1998 and 1997, the range of exercise prices and weighted average remaining contractual life of outstanding options was $5.37 to $16.36 and 2.89 years, and $6.08 to $12.98 and 2.45 years, respectively.

    At December 31, 1998 and 1997, the number of options exercisable was 43,187 and 87,796, respectively, and the weighted average exercise price of those options was $9.32 and $7.43, respectively.

    At December 31, 1998 and 1997, there were 31,937 and 33,440 additional shares available for grants under the Plan, respectively.

    The per share weighted average fair value of stock options granted during 1998 and 1997 was $5.06 and $3.60, respectively, on the date of grant using the following weighted average assumptions: 1997 risk-free interest rate of 6.1% and an expected life of five years; 1998 risk-free interest rate of 6.3% and an expected life of five years. The 1998 and 1997 assumed rate of volatility was 17.3% and 8.7%, respectively.

    During the year ended December 31, 1997, the Bank's Board of Directors approved a stock repurchase plan. Under the terms of the Plan, the Bank may repurchase up to 10% of the outstanding shares of the Bank. The repurchase is projected to occur over the next two years; however, the Plan does not establish an automatic expiration date should the full 10% not be repurchased with the designated two year time frame. All shares subject to repurchase are to be acquired at a price not to

                               CITY COMMERCE BANK

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

(7) STOCKHOLDERS' EQUITY (CONTINUED)
exceed the market price at the time of acquisition. All transactions will be in the form of cash purchases, negotiated on the open market, and all stock acquired will be immediately retired. For the year ended December 31, 1998, a total of 81,255 shares were repurchased at an average price of $18.02 per share. For the year ended December 31, 1997, there was no activity under this plan.

(8) EMPLOYEE BENEFIT PLAN

    In 1987, the Bank adopted a defined contribution profit sharing plan. Under this plan, authorized under Section 401(k) of the Internal Revenue Code, all full-time employees of the Bank who have one year of service and are age 18 and older may defer up to 15% of their compensation. The Bank matches 50% of the employees' contributions up to a maximum 3% of their eligible compensation. Also, the plan provides for the Bank to make additional discretionary contributions if certain profitability levels are achieved.

    In 1998, the Bank modified the employer match levels, entry date, and vesting schedule to the Plan. Under the modified Plan, all employees who work 20 or more hours a week may participate in the Plan at the first entry date following their date of hire. Entry dates into the Plan are the first day of each calendar quarter. The Bank will match 100% of the employees' contribution up to 3% of their eligible compensation and 50% of the employees' contribution from 3% to 6% of eligible compensation. All employees hired prior to January 1, 1998 are 100% vested in any employer contribution. Employees hired on or after January 1, 1998 are subjected to the following vesting schedule:

COMPLETED YEARS OF SERVICE                                                     PERCENTAGE VESTED
----------------------------------------------------------------------------  -------------------
Less than 1 year............................................................               0%
1 year......................................................................               0%
2 years.....................................................................              25%
3 years.....................................................................              50%
4 years.....................................................................              75%
5 years.....................................................................             100%

    The Bank's matching contributions to the Plan were $94,712 in 1998 and $42,704 in 1997.

    The Bank has entered into salary continuation agreements with some of its key officers. The vesting periods for these agreements have varying dates with respect to commencement of vesting. As a means to fund the current and future liabilities under these agreements, the Bank has purchased various Company owned life insurance policies (COLI) the cash surrender value of which is included in the reported balance of other assets at December 31, 1998 and 1997. Related to these agreements, the Bank had accrued liabilities in the amount of $112,501 and $80,649 for the years ended December 31, 1998 and 1997, respectively.

                               CITY COMMERCE BANK

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

(9) EARNINGS PER SHARE

    The following is a summary of the calculation of net income per share:

                                                                                            1998          1997
                                                                                        ------------  ------------
Net Income............................................................................  $  1,974,536  $  1,224,034
Weighted average shares:
  (retroactively restated for stock dividends)
  Basic weighted average number of shares outstanding.................................     1,689,724     1,671,076
  Dilutive effect of outstanding common stock equivalents.............................        45,578       120,389
  Diluted weighted average number of shares outstanding...............................     1,735,302     1,791,465
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Per share data
  Basic income per share..............................................................          1.17  $       0.73
  Diluted income per share............................................................          1.14  $       0.68
                                                                                        ------------  ------------
                                                                                        ------------  ------------

(10) RELATED PARTIES

    The Bank has engaged in certain banking transactions with its directors, officers, their immediate families and affiliated companies in the ordinary course of business. Bank management believes the terms and conditions of these transactions were consistent with those generally available to nonaffiliated customers.

    Loans outstanding to such related parties on December 31, 1998 and 1997 amounted to approximately $2,327,837 and $4,631,389, respectively.

    Legal fees of approximately $48,964 and $44,904 in 1998 and 1997, respectively, were paid to a law firm with which a director is affiliated.

(11) COMMITMENTS AND CONTINGENCIES

    The Bank leases office premises under operating leases which expire at various dates through 2003. Certain office premise leases, which expire in 2000 and 2003, have three and two successive options of five years each, respectively. Future minimum commitments under these leases are as follows:

1999..............................................................  $ 236,561
2000..............................................................    217,818
2001..............................................................    194,254
2002..............................................................    135,181
2003..............................................................    123,365
                                                                    ---------
  Total...........................................................  $ 907,179
                                                                    ---------
                                                                    ---------

    The total rental expense for the years ended December 31, 1998 and 1997 under the Bank's operating leases was $230,252 and $229,153, respectively.

    The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These instruments involve, to varying degrees,

                               CITY COMMERCE BANK

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

(11) COMMITMENTS AND CONTINGENCIES (CONTINUED) elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Bank uses the same credit policies in making commitments and conditional commitments as it does for extending loan facilities to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The Bank's exposure to credit loss in the event of nonperformance by its customers to commitments to extend credit and to standby letters of credit is represented by the contractual notional amount of those instruments. At December 31, 1998, the Bank had commitments to extend credit of approximately $45,576,783 and obligations under standby letters of credit of approximately $1,736,768.

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent market and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

    The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments.

CASH AND DUE FROM BANKS, AND FEDERAL FUNDS SOLD

    The carrying amounts reported on the balance sheets approximate those assets' fair values.

SECURITIES

    The fair values of securities are obtained from quotes from independent security dealers.

LOANS RECEIVABLE

    The fair values of loans receivable are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amounts of the loans receivable conform to regulatory loan receivable classification definitions.

DEPOSITS

    The fair values disclosed for demand accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying value amounts). The fair values of savings accounts and time deposits are estimated using a discounted cash flow calculation that applies current interest rates being offered on such accounts to a schedule of aggregated expected monthly maturities of the outstanding accounts.

                               CITY COMMERCE BANK

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

    The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. These commitments relate to unused balances on revolving lines of credit. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

    Based on the minimal fees and costs associated with these instruments, the estimated fair value is considered insignificant.

    The carrying amounts and fair values of the Bank's financial instruments consisted of the following at December 31, 1998 and 1997 (in thousands):

                                                                            1998                    1997
                                                                   ----------------------  ----------------------
                                                                    CARRYING      FAIR      CARRYING      FAIR
                                                                     AMOUNT      VALUE       AMOUNT      VALUE
                                                                   ----------  ----------  ----------  ----------
Cash and due from banks..........................................  $   17,796  $   17,796  $    9,880  $    9,880
Federal funds sold...............................................          --          --       2,000       2,000
Securities available-for-sale....................................       9,499       9,499      17,197      17,197
Loans receivable:................................................     123,701     129,989     102,797     104,337
                                                                   ----------  ----------  ----------  ----------
                                                                   $  150,996  $  157,244  $  131,874  $  133,414
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Deposits:
  Demand.........................................................  $   34,113  $   34,113  $   31,238  $   31,238
  Savings........................................................      76,442      76,442      63,496      63,496
  Time deposits under $100,000...................................       7,417       7,484      11,488      11,554
  Time deposits of $100,000 or more..............................      17,832      18,261      12,411      12,413
                                                                   ----------  ----------  ----------  ----------
                                                                   $  135,804  $  136,300  $  118,633  $  118,701
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

    The carrying amounts of the loans receivable presented above conform to regulatory loan receivable classification definitions.

(13) REGULATORY MATTERS

    California banking law places the following restrictions on the availability of surplus and undivided profits for dividend purposes without prior approval of the State Banking Department:

        A bank may not make distribution to its shareholders in excess of the lesser of (1) retained earnings, or (2) net income for its last three fiscal years, less the amount of any such distributions made by the bank to the shareholders of the bank during such period.

    Under this law, the Bank could, as of December 31, 1998, declare and pay dividends of approximately $1,338,905 without the approval of the State Banking Department. Additionally, the Bank must

                               CITY COMMERCE BANK

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

(13) REGULATORY MATTERS (CONTINUED)
maintain specified capital ratios, as discussed below, which could further restrict the payment of dividends.

    The Bank is required to maintain minimum amounts of capital to average total assets and total "risk-weighted" assets, as defined by the banking regulators. The following table sets forth various Federal capital ratios for the Bank at December 31, 1998 and 1997:

                                                                                    ACTUAL DECEMBER 31
                                                                  ------------------------------------------------------
                                                                             1998                        1997
                                                    MINIMUM       --------------------------  --------------------------
                                                  REQUIREMENT     PERCENTAGE      AMOUNT      PERCENTAGE      AMOUNT
                                               -----------------  -----------  -------------  -----------  -------------
Capital ratios:
  Tier 1 risk-based to risk-weighted
    assets...................................              4%          12.19%  $  17,226,695       12.94%  $  15,712,974
  Total risk-based to risk-weighted assets...              8           13.28      18,806,804       14.35      17,426,525
  Leverage to total average assets...........              4           11.17      17,226,695       11.58      15,712,974

    At December 31, 1998 and 1997, the Bank exceeded the regulatory requirements for a "well-capitalized" institution, the highest regulatory standard. The Bank's management does not believe that any conditions or events have occurred which would have changed the Bank's status at December 31, 1998.

(14) OTHER EXPENSES

    Other expenses are comprised of the following for the year ended December
31:

                                                                        1998          1997
                                                                    ------------  ------------
Advertising and promotion.........................................  $    310,064  $    188,137
Card services.....................................................       476,779       716,517
Communications....................................................       191,883       167,167
Data processing...................................................       251,940       207,765
Regulatory assessments............................................        31,542        46,108
Directors' expense................................................       183,400       124,922
Other expenses....................................................       718,840       719,133
                                                                    ------------  ------------
                                                                    $  2,164,448  $  2,169,749
                                                                    ------------  ------------
                                                                    ------------  ------------

(15) DEPOSITS

    Included in the total deposit balance at December 31, 1998 were $1,796,914 in deposits of related parties and $13,358,442 in deposits obtained from outside the Bank's traditional market area through financial intermediaries.

                               CITY COMMERCE BANK

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

(15) DEPOSITS (CONTINUED)
    At December 31, 1998, the maturity distribution of the Bank's time deposits was as follows:

1999...........................................................  $17,091,874
2000...........................................................   4,000,427
2001...........................................................   2,047,205
2002...........................................................     103,009
2003...........................................................    2,006,37
                                                                 ----------
                                                                 $25,248,890
                                                                 ----------
                                                                 ----------

(16) LEGAL MATTERS

    The Bank is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Bank's financial position, results of operations or liquidity.

(17) SUBSEQUENT EVENT

    On April 19, 1999, the Bank's Board of Directors signed a definitive agreement to merge with Mid-State Bancshares subject to shareholder and regulatory approval. The combination is expected to be completed during the fourth quarter of 1999.

                                   APPENDIX A

                               AGREEMENT TO MERGE
                           AND PLAN OF REORGANIZATION
                           DATED AS OF APRIL 19, 1999
                                  BY AND AMONG
                                 MID-STATE BANK
                              MID-STATE BANCSHARES
                                      AND
                               CITY COMMERCE BANK

                               AGREEMENT TO MERGE
                           AND PLAN OF REORGANIZATION

    THIS AGREEMENT TO MERGE AND PLAN OF REORGANIZATION ("AGREEMENT") is entered into as of April 19, 1999, among Mid-State Bank, a banking company organized under the laws of California ("BANK"), being located in Arroyo Grande, California, Mid-State Bancshares, a corporation and registered bank holding company organized under the laws of California ("ACQUIROR") located in Arroyo Grande, California, and City Commerce Bank, a banking company organized under the laws of California ("TARGET"), located in Santa Barbara, California.

                                R E C I T A L S:

    A. Bank is a wholly owned subsidiary of Acquiror.

    B. Acquiror, Bank and Target believe that it would be in their respective best interests and in the best interests of their respective shareholders for Target to merge with and into Bank (the "Bank Merger"), and for the shareholders of Target to become shareholders of Acquiror, all in accordance with the terms set forth in this Agreement and applicable law.

    C. The respective Boards of Directors of Bank and Target have adopted by majority vote resolutions approving and authorizing the Bank Merger upon the terms and conditions set forth in this Agreement and the Board of Directors of Acquiror has adopted by majority vote resolutions approving the Bank Merger, this Agreement and the transactions contemplated herein.

    D. Acquiror, Bank and Target desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

    E. Concurrently herewith, Acquiror and Target are entering into a stock option agreement (the "Stock Option Agreement"), to be dated the date hereof, whereby Target will grant to Acquiror the option to purchase up to 19.9% of the outstanding shares of Target's Common Stock upon the occurrence of certain events.

    F. It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the "pooling of interests" accounting method and be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

                               A G R E E M E N T

    IN CONSIDERATION of the premises and mutual covenants hereinafter contained, Bank, Acquiror and Target agree as follows:

                                   ARTICLE 1
                         DEFINITIONS AND DETERMINATIONS

    1.1 DEFINITIONS. Capitalized terms used in this Agreement shall have the meanings set forth below:

    "Agreement of Merger" means the Agreement of Merger substantially in the form attached hereto as Exhibit A.

    "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

    "Acquiror" shall have the meaning given such term in the introductory clause.

    "Acquiror Benefit Arrangement" means the Benefit Arrangements maintained or otherwise contributed to by Acquiror or Bank.

    "Acquiror Corporate Governance Changes" shall have the meaning given such term in Section 2.1(d).

    "Acquiror Property" shall have the meaning given such term in Section 3.10.

    "Acquiror Stock" means the common stock, no par value, of Acquiror.

    "Acquiror Stock Option" means any option issued pursuant to the Acquiror Stock Option Plan.

    "Acquiror Stock Option Plan" means the Acquiror 1996 Stock Option Plan.

    "Average Closing Price" means the average of the daily closing price of a share of Acquiror's Stock reported over NASDAQ National Market during the twenty
(20) consecutive trading days that Acquiror's Stock trades ending at the end of the fifth trading day immediately preceding the Effective Day.

    "Bank" shall have the meaning given such term in the introductory clause.

    "Bank Corporate Governance Changes" shall have the meaning given such term in Section 2.1(b).

    "Bank Merger" shall have the meaning given such term in the Recitals.

    "Bank Stock" means the common stock, no par value, of Bank.

    "Benefit Arrangement" means any plan or arrangement maintained or contributed to by a Party, including an "employee benefit plan" within the meaning of ERISA, (but exclusive of base salary and base wages) which provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee, officer or director or class of employee, officer or director, whether active or retired, of a Party.

    "BHC Act" means the Bank Holding Company Act of 1956, as amended.

    "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks in California are authorized or required to be closed.

    "Certificates" shall have the meaning given such term in Section 2.5.

    "CFC" means the California Financial Code.

    "CGCL" means the California General Corporation Law.

    "Charter Documents" means, with respect to any business organization, any certificate or articles of incorporation or articles of association, and any bylaws, each as amended to date, that regulate the basic organization of the business organization and its internal relations.

    "Closing" means the consummation of the Bank Merger on the Effective Day at the main office of Bank or at such other place as may be agreed upon by the Parties.

    "Code" means the United States Internal Revenue Code of 1986, as amended, and all regulations thereunder.

    "Commissioner" means the Commissioner of Financial Institutions, State of California.

    "Competing Transaction" shall have the meaning given such term in Section 6.12.

    "Computer System" shall have the meaning given such term in Section 3.16.

    "Confidential Information" means all information exchanged heretofore or hereafter between Target, its affiliates and agents, on the one hand, and Acquiror and Bank, their affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Person responsible for furnishing the information or an Affiliate of such Person (such information to include, by way of example only and not of limitation, client lists, company manuals, internal memoranda, strategic plans, budgets, forecasts/ projections, computer models, marketing plans, files relating to loans originated by such Person, loans and loan participation purchased by such Person from others, investments, deposits, leases, contracts, employment records, minutes of board of directors meetings (and committees thereof) and stockholder meetings, legal proceedings, reports of examination by any Governmental Entity, and such other records or documents such Person may supply to the other Party pursuant to the terms of this Agreement or as contemplated hereby). Notwithstanding the foregoing, "Confidential Information" shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the recipients or any of their officers, directors, employees or other representatives or agents), (ii) was available to the recipients on a nonconfidential basis from a source other than Persons responsible for furnishing the information, PROVIDED that such source is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

    "Consents" means every required consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person.

    "Disclosure Letter" means a disclosure letter from the Party making the disclosure and delivered to the other Party.

    "DPC Property" means voting securities, other personal property and real property acquired by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted for in good faith, retained with the object of sale for any applicable statutory holding period, and recorded in the holder's business records as such.

    "Effective Day" means the day on which the Effective Time occurs.

    "Effective Time" shall have the meaning given such term in Section 2.2.

    "Encumbrances" means any option, pledge, security interest, lien, charge, encumbrance, mortgage, assessment, claim or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

    "Environmental Laws" shall have the meaning given such term in Section 3.10.

    "Equity Securities" means capital stock or any options, rights, warrants or other rights to subscribe for or purchase capital stock, or any plans, contracts or commitments that are exercisable in such capital stock or that provide for the issuance of, or grant the right to acquire, or are convertible into, or exchangeable for, such capital stock.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations thereunder.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Exchange Agent" means ChaseMellon Shareholder Services or such other financial institution appointed by Acquiror to reflect the exchange contemplated by section 2.5 hereof.

    "Exchange Fund" shall have the meaning given such term in Section 2.5.

    "Exchange Ratio" means the number of shares of Acquiror Stock into which a share of Target Stock shall be converted which shall be equal to the amount (to the nearest ten thousandth) as set forth hereinbelow:

        (i) If the Average Closing Price is not less than $26.60 and is not more than $30.91, the Exchange Ratio shall be .7791;

        (ii) If the Average Closing Price is more than $30.91, the Exchange Ratio shall be calculated by (A) dividing $30.91 by the Average Closing Price and (B) multiplying such product by .7791 ($30.91/Average Closing Price X .7791); and

       (iii) If the Average Closing Price is less than $26.60, then the Exchange Ratio shall be .7791 unless at Acquiror's option, which shall be provided in writing to Target in the manner set forth in Section 11.12 of the Agreement, the purchase price shall become fixed at $20.72 per share, and the Exchange Ratio shall then be calculated by dividing $20.72 by the Average Closing Price; provided, however, that if Acquiror does not so elect and the Average Closing Price is less than $26.60, Target shall have the right to terminate the Agreement as set forth in Section 10.1(h) subject to Acquiror's rights as set forth therein.

    "Expenses" shall have the meaning given such term in Section 11.1.

    "Executive Officer" means with respect to any company a natural Person who participates or has the authority to participate (other than solely in the capacity of a director) in major policy making functions of the company, whether or not such Person has a title or is serving with salary or compensation.

    "FDIC" means the Federal Deposit Insurance Corporation.

    "Financial Statements of Acquiror" means the audited consolidated financial statements and notes thereto of Acquiror and the related opinions thereon for the years ended December 31, 1996, 1997 and 1998.

    "Financial Statements of Target" means the audited financial statements and notes thereto of Target and the related opinions thereon for the years ended December 31, 1996 and 1997, 1998.

    "FRB" shall mean the Board of Governors of the Federal Reserve System.

    "GAAP" means generally accepted accounting principles.

    "Governmental Entity" means any court or tribunal in any jurisdiction or any United States federal, state, district, domestic, or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

    "Hazardous Materials" shall have the meaning given such term in Section
3.10.

    "Immediate Family" shall mean a Person's spouse, parents, in-laws, children and siblings.

    "IRS" shall mean the Internal Revenue Service.

    "Investment Securities" means any equity security or debt security as defined in Statement of Financial Accounting Standard No. 115.

    "Operating Loss" shall have the meaning given such term in Section 4.24.

    "Party" means any of Acquiror, Bank or Target.

    "Permit" means any United States federal, foreign, state, local or other license, permit, franchise, certificate of authority, order of approval necessary or appropriate under applicable Rules.

    "Person" means any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned unit or any other person or organization.

    "Proxy Statement" means the proxy statement that is included as part of the S-4 and used to solicit proxies for the Target Shareholders' Meeting and to offer and sell the shares of Acquiror Stock to be issued in connection with the Bank Merger.

    "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligation of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC.

    "Rule" means any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity.

    "S-4" means the registration statement on Form S-4, and such amendments thereto, that is filed with the SEC to register the shares of Acquiror Stock to be issued in the Bank Merger under the Securities Act and includes the Proxy Statement which will be used to solicit proxies for the Target Shareholders' Meeting.

    "SEC" means the Securities and Exchange Commission.

    "SEC Reports" mean all reports filed by a Party hereto pursuant to the Exchange Act with the SEC or other Governmental Entity.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Stock Option Agreement" shall have the meaning given the term in Recital E and in the certain Stock Option Agreement entered into by the parties concurrently with this Agreement.

    "Surviving Bank" means the Bank as the California state-chartered bank surviving the Bank Merger of Target with and into Bank.

    "Tank" shall have the meaning given such term in Section 3.10.

    "Third Party Consent" shall have the meaning given such term in subsection
(b) of Section 5.7.

    "Target" Shall have the meaning given such term in the introductory clause.

    "Target Benefit Arrangement" shall have the meaning given such term in
Section 4.18.

    "Target's Directors Agreement" shall mean an agreement, substantially in the form attached as Exhibit 2.6.

    "Target Dissenting Shares" means shares of Target Stock held by "dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

    "Target Perfected Dissenting Shares" means Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as Target Dissenting Shares.

    "Target Property" shall have the meaning given such term in Section 4.25.

    "Target Scheduled Contracts" shall have the meaning given such term in
Section 4.30.

    "Target Shareholders' Meeting" shall have the meaning given such term in
Section 6.6.

    "Target Stock" means the common stock, no par value, of Target.

    "Target Stock Options" shall have the meaning given such term in Section
4.2.

    "Target Stock Option Plan" means Target's 1989 Stock Option Plan.

    "To the knowledge" shall have the meaning given such term in Section 11.13.

    "Year 2000 Readiness" shall have the meaning given such term in Section
3.16.

                                   ARTICLE 2
                        CONSUMMATION OF THE BANK MERGER

    2.1  THE MERGER; PLAN OF REORGANIZATION.

    (a) Subject to the terms and conditions of this Agreement and the Agreement of Merger, at the Effective Time, Target shall merge with and into Bank under the charter of Bank.

    (b) The Charter Documents of Bank as in effect immediately prior to the Effective Time shall continue in effect after the Bank Merger until thereafter amended in accordance with applicable law and the members of the Board of Directors and the Executive Officers of Bank immediately prior to the Bank Merger shall continue in their respective positions after the Bank Merger and be the Board of Directors and Executive Officers of the Surviving Bank; except that Bank shall have taken prior to the Effective Time all necessary steps so that at the Effective Time (i) the number of authorized directors of Bank shall be expanded by one and (ii) one of the current directors of Target (who shall be mutually acceptable to Acquiror and Target) shall be added to the Board of Directors of Bank and shall serve until the earlier of his resignation or removal or until his successor is duly elected and qualified. [clause (i) and
(ii) being hereinafter collectively referred to as the "Bank Corporate Governance Changes"].

    (c) At the Effective Time, the corporate existence of Target shall be merged and continued in the Surviving Bank. All assets, rights, franchises, titles and interests of Bank and Target, in and to every type of property (real, personal and mixed) and chooses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee or receiver and in every other fiduciary capacity in the same manner and to the same extent that such rights, franchises and interests were held by Bank and Target at the Effective Time. At the Effective Time, the Surviving Bank shall be liable for all liabilities of Bank and Target and all deposits, debts, liabilities, obligations and contracts of Bank and Target, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts or records of Bank and Target, shall be those of the Surviving Bank; and all rights of creditors or other obligees and all liens on property of Bank and Target shall be preserved unimpaired.

    (d) The Charter Document of Acquiror as in effect immediately prior to the Effective Time shall continue in effect after the Bank Merger until thereafter amended in accordance with applicable law, the members of the Board of Directors and the Executive Officers of Acquiror immediately prior to the Bank Merger shall continue in their respective positions after the Bank Merger and be the Board of Directors and Executive Officers of Acquiror and the operations of Acquiror shall continue in effect after the Bank Merger; except that Acquiror shall have taken prior to the Effective Time all necessary steps so that at the Effective Time (i) the number of authorized directors of Acquiror shall be expanded by one and (ii) one of the current directors of Target (who shall be mutually acceptable to Acquiror and Target) shall be added to the Board of Directors of Acquiror and shall serve until the earlier of his resignation or removal or until his respective successor is duly elected and qualified. [clauses (i) and (ii) being hereinafter collectively referred to as the "Acquiror Corporate Governance Changes"].

    2.2 EFFECTIVE TIME. The Closing shall take place as soon as practicable following the satisfaction or waiver of the conditions set forth in Sections 8.1, 8.2 and 8.3, and the Parties shall use best efforts to cause the Closing to occur as soon as possible after receipt of approval of the Bank Merger from the Commissioner and the FDIC and the expiration of all required waiting periods, or such later time and date as to which the Parties may agree. The Bank Merger shall be effective upon the filing by the Commissioner of the Agreement of Merger as specified in the CFC. Such time is referred to herein as the "Effective Time."

    2.3 CONVERSION OF SHARES. At the Effective Time and pursuant to the Agreement of Merger:

        (a) Subject to the exceptions and limitations in Section 2.4, each outstanding share of Target Stock shall, without any further action on the part of Target or the holders of any of such shares, be converted into shares of Acquiror Stock in accordance with the Exchange Ratio.

        (b) Each outstanding share of Acquiror Stock shall remain outstanding and shall not be converted or otherwise affected by the Bank Merger.

    2.4 CERTAIN EXCEPTIONS AND LIMITATIONS. (A) Any shares of Target Stock held by Acquiror or any subsidiary of Acquiror (other than shares held in a fiduciary capacity or as DPC Property) will be canceled at the Effective Time;
(B) Target Perfected Dissenting Shares shall not be converted into shares of Acquiror Stock, but shall, after the Effective Time, be entitled only to such rights as are granted them by Chapter 13 of the CGCL (each dissenting shareholder who is entitled to payment for his shares of Target Stock shall receive such payment in an amount as determined pursuant to Chapter 13 of CGCL), and (C) no fractional shares of Acquiror Stock shall be issued in the Bank Merger and, in lieu thereof, each holder of Target Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest ten thousandth) obtained by multiplying such fractional share interest by the Average Closing Price.

    2.5  EXCHANGE PROCEDURES.

    (a) As of the Effective Time, Acquiror shall have deposited with the Exchange Agent for the benefit of the holders of shares of Target Stock, for exchange in accordance with this Section 2.5 through the Exchange Agent, certificates representing the shares of Acquiror Stock issuable pursuant to
Section 2.3 in exchange for shares of Target Stock outstanding immediately prior to the Effective Time, and funds in an amount not less than the amount of cash payable in lieu of fractional shares of Acquiror Stock which would otherwise be payable in connection with Section 2.3 hereof, but for the operation of Section
2.4 of this Agreement (collectively, the "Exchange Fund").

    (b) Acquiror shall direct the Exchange Agent to mail promptly after the Effective Time, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Target Stock (the "Certificates") whose shares were converted into the right to receive shares of Acquiror Stock pursuant to Section 2.3 hereof: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Stock. Upon surrendering of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Target, together with such letters of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that amount of cash and a certificate representing that number of whole shares of Acquiror Stock which such holder has the right to receive pursuant to the provisions of Sections 2.3 and 2.4 hereof, and the Certificate so surrendered shall forthwith be canceled. In the event a Certificate is surrendered representing Target Stock, the transfer of ownership which is not registered in the transfer records of Target, a certificate representing the proper number of shares of Acquiror Stock may be issued to a transferee if the Certificate representing such Target Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section
2.5 and except as provided in subsection (g) hereof, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of

Acquiror Stock and cash in lieu of any fractional shares of stock as contemplated by this Section 2.5. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Target should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof, in the discretion of Acquiror, such bond in form and substance and with surety reasonably satisfactory to Acquiror and shall be entitled to receive the certificate representing the proper number of shares of Acquiror Stock and cash in lieu of fractional shares in accordance with Sections 2.3 and 2.4 hereof.

    (c) No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Acquiror Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distribution with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Acquiror Stock.

    (d) All shares of Acquiror Stock issued upon the surrender for exchange of Target Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Bank of the shares of Target Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to Acquiror for any reason, they shall be canceled and exchanged as provided in this Agreement.

    (e) Any portion of the Exchange Fund which remains undistributed to the shareholders of Target following the passage of six months after the Effective Time shall be delivered to Acquiror, upon demand, and any shareholders of Target who have not theretofore complied with this Section 2.5 shall thereafter look only to Acquiror for payment of their claim for Acquiror Stock, any cash in lieu of fractional shares of Acquiror Stock and any dividends or distributions with respect Target Stock.

    (f) Neither Acquiror nor Target shall be liable to any holder of shares of Target Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Acquiror Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Acquiror Stock for the account of the Persons entitled thereto. Former shareholders of record of Target shall be entitled to vote after the Effective Time at any meeting of Acquiror shareholders the number of whole shares of Acquiror Stock into which their respective shares of Target Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Acquiror Stock in accordance with the provisions of this Agreement.

    2.6 DIRECTORS' AGREEMENTS. Concurrently with the execution of this Agreement, Target shall cause each of its respective directors to enter into a Target's Directors' Agreement.

                                   ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND BANK

    Acquiror and Bank represent and warrant to Target as follows:

    3.1 INCORPORATION, STANDING AND POWER. Acquiror has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California and is registered as a bank holding company under the BHC Act. Bank has been duly incorporated and is validly existing as a banking company under the laws of California and is authorized by the Commissioner to conduct a general banking business. Bank's deposits are insured by the FDIC in the manner and to the extent provided by law. Acquiror and Bank have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. Neither the scope of the business of Acquiror or Bank nor the location of any of their respective properties requires that Acquiror or Bank be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation or business of Acquiror on a consolidated basis.

    3.2 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Acquiror consists of 50,000,000 shares of Acquiror Stock, of which 10,099,032 shares are outstanding and 25,000,000 shares of Preferred Stock, of which no shares are outstanding. As of the date of this Agreement, the authorized capital stock of Bank consists of 10,125,000 shares of Bank Stock, of which 100 shares are outstanding and are owned by Acquiror without Encumbrance. All the outstanding shares of Acquiror Stock and Bank Stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except for Acquiror Stock Options covering shares of Acquiror Stock granted pursuant to the Acquiror Stock Option Plan and except as set forth in Acquiror's Disclosure Letter, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Acquiror Stock or Bank Stock or any other securities convertible into such stock, and neither Acquiror nor Bank is obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

    3.3 SUBSIDIARIES. Except as set forth in Acquiror's Disclosure Letter, neither Acquiror nor Bank own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person, other than DPC Property.

    3.4 FINANCIAL STATEMENTS. Acquiror has previously furnished to Target a copy of the Financial Statements of Acquiror. The Financial Statements of
Acquiror: (a) present fairly the consolidated financial condition of Acquiror as of the respective dates indicated and its consolidated results of operations and cash flow for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of Acquiror have been conducted in accordance with generally accepted auditing standards. The books and records of Acquiror and Bank are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial Statements of Acquiror and (ii) of liabilities incurred since December 31, 1998 in the ordinary course of business and consistent with past practice, neither Acquiror nor Bank has any liabilities, whether absolute, accrued, contingent or otherwise.

    3.5 AUTHORITY OF ACQUIROR AND BANK. The execution and delivery by Acquiror and Bank of this Agreement and, subject to the requisite approval of Acquiror as the sole shareholder of Bank, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Acquiror and Bank, and this Agreement is a valid and binding obligation of Acquiror and Bank enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Except as set forth in Acquiror's Disclosure Letter, neither the execution and delivery by Acquiror and Bank of this Agreement, the consummation of the Bank Merger or the transactions contemplated herein, nor compliance by Acquiror and Bank with any of the provisions hereof, will: (a) violate any provision of their respective Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrances or other instrument or obligation to which Acquiror or Bank is a party, or by which Acquiror or Bank or any of their respective properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to Acquiror on a consolidated basis; or (c) violate any Rule applicable to Acquiror or Bank or any of their respective properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Acquiror or Bank, and no Consent of any Person, is required in connection with the execution and delivery by Acquiror and Bank of this Agreement or the consummation by Acquiror and Bank of the Bank Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by Acquiror as the sole shareholder of Bank;
(ii) such approvals or notices as may be required by the FRB, the Commissioner and the FDIC; (iii) the declaring effective of the S-4 by the SEC and the approvals of all necessary blue sky administrators; and (iv) as otherwise set forth in Acquiror's Disclosure Letter.

    3.6 LITIGATION. To the knowledge of Acquiror and Bank, neither Acquiror nor Bank is a party to any pending or, to the knowledge of any of the officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

    3.7 COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth in Acquiror's Disclosure Letter, neither Acquiror nor Bank is in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of Acquiror or Bank.

    3.8 BROKERS AND FINDERS. Except as provided in Acquiror's Disclosure Letter with copies of any such agreements attached, neither Acquiror nor Bank is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

    3.9 ABSENCE OF MATERIAL CHANGE. Since December 31, 1998, the businesses of Acquiror and Bank have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in Acquiror's Disclosure Letter, there has not occurred since December 31, 1998 any event that has had or may reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Acquiror or Bank.

    3.10 ENVIRONMENTAL MATTERS. Except as set forth in Acquiror's Disclosure Letter, to the knowledge of Acquiror and Bank, (i) each of Acquiror and Bank is in compliance with all Environmental Laws; (ii) there are no Tanks on or about Acquiror Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Acquiror Property; (iv) neither Acquiror nor Bank has loans outstanding secured by real property that is not in compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Acquiror or Bank or concerning property securing Acquiror and Bank loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Acquiror Property or property securing Acquiror or Bank loans, relating to the foregoing representations (i)-(iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of Acquiror or Bank. For purposes of this Agreement, the term "Environmental Laws" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminates, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "Acquiror Property" shall mean real estate currently owned, leased, or otherwise used by Acquiror or Bank, or in which Acquiror or Bank has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by Acquiror or Bank in its capacity as a trustee or otherwise. "Tank" shall mean treatment or storage tanks, sumps, or water, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance the presence of which requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy or common law, or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including without limitation, the Comprehensive Environmental Response; Compensation and Liability Act (42 U.S.C. Section 9601, ET SEQ.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, ET SEQ.); the Clean Air Act, as amended (42 U.S.C. Section 7401, ET SEQ.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, ET SEQ.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section
65); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C.
Section 11001, ET SEQ.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, ET SEQ.); the Safe Drinking Water Act (42 U.S.C. Section 300f, ET SEQ.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Action, Section 25140, 25501 (j) and (k); 25501.1.25281 and 25250.1 of the California HEALTH AND SAFETY CODE and/or Article I of Title 22 of the California CODE OF REGULATIONS, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde foam insulation.

    3.11 COMMUNITY REINVESTMENT ACT. Bank received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither Acquiror nor Bank has been advised of any concerns regarding compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

    3.12 POOLING OF INTERESTS. It is intended that the Bank merger be accounted for on a pooling of interests basis, and no event has occurred to the knowledge of Acquiror or Bank or is reasonably foreseeable (including any transaction contemplated by this Agreement) that could alter such treatment.

    3.13 SEC REPORTS. As of the respective dates, since December 31, 1996, none of Acquiror's SEC Reports contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstance under which they were made, not misleading.

    3.14 TRUST ADMINISTRATION. Acquiror and Bank do not presently exercise trust powers, including, but not limited to, trust administration, and have not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Section 3.31 includes (i) any and all common law or other trusts between an individual, corporation or other entities and Acquiror or Bank, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, charitable trust indentures; (ii) any and all decedents' estates where Acquiror or Bank are serving or have served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Acquiror or Bank are serving or have served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Acquiror or Bank are serving or have served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

    3.15 REGULATORY APPROVALS. To the knowledge of Acquiror and Bank, except as described in Acquiror's Disclosure Letter, Acquiror and Bank have no reason to believe that they would not receive all required approvals from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.

    3.16 YEAR 2000 READINESS. Except as described in Acquiror's Disclosure Letter, Acquiror and Bank are taking all reasonable steps to correct their respective computer programs and applications so that they will not fail or will create erroneous results by or at the Year 2000 and neither Acquiror nor Bank has been advised of any concerns regarding readiness with Year 2000 issues by any Governmental Entity or by any other Person. Further, except as described in Acquiror's Disclosure Letter, (i) Acquiror's and Bank's computer software and related hardware (the "Computer System") used for the storage and processing of data are or will be prior to the year 2000 Year 2000 Readiness; (ii) to the best of Acquiror's knowledge after the inquiry, none of Acquiror's and Bank's Computer System, operations or business functions of Acquiror or Bank will be materially adversely affected by any third party's failure to be Year 2000 Readiness and to the best of Acquiror's knowledge after due inquiry, all of Acquiror's and Bank's suppliers, customers and third party providers are, or will be prior to year 2000, Year 2000 Readiness; and (iii) Acquiror and Bank are taking or have taken, all necessary and appropriate action to address and remedy any deficiencies in their Computer System which would keep it from becoming Year 2000 Readiness. As used herein, "Year 2000 Readiness" shall mean the ability of a Computer System to provide the following functions, without human intervention, individually and in combination with other products or systems:
(i) consistently handle, record, store, process and present dates and date-related information before, during and after January 1, 2000, including but not limited to accepting date input, performing calculations on dates or portion of dates, and providing date output; (ii) function accurately in accordance with the published specifications and without undue interruption, before, during, and after January 1, 2000 (including leap year computations) without any adverse change in operation associated with the advent of the year 2000; (iii) respond to two-digit or four-digit dates and date-related input in a way that resolves any ambiguity as to the year 2000 in a disclosed, defined and predetermined manner, and store and provide output of dates and date-related information in ways that are unambiguous as to the year 2000; and (iv) suitably interact with other software and related hardware in a way which does not compromise its year 2000 readiness capability.

    3.17 PERFORMANCE OF OBLIGATIONS. Acquiror and Bank has each performed all of the obligations required to be performed by it to date and is not in material default under or in breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Acquiror's and Bank's knowledge, no party with whom either has an agreement that is material to its business is in default thereunder.

    3.18 LICENSES AND PERMITS. Each of Acquiror and Bank has all licenses and permits that are necessary for the conduct of its businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Acquiror. The properties and operations of Acquiror and Bank are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

    3.19 UNDISCLOSED LIABILITIES. Except as set forth in Acquiror's Disclosure Letter neither Acquiror nor Bank has any liabilities or obligations, either accrued or contingent, that are material to it and that have not been:(a) reflected or disclosed in the Financial Statements of Acquiror or (b) incurred subsequent to December 31, 1998 in the ordinary course of business. Neither Acquiror nor Bank knows of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a material adverse change in the business, financial condition or results of operations of Acquiror that is not fairly reflected in the Financial Statements of Acquiror or otherwise disclosed in this Agreement.

    3.20 ACCOUNTING RECORDS. Each of Acquiror and Bank maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Acquiror or Bank which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF TARGET

    Target represents and warrants to Acquiror and Bank as follows:

    4.1 INCORPORATION, STANDING AND POWER. Target has been duly incorporated and is validly existing as a banking company under the laws of California and is authorized by the Commissioner to conduct a general banking business. Target is not a member bank of the Federal Reserve System and its deposits are insured by the FDIC in the manner and to the extent provided by law. Target has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of Target nor the location of any of its properties requires that Target be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation or business of Target.

    4.2 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Target consists of 10,000,000 shares of Target Stock, of which 1,637,606 shares are outstanding. All the outstanding shares of Target Stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except for Target stock options covering 127,172 shares of Target Stock granted pursuant to the Target Stock Option Plan ("Target Stock Options") and except as set forth in Target's Disclosure Letter, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Target Stock or any other securities convertible into such stock, and Target is not obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

    4.3 SUBSIDIARIES. Except as set forth in Target's Disclosure Letter, Target does not own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person, other than DPC Property.

    4.4 FINANCIAL STATEMENTS. Target has previously furnished to Bank and Acquiror a copy of the Financial Statements of Target. The Financial Statements of Target: (a) present fairly the financial condition of Target as of the respective dates indicated and its results of operations and cash flow for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of Target have been conducted in accordance with generally accepted auditing standards. The books and records of Target are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial Statements of Target and (ii) of liabilities incurred since December 31, 1998 in the ordinary course of business and consistent with past practice, Target has no liabilities, whether absolute, accrued, contingent or otherwise.

    4.5 AUTHORITY OF TARGET. The execution and delivery by Target of this Agreement and, subject to the requisite approval of the shareholders of Target, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Target, and this Agreement is a valid and binding obligation of Target, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Except as set forth in Target's Disclosure Letter, neither the execution and delivery by Target of this Agreement, the consummation of the Bank Merger or the transactions contemplated herein, nor compliance by Target with any of the provisions hereof, will: (a) violate any provision of its Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrance or other instrument or obligation to which Target is a party, or by which Target or any of its properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to Target; or (c) violate any Rule applicable to Target or any of its properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Target, and no Consent of any Person, is required in connection with the execution and delivery by Target of this Agreement or the consummation by Target of the Bank Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of Target; (ii) such approvals or notices as may be required by the FRB, the Commissioner and the FDIC; (iii) the declaring effective of the S-4 by the SEC and the approvals of all necessary blue sky administrators; and (iv) as otherwise set forth in Target's Disclosure Letter.

    4.6 INSURANCE. Target has policies of insurance and bonds covering its assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary in the banking industry for its businesses, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in Target's Disclosure Letter, Target has not received notice from any insurer that any such policy or bond has canceled or indicating an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in Target's Disclosure Letter, Target is not in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Target's Disclosure Letter sets forth a list of all policies of insurance carried and owned by Target, showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. The existing insurance carried by Target is sufficient for compliance by Target with all material requirements of law and regulations and agreements to which Target is subject or is a party.

    4.7 TITLE TO ASSETS. Target's Disclosure Letter sets forth a summary of all items of personal property and equipment with a book value of $50,000 or more, or having an annual lease payment of $15,000 or more, owned or leased by Target. Target has good and marketable title to all its properties and assets, other than real property, owned or stated to be owned by Target, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of Target; (b) Encumbrances for current taxes not yet due; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Target, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Target; or (d) as set forth in Target's Disclosure Letter.

    4.8 REAL ESTATE. Target's Disclosure Letter sets forth a list of all real property, including leaseholds, owned by Target, together with (i) a description of the locations thereof, (ii) a description of each real property lease, sublease, installment purchase, or similar arrangement to which Target is a party, and (iii) a description of each contract for the purchase, sale or development of real estate to which Target is a party. Target has good and marketable title to the real property, and valid leasehold interests in the leaseholds, set forth in Target's Disclosure Letter, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) Encumbrances for current taxes not yet due and payable; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Target, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value,
(iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Target; or (d) as set forth in Target's Disclosure Letter. Target, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by it, as identified in Target's Disclosure Letter, and, to the knowledge of Target, there has not occurred under any such lease any breach, violation or default. Except as set forth in Target's Disclosure Letter and except with respect to deductibles under insurance policies set forth in Target's Disclosure Letter, Target has not experienced any uninsured damage or destruction with respect to the properties identified in Target's Disclosure Letter. To the knowledge of Target, all properties and assets used by Target are in good operating condition and repair, suitable for the purposes for which they are currently utilized, and comply with all applicable Rules related thereto. Target enjoys peaceful and undisturbed possession under all leases for the use of real or personal property under which it is the lessee, and, to the knowledge of Target, all leases to which Target is a party are valid and enforceable in all material respects in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Target is not in default with respect to any such lease, and to the knowledge of the officers of Target no event has occurred which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease. Copies of each such lease are attached to Target's Disclosure Letter.

    4.9 LITIGATION. Except as set forth in Target's Disclosure Letter, to the knowledge of Target, there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Target's knowledge threatened, against Target or against any of its directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Target. Also, except as disclosed in Target's Disclosure Letter, there are no judgments, decrees, stipulations or orders against Target enjoining it or any of its directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Target. To the knowledge of Target, Target is not a party to any pending or, to the knowledge of any of the officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

    4.10 TAXES. Except as set forth in Target's Disclosure Letter, Target had filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by it and have paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Except as set forth in Target's Disclosure Letter, Target has filed all required payroll tax returns, has fulfilled all tax withholding obligations and have paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by Target in connection with the tax returns described in the preceding sentence were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Target and, to the extent required by generally accepted accounting procedures, reflected in the Financial Statements of Target, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. Target's Disclosure Letter sets forth (i) the date or dates through which the IRS has examined the federal tax returns of Target and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of Target; (ii) a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Target and lists each tax case of Target currently pending in audit, at the administrative appeals level or in litigation; and (iii) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to Target within the last twelve (12) months. Except as set forth in Target's Disclosure Letter, to the knowledge of Target, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Target. To the knowledge of Target, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in Target's Disclosure Letter.

    4.11 COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth in Target's Disclosure Letter, Target is not in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of Target.

    4.12 PERFORMANCE OF OBLIGATIONS. Target has performed all of the obligations required to be performed by it to date and is not in material default under or in breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Target's knowledge, no party with whom Target has an agreement that is material to the business of Target is in default thereunder.

    4.13 EMPLOYEES. Except as set forth in Target's Disclosure Letter, there are no controversies pending or threatened between Target and any of its employees that are likely to have a material adverse effect on the business, financial condition or results of operation of Target. Target is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

    4.14 BROKERS AND FINDERS. Except as provided in Target's Disclosure Letter with copies of any such agreements attached, Target is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

    4.15 ABSENCE OF MATERIAL CHANGE. Since December 31, 1998, the business of Target has been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in Target's Disclosure Letter, there has not occurred since December 31, 1998, any event that has had or may reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Target.

    4.16 LICENSES AND PERMITS. Target has all licenses and permits that are necessary for the conduct of its businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Target. The properties and operations of Target are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

    4.17 UNDISCLOSED LIABILITIES. Except as set forth in Target's Disclosure Letter Target has no liabilities or obligations, either accrued or contingent, that are material to Target and that have not been: (a) reflected or disclosed in the Financial Statements of Target or (b) incurred subsequent to December 31, 1998 in the ordinary course of business. Target does not know of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a material adverse change in the business, financial condition or results of operations of Target that is not fairly reflected in the Financial Statements of Target or otherwise disclosed in this Agreement.

    4.18  EMPLOYEE BENEFIT PLANS.

    (a) Except as set forth in Target's Disclosure Letter, Target has no "employee benefit plan," as defined in Section 3(3) of ERISA.

    (b) Target's Disclosure Letter sets forth copies or descriptions of each Benefit Arrangement maintained or otherwise contributed to by Target (such plans and arrangements being collectively referred to herein as "Target Benefit Arrangements"). Except as set forth in Target's Disclosure Letter, all Target Benefit Arrangements which are in effect have been in effect for substantially all of 1998. Except as set forth in Target's Disclosure Letter, there has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since December 31, 1998. Except as set forth in Target's Disclosure Letter, there has been no material increase in the compensation of or benefits payable to any senior executive employee of Target since December 31, 1998, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since December 31, 1998. Except as set forth in Target's Disclosure Letter, there is no contract, agreement or benefit arrangement covering any employee of Target which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in
Section 280(G) of the Code.

    (c) With respect to all Target Benefit Arrangements, Target is in substantial compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, applicable to such plans or arrangements.

    (d) Except for the contracts set forth in Target's Disclosure Letter, each Target Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by Target within a period of 30 days following the Effective Time of the Bank Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

    4.19 CORPORATE RECORDS. The Charter Documents of Target and all amendments thereto to the date hereof (true, correct and complete copies of which are set forth in Target's Disclosure Letter) are in full force and effect as of the date of this Agreement. The minute books of Target, together with the documents and other materials incorporated therein by reference, reflect all meetings held and contain complete and accurate records of all corporate actions taken by the board of directors of Target (or any committees thereof) and stockholders. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committees thereof) or of the stockholders of Target.

    4.20 ACCOUNTING RECORDS. Target maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are
(i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Target which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

    4.21 OFFICES AND ATMS. Set forth in Target's Disclosure Letter is a list of the headquarters of Target (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated (or to be maintained and operated) by Target (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth in Target's Disclosure Letter, Target maintains no other office or ATM and conducts business at no other location, and Target has not applied for nor received permission to open any additional branch nor operate at any other location.

    4.22 LOAN PORTFOLIO. Target's Disclosure Letter sets forth a description of: (a) by type and classification, all loans, leases, other extensions and commitments to extend credit of Target of $25,000 or more, that have been classified by itself, its bank examiners or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and (b) all loans due to Target as to which any payment of principal, interest or any other amount is 30 days or more past due. Target's allowance for loan losses is and will be at the Effective Time adequate and in accordance with GAAP in all materials respects and in accordance with all applicable regulatory requirements of any Governmental Entity.

    4.23 POWER OF ATTORNEY. Except as set forth in Target's Disclosure Letter, Target has not granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

    4.24 OPERATING LOSSES. Target's Disclosure Letter sets forth any Operating Loss which has occurred at Target during the period after December 31, 1998. To the knowledge of Target, no action has been taken or omitted to be taken by an employee of Target that has resulted in the incurrence by Target of an Operating Loss or that might reasonably be expected to result in an Operating Loss after December 31, 1998, which, net of any insurance proceeds payable in respect thereof, would exceed $25,000. "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines or other similar acts or occurrences.

    4.25 ENVIRONMENTAL MATTERS. Except as set forth in Target's Disclosure Letter, to the knowledge of Target, (i) Target is in compliance with all Environmental Laws; (ii) there are no Tanks on or about Target Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Target Property; (iv) Target has no loans outstanding secured by real property that is not in compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Target or concerning property securing Target loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Target Property or property securing Target loans, relating to the foregoing representations (i)-(iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of Target. "Target Property" shall mean real estate currently owned, leased, or otherwise used by Target, or in which Target has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by Target in its capacity as a trustee or otherwise.

    4.26 COMMUNITY REINVESTMENT ACT. Target received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Target has not been advised of any concerns regarding Target's compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

    4.27 DERIVATIVES. Target is not currently a party to any interest rate swap, cap, floor, option agreement, other interest rate risk management arrangement or agreement or derivative-type security or derivative arrangement or agreement.

    4.28 POOLING OF INTERESTS. It is intended that the Bank Merger be accounted for on a pooling of interest basis and to the knowledge of Target no event has occurred or is reasonable foreseeable (including any transaction contemplated by this Agreement that could alter such treatment.)

    4.29 SEC REPORTS. Target is not currently required to file any reports pursuant to the Exchange Act.

    4.30 MATERIAL CONTRACTS. Except as set forth in Target's Disclosure Letter (all items listed or required to be listed in Target's Disclosure Letter as a result of this Section being referred to herein as "Target Scheduled Contracts"), Target is not a party or otherwise subject to:

        (a) any employment, deferred compensation, bonus or consulting contract;

        (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract;

        (c) any contract or agreement that would restrict Acquiror or the Surviving Bank after the Effective Time from competing in any line of business with any Person or using or employing the services of any Person;

        (d) any collective bargaining agreement or other such contract or agreement with any labor organization;

        (e) any lease of real or personal property providing for annual lease payments by or to Target in excess of $25,000 per annum other than financing leases entered into in the ordinary course of business in which Target is lessor and leases of real property presently used by Target as banking offices.

        (f) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Target (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of their business) in personal property having a value of $25,000 or more;

        (g) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Target;

        (h) any agreement to acquire equipment or any commitment to make capital expenditures of $25,000 or more;

        (i) other than agreements entered into in the ordinary course of business with respect to DPC Property, any agreement for the sale of any property or assets in which Target has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

        (j) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the financial records of Target);

        (k) any restrictive covenant contained in any deed to or lease of real property owned or leased by Target (as lessee) that materially restricts the use, transferability or value of such property;

        (l) any guarantee or indemnification which involves the sum of $25,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

        (m) any supply, maintenance or landscape contracts not terminable by Target without penalty on 30 days or less notice and which provides for payments in excess of $25,000 per annum;

        (n) other than as disclosed with reference to subparagraph (k) of this
    Section 4.30, any agreement which would be terminable other than by Target or as a result of the consummation of the transactions contemplated by this Agreement;

        (o) any contract of participation with any other bank in any loan entered into by Target subsequent to December 31, 1998 in excess of $25,000 or any sales of assets of Target with recourse of any kind to Target except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

        (p) any other agreement of any other kind, including for data processing and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payment of $25,000 or more to or by Target other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business;

        (q) any material agreement, arrangement or understanding not made in the ordinary course of business;

        (r) any agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of Target;

        (s) any agreement, arrangement or understanding pursuant to which any payment (whether severance pay or otherwise) became or may become due to any director, officer or employee of Target upon execution of this Agreement or upon or following consummation of the transactions contemplated hereby (either alone or in connection with the occurrence of any additional acts or events); or

        (t) any written agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, capital order, or condition of any regulatory order or decree with or by the Commissioner, FDIC, FRB or any other regulatory agency.

    True copies of all Target Scheduled Contracts, including all amendments and supplements thereto, are attached to Target's Disclosure Letter.

    4.31 TRUST ADMINISTRATION. Target does not presently exercise trust powers, including, but not limited to, trust administration, and has not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Section 4.31 includes (i) any and all common law or other trusts between an individual, corporation or other entities and Target, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos and charitable trust indentures; (ii) any and all decedents' estates where Target is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Target is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Target is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

    4.32 REGULATORY APPROVALS. To the knowledge of Target, except as described in Target's Disclosure Letter, Target has no reason to believe that it would not receive all required approvals from any Governmental Entity of any application to consummate the transaction contemplated by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.

    4.33 YEAR 2000 READINESS. Except as described in Target's Disclosure Letter, Target is are taking all reasonable steps to correct its respective computer programs and applications so that they will not fail or will create erroneous results by or at the Year 2000 and Target has not been advised of any concerns regarding readiness with Year 2000 issues by any Governmental Entity or by any other Person. Further, except as described in Target's Disclosure Letter,
(i) Target's Computer System used for the storage and processing of data are or will be prior to the year 2000 Year 2000 Readiness; (ii) to the best of Target's knowledge after due inquiry, none of Target's Computer System, operations or business functions of Target will be materially adversely affected by any third party's failure to be Year 2000 Readiness and to the best of Target's knowledge after due inquiry, all of its suppliers, customers and third party providers are, or will be prior to year 2000, Year 2000 Readiness; and (iii) Target is taking or has taken, all necessary and appropriate action to address and remedy any deficiencies in its Computer System which would keep it from becoming Year 2000 Readiness.

                                   ARTICLE 5
                     AGREEMENTS WITH RESPECT TO CONDUCT OF
                    ACQUIROR AND BANK AFTER THE DATE HEREOF

    Acquiror and Bank covenant and agree with Target as follows:

    5.1  ACCESS.

    (a) Acquiror and Bank will authorize and permit Target, its representatives, accountants and counsel, to have access during normal business hours, on notice and in such manner as will not unreasonably interfere with the conduct of the businesses of either Acquiror or Bank, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to their business affairs, financial condition, assets and liabilities as Target may from time to time reasonably request. Acquiror and Bank shall permit Target, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Acquiror and Bank with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as Target considers necessary or appropriate for the purposes of familiarizing itself with the businesses and operations of Acquiror and Bank, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of Acquiror and Bank. Acquiror and Bank will cause Arthur Anderson LLP ("AA") to make available to Target, its accountants, counsel and other agents, such personnel, work papers and other documentation of AA relating to its work papers and its audits of the books and records of Acquiror and Bank as may be requested by Target in connection with its review of the foregoing matters.

    (b) The Chairman of the Board of Target or in his absence another representative of Target selected by him shall be invited by Acquiror and Bank to attend all regular and special Board of Directors' and Executive Committee meetings of Acquiror or Bank from the date hereof until the Effective Time. Acquiror and Bank shall inform Target of all such Board meeting at least 5 Business Days in advance of each such meeting; provided, however, that the attendance of such representative of Target shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transaction contemplated by this Agreement or the obligations of either Acquiror or the Bank under this Agreement.

    5.2  MATERIAL ADVERSE CHANGES; REPORTS; FINANCIAL STATEMENTS; FILINGS.

    (a) Acquiror and Bank will promptly notify Target (i) of any event of which Acquiror or Bank obtains knowledge which may materially and adversely affect the business, financial condition, or results of operations of either Acquiror or Bank; (ii) in the event Acquiror or Bank determine that it is possible that the conditions to the performance of Target set forth in Sections 8.1 and 8.3 may not be satisfied; or (iii) any event, development or circumstance that, to the best knowledge of Acquiror or Bank, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to Acquiror or Bank of the services of any Executive Officer of Acquiror or Bank.

    (b) Acquiror and Bank will furnish to Target, as provided in Section 11.12 of this Agreement, as soon as practicable, and in any event within 5 Business Days after it is prepared or becomes available to either Acquiror or Bank, (i) a copy of any report submitted to the board of directors of either Acquiror or Bank and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of its businesses and access to the working papers related thereto provided, however, that Acquiror and Bank need not furnish Target any privileged communications of or memoranda prepared by its legal counsel in connection with the transactions contemplated by, and the rights and obligations of Acquiror and Bank under, this Agreement; (ii) quarterly unaudited consolidated balance sheets and statements of operations, changes in stockholders' equity and cash flow for Acquiror and Bank; (iii) monthly unaudited consolidated balance sheets and, statements of operations for Acquiror and Bank; (iv) as soon as available, all letters and communications sent by Acquiror to its shareholders and all reports filed by Acquiror or Bank with the SEC, the FRB, the FDIC, the Commissioner and any other Person; and (v) such other reports as Target may reasonably request relating to Acquiror or Bank.

    (c) Each of the financial statements delivered pursuant to subsection (b) shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of Acquiror, except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and
(ii) accompanied by a certificate of the chief financial officer to the effect that such consolidated financial statements fairly present the financial condition and results of operations of

Acquiror and Bank for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

    5.3  CONDUCT OF BUSINESS.

    (a) Between the date hereof and the Effective Time, except (i) as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to bank holding companies and banks, Acquiror or Bank shall not, without prior written consent of Target (which consent shall not be unreasonably withheld and which consent shall be deemed granted if within five
(5) Business Days of Target's receipt of written notice of a request for prior written consent, written notice of objection is not received by Acquiror and
Bank):

        (1) amend, modify, terminate or fail to renew or preserve their material Permits;

        (2) issue, sell, or grant any Equity Securities of Acquiror or Bank (except pursuant to the Acquiror Stock Option Plan), any other securities (including long term debt), or any rights, options or securities to acquire any Acquiror Stock Option or any Equity Securities of Acquiror or any other securities (including long term debt) of Acquiror;

        (3) declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Acquiror, or split, combine or reclassify any shares of its capital stock or other Equity Securities except for quarterly cash dividends payable by Acquiror to its shareholders in accordance with past practice and not to exceed $.20 per share per quarter;

        (4) purchase, redeem or otherwise acquire any Equity Securities, or other securities of Acquiror or Bank or any rights, options, or securities to acquire any Equity Securities of Acquiror or Bank;

        (5) amend or modify its Charter Documents except as contemplated hereby;

        (6) agree or make any commitment to take any actions prohibited by this
    Section 5.3;

        (7) take any action which would or is reasonably likely to (i) adversely affect the ability of Acquiror, Bank or Target to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Acquiror or Bank's ability to perform their covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Acquiror, Bank or Target's obligations hereunder, as set forth in Article 8 herein not being satisfied;

        (8) knowingly take or cause to be taken any action which would disqualify the Bank Merger as a "reorganization" within the meaning of
    Section 368 of the Code or prevent Target from accounting for the business combination to be effected by the Bank Merger as a pooling-of-interests;

    (b) Between the date hereof and the Effective Time, Acquiror and Bank shall:

        (1) duly observe and conform in all material respects to all lawful requirements applicable to its business;

        (2) maintain their assets and properties in good condition and repair, normal wear and tear excepted;

        (3) promptly upon learning of such information, advise Target in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding

    Acquiror Stock prior to the record date fixed for the Acquiror Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transaction contemplated herein;

        (4) Use their best efforts consistent with this Agreement to maintain and preserve in tact their business organization and to maintain and preserve the relationship and good will with account customers, employees, vendors, and others having business relationships with Acquiror and Bank;

        (5) provide to Target, as soon as they become available, the proposed final draft of the opinions referred to in Sections 8.1(g) and (h) of this Agreement.

    5.4 CERTAIN LOANS AND OTHER EXTENSIONS OF ACQUIROR AND BANK. Acquiror and Bank will promptly inform Target of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any Governmental Entity or by any internal or external loan reviewer of Acquiror or Bank as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification. Acquiror and Bank will furnish to Target, as soon as practicable, and in any event within 10 days after the end of each calendar month, schedules including a listing of the following:

        (a) classified credits, showing with respect to each such credit in amount equal to or exceeding $250,000, the classification category, credit type, and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

        (b) nonaccrual credits, showing with respect to each such credit in amount equal to or exceeding $250,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

        (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status, showing with respect to each such credit in amount equal to or exceeding $250,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

        (d) delinquent credits showing with respect to each such credit in amount equal to or exceeding $250,000, the credit type, office and an aging schedule broken down into 30-59, 60-89, 90+ day categories, and with respect to all other such credits, by credit type, office and by aging category, the aggregate dollar amount;

        (e) loans or leases charged off during the previous month, showing with respect to each such loan or lease, the credit type and office;

        (f) loans or leases written down during the previous month, including with respect to each the original amount, the writeoff amount, credit type and office;

        (g) other real estate or assets owned, stating with respect to each its credit type;

        (h) a reconciliation of the allowance for loan and lease losses, identifying specifically the amount and sources of all additions and reductions to the allowance (which may be by reference to specific portions of another schedule furnished pursuant to this Section 5.4 and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined).

    5.5 DISCLOSURE LETTER. Promptly in the case of material matters, and not less than monthly in the case of all other matters, Acquiror and Bank shall amend or supplement the Acquiror Disclosure Letter provided for herein pertaining to Acquiror and Bank as necessary so that the information contained therein accurately reflects the then current status of Acquiror and Bank and shall transmit copies of such amendments or supplements to Target in accordance with Section 11.12 of this Agreement.

    5.6 BANK SHAREHOLDER APPROVAL. Bank will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholder to be held as soon as practicable, for the purpose of voting on the Bank Merger, this Agreement and related matters. Acquiror shall vote all shares of Bank Stock which it owns at such meeting in favor of the Bank Merger, this Agreement and related matters.

    5.7  CONSENTS AND APPROVALS.

    (a) Acquiror and Bank will cooperate with Target in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the consummation of the Bank Merger, and the other transactions contemplated in this Agreement. Acquiror's and Bank's cooperation hereunder shall include, but not be limited to, providing all information concerning Acquiror or Bank and their respective shareholders as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

    (b) To the extent that the consent of a third party ("Third Party Consent") with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of Acquiror or Bank or that is contemplated in this Agreement is required in connection with the Bank Merger or the transactions contemplated in this Agreement, Acquiror and Bank shall use its best efforts to obtain such consent prior to the Effective Time.

    5.8 COMPLIANCE WITH RULES. Acquiror and Bank shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of Acquiror or Bank.

    5.9 AGREEMENT OF MERGER. As soon as practicable, Acquiror and Bank shall execute the Agreement of Merger.

    5.10 AFFILIATE AND FIVE PERCENT SHAREHOLDER AGREEMENTS. Within thirty (30) days of the execution of this Agreement, (a) Acquiror and Bank shall deliver to Target a letter identifying all persons who are then "affiliates" of Acquiror or Bank under the Securities Act and (b) Acquiror shall advise the persons identified in such letter of the sale restrictions imposed under the pooling of interest accounting rules and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit 5.10. At least 10 Business Days prior to the issuance of the opinion to be provided for in Section 8.1(h), Acquiror shall use its best efforts to cause each person or group of persons who holds more than five percent (5%) of the Acquiror Stock to deliver to AA, KPMG and Knecht & Hansen, a letter stating that such shareholder(s) has no present plan or intention to dispose of Acquiror Stock and committing that such shareholder(s) will not dispose of Acquiror Stock in a manner to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

    5.11  INSURANCE.

    (a) Acquiror and Bank shall permit Target to extend the discovery period of its directors' and officers' liability insurance for a period of forty-eight
(48) months with respect to all matters arising from facts or events which occurred before the Effective Time for which Target would have had an obligation to indemnify its directors and officers; PROVIDED, HOWEVER, that the total costs of the premiums for such extension shall not exceed $30,968.00.

    (b) If Acquiror or Bank or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, Acquiror or Bank shall take no action to impair the rights provided in this Section 5.11.

    (c) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each director or officer of Target and his or her heirs and representatives.

                                   ARTICLE 6
                     AGREEMENTS WITH RESPECT TO CONDUCT OF
                          TARGET AFTER THE DATE HEREOF

    Target covenant and agree with Acquiror and Bank as follows:

    6.1  ACCESS.

    (a) Target will authorize and permit Acquiror, its representatives, accountants and counsel, to have access during normal business hours, on notice and in such manner as will not unreasonably interfere with the conduct of the businesses of Target, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to its business affairs, financial condition, assets and liabilities as Acquiror may from time to time reasonably request. Target shall permit Acquiror, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Target with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as Acquiror considers necessary or appropriate for the purposes of familiarizing itself with the businesses and operations of Target, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of Target. Target will cause KPMG Peat Marwick LLP ("KPMG") to make available to Acquiror, its accountants, counsel and other agents, such personnel, work papers and other documentation of KPMG relating to its work papers and its audits of the books and records, including, but not limited to, all tax records of Target as may be requested by Acquiror in connection with its review of the foregoing matters.

    (b) The President of Acquiror or in his absence another representative of Acquiror selected by him shall be invited by Target to attend all regular and special Board of Directors' and Executive Committee meetings of Target from the date hereof until the Effective Time. Target shall inform Acquiror of all such Board meeting at least 2 Business Days in advance of each such meeting; PROVIDED, HOWEVER, that the attendance of such representative of Acquiror shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transaction contemplated by this Agreement or the obligations of Target under this Agreement.

    6.2  MATERIAL ADVERSE CHANGES; REPORTS; FINANCIAL STATEMENTS; FILINGS.

    (a) Target will promptly notify Acquiror (i) of any event of which Target obtains knowledge which may materially and adversely affect the business, financial condition, or results of operations of either Target; (ii) in the event Target determine that it is possible that the conditions to the performance of Acquiror set forth in Sections 8.1 and 8.2 may not be satisfied;
(iii) of the opening or closing of any branch or other office of Target at which business is conducted; or (iv) any event, development or circumstance that, to the best knowledge of Target, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to Target of the services of any Executive Officer of Target.

    (b) Target will furnish to Acquiror as provided in Section 11.12 of this Agreement, as soon as practicable, and in any event within 5 Business Days after it is prepared or becomes available to either Target, (i) a copy of any report submitted to the board of directors of either Target and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of its businesses and access to the working papers related thereto, PROVIDED, HOWEVER, that Target need not furnish Acquiror any privileged communications of or memoranda prepared by its legal counsel in connection with the transactions contemplated by, and the rights and obligations of Target under, this Agreement; (ii) quarterly unaudited balance sheets and statements of operations, changes in stockholders' equity and cash flow for Target; (iii) monthly unaudited balance sheets and, statements of operations for Target; (iv) as soon as available, all letters and communications sent by Target to its shareholders and all reports filed by Target with the SEC, the FRB, the FDIC, the Commissioner and any other Person; and (v) such other reports as Acquiror may reasonably request relating to Target.

    (c) Each of the financial statements delivered pursuant to subsection (b) shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of Target except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and
(ii) accompanied by a certificate of the chief financial officer to the effect that such financial statements fairly present the financial condition and results of operations of Target for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

    6.3  CONDUCT OF BUSINESS.

    (a) Between the date hereof and the Effective Time, except (i) as contemplated by this Agreement, and subject to requirements of law and regulation generally applicable to bank holding companies and banks, Target shall not, without prior written consent of Acquiror (which consent shall not be unreasonably withheld and which consent [except with respect to subparagraph
(29) of this Section 6.3(a)] shall be deemed granted if within five (5) Business Days of Acquiror's receipt of written notice of a request for prior written consent, written notice of objection is not received by Target):

        (1) amend, modify, terminate or fail to renew or preserve their material Permits;

        (2) amend or modify in any material respect, or, except as they may expire in accordance with their terms, terminate any Target Scheduled Contract or any other material contract or agreement to which Target is a party, or materially default in the performance of any of its obligations under any such contract or agreement;

        (3) enter into any agreement or contract that would be required to be included as a Target Scheduled Contract.

        (4) terminate or unilaterally fail to renew any existing insurance coverage or bonds;

        (5) make any loan or other extension of credit, or enter into any commitment to make any loan or other extension of credit to any director, officer, employee or shareholder holding 5% or more of the outstanding shares of Target Stock except for any loan, extension of credit or commitment made after the date hereof not exceeding $50,000, to any such person; PROVIDED, HOWEVER, that the aggregate of all loans, extensions of credit or commitments made after the date hereof to any such person shall not exceed $50,000;

        (6) grant any general or uniform increase in the rate of pay to any employee or employee benefit or profit sharing plan or increase the salary or employee benefits of any non-exempt employee or agent or pay any bonus, severance or similar payment to any Person, except in the ordinary course of business and consistent with past practice or established practices;

        (7) grant any promotion or any increase in the rate of pay to any exempt employee, profit sharing plan or increase in any employee benefits or pay any bonus, severance or similar payment to any exempt employee except Target may pay immediately prior to the Effective Time to officers and employees then employed by Target or their respective accounts pro rata bonuses and matching 401(k) payments (pro rated through the Effective Date) which bonuses and matching payments have been calculated in accordance with Target's existing bonus compensation program and for which regular monthly accruals have been made on the books of Target;

        (8) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practice or as required by any existing contract or for ordinary repairs, renewals or replacements or as contemplated in this Agreement;

        (9) issue, sell, or grant any Equity Securities of Target (except pursuant to the exercise of Target options outstanding as of the date hereof), any other securities (including long term debt), or any rights, options or securities to acquire any Target Stock Option or any Equity Securities of Target or any other securities (including long term debt) of Target;

       (10) declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Target, or split, combine or reclassify any shares of its capital stock or other Equity Securities;

       (11) purchase, redeem or otherwise acquire any Equity Securities, or other securities of Target or any rights, options, or securities to acquire any Equity Securities of Target;

       (12) amend or modify its Charter Documents;

       (13) make their credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect on December 31, 1998;

       (14) make any capital expenditures, or commitments with respect thereto, in excess of $ 50,000 except in the ordinary course of business and consistent with past practice;

       (15) make extraordinary payments to any Person other than as contemplated, or as disclosed, in this Agreement;

       (16) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds or obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, or bank qualified investment grade municipal bonds, and except in any case, in the ordinary course of business consistent with the past practices, and which are not designated as trading;

       (17) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith); file any appeal from an asserted deficiency except in a form previously approved by Acquiror in writing; file or amend any United States federal, foreign, state or local tax return without Acquiror's prior written approval, which approval shall not be unreasonably withheld; or make any tax election or change any method or period of accounting unless required by GAAP or applicable law;

       (18) enter into or consent to any new employment agreement or other Benefit Arrangement, or amend or modify any employment agreement or other Target Benefit Arrangement in effect on the date of this Agreement to which either Target is a party or bound except Target may pay immediately prior to the Effective Time to officers and employees then employed by Target or their respective accounts pro rata bonuses and matching 401(k) payments (pro rated through the Effective Date) which bonuses and matching payments have been calculated in accordance with

    Target's existing bonus compensation program and for which regular monthly accruals have been made on the books of Target;

       (19) grant any Person a power of attorney or similar authority except in accordance with a written policy previously disclosed to Acquiror;

       (20) agree or make any commitment to take any actions prohibited by this
    Section 6.3;

       (21) change any of Target's basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Target's business or operations, except such changes as may be required in the opinion of Target's management to respond to economic or market conditions or as may be required by any Governmental Entity;

       (22) take any action which would or is reasonably likely to (i) adversely affect the ability of Target, Bank or Acquiror to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Target's ability to perform their covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Target, Bank or Acquiror's obligations hereunder, as set forth in Article 8 herein not being satisfied;

       (23) reclassify any Investment Security from hold-to-maturity or available for sale to trading;

       (24) sell any Investment Security prior to maturity, except in the ordinary course of business;

       (25) knowingly take or cause to be taken any action which would disqualify the Bank Merger as a "reorganization" within the meaning of
    Section 368 of the Code or prevent Acquiror from accounting for the business combination to be effected by the Bank Merger as a pooling-of-interests;

       (26) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

       (27) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect as of the date of this Agreement; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

       (28) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or
    (ii) short-term borrowings made at prevailing market rates and terms; and

       (29) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $250,000 on an unsecured basis and $500,000 on a secured basis. Consent shall be deemed granted if within two Business Days of written notice delivered to Bank's Chief Credit Officer, written notice of objection is not received by Target.

    (b) Between the date hereof and the Effective Time, Target shall:

        (1) duly observe and conform in all material respects to all lawful requirements applicable to its business;

        (2) maintain its assets and properties in good condition and repair, normal wear and tear excepted;

        (3) promptly upon learning of such information, advise Acquiror in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding Target Stock prior to the record date fixed for the Target Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transaction contemplated herein;

        (4) promptly notify Acquiror regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of Target, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of Target; and

        (5) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement, and shall not, notwithstanding any recoveries received with respect to loans previously charged off, reduce the allowance for loan and lease losses below the amount in effect on the date of the execution of this Agreement.

    6.4 CERTAIN LOANS AND OTHER EXTENSIONS OF TARGET. Target will promptly inform Acquiror of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any Governmental Entity or by any internal or external loan reviewer of Target as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification. Target will furnish to Acquiror, as soon as practicable, and in any event within 10 days after the end of each calendar month, schedules including a listing of the following:

        (a) classified credits, showing with respect to each such credit in amount equal to or exceeding $50,000, the classification category, credit type, and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

        (b) nonaccrual credits, showing with respect to each such credit in amount equal to or exceeding $50,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

        (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status, showing with respect to each such credit in amount equal to or exceeding $50,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

        (d) delinquent credits showing with respect to each such credit in amount equal to or exceeding $50,000, the credit type, office and an aging schedule broken down into 30-59, 60-89, 90 + day categories, and with respect to all other such credits, by credit type, office and by aging category, the aggregate dollar amount;

        (e) loan and lease participations, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the office;

        (f) loans or leases (including any commitments) by Target to any director, officer, or employee of Target, or any shareholder holding 5% or more of the capital stock of Target, including with respect to each such loan or lease, the identity and, to the best knowledge of Target, the relation of the borrower to Target, the loan or lease type and the outstanding and undrawn amounts;

        (g) letters of credit, showing with respect to each letter of credit in an amount equal to or exceeding $50,000, the credit type and office, and showing with respect to all other such letters of credit, by credit type and office, the aggregate dollar amount;

        (h) loans or leases charged off during the previous month, showing with respect to each such loan or lease, the credit type and office;

        (i) loans or leases written down during the previous month, including with respect to each the original amount, the writeoff amount, credit type and office;

        (j) other real estate or assets owned, stating with respect to each its credit type;

        (k) a reconciliation of the allowance for loan and lease losses, identifying specifically the amount and sources of all additions and reductions to the allowance (which may be by reference to specific portions of another schedule furnished pursuant to this Section 6.4 and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined);

        (l) extensions of credit whether unsecured or secured in amount equal to or exceeding $100,000, originated on or after the date of the schedule previously provided to Acquiror (or if it is the first such schedule, the date of this Agreement) and before the date of the schedule in which reported, showing with respect to each, the credit type and the office; and

        (m) renewals or extensions of maturity of outstanding extensions of credit whether unsecured or secured in amount equal to or exceeding $100,000, showing with respect to each, the credit type and the office.

    6.5 DISCLOSURE LETTER. Promptly in the case of material matters, and not less than monthly in the case of all other matters, Target shall amend or supplement the Target Disclosure Letter provided for herein pertaining to Target as necessary so that the information contained therein accurately reflects the then current status of Target and shall transmit copies of such amendments or supplements to Acquiror in accordance with Section 11.12 of this Agreement.

    6.6 SHAREHOLDER APPROVAL. Target will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholders (the "Target Shareholders' Meeting") to be held as soon as practicable, for the purpose of voting on the Bank Merger, this Agreement and related matters. In connection with the Target Shareholders' Meeting, (i) the Board of Directors of Target shall, subject to fiduciary duty, recommend shareholder approval of the Bank Merger, this Agreement and related matters; and
(ii) Target shall use its best efforts to obtain such shareholder approval by the largest possible percentage.

    6.7  CONSENTS AND APPROVALS.

    (a) Target will cooperate with Acquiror in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the consummation of the Bank Merger, and the other transactions contemplated in this Agreement. Target's and Bank's cooperation hereunder shall include, but not be limited to, providing all information concerning Target and its shareholders as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

    (b) To the extent that a Third Party Consent with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of Target or that is contemplated in this Agreement is required in connection with the Bank Merger or the transactions contemplated in this Agreement, Target shall use its best efforts to obtain such consent prior to the Effective Time.

    6.8 PRESERVATION OF EMPLOYMENT RELATIONS PRIOR TO EFFECTIVE TIME. Target will use its best efforts consistent with current employment practices and policies to maintain the services of the officers and employees of Target through the Effective Time.

    6.9 COMPLIANCE WITH RULES. Target shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of Target.

    6.10 TARGET BENEFIT ARRANGEMENTS. Subject to Section 9.1(d) hereof, Target and any effected officers, directors or employees shall mutually terminate all Target Benefit Arrangements without the imposition of any liability therefor to Acquiror or any other Party.

    6.11 AGREEMENT OF MERGER. As soon as practicable, Target shall execute the Agreement of Merger.

    6.12 NO SHOP. Neither Target nor any of its Affiliates shall, on or before the earlier of the Effective Time or the date of termination of this Agreement, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to any Competing Transaction (as such term is defined below), or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and Target shall promptly notify Acquiror (orally and in writing) of all of the relevant details relating to all inquiries and proposals which they may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving Target: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Target representing twenty-five percent (25%) or more of the asset of Target; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or other Equity Security, representing ten percent (10%) or more of the voting power of Target, a tender offer or exchange offer for at least twenty-five percent (25%) of the outstanding shares of Target Stock; a solicitation of proxies in opposition to approval of the Bank Merger by Target shareholders; or a public announcement of an unsolicited BONA FIDE proposal, plan, or intention to do any of the foregoing. Notwithstanding any other provision in this Section 6.12 or elsewhere in this Agreement, the obligations of Target in this Agreement are subject to the continuing fiduciary duties of its Board of Directors. In the event the Board of Directors of Target receives a bona fide offer for a Competing Transaction with another entity, and reasonably determines, upon written advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement, is inconsistent with the continuing fiduciary duties of said Board of Directors to their shareholders, such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, except that any such failure to act or refrain from doing any act shall entitle Acquiror to terminate this Agreement pursuant to Section 10.1(f) hereof, and in no event shall this sentence or the previous sentence operate to excuse or modify the obligations of Target under Section 11.1(c) hereof or under the Stock Option Agreement.

    6.13  AFFILIATES AND FIVE PERCENT SHAREHOLDER AGREEMENTS.  Within thirty
(30) days of the execution of this Agreement, (a) Target shall deliver to Acquiror a letter identifying all persons who are then "affiliates" of Target for purposes of Rule 145 under the Securities Act and (b) Target shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit 6.13. Target shall use reasonable efforts to obtain from any person who becomes an affiliate of Target after Target's delivery of the letter referred to above, and on or prior to the date of the Target Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit
6.13 hereto as soon as practicable after obtaining such status. At least 10 Business Days prior to the issuance of the opinion to be provided for in Section 8.1(h), Target shall use its best efforts to cause each person or group of persons who holds more than five percent (5%) of the Target Stock (regardless of whether such person is an "affiliate" under Rule 145) to deliver to AA, KPMG and Reitner & Stuart, a letter stating that such shareholder(s) has no present plan or intention to dispose of Target Stock and committing that such shareholder(s) will not dispose of Target Stock in a manner to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

                                   ARTICLE 7
                 FURTHER COVENANTS OF ACQUIROR, BANK AND TARGET

    7.1  S-4 AND PROXY STATEMENT.

    (a) As promptly as practicable, Acquiror and Target shall cooperate with each other and exercise their best efforts to prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Parties hereto agree to provide the information necessary for inclusion in the Proxy Statement and S-4. Each of the parties will use its respective best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after it is filed. Acquiror shall pay all third party costs (except Target's legal and accounting fees) associated with the preparation and filing of the S-4, including the filing fees with the SEC and Blue Sky regulators as well as the costs of printing and mailing the Proxy Statement.

    (b) After the date of the filing of the S-4 with the SEC, each of the Parties agrees promptly to notify the other of and to correct any information furnished by such Party that shall have become false or misleading in any material respect and to cooperate with the other to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the S-4 so as to correct such information and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of Acquiror and Target to the extent required by applicable Rules. All documents that the Parties file with the SEC or any other Governmental Entity in connection with this Agreement will comply as to form in all material respects with the provisions of applicable Rules.

    (c) Acquiror shall take all required action with appropriate Governmental Entities under state securities or blue sky laws in connection with the issuance of Acquiror Stock pursuant to this Agreement.

    7.2 FILINGS. The Parties agree that through the Effective Time, each of its reports, registration statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration statement or other filing that is intended to represent the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP consistently applied during the periods involved.

    7.3 APPLICATIONS. Acquiror will promptly prepare and file or cause to be prepared and filed (i) an application for approval of the Bank Merger with the FDIC; (ii) an application for approval of the Bank Merger with the Commissioner;
(iii) if required, a request for waiver from the FRB; and (iv) any other applications or notices necessary to consummate the transactions contemplated hereby.

Acquiror shall afford Target a reasonable opportunity to review all such applications and all amendments and supplements thereto before the filing thereof. The Parties covenant and agree that the S-4 and the Proxy Statement and all applications to the appropriate Governmental Entities for approval or consent to the Bank Merger, with respect to information relating to it, will comply in all material respects with the provisions of applicable law. Acquiror will use its best efforts to obtain all regulatory approvals or consents necessary to effect the Bank Merger and Target shall cooperate with Acquiror and Bank in such efforts.

    7.4  STOCK OPTIONS.

    (a) At and as of the Effective Time and without further action by any Party, the Stock Option Plan of Target shall terminate. The Acquiror Stock Option Plan shall not be terminated at the Effective Time and outstanding Acquiror Stock Options at the Effective Time shall continue in effect.

    (b) As of the Effective Time Acquiror shall grant substitute stock options to each person who has at the Effective Time an outstanding Target Stock Option. Each and every substitute stock option so granted by Acquiror to replace a Target Stock Option shall be 100% vested and shall be exercisable for that number of whole shares of Acquiror Stock equal to the product of (A) the number of shares of Target Stock that were purchasable under such Target Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Acquiror Stock. Further, each and every substitute stock option so granted by Acquiror to replace a Target Stock Option shall provide for a per share exercise price which shall be equal to the quotient determined by dividing (A) the exercise price per share of Target Stock at which such Target Stock Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio. At the Effective Time, Acquiror shall issue to each holder of an outstanding Target Stock Option a substitute stock option providing for the terms discussed above.

    (c) Acquiror shall use its best effort to assure that each holder of an Target Stock Option which qualified as a incentive stock option prior to the Effective Time shall receive a substitute stock option which will qualify as an incentive stock option.

    7.5 FURTHER ASSURANCES. Acquiror/Bank and Target agree that from time to time, whether before, at or after the Effective Time, they will execute and deliver such further instruments of conveyance and transfer and to take such other action as may be reasonable or necessary to consummate the Bank Merger and the transactions contemplated in this Agreement. Acquiror, Bank and Target agree to take such further action as may reasonably be requested to facilitate consummation of the Bank Merger and the transactions contemplated in this Agreement and that are not inconsistent with the other provisions of this Agreement.

    7.6 REMOVAL OF CONDITIONS. In the event of the imposition of a condition to any consent of, the Commissioner, the FDIC or other Government Entity which any Party deems to materially adversely affect it or to be materially burdensome as provided in Section 8.1(c), the Parties shall use their respective best efforts to obtain the removal of such condition.

    7.7 CORPORATE GOVERNANCE. (a) Prior to the Effective Time, Acquiror shall take all necessary steps to effect the Acquiror and Bank Corporate Governance Changes at the Effective Time.

    7.8 LISTING OF ACQUIROR STOCK. Acquiror and Bank shall take all reasonable steps to have the shares of Acquiror Stock to be issued in the Bank Merger listed on the NASDAQ National Market as the Effective Date or as soon thereafter as is practicable.

                                   ARTICLE 8
                CONDITIONS TO THE PARTIES' OBLIGATIONS TO CLOSE

    8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CLOSE. The respective obligations of Acquiror and Bank, on the one hand, and Target, on the other, to consummate the Bank Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

        (a) The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the shareholders of Target.

        (b) No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Bank Merger substantially in the form contemplated by this Agreement, unless counsel to the party again whom such action or proceeding was instituted or threatened renders to the other Parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

        (c) On or before September 30, 1999, (i) the Parties shall have received any required Consent from the FRB, the Commissioner, the FDIC, and, at or prior to the Effective Time, this Agreement and the transactions contemplated hereby shall have been approved by any other Governmental Entity whose Consent is required for consummation of the transactions contemplated in this Agreement and (ii) no final FASB ruling is adopted prohibiting the use of "pooling of interest" accounting treatment in this transaction or which otherwise limits the benefits to Acquiror of the "pooling of interest" accounting rules as they exist as of the date hereof, in each case either unconditionally or without the imposition of conditions or limitations that are applicable to any Party or would become applicable to Acquiror or the Surviving Bank after the Bank Merger that Acquiror reasonably and in good faith concludes would materially adversely affect the financial condition or operations of any Party or otherwise would be materially burdensome to any Party and all such Consents shall be in effect at the Effective Time, which Consents shall permit the Bank Merger and permit the Surviving Bank to acquire and conduct all direct and indirect activities as previously conducted by Target and Bank, at or prior to the Effective Time, and all required waiting periods shall have expired.

        (d) No Rule shall be outstanding or threatened by any Governmental Entity which prohibits or materially restricts the consummation of, or threatens to invalidate or set aside, the Bank Merger substantially in the forms contemplated by this Agreement or which would not permit the businesses presently carried on by Target, Acquiror or Bank to continue materially unimpaired following the Effective Time, unless counsel to the Party or Parties against whom such action or proceeding was instituted or threatened renders to the other Party or Parties hereto a favorable opinion that such Rule is without merit and counsel to the other Party concurs with such opinion.

        (e) All Third Party Consents necessary to permit the Parties to consummate the transactions contemplated in the Agreement shall have been obtained prior to the Effective Time, unless the failure to obtain any such Third Party Consent would not have a material adverse effect on the business, financial condition, or results of operations of Acquiror on a consolidated basis.

        (f) The S-4 shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order. Acquiror shall have received all state securities or "Blue Sky" permits and other authorization necessary to issue the Acquiror Stock to consummate the Bank Merger.

        (g) Target and Acquiror shall have received from AA, an opinion reasonably satisfactory to each of them to the effect that the Bank Merger shall not result in the recognition of gain or loss for federal income tax purposes to Target, Acquiror or Bank, nor shall the issuance of Acquiror Stock result in the recognition of gain or loss by the holders of Target Stock who receive such stock in connection with the Bank Merger, nor shall a holder of an outstanding stock option granted under Target's stock option plan recognize income, gain or loss as a result of the granting of a substitute option nor shall the granting of such substitutes be deemed to be a modification of any incentive stock option granted under Target's stock option plan, dated prior to the date of the Proxy Statement is first mailed to the shareholders of Acquiror and Target and such opinions shall not have been withdrawn or modified in any material respect.

        (h) Prior to the Effective Time, AA shall have delivered a written opinion to Target and Acquiror that the Bank Merger and the other transactions contemplated hereby will qualify for pooling-of-interest accounting treatment. In making its determination that the Bank Merger will qualify for such treatment, AA shall be entitled to assume that cash will be paid with respect to all shares held of record by any holder of Dissenting Shares.

    8.2  ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR AND BANK TO
CLOSE. The obligations of Acquiror and Bank to consummate the Bank Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

        (a) All actions necessary to authorize the execution, delivery and performance of the Agreement by Target, the consummation of the Bank Merger by Target and the consummation of the Agreement of Merger by Target shall have been duly and validly taken by the board of directors and shareholders of Target, as the case may be.

        (b) The representations and warranties of Target contained in Article 4 of this Agreement shall have been true and correct in all material respects
    (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made on and as of the Effective Time, except with respect to representations and warranties that, by their terms, speak as of a different time; and Acquiror and Bank shall have received a certificate to that effect dated the Effective Time and executed on behalf of Target by its chief executive officer and chief financial officer. It is understood and acknowledged that the representations made on and as of the date of the Agreement shall be true and correct as of the date of the Agreement without giving effect to any update with respect to the Disclosure Letter pertaining to Target as updated in accordance with Section 6.5.

        (c) Each of the covenants and agreements of Target contained in this Agreement to be performed at or before the Effective Time shall have been so performed in all material respects; and Acquiror and Bank shall have received a certificate to that effect dated the Effective Time and executed by the chief executive officer and chief financial officer of Target.

        (d) During the period from the date of this Agreement to the Effective Time, there shall not have occurred any event related to the business, condition (financial or otherwise), capitalization or properties of Target that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of Target after consummation of the Bank Merger, whether or not such event, change or effect is reflected in Target's Disclosure Letter to this Agreement, as amended or supplemented, after the date of this Agreement; and Acquiror and Bank shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of Target.

        (e) Target shall have delivered to Acquiror and Bank a written opinion of Knecht & Hansen dated as of the Effective Time substantially in the form attached to this Agreement as Exhibit 8.2(e).

        (f) Acquiror shall have received a letter from First Security Van Kasper dated as of a date within five (5) Business Days of the mailing of the Proxy Statement to the shareholders of Target to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Acquiror.

        (g) Concurrently with the execution of this Agreement, each director of Target shall have executed and delivered to Acquiror an Target Directors' Agreement substantially in the form of Exhibit 2.6.

        (h) Within 30 days of the execution of this Agreement, Acquiror shall have received from each person named in the letter or otherwise referred to in Section 6.13 of this Agreement an executed copy of the agreement required by Section 6.13.

        (i) Acquiror shall have received satisfactory evidence that all of Target's Benefit Arrangements have been treated as provided in Articles 6 and 9 of this Agreement.

        (j) Acquiror shall have received the written resignation of each director of Target dated as of the Effective Date; provided, however, that such resignations shall not effect Acquiror's and Bank's obligations to make the Acquiror and Bank Corporate Governance Changes.

        (k) As of the month end preceding the Effective Date, Target's shareholders' equity and allowance for credit losses shall not be less than $17,858,000 (including not to exceed $100,000 of legal, accounting and investment advisor fees and expenses relating to the transactions contemplated by this Agreement) and $1,600,000, respectively, and Target shall have received a certificate, dated as of the Effective Date, signed on behalf of Target by its Chief Financial Officer to such effect.

    8.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TARGET TO CLOSE. The obligations of Target to consummate the Bank Merger and the other transactions contemplated herein is subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

        (a) All actions necessary to authorize the execution, delivery and performance of the Agreement, consummation of the Bank Merger by Acquiror and Bank and the consummation of the Agreement of Merger by Acquiror and Bank shall have been duly and validly taken by the respective boards of directors and shareholders of Acquiror and Bank, as the case may be.

        (b) The representations and warranties of Acquiror and Bank contained in
    Article 3 of this Agreement shall be true and correct in all material respects (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made at and as of such time, except with respect to representations and warranties that, by their terms, speak as of a different time; and Target shall have received a certificate to that effect dated the Effective Time and executed on behalf of Acquiror and Bank by their respective chief executive officers and chief financial officers. It is understood and acknowledged that the representations made on and as of the Effective Time shall be made without giving effect to any update with respect to the Disclosure Letters pertaining to Acquiror and Bank as updated in accordance with Section 5.5.

        (c) The covenants and agreements of Acquiror and Bank to be performed at or before the Effective Time shall have been duly performed in all material respects; and Target shall have received one or more certificates to that effect dated the Effective Time and executed by the respective chief executive officers and chief financial officers of Acquiror and Bank.

        (d) During the period from the date of this Agreement to the Effective Time, there shall not have occurred any event related to the business, condition (financial or otherwise), capitalization or properties of Acquiror or Bank that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Surviving Bank or Acquiror after consummation of the Bank Merger, whether or not such event, change or effect is reflected in Acquiror's Disclosure Letters to this Agreement, as amended or supplemented, after the date of this Agreement; and Target shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of Acquiror and Bank.

        (e) Acquiror and Bank shall have delivered to Target a written opinion of Reitner & Stuart dated the Effective Time substantially in the form attached to this Agreement as Exhibit 8.3(e).

        (f) Target shall have received a letter from the Findley Companies dated as of a date within five (5) Business Days of the mailing of the Proxy Statement to the shareholders of Target, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Target.

        (g) Within 30 days of the execution of this Agreement, Target shall have received from each person named in the letter or otherwise referred to in
    Section 5.10 of this Agreement an executed agreement required by Section
    5.10.

        (h) All necessary action shall have been taken by Acquiror, to effect the Acquiror Corporate Governance Changes.

                                   ARTICLE 9
                               EMPLOYEE BENEFITS

    9.1  EMPLOYEE BENEFITS.

    (a) All employees of Target at the Effective Time shall be entitled to participate in the Acquiror Benefit Arrangements on the same basis as other similarly situated employees of Bank. Each of these employees will be credited for eligibility, participation and vesting purposes (provided that no more than sixty (60) days of sick leave may be carried over into Acquiror's sick leave program), with such employee's respective years of past service with Target (or other prior service so credited by Target) as though they had been employees of Acquiror.

    (b) Target, Bank and Acquiror have agreed as set forth on Exhibit 9.1(b) to a severance policy by which all employees of Target who are not offered employment or who are terminated within twelve months following the Effective Time and who satisfy the requirements of the severance plan currently being considered for adoption by Acquiror will receive severance benefits otherwise.

    (c) Provided such agreement is listed on the Target Disclosure List and a complete copy of such agreement has been provided to Acquiror prior to the date hereof, Acquiror hereby agrees to honor, in accordance with their terms, any existing individual employment, severance, deferred compensation, and similar agreements between Target and the Executive Officers of Target listed on Exhibit 9.1(c)(1). Notwithstanding any other provision of this Agreement, no employee shall receive duplicative benefits by reason of this Section.

    (d) From the date hereof, Target, Bank and Acquiror shall cooperate to determine the appropriate treatment of Target Benefit Arrangements, such as termination, merger into a plan, etc., and shall take such actions as shall be reasonably requested by Acquiror with respect to Target Benefit Arrangements, provided that Acquiror, Bank and Target shall not be required to take any action that would be in breach of the fiduciary duties of the Plan trustees or administrators.

                                   ARTICLE 10
                 TERMINATION OF AGREEMENT; WAIVER OF CONDITIONS

    10.1 TERMINATION OF AGREEMENT. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby including the Bank Merger may be terminated at any time before the Effective Time, whether before or after approval by the shareholders of Target as follows, and in no other manner:

        (a) By mutual consent of Acquiror and Bank, on the one hand, and Target, on the other;

        (b) By Acquiror, Bank or Target (i) if any conditions set forth in
    Section 8.1 shall not have been met by September 30, 1999, or (ii) upon the expiration of 20 Business Days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transaction contemplated by this Agreement unless, within said 20 Business Day period after such denial or refusal, all Parties hereto agree to resubmit the application to the Governmental Entity that has denied, or refused to grant the approval, consent or authorization requested;

        (c) By Acquiror and Bank if any conditions set forth in Section 8.2 shall not have been met, or by Target if any conditions set forth in section
    8.3 shall not have been met, by September 30, 1999, or such earlier time as it becomes apparent that such condition cannot be met;

        (d) By Acquiror or Bank, if Target should materially default in the observance or in the due and timely performance of any of its covenants and agreements herein contained and such default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged default;

        (e) By Target, if Acquiror or Bank should materially default in the observance or in the due and timely performance of any of their covenants and agreements herein contained and such default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged default;

        (f) By Acquiror and Bank, if Target shall have failed to act or refrain from doing any act pursuant to Section 6.12;

        (g) By Acquiror, if Acquiror elects not to consummate the transaction contemplated by this Agreement because it enters into a transaction to be acquired by another financial institution; or

        (h) By Target at any time during the two day period following the calculation of the Average Closing Price, if the Average Closing Price is less than $26.60 and if Acquiror has failed to notify Target of its election to fix the purchase price at $20.72, Target shall have the right to terminate this Agreement, subject however, to the following provisions. If Target elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Acquiror; provided that such notice may be withdrawn by Target at any time within said two day period. During the two-day period commencing on the day after receipt of such notice, Acquiror shall again have the option of adjusting the Exchange Ratio to provide shareholders of Target a price in shares of Acquiror Common Stock equal to $20.72 (as a result the Exchange Ratio shall then be calculated by dividing $20.72 by the Average Closing Price). If Acquiror makes an election contemplated by the preceding sentence, within such two-day period, it shall give prompt written notice to Target of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection and this Agreement shall remain in effect in accordance with its terms (except the Exchange Ratio shall have been modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection.

    10.2 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 10.1 hereof, all further obligations of the Parties hereto under this Agreement shall terminate without further liability of any Party to another; provided, however, that no termination of this Agreement under Section 10.1 for any reason or in any manner shall release, or be construed as so releasing, any Party from its obligations under Sections 11.1,
11.9 or 11.10, hereof and notwithstanding the foregoing if such termination shall result from the willful failure of a Party to fulfill a condition to the performance of the obligations of any other Party or to perform a covenant of such Party in this Agreement, such Party shall, subject to the provision of
Section 11.1, be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees sustained or incurred by the other Party or Parties in connection with negotiating and implementing the transactions contemplated in this Agreement).

    10.3  WAIVER OF CONDITIONS.  If any of the conditions specified in Section
8.2 has not been satisfied, Acquiror and Bank may nevertheless, at their election, proceed with the transactions contemplated in this Agreement. If any of the conditions specified in Section 8.3 has not been satisfied, Target may nevertheless, at its election, proceed with the transactions contemplated in this Agreement. If any Party elects to proceed pursuant to the provisions hereof, the conditions that are unsatisfied immediately prior to the Effective Time shall be deemed to be satisfied, as evidence by a certificate delivered by the electing Party.

                                   ARTICLE 11
                                    GENERAL

    11.1  EXPENSES.

    (a) Target hereby agrees that if this Agreement is terminated by Acquiror or Bank pursuant to Section 10.1(c), including the failure of Target shareholders to approve the Agreement and the transactions contemplated hereby, or pursuant to Section 10.1(d), Target shall promptly, and in any event within seven Business Days after such termination, pay Acquiror and Bank all Expenses (as defined below) of Acquiror and Bank but not to exceed $250,000.

    (b) Acquiror and Bank hereby agree that if this Agreement is terminated by Target pursuant to Section 10.1(c) or pursuant to Section 10.1(e), Acquiror shall promptly, and in any event within seven Business Days after such termination, pay (or cause Bank to pay) Target all Expenses (as defined below) of Target but not to exceed $250,000.

    (c) As an inducement to Acquiror to enter into this Agreement, in the event this Agreement is terminated by Acquiror pursuant to Section 10.1(f) and Target enters into an agreement for a Competing Transaction prior to termination of this Agreement or during the twelve-month period immediately following termination of this Agreement, Target shall pay Acquiror, in addition to Acquiror's rights under the Stock Option Agreement, $250,000 plus an amount equal to all of Acquiror's reasonably documented expenses up to a maximum of $100,000 which amounts represent (i) Target's direct costs and expenses (including, but not limited to, fees and expenses of financial or other consultants, printing costs, accountants and counsel) incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement, including Acquiror's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; (ii) Acquiror's indirect costs and expenses incurred in connection with the transactions contemplated by this Agreement; and (iii) Acquiror's loss as a result of the transactions contemplated by this Agreement not being consummated.

    (d) As an inducement to Acquiror to enter into this Agreement, in the event this Agreement is terminated by Acquiror pursuant to Section 10.1(g) Acquiror shall promptly, and in any event within seven Business Days after Target terminates the Agreement pay Target $500,000 plus an amount equal to all of Target's reasonably documented expenses up to a maximum of $100,000 which amount represents (i) Target's direct costs and expenses (including, but not limited to, fees and expenses of financial or other consultants, printing costs, accountants and counsel) incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement, including Target's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; (ii) Target's indirect costs and expenses incurred in connection with the transactions contemplated by this Agreement; and
(iii) Target's loss as a result of the transactions contemplated by this Agreement not being consummated.

    (e) Except as otherwise provided herein and in Section 7.1, all Expenses incurred by Acquiror/ Bank or Target in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transaction contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the Parties or its affiliates, shall be borne solely and entirely by the Party which has incurred the same.

    (f) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the Party and its Affiliates) incurred by the Party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transaction contemplated hereby.

    11.2 AMENDMENTS. To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the Parties hereto at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Target.

    11.3 DISCLOSURE LETTER; EXHIBITS; INTEGRATION. Each Disclosure Letter, exhibit and letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Disclosure Letters and other letters need not be attached to each copy of this Agreement. This Agreement, together with such Disclosure Letters, exhibits and letters, and the Stock Option Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understanding of the Parties in connection therewith.

    11.4 BEST EFFORTS. Each Party will use its best efforts to cause all conditions to the obligations of the Parties to be satisfied.

    11.5 GOVERNING LAW. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of California except to the extent that the provisions of federal law are mandatorily applicable.

    11.6 NO ASSIGNMENT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Acquiror/Bank or Target, in whole or in part, without the prior written consent of the other Party. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto.

    11.7 HEADINGS. The descriptive headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    11.8 COUNTERPARTS. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to each Party hereto.

    11.9 PUBLICITY AND REPORTS. Acquiror and Target shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other Party, except to the extent that legal counsel to any Party shall deliver a written opinion to the other Party to the effect that a particular action is required by applicable Rules.

    11.10 CONFIDENTIALITY. All Confidential Information disclosed heretofore or hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the Commissioner, the FDIC or any other Governmental Entity having jurisdiction over any of the Parties or as may be otherwise be required by Rule (any disclosure of Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information): or (b) to the extent such duty as to confidentiality is waived by the other Party. Such obligation as to confidentiality and non-use shall survive the termination of this Agreement pursuant to Article 10. In the event of such termination and on request of another Party, each Party shall use all reasonable efforts to (1) return to the other Parties all documents (and reproductions thereof) received from such other Parties that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party); and (2) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that included Confidential Information.

    11.11 SPECIFIC PERFORMANCE. Target, Bank and Acquiror each acknowledge that, in view of the uniqueness of their respective businesses and the transactions contemplated in this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore each Party agrees that the other shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

    11.12 NOTICES. Any notice or communication required or permitted hereunder, including, without limitation, supplemental Disclosure Letters shall be deemed to have been given if in writing and (a) delivered in person, (b) telexed, or (c) telecopied (provided that any notice given pursuant to clauses
(b) and (c) is also mailed by certified or registered mail, postage prepaid), as follows:

    If to Acquiror or Bank, addressed to:

       Carrol R. Pruett
       Chairman of the Board,
       President & Chief Executive Officer
       1026 Grand Avenue
       Arroyo Grande, CA 93402
       Fax No. (805) 473-7752

    With a copy addressed to:

       Barnet Reitner, Esq.
       Reitner & Stuart
       1319 Marsh Street
       San Luis Obispo, CA 93401
       Fax No. (805) 545-8599

    If to Target, addressed to:

       Eloy Ortega
       President & Chief Executive Officer
       City Commerce Bank
       33 East Carrillo Street
       Santa Barbara, CA 93101
       Fax No. (805) 564-4874

    With a copy addressed to:

       Loren P. Hansen, Esq.
       Knecht & Hansen
       1301 Dove Street, Suite 900
       Newport Beach, CA 92660
       Fax No. (949) 851-1732

or at such other address and to the attention of such other Person as a Party may notice to the others in accordance with this Section 11.12. Notwithstanding anything to the contrary contained herein, notice and/or delivery to Acquiror shall be deemed notice and/or delivery to Bank.

    11.13 KNOWLEDGE. Whenever any statement herein or in any Disclosure Letter, certificate or other document delivered to any Party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any Party or other Person such Party or other Person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

    11.14 SEVERABILITY. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

    11.15 ATTORNEYS' FEES. In the event any of the parties to this Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or the body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other party having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such prevailing action, including, without limitation, legal fees and court costs (whether or not taxable as such).

    11.16 TERMINATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants of each Party contained herein or in any certificate or other writing delivered by such party pursuant hereto or in connection herewith shall not survive the Effective Time.

    WITNESS, the signature of Acquiror, as of the 19(th) day of April, 1999, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

                                MID-STATE BANCSHARES

                                By:  /s/ CARROL R. PRUETT
                                     -----------------------------------------
                                     President

    WITNESS, the signature of Bank, as of the 19(th) day of April, 1999, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

                                MID-STATE BANK

                                By:  /s/ CARROL R. PRUETT
                                     -----------------------------------------
                                     President

    WITNESS, the signature of Target, as of the 19(th) day of April, 1999, set by its Chairman of the Board and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

                                CITY COMMERCE BANK

                                By:  /s/ CARL E. LINDROS
                                     -----------------------------------------
                                     Chairman of the Board

                                   APPENDIX B

                                   APPENDIX B

April 19, 1999

Members of the Board of Directors
City Commerce Bank
33 East Carillo Street
Santa Barbara, California 93101

Members of the Board:

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of City Commerce Bank, Santa Barbara, California ("CCB") of the terms of the proposed merger of CCB with Mid-State Bancshares, Arroyo Grande, California ("MSB") and its wholly-owned subsidiary, Mid-State Bank, Arroyo Grande, California ("MS Bank") and CCB shareholders receiving shares of common stock of MSB as defined in the Agreement to Merge and Plan of Reorganization (the "Agreement") entered into as of April 19, 1999. Pursuant to the Agreement and subject to the terms and conditions therein, each share of CCB Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, on and at the Effective Time of the Merger, pursuant to the Agreement and without any further action on the part of CCB or the holders of CCB Stock, be exchanged for and converted into the right to receive shares of MSB Stock which is equal to the Exchange Ratio. The Exchange Ratio shall be 0.7791 if the Average Closing Price of MSB Stock, as defined in the Agreement, shall be less than $30.91 and greater than $26.60. The Exchange Ratio is modified pursuant to a calculation contained in the Agreement if the Average Closing Price of MSB Stock is greater than $30.91 or less than $26.60.

    As part of its investment banking business, The Findley Group is continually engaged in the valuation bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. We have previously provided financial advisory and consulting services to CCB.

    In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available financial and other data with respect to CCB and MSB, including consolidated financial statements for recent years; (iii) certain other publicly available financial and other information concerning CCB and MSB and the trading markets for the publicly traded securities of CCB and MSB; (iv) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry; and (v) evaluations and analyses prepared and presented to the Board of Directors of CCB or a committee thereof in connection with the Merger. We have held discussions with senior management of CCB concerning their past and current operations, financial condition and prospects.

    We have reviewed with the senior management of CCB earnings projections for CCB, provided by CCB, as a stand-alone entity, assuming the Merger does not occur. We also reviewed with the senior management of CCB the earnings projections for MSB that are publicly available and cost savings expected to be achieved in each year resulting from the Merger. Certain financial projections for the combined companies and for CCB as a stand-alone entity were derived by us based partially upon the projections and information described above, as well as our own assessment of general economic, market and financial conditions.

    In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of CCB as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings and earnings enhancement opportunities (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings and earnings enhancement opportunities reflect the best currently available estimates and judgements of CCB management. We have also assumed, without assuming any responsibility for the independent verification of the same, that the aggregate allowances for loan losses for CCB and MSB are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of CCB or MSB, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the shares of CCB Stock of the terms of the proposed merger of CCB with and into MS Bank, with CCB shareholders receiving shares of MSB Stock and does not address CCB's underlying business decision to proceed with the Merger.

    We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of CCB and MSB, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for CCB and MSB; (ii) the assets and liabilities of CCB and MSB, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof.

    Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the Merger of CCB with and into MS Bank, with CCB shareholders receiving MSB Stock as set forth in the Agreement, are fair, from a financial point of view, to the holders of the shares of CCB Stock.

    This opinion may not be used or referred to by CCB or quoted or disclosed to any person in any manner without our prior written consent, with the exception of submission to the regulatory agencies as part of the applications and included in the proxy materials provided to shareholders of CCB in relation to approval of the Merger. This opinion is not intended to be and shall not be deemed to be a recommendation to any shareholder of CCB as to how such shareholder should vote with respect to the Merger.

                                          Respectfully submitted,
                                          THE FINDLEY GROUP
                                          Gary Steven Findley
                                          DIRECTOR

                                   APPENDIX C

                                   APPENDIX C

                       CALIFORNIA GENERAL CORPORATION LAW

                                   CHAPTER 13
                               DISSENTERS' RIGHTS

SECTION 1300.RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING
             SHAREHOLDER" DEFINED.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-term merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-term merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stocks split or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does apply to any shares with respect to which there exists any restrictions on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of reorganization and (A) were not voted in favor of the reorganization or,
       (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted the endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. DEMAND FOR PURCHASE.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares of cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's rights under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subsection (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to vote the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. ENDORSEMENT OF SHARES.

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates or appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. AGREED PRICE--TIME FOR PAYMENT.

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholder may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. APPRAISERS' REPORT--PAYMENT--COSTS.

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed, by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT OF PENDING LITIGATION.

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under
Section 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. EXEMPT SHARES.

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    CALIFORNIA LEGISLATION

    Mid-State Bancshares and its subsidiary, Mid-State Bank, are subject to the California General Corporation Law (the "CGCL"), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

    With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suites a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

    The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

    The Bylaws of Mid-State Bancshares and Mid-State Bank contain provisions substantial identical to the provisions of the CGCL.

    DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

    Mid-State Bancshares presently maintains a policy of directors' and officers' liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS

EXHIBIT
 NO.   EXHIBIT
------ --------------------------------------------------------------------------
  2.1  Agreement to Merge and Plan of Reorganization, dated April 19,
         1999--Appendix A of Proxy Statement/Prospectus

  3.1  Articles of Incorporation, as amended*

  3.2  Bylaws*

  4.1  Specimen Share Certificate for Common Stock*

EXHIBIT
 NO.   EXHIBIT
------ --------------------------------------------------------------------------
  5.1  Opinion of Reitner & Stuart

  8.1  Tax Opinion of Arthur Andersen LLP**

 10.1  Stock Option Plan, as amended*

 10.2  Deferred Compensation Plan*

 10.3  Profit Sharing and Salary Deferral 401 (K) Plan*

 10.4  Change in Control Agreement for Carrol R. Pruett*

 10.5  Change in Control Agreement for T.E. Reese*

 10.6  Change in Control Agreement for James G. Stathos*

 10.7  Change in Control Agreement for Steven Harding*

 10.8  Change in Control Agreement for Michael Gibson*

 10.9  Change in Control Agreement for Debbie Zimmer*

 10.10 Change in Control Agreement for John Arellano*

 10.11 Change in Control Agreement for Karen Campbell*

 10.12 The Findley Group Fairness Opinion--Appendix B of Proxy
         Statement/Prospectus

 21.1 Subsidiary of Mid-State Bancshares--Mid-State Bank is the only subsidiary of Mid-State Bancshares

 23.1  Consent of the Findley Group

 23.2  Consent of Arthur Andersen LLP

 23.3  Consent of KPMG LLP

 23.4  Consent of Reitner & Stuart (included in Exhibit 5.1)

 23.5  Consent of Person about to Become Director**

 24    Power of Attorney

 27    Financial Data Schedule

 99.1  City Commerce Bank--form of proxy

------------------------

 * previously filed by Mid-State Bancshares in other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934

**  to be filed by amendment

    (b) FINANCIAL STATEMENT SCHEDULES

    All schedules are omitted because the required information is not applicable or is included in the financial statements of Mid-State Bancshares and the related notes.

    (c) Not applicable.

ITEM 22.  UNDERTAKINGS.

    1. The undersigned registrant hereby undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    3. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Mid-State Bancshares has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arroyo Grande, State of California on June 9, 1999.

                                MID-STATE BANCSHARES

                                By:             /s/ CARROL R. PRUETT
                                     -----------------------------------------
                                                  Carrol R. Pruett
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                By:             /s/ JAMES G. STATHOS
                                     -----------------------------------------
                                                  James G. Stathos
                                            EXECUTIVE VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                                                  DATED:
                                                            -------------------

     /s/ CARROL R. PRUETT
------------------------------  President and Chairman of      June 9, 1999
       Carrol R. Pruett           the Board

     /s/ GRACIA B. BELLO
------------------------------  Director                       June 9, 1999
       Gracia B. Bello

    /s/ CLIFFORD H. CLARK
------------------------------  Director                       June 9, 1999
      Clifford H. Clark

       /s/ A. J. DIANI
------------------------------  Director                       June 9, 1999
         A. J. Diani

      /s/ DARYL L. FLOOD
------------------------------  Director                       June 9, 1999
        Daryl L. Flood

     /s/ WILLIAM A. HARES
------------------------------  Director                       June 9, 1999
       William A. Hares

     /s/ RAYMOND E. JONES
------------------------------  Director                       June 9, 1999
       Raymond E. Jones

                                                                  DATED:
                                                            -------------------

    /s/ STEPHEN P. MAGUIRE
------------------------------  Director                       June 9, 1999
      Stephen P. Maguire

    /s/ GREGORY R. MORRIS
------------------------------  Director                       June 9, 1999
      Gregory R. Morris

   /s/ WILLIAM L. SNELLING
------------------------------  Director                       June 9, 1999
     William L. Snelling

                                 EXHIBIT INDEX

EXHIBIT NO.    EXHIBIT                                                                                          PAGE
-------------  ---------------------------------------------------------------------------------------------  ---------
       2.1     Agreement to Merge and Plan of Reorganization, dated April 19, 1999-- Appendix A of Proxy
                 Statement/Prospectus.......................................................................

       5.1     Opinion of Reitner & Stuart..................................................................

      10.12    The Findley Group Fairness Opinion--Appendix B of Proxy Statement/Prospectus.................

      23.1     Consent of the Findley Group.................................................................

      23.2     Consent of Arthur Andersen LLP...............................................................

      23.3     Consent of KPMG LLP..........................................................................

      23.4     Consent of Reitner & Stuart (included in Exhibit 5.1)........................................

      24       Power of Attorney............................................................................

      27       Financial Data Schedule......................................................................

      99.1     City Commerce Bank--form of proxy............................................................